EXECUTION VERSION

CREDIT AGREEMENT,
dated as of December 12, 2025,
among
GENMAB A/S,
as Parent,
GENMAB FINANCE LLC,
as U.S. Co-Borrower
the LENDERS and ISSUING BANKS from time to time party hereto
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Administrative Agent and Collateral Agent

MORGAN STANLEY SENIOR FUNDING, INC.,
BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY,
GOLDMAN SACHS BANK USA,
DANSKE BANK A/S,
DNB CARNEGIE, INC.,
NORDEA DANMARK, FILIAL AF NORDEA BANK ABP, FINLAND,
PNC CAPITAL MARKETS LLC,
TRUIST SECURITIES, INC.,
JPMORGAN CHASE BANK, N.A., LONDON BRANCH and
JYSKE BANK A/S
as Joint Lead Arrangers and Joint Bookrunners

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TABLE OF CONTENTS
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Exhibits and Schedules
Exhibit A-1         Form of Junior Priority Intercreditor Agreement
Exhibit A-2         Form of Assignment and Acceptance
Exhibit B-1         Form of Designated Borrower Request and Joinder Agreement
Exhibit B-2         Form of Designated Borrower Notice
Exhibit C         Form of Solvency Certificate
Exhibit D         Form of Borrowing Request
Exhibit E         Form of Interest Election Request
Exhibit F         Auction Procedures
Exhibit G         [Reserved]
Exhibit H         Form of Promissory Note
Exhibit I         Form of Perfection Certificate
Exhibit J-1     Form of U.S. Tax Certificate (For Non-U.S. Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-2     Form of U.S. Tax Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-3     Form of U.S. Tax Certificate (For Non-U.S. Participants that are not Partnerships for U.S. Federal Income Tax Purposes)
Exhibit J-4     Form of U.S. Tax Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit K         [Reserved]

Schedule 1.01(A)     Agreed Guarantee and Security Principles
Schedule 1.01(B)     Closing Date Foreign Collateral Documents
Schedule 2.01         Commitments
Schedule 3.04         Governmental Approvals
Schedule 3.05         Financial Statements
Schedule 3.08        Subsidiaries
Schedule 3.16         Environmental Matters
Schedule 3.20         Insurance
Schedule 3.21         Intellectual Property
Schedule 5.15         Post-Closing Items
Schedule 6.01(a)    Indebtedness
Schedule 6.02(a)     Liens
Schedule 6.04         Investments
Schedule 6.07         Transactions with Affiliates
Schedule 9.01         Notice Information

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CREDIT AGREEMENT, dated as of December 12, 2025 (this “Agreement”), among GENMAB A/S, registration no. (CVR) 21023884, a public limited liability company organized under the laws of Denmark (the “Parent”), GENMAB FINANCE LLC, a Delaware limited liability company (the “U.S. Co-Borrower” and, together with the Parent, the “Borrowers”, and each a “Borrower”), the LENDERS and ISSUING BANKS from time to time party hereto and MORGAN STANLEY SENIOR FUNDING, INC., as the Administrative Agent and Collateral Agent.
WHEREAS, the Parent, indirectly through Genmab Holding II B.V., will acquire all of the issued and outstanding equity interests of Merus N.V., a public limited liability company organized under the laws of The Netherlands (“Merus”), pursuant to a Transaction Agreement, dated as of September 29, 2025 (the “Transaction Agreement”), by and among the Parent, Genmab Holding II B.V., a private limited liability company organized under the laws of The Netherlands and a wholly owned subsidiary of the Parent (“Genmab Purchaser”), and Merus (the “Acquisition”); and
WHEREAS, in connection with the consummation of the transactions contemplated by the Transaction Agreement and the other transactions contemplated hereby, each Borrower has requested the Lenders and Issuing Banks to extend credit as set forth herein.
NOW, THEREFORE, the Lenders and the Issuing Banks are willing to extend such credit to the Borrowers on the terms and subject to the conditions set forth herein.
Accordingly, the parties hereto agree as follows:
ARTICLE I

Definitions
SECTION 1.01.Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
“ABR” shall mean, for any day, a fluctuating rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1∕2 of 1%, (c) Term SOFR for a one month Interest Period plus 1.00% and (d) 1.00%. Any change in the ABR due to a change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or Term SOFR, respectively. If the ABR is being used as an alternate rate of interest pursuant to Section 2.27 or 2.28 hereof, then the ABR shall be the greatest of clauses (a), (b) and (d) above and shall be determined without reference to clause (c) above.
“Acceptable Equal Priority Intercreditor Agreement” shall mean the Closing Date Intercreditor Agreement or another intercreditor agreement in form and substance satisfactory to the Administrative Agent which provides that the Lien on the Collateral securing such Indebtedness shall rank equal in priority with the Lien on the Collateral securing the Obligations.
“Acceptable Intercreditor Agreement” shall mean (a) with respect to any Indebtedness that is secured by a Lien on the Collateral intended to rank equal in priority with the Lien on the Collateral securing the Obligations, an Acceptable Equal Priority Intercreditor Agreement and (b) with respect to any Indebtedness secured by a Lien on the Collateral intended to rank junior in priority to the Lien on the Collateral securing the Obligations, an Acceptable Junior Priority Intercreditor Agreement.

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“Acceptable Junior Priority Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form set forth in Exhibit A-1 or another intercreditor agreement in form and substance satisfactory to the Administrative Agent which provides that the Lien on the Collateral securing such Indebtedness shall rank junior in priority to the Lien on the Collateral securing the Obligations.
“Accepting Term Lender” shall have the meaning assigned to such term in Section 2.10(d).
“Acquisition” shall have the meaning assigned to such term in the recitals to this Agreement.
“Additional Commitment” shall mean any commitment established pursuant to Section 2.21, 2.22 or 2.23
“Adjusted Consolidated EBITDA” shall mean, with respect to any person and its Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of such person and its Subsidiaries for such period plus
(a)the sum of, without duplication, in each case, to the extent deducted in or otherwise reducing Consolidated Net Income of such person for such period:
(i)provision for Taxes based on income, profits or capital of such person and its Subsidiaries for such period, without duplication, including, without limitation, state franchise and similar Taxes, and foreign withholding Taxes; plus
(ii)(x) Interest Expense of such person and its Subsidiaries for such period and (y) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock of any Subsidiary of such person or any Disqualified Stock of such person and its Subsidiaries; plus
(iii)depreciation, amortization (including amortization of intangibles, deferred financing fees and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges or expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for a cash expense in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such person and its Subsidiaries for such period; plus
(iv)any costs or expenses incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such costs or expenses are funded with cash proceeds contributed to the capital of such person or net cash proceeds of an issuance of Equity Interests of such person (other than Disqualified Stock) solely to the extent that such net cash proceeds are excluded from the calculation of the Available Amount; plus
(v)any non-cash losses related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with this Agreement or the Senior Notes; plus
(vi)one-time, non-recurring expenses with respect to milestone payments, upfront payments or other similar payments made in connection with any drug or pharmaceutical product research and development, collaboration arrangements or acquisition or option of any rights in respect of any drug or pharmaceutical product (and any related property or assets) to the extent

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such expenses would have been capitalized but for a change in accounting policies or procedures; plus
(vii)one-time, non-recurring acquired in process research and development expenses in connection with the acquisition by such person or any of its subsidiaries of any assets to the extent such expenses would have been capitalized but for a change in accounting policies or procedures; plus
(viii)adjustments relating to purchase (or asset acquisition method) accounting; plus
(ix)[reserved]; plus
(x)costs paid and expenses incurred in connection with litigation settlements; plus
(xi)unrealized mark-to-market losses on equity and securities investments; plus
(xii)the amount of “run-rate” cost savings, operating expense reductions and cost synergies related to the Transactions or any other acquisition, disposition, restructuring, preopening, opening, closure, integration, cost saving initiative or other initiative, in each case, that are projected by a Financial Officer of such person in good faith to result from actions taken, committed to be taken or expected to be taken no later than 24 months after the Closing Date, the consummation of such other transaction or the initiation of such initiative, as applicable, which amounts are expected to have a continuing impact and are factually supportable and are determined by such Financial Officer in good faith and calculated on a pro forma basis as though such amounts had been realized on the first day of such period, net of the amount of actual benefits realized during such period from such actions; provided that the amounts added back pursuant to this clause (xii) shall not exceed 25% of Adjusted Consolidated EBITDA for such period (as calculated before giving effect to this clause (xii)); plus
(xiii)costs and expenses incurred in connection with the Transactions and costs and expenses incurred in connection with the consummation of any transaction (or any transaction proposed and not consummated), including any issuance or offering of Equity Interests or debt securities, any dispositions, any recapitalization, merger, consolidation or amalgamation, any incurrence, refinancing, amendment or modification of Indebtedness or any similar transaction and/or any investment, including acquisitions; plus
(xiv)the amount of costs relating to signing, retention and completion bonuses, severance, relocation expenses, recruiting expenses, costs and expenses incurred in connection with any strategic or new initiatives, transition costs, consolidation, integration and closing costs for facilities, information technology infrastructure and legal entities, business optimization expenses and new systems design and implementation costs; plus
(xv)cash receipts (or netting arrangements resulting in reduced cash expenditures) not representing Adjusted Consolidated EBITDA of such person or Consolidated Net Income of such person in such period to the extent non-cash gains relating to such income were deducted in the calculation of Adjusted Consolidated EBITDA of such person in a previous period and not added back; plus
(xvi)all charges, costs, expenses, accruals or reserves in connection with the rollover, acceleration or payout of Equity Interests held by officers or employees of such person and its Subsidiaries and all losses, charges and expenses related to payments made to holders of options or other derivative Equity Interests in the common Equity Interests of such person in connection with, or as a result of, any distribution being made to holders of Equity Interests in such person or any direct or indirect parent thereof, which payments are being made to compensate such option holders as though they were equity holders at the time of, and entitled to share in, such distribution; plus

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(xvii)the amount of any expenses paid on behalf of any member of the Board of Directors of such person or reimbursable to such member of the Board of Directors of such person; plus
(xviii)losses or discounts on any sale of Permitted Receivables Facility Assets and Permitted Receivables Related Assets in connection with any Qualified Receivables Facility; plus
(xix)the amount of any contingent payments in connection with the licensing of Intellectual Property or other assets; plus
(xx)other adjustments consistent with Article 11 of Regulation S-X (other than “management adjustments” referred to therein); minus
(b)the sum of, without duplication, in each case, to the extent added back in or otherwise increasing Consolidated Net Income of such person for such period:
(i)non-cash items increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period that reduced Adjusted Consolidated EBITDA of such person in an earlier period and any items for which cash was received in any prior period); plus
(ii)any non-cash gains related to non-operational hedging, including, without limitation, resulting from hedging transactions for interest rate or currency exchange risks associated with this Agreement or the Senior Notes; plus
(iii)unrealized mark-to-market gains on equity and securities investments; plus
(iv)interest income (to the extent not netted against interest expense in the calculation of Interest Expense); plus
(v)income tax credits and refunds (to the extent not netted from Tax expense), in each case, on a consolidated basis and determined in accordance with IFRS.
Notwithstanding the foregoing, the provision for Taxes based on the income or profits of, the Interest Expense of, the depreciation and amortization and other non-cash expenses or non-cash items of and the restructuring charges or expenses of, a Subsidiary (other than any Wholly Owned Subsidiary) of a person will be added to (or subtracted from, in the case of non-cash items described in clause (b) above) Consolidated Net Income of such person to compute Adjusted Consolidated EBITDA of such person, (A) in the same proportion that the Net Income of such Subsidiary was added to compute the Consolidated Net Income of such person, and (B) only to the extent that a corresponding amount of the Net Income of such Subsidiary would be permitted at the date of determination to be dividended or distributed to such person by such Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its Organizational Documents and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its equityholders. Unless otherwise specified, any reference herein to “Adjusted Consolidated EBITDA” means the Adjusted Consolidated EBITDA of the Parent and the Subsidiaries on a consolidated basis.
Notwithstanding anything to the contrary herein, Adjusted Consolidated EBITDA shall be deemed to be $511,000,000 for the fiscal quarter ended September 30, 2025, $409,000,000 for the fiscal quarter ended June 30, 2025, $230,000,000 for the fiscal quarter ended March 31, 2025 and $364,000,000 for the fiscal quarter ended December 31, 2024.

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“Administrative Agent” shall mean Morgan Stanley Senior Funding, Inc. (through itself or one of its designated Affiliates or branch offices), in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent appointed in accordance with Article VIII.
“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.12(c).
“Administrative Questionnaire” shall mean an administrative questionnaire in the form supplied by the Administrative Agent.
“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.
“Agent Fee Letter” shall mean that certain Agent Fee Letter, dated as of October 22, 2025, by and between the Parent and MSSF.
“Agent-Related Person” shall have the meaning assigned to such term in Section 9.05(d).
“Agents” shall mean the Administrative Agent and the Collateral Agent.
“Agreed Currencies” shall mean Dollars and each Alternative Currency.
“Agreed Guarantee and Security Principles” shall mean the agreed guarantee and security principles set forth on Schedule 1.01(A).
“Agreement” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“All-in Yield” shall mean, as to any Loans (or other Indebtedness, if applicable), the yield thereon to Lenders (or other providers, as applicable) providing such Loans (or other Indebtedness, if applicable), as reasonably determined by the Administrative Agent in consultation with the Parent, whether in the form of interest rate, margin, original issue discount, upfront fees, rate floors or otherwise; provided that original issue discount and upfront fees shall be equated to interest rate based on an assumed four year average life; and provided, further, that “All-in Yield” shall not include arrangement, commitment, underwriting, structuring, ticking or similar fees and customary consent fees for an amendment paid generally to consenting lenders.
“Alternative Currencies” shall mean Euros and DKK.
“Ancillary Borrower” shall mean (a) any Borrower and (b) any Guarantor approved by the applicable Ancillary Lender.
“Ancillary Commencement Date” shall mean, with respect to any Ancillary Facility, the date (which must be a Business Day prior to the Maturity Date for the Revolving Facility related to such Ancillary Facility) on which such Ancillary Facility is first made available, whether or not drawn.

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“Ancillary Commitment” shall mean, with respect to any Ancillary Lender and any Ancillary Facility, the Dollar Equivalent of the maximum amount which such Ancillary Lender has agreed (whether or not subject to the satisfaction of conditions precedent) to make available from time to time under such Ancillary Facility in accordance with Section 2.14 to the extent such amount has not been cancelled or reduced under this Agreement or the Ancillary Documents relating to such Ancillary Facility.
“Ancillary Document” shall mean, with respect to any Ancillary Facility, each document or instrument relating to or evidencing the terms of such Ancillary Facility.
“Ancillary Facility” shall mean (a) any overdraft, automated payment, check drawing and/or other current account facility, (b) any same day or short term loan facility in Dollars or local currencies, (c) any foreign exchange facility, (d) any letter of credit, suretyship, suretyship on first demand, guarantee and/or bonding facility, (e) any derivatives facility and/or (f) any other facility or financial accommodation that may be required or appropriate in connection with the business of the Parent and/or any Subsidiary, in each case, that is agreed by the applicable Ancillary Lender and made available in accordance with Section 2.14.
“Ancillary Lender” shall mean each Revolving Lender (or Affiliate of a Revolving Lender or branch thereof) that makes available an Ancillary Facility in accordance with Section 2.14.
“Ancillary Obligations” shall mean all obligations in respect of Ancillary Outstandings (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
“Ancillary Outstandings” shall mean, at any time, with respect to any Ancillary Lender and any Ancillary Facility then in effect, without duplication, the amount of the sum of the Dollar Equivalent (as calculated in accordance with this Agreement) of the following amounts outstanding under such Ancillary Facility: (a) in the case of an Ancillary Facility constituting an overdraft facility or on demand short term loan facility, the principal amount owing thereunder, (b) the aggregate stated amount available to be drawn under each guaranty, bond and letter of credit provided or issued under such Ancillary Facility, (c) in the case of an Ancillary Facility constituting a derivatives facility, all net obligations owing to such Ancillary Lender under such Ancillary Facility and (d) the amount fairly representing the aggregate exposure (excluding interest and similar charges) of such Ancillary Lender under each other type of accommodation provided under such Ancillary Facility, in each case, (i) net of any cash cover for such Ancillary Facility and net of any credit balance on any account of any Ancillary Borrower under such Ancillary Facility with the applicable Ancillary Lender to the extent that such credit balance is freely available to be set-off by such Ancillary Lender against liabilities owing by such Ancillary Borrower under such Ancillary Facility and (ii) as determined by such Ancillary Lender, acting reasonably and in good faith, in accordance with the applicable Ancillary Document, or (if not provided for in the applicable Ancillary Document) after consultation with the applicable Ancillary Borrower, in accordance with its normal banking practice and in accordance with the applicable Ancillary Document.
“Anti-Corruption Laws” shall mean the FCPA, the UK Bribery Act 2010 and other applicable similar anti-corruption laws in any jurisdiction of the Parent and its subsidiaries.
“Anti-Money Laundering Laws” shall mean any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules in any jurisdiction of the Parent or any of its subsidiaries applicable to a Loan Party, its Subsidiaries or Affiliates related to terrorism financing or

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money laundering, including any applicable provision of the USA PATRIOT Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).
“Applicable Commitment Fee” shall mean, for any day, (a) with respect to any Initial Revolving Commitments, (x) from the Closing Date until the first Business Day that immediately follows the date on which a certificate is delivered pursuant to Section 5.04(c) in respect of the first full fiscal quarter ending after the Closing Date, 0.25% per annum and (y) thereafter, the applicable percentage per annum set forth below, as determined by reference to the First Lien Secured Net Leverage Ratio, as set forth in the then most recent certificate delivered to the Administrative Agent pursuant to Section 5.04(c); or (b) with respect to any Other Revolving Commitments, the “Applicable Commitment Fee” set forth in the applicable Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment (as applicable) relating thereto.

Pricing Level	First Lien Secured Net Leverage Ratio	Commitment Fee
1	> 3.75:1.00	0.30%
2	≤ 3.75:1.00 and > 3.00:1.00	0.25%
3	≤ 3.00:1.00 and > 2.25:1.00	0.20%
4	≤ 2.25:1.00	0.15%

In the event that any certificate delivered pursuant to Section 5.04(c) is determined to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Commitment Fee for any period than the Applicable Commitment Fee applied for such period, then (a) the Parent shall promptly (and in any event within five Business Days) following the determination of such inaccuracy deliver to the Administrative Agent the corrected certificate required pursuant by Section 5.04(c) for the applicable fiscal year or fiscal quarter, (b) the Applicable Commitment Fee for the applicable period shall be redetermined as if the First Lien Secured Net Leverage Ratio were determined based on the amounts set forth in such corrected certificate and (c) the Borrowers shall promptly (and in any event within 10 Business Days) following written demand of the Administrative Agent (which shall be made at the request of any Initial Revolving Lender) pay to the Administrative Agent, for the account of the Initial Revolving Lenders, the accrued additional amounts owing as a result of such increased Applicable Commitment Fee for such applicable period.
“Applicable Date” shall have the meaning assigned to such term in Section 9.08(f).
“Applicable Margin” shall mean a percentage per annum equal to, (a) with respect to any Initial Term B Loan, (x) 3.00% per annum in the case of any Term SOFR Loan and (y) 2.00% per annum in the case of any ABR Loan, (b) with respect to any Initial Term A Loan, (i) from the Closing Date until the first Business Day that immediately follows the date on which a certificate is delivered pursuant to Section 5.04(c) in respect of the first full fiscal quarter ending after the Closing Date, (x) 1.75% per annum in the case of any Term SOFR Loan and (y) 0.75% per annum in the case of any ABR Loan; and (ii) thereafter, the applicable percentage per annum set forth below, as determined by reference to the First Lien Secured Net Leverage Ratio, as set forth in the then most recent certificate delivered to the Administrative Agent pursuant to Section 5.04(c), (c) with respect to any Initial Revolving Loan, (i) from the Closing Date until the first Business Day that immediately follows the date on which a certificate is delivered pursuant to Section 5.04(c) in respect of the first full fiscal quarter ending after the Closing Date, (x) 1.75% per annum in the case of any Term SOFR Loan, (y) 0.75% per annum in the case of any ABR Loan and (z) 1.75% per annum in the case of any Eurocurrency Rate Loan; and (ii) thereafter, the

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applicable percentage per annum set forth below, as determined by reference to the First Lien Secured Net Leverage Ratio, as set forth in the then most recent certificate delivered to the Administrative Agent pursuant to Section 5.04(c), and (d) with respect to any Other Term Loan or Other Revolving Loan, the “Applicable Margin” set forth in the Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment (as applicable) relating thereto.

Pricing Level	First Lien Secured Net Leverage Ratio	Term SOFR Loans	ABR Loans	Eurocurrency Rate Loans
1	> 3.75:1.00	2.00%	1.00%	2.00%
2	≤ 3.75:1.00 and > 3.00:1.00	1.75%	0.75%	1.75%
3	≤ 3.00:1.00 and > 2.25:1.00	1.50%	0.50%	1.50%
4	≤ 2.25:1.00	1.25%	0.25%	1.25%

In the event that any certificate delivered pursuant to Section 5.04(c) is determined to be inaccurate, and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period than the Applicable Margin applied for such period, then (a) the Parent shall promptly (and in any event within five Business Days) following the determination of such inaccuracy deliver to the Administrative Agent the corrected certificate required pursuant to Section 5.04(c) for the applicable fiscal year or fiscal quarter, (b) the Applicable Margin for the applicable period shall be redetermined as if the First Lien Secured Net Leverage Ratio were determined based on the amounts set forth in such corrected certificate and (c) the Borrowers shall promptly (and in any event within 10 Business Days) following written demand of the Administrative Agent (which shall be made at the request of any Initial Term A Lender or Initial Revolving Lender) pay to the Administrative Agent, for the ratable account of each Initial Term A Lender and Initial Revolving Lender, the accrued additional amounts owing as a result of such increased Applicable Margin for such applicable period.
“Applicable Percentage” shall mean, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that, in the case of Section 2.24 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.
“Applicable Transactions” shall have the meaning assigned to such term in Section 9.20.
“Applicant Borrower” shall have the meaning assigned to such term in Section 2.26(a).
“Approved Fund” shall have the meaning assigned to such term in Section 9.04(b)(ii).
“Arrangers” shall mean, collectively, MSSF, Bank of America Europe Designated Activity Company, Goldman Sachs Bank USA, Danske Bank A/S, DNB Carnegie, Inc., Nordea Danmark, Filial af Nordea Bank Abp, Finland, PNC Capital Markets LLC, Truist Securities, Inc., JPMorgan Chase Bank, N.A., London Branch and Jyske Bank A/S in their respective capacities as lead arrangers and joint bookrunners.
“Asset Sale” shall mean (a) any Disposition (including any sale and lease-back of assets and any mortgage or lease of Real Property) to any person of any asset or assets of the Parent or any

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Subsidiary and (b) any sale of any Equity Interests by any Subsidiary to a person other than the Parent or a Subsidiary, in each case, in respect of which either the Fair Market Value of such asset exceeds $25,000,000.
“Assignee” shall have the meaning assigned to such term in Section 9.04(b)(i).
“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Parent (if required by Section 9.04), in the form of Exhibit A-2 or such other form (including electronic documentation generated by use of an electronic platform) as shall be approved by the Administrative Agent and reasonably satisfactory to the Parent.
“Attributable Receivables Indebtedness” shall mean the principal amount of Indebtedness (other than any Indebtedness subordinated in right of payment owing by a Receivables Entity to a Receivables Seller or by a Receivables Seller to another Receivables Seller in connection with the transfer, sale and/or pledge of Permitted Receivables Facility Assets) which (a) if a Qualified Receivables Facility is structured as a secured lending agreement or other similar agreement, constitutes the principal amount of such Indebtedness or (b) if a Qualified Receivables Facility is structured as a purchase agreement or other similar agreement, would be outstanding at such time under such Qualified Receivables Facility if the same were structured as a secured lending agreement rather than a purchase agreement or such other similar agreement.
“Auction Manager” shall have the meaning assigned to such term in Section 2.25(a).
“Auction Procedures” shall mean auction procedures with respect to Purchase Offers set forth in Exhibit F hereto.
“Auto-Extension Letter of Credit” shall have the meaning assigned to such term in Section 2.05(b)(iii).
“Availability Period” shall mean, with respect to any Class of Revolving Commitments, the period from and including the Closing Date (or, if later, the effective date for such Class of Revolving Commitments) to but excluding the earlier of the Maturity Date for such Class and, in the case of each of the Revolving Loans, Revolving Borrowings and Letters of Credit, the date of termination of the Revolving Commitments of such Class.
“Available Amount” shall mean, as at any time of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication:
(a)(x) $400,000,000 plus (y) 50% of the Consolidated Net Income of the Parent for the period (taken as one accounting period) from the first day of the fiscal quarter in which the Closing Date occurred to the end of the Parent’s most recently ended fiscal quarter for which financial statements are available at such time (provided that the amount calculated pursuant to this clause (y) shall in no event be less than $0 for such accounting period), plus
(b)100% of the aggregate net proceeds, including cash and the Fair Market Value of property other than cash, received by the Parent after the Closing Date from the issue or sale of Equity Interests of the Parent (excluding Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Subsidiary), plus

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(c)100% of the aggregate amount of contributions to the capital of the Parent received in cash and the Fair Market Value of property other than cash received by the Parent after the Closing Date (other than Disqualified Stock), plus
(d)100% of the principal amount of any Indebtedness, or the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock of the Parent or any Subsidiary issued after the Closing Date (other than Indebtedness or Disqualified Stock issued to a Subsidiary) which has been converted into or exchanged for Equity Interests in the Parent (other than Disqualified Stock), plus
(e)100% of the aggregate amount received by the Parent or any Subsidiary in cash and the Fair Market Value of property other than cash received by the Parent or any Subsidiary (and 100% of the amount of the reduction in the amount of any Guarantee by the Parent or any Subsidiary to the extent the provision of such Guarantee constituted an Investment or a Restricted Payment) from:
(i)the sale or other disposition (other than to the Parent or a Subsidiary) of Investments made in reliance on Section 6.04(j)(Y) by the Parent and the Subsidiaries and from repurchases and redemptions of such Investments made in reliance on Section 6.04(j)(Y) from the Parent and the Subsidiaries by any person (other than the Parent or any Subsidiary) and from repayments of loans or advances, and releases of guarantees, which constituted Investments made in reliance on Section 6.04(j)(Y),
(ii)the sale (other than to the Parent or a Subsidiary) of the Equity Interests of an Unrestricted Subsidiary, or
(iii)a distribution or dividend from an Unrestricted Subsidiary, in the case of each of subclauses (i), (ii), and (iii), other than to the extent that the ability of the Parent or its Subsidiaries to make Restricted Payments permitted pursuant to Section 6.06 or Investments permitted pursuant to Section 6.04 would otherwise be increased by the receipt of such amount of cash or property or the release of such Guarantee, plus
(f)in the event that any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into the Parent or a Subsidiary, the Fair Market Value of the Investment of the Parent or the Subsidiaries in such Unrestricted Subsidiary at the time of such redesignation, merger, consolidation or amalgamation (or of the assets transferred or conveyed, as applicable) (which, if the Fair Market Value of such Investment or assets shall exceed $75,000,000, shall be determined by the Board of Directors of the Parent) other than in each case to the extent that the ability of the Parent and the Subsidiaries to make Restricted Payments pursuant to Section 6.06 or Investments pursuant to Section 6.04 would otherwise be increased by such redesignation, plus
(g)the Declined Prepayment Amount, minus
(h)the cumulative amount of Investments made with the Available Amount from and after the Closing Date and on or prior to such time (net of any return on such Investments not otherwise included in the Available Amount), minus
(i)the cumulative amount of Restricted Payments made with the Available Amount from and after the Closing Date and on or prior to such time.
“Available Tenor” shall mean, as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt,

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any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.28(d).
“Available Unused Commitment” shall mean, with respect to a Revolving Lender under any Class of Revolving Commitments at any time, an amount equal to the amount by which (a) the applicable Revolving Commitment of such Revolving Lender under such Class at such time exceeds (b) the applicable Revolving Credit Exposure of such Revolving Lender under such Class at such time.
“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule, (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 and any other law, regulation, or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings), and (c) in relation to any state other than such an EEA Member Country and the United Kingdom, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation.
“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”.
“Bankruptcy Law” shall mean the Bankruptcy Code and all other liquidation, receivership, moratorium, conservatorship, assignment for the benefit of creditors, insolvency, examinership or similar federal, state or foreign law for the relief of debtors.
“Bankruptcy Plan” shall have the meaning assigned to such term in Section 9.04(i)(iii).
“Benchmark” shall mean, initially, with respect to any (a) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or then-current Benchmark for Dollars, then “Benchmark” shall mean, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.28(a), (b) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, EURIBOR; provided that if a Benchmark Transition Event has occurred with respect to EURIBOR, or the then-current Benchmark for Euros, then “Benchmark” shall mean, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.28(a) and (c) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, DKK, CIBOR; provided that if a Benchmark Transition Event has occurred with respect to CIBOR, or the then-current Benchmark for DKK, then “Benchmark” shall mean, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.28(a).
“Benchmark Replacement” shall mean, with respect to any Benchmark Transition Event for any then-current Benchmark, the first alternative set forth in the order below that can be determined

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by the Administrative Agent for the applicable Benchmark Replacement Date; provided, that with respect to a Benchmark with respect to any Obligations, interest, fees, commissions or other amounts denominated in any Alternative Currency or calculated with respect thereto, the alternative set forth in clause (b) below:
(a) Daily Simple SOFR; or
(b) the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Parent as the replacement for such Benchmark giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time and (ii) the related Benchmark Replacement Adjustment.
If the Benchmark Replacement as determined pursuant to clause (a) or (b) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.
“Benchmark Replacement Adjustment” shall mean, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Parent giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.
“Benchmark Replacement Date” shall mean a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark for any Agreed Currency:
(a)    in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)    in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

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For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Event” shall mean, with respect to the then-current Benchmark for any Agreed Currency, the occurrence of one or more of the following events with respect to such Benchmark:
(a)    a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(b)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(c)    a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Unavailability Period” shall mean, with respect to any then-current Benchmark for any Agreed Currency, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.28 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.28.

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“Beneficial Ownership Certification” shall mean a certification regarding beneficial ownership required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.
“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.
“Big Boy Letter” shall mean (a) a letter from a Lender acknowledging that: (i) the Parent and the other Loan Parties may have information regarding the Parent and its Subsidiaries, their ability to perform the Obligations or any other material information that has not previously been disclosed to the Administrative Agent and the Lenders (“Excluded Information”), (ii) the Excluded Information may not be available to such Lender, (iii) such Lender has independently and without reliance on any other party made its own analysis and determined to assign Term Loans to the Parent or one of its Subsidiaries notwithstanding its lack of knowledge of the Excluded Information and (iv) such Lender waives and releases any claims it may have against the Administrative Agent, the Parent, its Subsidiaries and their respective Affiliates with respect to the nondisclosure of the Excluded Information; or (b) a letter otherwise in form and substance reasonably satisfactory to the Parent and the assigning Lender.
“Blocking Law” shall mean: (a) the Council Regulation (EC) No. 2271/96 of 22 November 1996 protecting against the effects of the extraterritorial application of legislation adopted by a third country, and actions based thereon or resulting therefrom (including, but not limited to, any implementation of such regulation); (b) Council Regulation (EC) No 2271/96 of 22 November 1996 (as amended) as it forms part of the laws of the United Kingdom; and/or (c) section 7 of the German Foreign Trade Regulation (Außenwirtschaftsverordnung – AWV) (in connection with section 4 paragraph 1 a no. 3 of the German Foreign Trade Act (Außenwirtschaftsgesetz – AWG)).
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” shall mean, as to any person, the board of directors, the board of managers, the sole manager or other governing body of such person.
“Borrower Materials” shall have the meaning assigned to such term in Section 5.04.
“Borrowers” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Borrowing” shall mean a group of Loans of a single Type, in the same currency, under a single Facility, and made on a single date and, in the case of Term SOFR Loans and Eurocurrency Rate Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” shall mean (a) in the case of Term SOFR Loans, $5,000,000, (b) in the case of Eurocurrency Rate Loans denominated in Euro, €5,000,000, (c) in the case of Eurocurrency Rate Loans denominated in DKK, DKK50,000,000, and (d) in the case of ABR Loans, $500,000.

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“Borrowing Multiple” shall mean (a) in the case of Term SOFR Loans, $1,000,000, (b) in the case of Eurocurrency Rate Loans denominated in Euros, €1,000,000, (c) in the case of Eurocurrency Rate Loans denominated in DKK, DKK10,000,000, and (d) in the case of ABR Loans, $100,000.
“Borrowing Request” shall mean a request by the Parent or the U.S. Co-Borrower requesting a Borrowing in accordance with the terms of Section 2.03 and substantially in the form of Exhibit D or another form (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) reasonably acceptable to the Administrative Agent and appropriately completed and signed by a Responsible Officer of the Parent or the U.S. Co-Borrower.
“Business Day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks are authorized, required by law to remain or are in fact closed in New York City or the place of payment; provided that (a) when used in Section 2.05 with respect to any action taken by or with respect to any Issuing Bank, the term “Business Day” shall not include any day on which commercial banks are authorized to close under the laws of, or are in fact closed in, the jurisdiction where such Issuing Bank’s Lending Office is located, (b) when used in connection with a Term SOFR Loan, the term “Business Day” shall mean any such day that is a U.S. Government Securities Business Day, (c) when used in connection with a Eurocurrency Rate Loan denominated in Euros, the term “Business Day” shall mean any such day that is a T2 Day and (d) when used in connection with a Eurocurrency Rate Loan denominated in DKK, the term “Business Day” shall mean any such day on which the central bank responsible for administering DKK is open for business, as determined by the Administrative Agent in its discretion.
“Capital Expenditures” shall mean, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with IFRS, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures for the Parent and the Subsidiaries shall not include:
(a)expenditures to the extent made with proceeds of the issuance of Qualified Equity Interests of the Parent or capital contributions to the Parent or funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” (but that will not constitute Net Proceeds as a result of the first or second proviso to such clause (a));
(b)expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Parent and the Subsidiaries to the extent such proceeds are not then required to be applied to prepay Term Loans pursuant to Section 2.11(b);
(c)interest capitalized during such period;
(d)expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding the Parent or any Subsidiary) and for which none of the Parent or any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);
(e)the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding

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expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;
(f)the purchase price of equipment purchased during such period to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase, (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business or (iii) assets Disposed of pursuant to Section 6.05(m);
(g)Investments in respect of a Permitted Business Acquisition; or
(h)the purchase of property, plant or equipment made with proceeds from any Asset Sale to the extent such proceeds are not then required to be applied to prepay Term Loans pursuant to Section 2.11(b).
“Capitalized Lease Obligations” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease or a financing lease that would at such time be required to be capitalized and reflected as a liability on the balance sheet (excluding the footnotes thereto) in accordance with IFRS; provided that any obligations in respect of leases which are of a type that would have been previously categorized as operating leases prior to the adoption of IFRS 16 shall not be categorized as Capitalized Lease Obligations for purposes of this Agreement.
“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Administrative Agent, for the benefit of one or more of the Issuing Banks or Lenders, as collateral for Revolving L/C Exposure or obligations of the Lenders to fund participations in respect of Revolving L/C Exposure, cash or deposit account balances or, if the Administrative Agent and each Issuing Bank shall agree in their sole discretion, other credit support, in each case pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent and each applicable Issuing Bank. “Cash Collateral” and “Cash Collateralization” shall have meanings correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.
“Cash Management Agreement” shall mean any agreement to provide to the Parent or any Subsidiary cash management services for collections, treasury management services (including controlled disbursement, overdraft, automated clearing house fund transfer services, return items and interstate depository network services), any demand deposit, payroll, trust or operating account relationships, commercial credit cards, merchant card, purchase or debit cards, non-card e-payables services, and other cash management services, including electronic funds transfer services, lockbox services, stop payment services and wire transfer services.
“Cash Management Bank” shall mean any person that, at the time it enters into a Cash Management Agreement (or on the Closing Date) is an Agent, an Arranger, a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Cash Management Agreement.
“CFC” shall have the meaning assigned to such term in clause (k) of the definition of “Excluded Subsidiary.”
“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.15(b), by any Lending Office of such Lender or Issuing Bank or by such Lender’s or Issuing Bank’s holding company, if any) with any written request, guideline or directive

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(whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date; provided, however, that notwithstanding anything herein to the contrary, (x) all requests, rules, guidelines or directives under or issued in connection with the Dodd-Frank Wall Street Reform and Consumer Protection Act, all interpretations and applications thereof and any compliance by a Lender with any request or directive relating thereto and (y) all requests, rules, guidelines or directives promulgated under or in connection with, all interpretations and applications of, and any compliance by a Lender with any request or directive relating to International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case under clauses (x) and (y) be deemed to be a “Change in Law” but only to the extent it is the general policy of a Lender or Issuing Bank to impose applicable increased costs or costs in connection with capital adequacy requirements similar to those described in clauses (a) and (b) of Section 2.15 generally on other similarly situated borrowers under similar circumstances under agreements permitting such impositions.
“Change of Control” shall mean (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any person or group (within the meaning of the Exchange Act) of Equity Interests representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of the Parent; or (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Parent by persons who (i) were not members of the Board of Directors of the Parent on the Closing Date and (ii) whose election to the Board of Directors of the Parent or whose nomination for election by the stockholders of the Parent was not approved by a majority of the members of the Board of Directors of the Parent then still in office who were either members of the Board of Directors of the Parent on the Closing Date or whose election or nomination for election was previously so approved. Notwithstanding the foregoing, a transaction will be deemed not to involve a Change of Control if (1) the Parent becomes a direct or indirect wholly owned subsidiary of a parent entity and (2) the direct or indirect holders of the ordinary voting power represented by the issued and outstanding Equity Interests of the ultimate parent entity immediately following such transaction are substantially the same as the holders of the ordinary voting power represented by the issued and outstanding Equity Interests of the Parent immediately prior to such transaction.
“Charges” shall have the meaning assigned to such term in Section 9.09.
“CIBOR” shall mean, with respect to any Interest Period, the rate per annum (carried out to the fourth decimal place) equal to the Copenhagen interbank offered rate administered and calculated by the Danish Financial Benchmark Facility ApS (or any other person which takes over the administration and calculation of that rate) for DKK for the relevant period determined by the Administrative Agent to be the offered rate that appears on the Bloomberg screen page or any applicable successor or substitute page providing rate quotations comparable to those currently provided on such page of such service equal to the rate determined by the Administrative Agent to be the offered rate that appears on at approximately 11:00 a.m. (Copenhagen time) two (2) Business Days prior to the beginning of such Interest Period for deposits in DKK with a term for the relevant period; provided that if such rate is not available at any such time for any reason, “CIBOR” shall be the rate at which DKK deposits of DKK5,000,000 and for a maturity equivalent to the applicable Interest Period are offered by the principal Copenhagen office of any bank (which may be the Administrative Agent) reasonably selected by the Administrative Agent in immediately available funds at approximately 11:00 a.m. (Copenhagen time) on the applicable day (or, if such day is not a Business Day, on the immediately preceding Business Day).
“Civil Asset Forfeiture Reform Act” shall mean the Civil Asset Forfeiture Reform Act of 2000 (18 U.S.C. Sections 983 et seq.).

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“Class” shall mean, (a) when used in respect of any Loan or Borrowing, whether such Loan or the Loans comprising such Borrowing are Initial Term A Loans, Initial Term B Loans, Initial Revolving Loans, Other Incremental Term Loans, Extended Term Loans, Refinancing Term Loans, Other Incremental Revolving Loans, Extended Revolving Loans or Replacement Revolving Loans; and (b) when used in respect of any Commitment, whether such Commitment is in respect of a commitment to make Initial Term A Loans, Initial Term B Loans, Initial Revolving Loans, Other Incremental Term Loans, Extended Term Loans, Refinancing Term Loans, Other Incremental Revolving Loans, Extended Revolving Loans or Replacement Revolving Loans. Other Term Loans or Other Revolving Loans that have different terms and conditions (together with the Commitments in respect thereof) from the Initial Term A Loans, the Initial Term B Loans or the Initial Revolving Loans, respectively, or from other Other Term Loans or other Other Revolving Loans, as applicable, shall be construed to be in separate and distinct Classes.
“Class Loans” shall have the meaning assigned to such term in Section 9.08(f).
“Closing Date” shall mean the first date on which the conditions set forth in Section 4.01 are satisfied (or waived in accordance with Section 9.08).
“Closing Date Foreign Collateral Documents” shall mean the Danish Security Documents, the Dutch Security Documents and each of the other documents set forth on Schedule 1.01(B) or entered into pursuant to the terms of this Agreement.
“Closing Date Intercompany Loan” shall mean the loan made under the Intercompany Loan Agreement, dated as of the Closing Date, between the Parent as lender and Genmab Holding II B.V. as borrower.
“Closing Date Intercreditor Agreement” shall mean the Equal Priority Intercreditor Agreement, dated as of the Closing Date, among the Parent, the U.S. Co-Borrower, the other grantors party thereto, Morgan Stanley Senior Funding, Inc. as Senior Credit Facilities Collateral Agent (as defined therein), Wilmington Trust, National Association, as Notes Collateral Agent (as defined therein), and each Additional Agent (as defined therein) from time to time party thereto.
“Closing Date Refinancing” shall mean the repayment in full of amounts outstanding under, and the termination of all commitments under, the Existing Credit Agreement.
“Code” shall mean the U.S. Internal Revenue Code of 1986.
“Collateral” shall mean all the “Collateral” (or equivalent term) as defined in any Security Document and shall also include all other property that is subject to any Lien in favor of the Collateral Agent or any subagent for the benefit of the Secured Parties (or, if applicable, in foreign jurisdictions, the Secured Parties in their capacities as such) pursuant to any Security Document; provided that, notwithstanding anything to the contrary herein or in any Security Document or other Loan Document, the Collateral shall be subject to the Agreed Guarantee and Security Principles, and in no case shall the Collateral include any Excluded Property.
“Collateral Agent” shall mean Morgan Stanley Senior Funding, Inc. (through itself or one of its designated Affiliates or branch offices), in its capacity as collateral agent under any of the Loan Documents, or any successor collateral agent appointed in accordance with Article VIII.

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“Collateral and Guarantee Requirement” shall mean the requirement that (in each case, subject to (x) the last paragraph of Section 5.10, (y) Schedule 5.15 and (z) the Agreed Guarantee and Security Principles):
(a)on the Closing Date, the Administrative Agent shall have received (i) from each U.S. Loan Party and each Foreign Loan Party, and the Collateral Agent, a counterpart of the U.S. Collateral Agreement, (ii) from each applicable Loan Party and the Collateral Agent, a counterpart of each Closing Date Foreign Collateral Document applicable thereto, and (iii) from the Parent, the U.S. Co-Borrower and each other Wholly Owned Subsidiary as of the Closing Date (other than Excluded Subsidiaries), a counterpart of the Guarantee Agreement, in each case duly executed and delivered on behalf of such person;
(b)on the Closing Date, (i)(x) all outstanding Equity Interests directly owned by the Loan Parties, other than Excluded Property, and (y) all Indebtedness owing to any Loan Party, other than Excluded Property, shall have been pledged or assigned for security purposes pursuant to the applicable Security Documents and (ii) the Collateral Agent shall have received (and the Administrative Agent shall have received copies of) certificates, updated share registers (where necessary under the laws of any applicable jurisdiction in order to create a perfected security interest in such Equity Interests) or other instruments (if any) representing such Equity Interests and any notes or other instruments required to be delivered on the Closing Date pursuant to the applicable Security Documents, together with stock powers, note powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;
(c)[reserved];
(d)in the case of any person that becomes a Loan Party after the Closing Date, the Administrative Agent shall have received (i) a supplement to the Guarantee Agreement in the form specified therefor in the Guarantee Agreement or otherwise reasonably acceptable to the Administrative Agent, duly executed and delivered on behalf of such Loan Party; (ii) supplements or joinders to all applicable Security Documents then in existence or new Security Documents, in each case in the form specified therefor in the applicable Security Document or otherwise reasonably acceptable to the Administrative Agent, in each case, duly executed and delivered on behalf of such Loan Party and the Collateral Agent; (iii) supplements or joinders to each Intercreditor Agreement executed and delivered on behalf of such Loan Party and (iv) appropriate corporate resolutions, customary corporate documentation and customary Legal Opinions as may be reasonably requested by, and in form and substance reasonably satisfactory to, the Administrative Agent;
(e)after the Closing Date, (x) all outstanding Equity Interests of any person that becomes a Loan Party after the Closing Date and that are held by a Loan Party and (y) all Equity Interests directly acquired by a Loan Party after the Closing Date, in each case other than Excluded Property, shall have been pledged pursuant to the applicable Security Documents, and the Collateral Agent shall have received updated share registers (where necessary under the laws of any applicable jurisdiction in order to create a perfected security interest in such Equity Interests) and the certificates or other instruments evidencing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto (as applicable) endorsed in blank;
(f)except as otherwise contemplated by this Agreement or any Security Document, all documents and instruments, including Uniform Commercial Code financing statements, and filings with the United States Copyright Office and the United States Patent and Trademark Office, and all other actions reasonably requested by the Administrative Agent or the Collateral Agent (including those required by applicable laws) to be delivered, filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been delivered, filed, registered or recorded substantially concurrently with, or promptly following, the execution and delivery of each such Security Document (or in the case of after acquired assets not automatically subject to a valid and perfected Lien pursuant to the Security Documents upon the acquisition thereof, concurrently with, or promptly following, the acquisition thereof);

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(g)evidence of the insurance (if any) required by the terms of Section 5.02 hereof shall have been received by the Administrative Agent; and
(h)after the Closing Date, the Administrative Agent and the Collateral Agent shall have received (i) such other Security Documents as may be required to be delivered pursuant to Section 5.10 or the Security Documents, and (ii) upon reasonable request by the Administrative Agent or the Collateral Agent, evidence of compliance with any other requirements of Section 5.10.
Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, the requirements set forth above need not be satisfied with respect to any Excluded Property.
In addition, in no event shall (1) perfection by control (but not, for the avoidance of doubt, delivery of certificated securities or instruments evidencing Indebtedness) or through deposit or securities account control agreements or control, lockbox or similar arrangements be required with respect to any Collateral, including but not limited to deposit accounts, securities accounts or commodities accounts, (2) landlord, mortgagee and bailee waivers or subordination agreements be required or (3) notices be required to be sent to account debtors or other contractual third parties unless an Event of Default has occurred and is continuing (other than, in each case, customary notices or acknowledgments to create or perfect security solely to the extent necessary under any relevant non-U.S. law in order to grant a security interest in the applicable Collateral and subject in each case to the Agreed Guarantee and Security Principles).
Notwithstanding anything in this Agreement to the contrary, it is understood and agreed that, with respect to the Collateral (including the creation or perfection of any security interest) (other than (x) the creation of the security interest in the Collateral pursuant to the U.S. Collateral Agreement and (y) perfection to the extent possible by (1) the filing of one or more financing statements under the Uniform Commercial Code or (2) the delivery of physical stock or other equity certificates of any Domestic Subsidiary of any Loan Party (other than with respect to Equity Interests constituting Excluded Property) and accompanying stock powers, to the extent certificated), the creation and/or perfection of such Collateral shall not constitute a condition precedent to the availability and funding of the Initial Facilities on the Closing Date but may instead be delivered and/or perfected (i) with respect to the delivery of physical stock or other equity certificates of the Loan Parties’ Foreign Subsidiaries and accompanying stock powers, to the extent certificated, within 20 business days after the Closing Date or (ii) otherwise within 90 days after the Closing Date (or, in each case, such longer period as the Administrative Agent may agree in its reasonable discretion) pursuant to arrangements reasonably acceptable to the Administrative Agent.
“Commitment Fee” shall have the meaning assigned to such term in Section 2.12(a).
“Commitment Letter” shall mean that certain Second Amended and Restated Commitment Letter dated as of December 10, 2025, by and among the Parent, MSSF, Bank of America Europe Designated Activity Company, Goldman Sachs Bank USA, Danske Bank A/S, DNB Capital LLC, Nordea Danmark, Filial af Nordea Bank Abp, Finland, PNC Bank, National Association, PNC Capital Markets LLC, Truist Bank, Truist Securities, Inc., JPMorgan Chase Bank, N.A., London Branch and Jyske Bank A/S.
“Commitments” shall mean, with respect to any Lender, such Lender’s Initial Term A Commitment, Initial Term B Commitment, Initial Revolving Commitment, Ancillary Commitment or Additional Commitment, as applicable.

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“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.).
“Communication” shall have the meaning assigned to such term in Section 9.13.
“Conforming Changes” shall mean, with respect to either the use or administration of an initial Benchmark or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR” (if applicable), the definition of “Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent decides (in consultation with the Parent) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Parent) is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).
“Consolidated Cash Interest Expense” shall mean, with reference to any period, (a) the Interest Expense of the Parent and the Subsidiaries paid or payable in cash and calculated on a consolidated basis for such period but shall exclude, to the extent otherwise included in the calculation of Interest Expense for the applicable period, without duplication, (i) debt issuance costs, debt discount or premium and other financing fees and expenses, (ii) any cash costs associated with incurring or terminating Hedging Agreements or cash costs associated with breakage in respect of Hedging Agreements, (iii) annual agency or trustee fees, unused line fees and letter of credit fees and expenses, and (iv) all nonrecurring cash interest expense consisting of liquidated damages for failure to timely comply with registration rights obligations under any agreement governing Indebtedness, minus (b) interest income received or receivable in cash (to the extent not netted against interest expense in the calculation of Interest Expense).
“Consolidated Debt” shall mean, as of any date of determination, the sum of (without duplication) the principal amount of all Indebtedness of the type set forth in clauses (a), (b), (e) (solely to the extent related to any Indebtedness specified in such clauses (a) and (b) of the definition of “Indebtedness”) and (f) of the definition of “Indebtedness” of the Parent and the Subsidiaries determined on a consolidated basis on such date; provided that the amount of any Indebtedness with respect to which the applicable obligors have entered into currency hedging arrangements shall be calculated giving effect to such currency hedging arrangements; provided, further that Consolidated Debt will include any convertible Indebtedness of the Parent and its Subsidiaries to the extent of the aggregate principal amount thereof.
“Consolidated First Lien Debt” shall mean, on any date of determination, (a) the aggregate principal amount of Consolidated Secured Debt outstanding on such date minus (b) the aggregate principal amount of Consolidated Secured Debt outstanding on such date which is secured by a Junior Lien.

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“Consolidated Net Income” shall mean, with respect to any person for any period, the aggregate Net Income of such person and its Subsidiaries for such period, on a consolidated basis, in accordance with IFRS; provided, however, that without duplication:
(a)any net after-Tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges shall be excluded;
(b)effects of purchase (or asset acquisition method) accounting adjustments (including the effects of such adjustments pushed down to such person and such Subsidiaries) in amounts required or permitted by IFRS, resulting from the application of purchase (or asset acquisition method) accounting in relation to any consummated acquisition or the amortization or write-off of any amounts thereof, net of Taxes, shall be excluded;
(c)the cumulative effect of a change in accounting principles (which shall in no case include any change in the comprehensive basis of accounting) during such period shall be excluded;
(d)(i) any net after-Tax income or loss from disposed, abandoned, transferred, closed or discontinued operations, provided that, notwithstanding anything to the contrary herein or in any classification under IFRS of any person, business, assets or operations in respect of which a definitive agreement for the disposition, abandonment, transfer, closure or discontinuation of operations thereof has been entered into as discontinued operations, at the Parent’s option, no pro forma effect shall be given to any discontinued operations (and the income or loss attributable to any such person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition, abandonment, transfer, closure or discontinuation of operations shall have been consummated, (ii) any net after-Tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations and (iii) any net after-Tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Parent) shall be excluded;
(e)any net after-Tax gains or losses, or any subsequent charges or expenses (less all fees and expenses or charges relating thereto), attributable to the early extinguishment of Indebtedness, hedging obligations or other derivative instruments shall be excluded;
(f)the Net Income for such period of any person that is not a subsidiary of such person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a Guarantor), shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash or cash equivalents (or to the extent converted into cash or cash equivalents) to the referent person or a Subsidiary thereof in respect of such period;
(g)solely for purposes of calculating the Available Amount, the Net Income for such period of any Subsidiary of such person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such Subsidiary to such person or a Subsidiary of such person (subject to the provisions of this clause (g)), to the extent not already included therein;
(h)any impairment charge or asset write-off with respect to long-term assets and amortization of intangibles, in each case pursuant to IFRS, shall be excluded;
(i)any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales to employees, officers or directors of

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stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;
(j)any (i) non-cash compensation charges and (ii) non-cash costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights of officers, directors and employees, in each case of such person or any of its Subsidiaries, shall be excluded;
(k)accruals and reserves that are established or adjusted within 12 months after the Closing Date (excluding any such accruals or reserves to the extent that they represent an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) and that are so required to be established or adjusted in accordance with IFRS or as a result of adoption or modification of accounting policies shall be excluded;
(l)the Net Income of any person and its Subsidiaries shall be calculated by deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Subsidiary;
(m)any unrealized gains and losses related to currency remeasurements of Indebtedness, and any unrealized net loss or gain resulting from hedging transactions for interest rates, commodities or currency exchange risk, shall be excluded;
(n)to the extent covered by insurance and actually reimbursed, or, so long as such person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded; and
(o)non-cash charges for deferred Tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to Consolidated Net Income).
Consolidated Net Income presented in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency during, and applied to, each fiscal quarter or each fiscal month (at the Parent’s option) in the period for which Consolidated Net Income is being calculated.
“Consolidated Secured Debt” shall mean, as of any date of determination, the aggregate principal amount of Consolidated Debt outstanding on such date that is secured by a Lien on all or any portion of the assets of the Parent or any of the Subsidiaries.
“Consolidated Total Assets” shall mean, as of any date of determination, the total assets of the Parent and the Subsidiaries, determined on a consolidated basis in accordance with IFRS, but excluding amounts attributable to Investments in Unrestricted Subsidiaries, as set forth on the consolidated balance sheet of the Parent as of the last day of the Test Period ending immediately prior to such date.
“Consolidated Working Capital” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that increases or decreases in Consolidated Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with IFRS of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase (or asset acquisition method) accounting.

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“Continuing Letter of Credit” shall have the meaning assigned to such term in Section 2.05(k).
“Contract Consideration” shall have the meaning assigned to such term in the definition of the term “Excess Cash Flow.”
“Contractual Obligation” shall mean, as to any person, any provision of any security issued by such person or of any agreement, instrument or other undertaking to which such person is a party or by which it or any of its property is bound.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controls”, “Controlled” and “Controlling” shall have meanings correlative thereto.
“Controlled Substances Act” shall mean the Controlled Substances Act (21 U.S.C. Sections 801 et seq.).
“Covered Party” shall have the meaning assigned to such term in Section 9.23(a).
“Credit Event” shall have the meaning assigned to such term in Section 4.01.
“Current Assets” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis at any date of determination, the sum of (a) all assets (other than cash, Permitted Investments or other cash equivalents) that would, in accordance with IFRS, be classified on a consolidated balance sheet of the Parent and the Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, and (b) in the event that a Qualified Receivables Facility is accounted for off balance sheet, (x) gross accounts receivable comprising part of the Permitted Receivables Facility Assets subject to such Qualified Receivables Facility less (y) collections against the amounts sold pursuant to clause (x).
“Current Liabilities” shall mean, with respect to the Parent and the Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with IFRS, be classified on a consolidated balance sheet of the Parent and the Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for exclusions from Consolidated Net Income included in clause (a) of the definition of such term.
“Daily Simple SOFR” shall mean, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day that is five U.S. Government Securities Business Day prior to (a) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (b) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website.
“Danish Capital Markets Act” shall mean the consolidated act no. 652 of 10 June 2025 on capital markets (in Danish: kapitalmarkedsloven) as amended and/or supplemented from time to time.

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“Danish Loan Party” shall mean the Parent and any Loan Party that is a Danish Subsidiary.
“Danish Security Documents” shall mean (a) a first ranking assignment agreement of material intercompany receivables by the Parent as assignor and the Collateral Agent as assignee and as agent and representative for the Secured Parties and (b) a first ranking floating charge agreement relating to certain assets of the Parent by the Parent as chargor and the Collateral Agent as chargee and as agent and representative for the Secured Parties.
“Danish Subsidiary” shall mean any Subsidiary that is organized, formed or registered (as applicable) under the laws of Denmark.
“Data Privacy Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, governing the transmission, storage, security, use or protection of Personal Information.
“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, examinership, insolvency, reorganization or similar debtor relief laws of the United States of America, Denmark, The Netherlands or other applicable jurisdictions from time to time in effect.
“Declined Prepayment Amount” shall have the meaning assigned to such term in Section 2.10(d).
“Declining Term Lender” shall have the meaning assigned to such term in Section 2.10(d).
“Default” shall mean any event or condition that upon notice, lapse of time or both would constitute an Event of Default.
“Defaulting Lender” shall mean, subject to Section 2.24, any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder or (ii) pay to the Administrative Agent, any Issuing Bank or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit) within two (2) Business Days of the date when due, (b) has notified the Parent, the Administrative Agent or any Issuing Bank in writing that it does not intend or expect to comply with its funding obligations hereunder or generally under other agreements in which it commits to extend credit, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Parent, to confirm in writing to the Administrative Agent and the Parent that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Parent) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (iii) become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or

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provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.24) upon delivery of written notice of such determination by the Administrative Agent to the Parent, each Issuing Bank and each Lender.
“Designated Borrower Notice” shall have the meaning assigned to such term in Section 2.26(a).
“Designated Borrower Request and Joinder Agreement” shall mean, with respect to any Designated Borrower, an agreement substantially in the form of Exhibit B-1 hereto (or such other form as shall be approved by the Administrative Agent and the Parent (such approval not to be unreasonably withheld or delayed)) signed by such Designated Borrower and the Parent and countersigned by the Administrative Agent and each Revolving Lender.
“Designated Borrower Requirements” shall have the meaning assigned to such term in Section 2.26(a).
“Designated Borrowers” shall mean such Subsidiaries of the Parent (other than the U.S. Co-Borrower) as the Parent may designate in writing to the Administrative Agent from time to time subject to the terms and conditions set forth in Section 2.26 hereof.
“Designated Gross Amount” shall have the meaning assigned to such term in Section 2.14(a)(ii)(4).
“Designated Jurisdiction” shall mean each of the United States, the United Kingdom, Norway, Switzerland or any member state in the European Union.
“Designated Net Amount” shall have the meaning assigned to such term in Section 2.14(a)(ii)(4).
“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Parent or one of the Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer of the Parent, setting forth such valuation, less the amount of cash and Permitted Investments received in connection with a subsequent disposition of such non-cash consideration.
“Disinterested Director” shall mean, with respect to any person and transaction, a member of the Board of Directors of such person who does not have any material direct or indirect financial interest in or with respect to such transaction.
“Dispose” or “Disposed of” shall mean to convey, sell, lease, sell and lease-back, assign, farm-out, transfer or otherwise dispose (not including Liens) of, or exclusively license, any property, business or asset. The term “Disposition” shall have a correlative meaning to the foregoing.
“Disqualified Lender” shall mean (a) any person identified by the Parent in writing to MSSF on or prior to September 29, 2025, (b) competitors of the Parent or of any of its subsidiaries or

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competitors of Merus or any of its subsidiaries (each, a “Competitor”) that are identified by the Parent in writing (i) to MSSF, on or prior to September 29, 2025 or from time to time after September 29, 2025 and prior to the Closing Date or (ii) to the Administrative Agent from time to time after the Closing Date or (c) an Affiliate of any person described in clause (a) or (b) above (other than, in the case of any Competitor, any of its Affiliates that is a bona fide debt fund that purchases commercial loans or debt securities in the ordinary course of business, other than debt funds excluded pursuant to clause (a) above) that is (i) reasonably identifiable as such an Affiliate solely on the basis of its name or (ii) identified by the Parent in writing (A) to MSSF, on or prior to September 29, 2025 or, in the case of Affiliates of Competitors, from time to time after September 29, 2025 and prior to the Closing Date or (B) to the Administrative Agent from time to time after the Closing Date; provided that any designation of any person as a Disqualified Lender shall become effective two Business Days after such designation; provided, further, that no such written identification of any Disqualified Lender pursuant to clause (a), (b) or (c) above after the Closing Date shall apply retroactively to disqualify any person from being a Lender to the extent that such person has already entered into a binding trade confirmation to become a Lender or is a party to a pending assignment or participation interest in any Loan or Commitment, in each case prior to such date; provided, further, that none of the Initial Lenders or any of their respective affiliates shall be identified as a Disqualified Lender by the Parent.
“Disqualified Stock” shall mean, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests of such person), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests of such person), in whole or in part, (c) provides for the scheduled, mandatory payments of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in the case of each of the foregoing clauses (a), (b), (c) and (d), prior to the date that is ninety-one (91) days after the Latest Maturity Date in effect at the time of issuance thereof and except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Loan Obligations that are accrued and payable and the termination of the Commitments (provided, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock). Notwithstanding the foregoing: (i) any Equity Interests issued to any employee or to any plan for the benefit of employees of a person or its subsidiaries or by any such plan to such employees shall not constitute Disqualified Stock solely because they may be required to be repurchased by such person in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability and (ii) any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations thereunder by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.
“DKK” shall mean the lawful money of Denmark.
“Dollar Equivalent” shall mean, for any amount, at the time of determination thereof, (a) if such amount is expressed in Dollars, such amount and (b) if such amount is expressed in a currency other than Dollars, the equivalent of such amount in Dollars determined by using the rate of exchange for the purchase of Dollars with such currency last provided (either by publication or otherwise provided to the Administrative Agent or the applicable Issuing Bank, as applicable) by the applicable Bloomberg source (or such other publicly available source for displaying exchange rates) on date that is two (2)

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Business Days immediately preceding the date of determination (or if such service ceases to be available or ceases to provide such rate of exchange, the equivalent of such amount in Dollars as determined by the Administrative Agent or the applicable Issuing Bank, as applicable, using any method of determination it deems appropriate in its sole discretion). Any determination by the Administrative Agent or an Issuing Bank pursuant to clause (b) above shall be conclusive absent manifest error.
“Dollars” or “$” shall mean lawful money of the United States of America.
“Domestic Subsidiary” shall mean any Subsidiary that is not a Foreign Subsidiary.
“DQ List” shall have the meaning assigned to such term in Section 9.04(i)(iv).
“Dutch Loan Party” shall mean a Loan Party incorporated under the laws of The Netherlands.
“Dutch Security Documents” shall mean (i) a first ranking notarial deed of pledge of shares relating to the shares in Genmab B.V. between Genmab Holding B.V. as pledgor, the Collateral Agent as pledgee and Genmab B.V. as company whose shares are being pledged, (ii) a first ranking notarial deed of pledge of shares relating to the shares in Genmab Holding B.V. between Genmab A/S as pledgor, the Collateral Agent as pledgee and Genmab Holding B.V. as the company whose shares are being pledged, (iii) a first ranking notarial deed of pledge of shares relating to the shares in Genmab Holding II B.V. between Genmab A/S as pledgor, the Collateral Agent as pledgee and Genmab Holding II B.V. as the company whose shares are being pledged, (iv) a first ranking omnibus security agreement pursuant to which each of Genmab B.V., Genmab Holding B.V., Genmab Holding II B.V. and any other Subsidiary to the extent it has assets in The Netherlands, pledges its movable assets, receivables (including in particular material bank account receivables, material intercompany receivables, trade receivables, and material insurance receivables) and Intellectual Property and (v) a first ranking pledge agreement relating to certain Intellectual Property owned by Genmab A/S between Genmab A/S as pledgor and the Collateral Agent, as pledgee.
“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Electronic Copy” shall have the meaning assigned to such term in Section 9.13.
“Environment” shall mean ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, or as otherwise defined in any Environmental Law.

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“Environmental Laws” shall mean all applicable laws (including common law), rules, regulations, codes, ordinances, orders, binding agreements, decrees or judgments, promulgated or entered into by or with any Governmental Authority, relating in any way to the Environment, preservation or reclamation of natural resources, any Hazardous Materials or to public or employee health and safety matters (to the extent relating to the Environment or Hazardous Materials).
“Environmental Permits” shall have the meaning assigned to such term in Section 3.16.
“Equity Interests” of any person shall mean any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock (including any preferred equity certificates (and any other similar instruments)), any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing, but excluding any Indebtedness convertible into or exchangeable for such Equity Interests.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.
“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with the Parent or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” shall mean (a) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (b) with respect to any Plan, the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; (c) a determination that any Plan is, or is reasonably expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (d) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make by its due date any required contribution to a Multiemployer Plan; (e) the incurrence by the Parent, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (f) the receipt by the Parent, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (g) the incurrence by the Parent, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (h) the receipt by the Parent, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Parent, a Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is reasonably expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA, or in “endangered” or “critical” status, within the meaning of Section 432 of the Code or Section 305 of ERISA; (i) the conditions for imposition of a lien under Section 303(k) of ERISA shall have been met with respect to any Plan; or (j) the withdrawal of any of the Parent, a Subsidiary or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA.

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“Erroneous Payment” shall have the meaning assigned to such term in Section 8.17(a).
“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“EU Insolvency Regulation” shall mean Regulation (EU) 2015/848 of the European Parliament and of the Council of 20 May 2015 on insolvency proceedings (recast).
“EU Loan Party” shall mean a Loan Party incorporated in, or under the laws of, a Member State of the European Union.
“EURIBOR” shall have the meaning assigned to such term in the definition of “Eurocurrency Rate”.
“Euro” and “€” shall mean the single currency of the Participating Member States.
“Eurocurrency Rate” shall mean, with respect to any Borrowing for any Interest Period:
(a)    denominated in Euros, the greater of (i) the rate per annum equal to the Euro Interbank Offered Rate (“EURIBOR”) as administered by the European Money Markets Institute (or any other person that takes over the administration of such rate) for a period comparable in length to such Interest Period, at approximately 11:00 a.m. (Brussels time) two Business Days prior to the commencement of such Interest Period; and (ii) the Floor; and
(b)     denominated in DKK, the greater of (i) CIBOR and (ii) the Floor.
“Event of Default” shall have the meaning assigned to such term in Section 7.01.
“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of:
(a)the sum, without duplication, of
(i)Consolidated Net Income of the Parent for such period;
(ii)an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income and cash receipts included in clauses (a), (d), (e), (j) and (n) of the definition of Consolidated Net Income and excluded in arriving at such Consolidated Net Income;
(iii)decreases in Consolidated Working Capital for such period (other than any such decreases arising from dispositions outside the ordinary course of business by the Parent and the Subsidiaries completed during such period);
(iv)cash receipts by the Parent and the Subsidiaries in respect of Hedging Agreements during such period to the extent not otherwise included in such Consolidated Net Income; and
(v)the amount by which Tax expense deducted in determining such Consolidated Net Income for such period exceeded Taxes (including penalties and interest) paid in cash or Tax reserves set aside or payable (without duplication) by the Parent and the Subsidiaries in such period, over (b) the sum, without duplication, of

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(i)an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income and cash charges included in clauses (a), (d), (e) and (j) of the definition of Consolidated Net Income and included in arriving at such Consolidated Net Income;
(ii)without duplication of amounts deducted pursuant to clause (viii) below in prior periods, the amount of Capital Expenditures made in cash during such period by the Parent and the Subsidiaries, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of Indebtedness of the Parent or the Subsidiaries (other than under a Revolving Facility), the aggregate amount of all principal payments of Indebtedness of the Parent and the Subsidiaries (including (A) the principal component of payments in respect of Capitalized Lease Obligations and (B) the amount of any scheduled repayment of Term Loans, but excluding (x) all other prepayments of Term Loans, (y) all prepayments of Revolving Loans and (z) all prepayments in respect of loans under any other revolving credit facility, except in the case of clauses (y) and (z) to the extent there is an equivalent permanent reduction in commitments thereunder), except to the extent financed with the proceeds of other Indebtedness (other than under a Revolving Facility) of the Parent or the Subsidiaries;
(iii)increases in Consolidated Working Capital for such period (other than any such increases arising from acquisitions by the Parent and the Subsidiaries completed during such period or the application of purchase (or asset acquisition method) accounting);
(iv)payments by the Parent and the Subsidiaries during such period in respect of long-term liabilities of the Parent and the Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income;
(v)without duplication of amounts deducted pursuant to clause (viii) below in prior fiscal years, the aggregate amount of cash consideration paid by the Parent and the Subsidiaries (on a consolidated basis) in connection with Investments (including acquisitions) made during such period pursuant to Section 6.04 (except for those Investments made under Section 6.04(b), (c), (e)(iii) and (j)(Y) (other than any Investments made in reliance on clause (a)(x) or (a)(y) of the definition of Available Amount)) to the extent that such Investments were financed with internally generated cash flow of the Parent and the Subsidiaries;
(vi)the amount of Restricted Payments during such period (on a consolidated basis) by the Parent and the Subsidiaries made in compliance with Section 6.06 (other than Section 6.06(a), 6.06(b) and 6.06(c)) to the extent such Restricted Payments were financed with internally generated cash flow of the Parent and the Subsidiaries;
(vii)the aggregate amount of any premium, make-whole or penalty payments actually paid in cash by the Parent and the Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income;
(viii)without duplication of amounts deducted from Excess Cash Flow in prior periods, the aggregate consideration required to be paid in cash by the Parent or any of the Subsidiaries pursuant to binding contracts (the “Contract Consideration”) entered into prior to or during such period relating to Permitted Business Acquisitions, Capital Expenditures or acquisitions of Intellectual Property to be consummated or made during the period of four consecutive fiscal quarters of the Parent following the end of such period, provided that to the extent the aggregate amount of internally generated cash actually utilized to finance such Permitted Business Acquisitions, Capital Expenditures or acquisitions of Intellectual Property during such period of four consecutive fiscal quarters is less than the Contract Consideration, the amount of such shortfall shall be added to the calculation of Excess Cash Flow at the end of such period of four consecutive fiscal quarters;
(ix)the amount of Taxes (including penalties and interest) paid in cash or Tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of Tax expense deducted in determining Consolidated Net Income for such period; and

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(x)cash expenditures in respect of Hedging Agreements during such fiscal year to the extent not deducted in arriving at such Consolidated Net Income.
“Excess Cash Flow Period” shall mean each fiscal year of the Parent, commencing with the fiscal year of the Parent ending December 31, 2026.
“Exchange Act” shall mean the Securities Exchange Act of 1934.
“Excluded Indebtedness” shall mean all Indebtedness not incurred in violation of Section 6.01.
“Excluded Property” shall, in all cases, subject to, and limited by, the Agreed Guarantee and Security Principles, mean (a) (x) any leasehold interest in Real Property and (y) any interest in fee-owned Real Property (or such jurisdictional equivalent) owned by any Loan Party with a Fair Market Value less than $25,000,000; (b) motor vehicles and other assets subject to certificates of title (except to the extent perfection can be obtained by filing of financing statements or similar filing under applicable law, or automatically without any additional perfection steps); (c) letter of credit rights (except to the extent perfection can be obtained by filing of financing statements or similar filing under applicable law, or automatically without any additional perfection steps); (d) Commercial Tort Claims (as defined in the Uniform Commercial Code) with a value of less than $10,000,000 (except to the extent perfection can be obtained by filing of financing statements or similar filing under applicable law, or automatically without any additional perfection steps); (e) any lease, license or other similar agreement or any property subject to a purchase money security interest, capital lease or similar arrangement, in each case, not prohibited by this Agreement, to the extent that a grant of a security interest therein would violate or invalidate such lease, license or other agreement or purchase money arrangement, capital lease, or similar arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party) after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law and other than proceeds and receivables thereof, the assignment of which is expressly deemed effective under applicable law notwithstanding such prohibition; (f) any U.S. intent-to-use trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto; (g) any governmental licenses or state or local franchises, licenses, permits, charters and authorizations, to the extent security interests therein are prohibited or restricted thereby after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law; (h) any Equity Interests of (i) any Unrestricted Subsidiary, (ii) any Immaterial Subsidiary, (iii) any Insurance Subsidiary, (iv) any not-for-profit subsidiary, (v) any employee benefit trust company, (vi) any special purpose entity and (vii) any person that is not a Wholly Owned Subsidiary to the extent the granting of a security interest therein would violate the terms of such person’s Organizational Documents or any shareholders’ agreement or joint venture agreement relating to such person (after giving effect to applicable anti-assignment provisions of the UCC or other applicable law); (i) receivables and related assets securing any Qualified Receivables Facility in compliance with Section 6.02(z); (j) any assets to the extent a pledge thereof would be prohibited by applicable law, rule or regulation after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, or by any applicable contractual requirement in existence on the Closing Date or otherwise not prohibited by this Agreement, that is binding on and related to such asset on the date of the acquisition of such subsidiary that owns such assets (not created in contemplation of the acquisition by the applicable Loan Party of such subsidiary), as applicable, or which would require the consent or approval of a third party that has not been obtained (provided that, with respect to such assets which are material (as determined by the Parent in good faith), the applicable Loan Party has taken reasonable steps to remove such applicable contractual requirements or obtain such consent (unless the Administrative Agent agrees in its reasonable discretion that such Loan Party is not required to take such steps)) (and in each case only for so long as such restriction or any replacement or renewal thereof is in effect) after giving effect to the

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applicable anti-assignment provisions of the UCC or other applicable law; (k) Margin Stock; (l) any assets as to which the Parent reasonably determines that (1) the grant of Liens securing the Obligations would result in material adverse regulatory consequences or (2) the costs or other consequences (including, without limitations, tax consequences) of granting Liens securing the Obligations would be excessive in relation to the value of the security afforded thereby; and (m) solely with respect to Loans to a U.S. Tax Obligor, voting Equity Interests (and any other interests constituting “voting stock” within the meaning of Treasury Regulations Section 1.956-2(c)(2)) in excess of 65 percent of all such voting Equity Interests (or any other interests) in any Foreign Subsidiary that is a CFC or any FSHCO; provided that Excluded Property shall not include any proceeds, substitutions or replacements of any Excluded Property referred to in clause (a) through (m) (unless such proceeds, substitutions or replacements would constitute Excluded Property referred to in clauses (a) through (m)).
“Excluded Subsidiary” shall, in all cases, subject to, and limited by, the Agreed Guarantee and Security Principles, mean any of the following:
(a)any Immaterial Subsidiary,
(b)any Subsidiary that is not a Wholly Owned Subsidiary (but only for so long as such Subsidiary remains a non-Wholly Owned Subsidiary), provided, however, that no person that becomes a non-Wholly Owned Subsidiary after the Closing Date shall be an Excluded Subsidiary pursuant to this clause (b) unless (x) such person also ceases to be a subsidiary or (y) such person becomes a non-Wholly Owned Subsidiary as a result of a bona fide transaction entered into by the Parent or any of its subsidiaries with a person that is not an Affiliate of the Parent or any of its subsidiaries and a purpose of such transaction is not the incurrence of Indebtedness and/or the release of such person’s Guarantee;
(c)any Insurance Subsidiary,
(d)any Foreign Subsidiary the provision of a Guarantee of the Obligations by which could reasonably be expected to result in any violation or breach of, or conflict with, fiduciary duties of such Foreign Subsidiary’s officers, directors or managers, but only if such Foreign Subsidiary and the Parent shall have used reasonable efforts to overcome any such obstacle to the provision of such Guarantee,
(e)any Subsidiary that (i) is prohibited from Guaranteeing the Obligations by any applicable law or (ii) would require consent, approval, license or authorization of a Governmental Authority to Guarantee the Obligations (unless such consent, approval, license or authorization has been received),
(f)any subsidiary that is prohibited by any applicable contractual requirement not prohibited under this Agreement (provided that the applicable subsidiary has taken reasonable steps to remove such applicable contractual requirement) that is existing on the Closing Date or at the time such subsidiary becomes a subsidiary (not created in contemplation of the acquisition by the Parent of such subsidiary) from Guaranteeing the Obligations (and only for so long as such restriction or any replacement or renewal thereof is in effect),
(g)any Receivables Entity,
(h)any Unrestricted Subsidiary,
(i)[reserved],
(j)any other Subsidiary with respect to which the Administrative Agent reasonably agrees that the cost or other consequences (including, without limitations, tax consequences) of providing a Guarantee of the Obligations is likely to be excessive in relation to the value to be afforded thereby, and

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(k)solely with respect to Loans to a U.S. Tax Obligor, (i) any Foreign Subsidiary that is a “controlled foreign corporation” within the meaning of Section 957(a) of the Code (a “CFC”) or (ii) any Domestic Subsidiary that owns no material assets (directly or through subsidiaries) other than Equity Interests (or Equity Interests and indebtedness) of one or more Foreign Subsidiaries that are CFCs or Equity Interests of other such Domestic Subsidiaries (a “FSHCO”);
provided that it is acknowledged that, as of the Closing Date, each Subsidiary of the Parent other than those incorporated or organized in Denmark (if any), The Netherlands or the United States or any state thereof is an Excluded Subsidiary pursuant to clause (j) above.
“Excluded Swap Obligation” shall mean, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of (a) such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder or (b) in the case of a Swap Obligation subject to a clearing requirement pursuant to Section 2(h) of the Commodity Exchange Act (or any successor provision thereto), because such Loan Party is a “financial entity,” as defined in Section 2(h)(7)(C)(i) of the Commodity Exchange Act (or any successor provision thereto), in each case at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation, unless otherwise agreed between the Administrative Agent and the Parent. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.
“Excluded Taxes” shall mean, with respect to any Agent, any Lender Party or any other recipient of any payment made by or on account of any obligation of any Loan Party under any Loan Document,
(a)Taxes imposed on (or measured by) overall net income (however denominated), and including, for the avoidance of doubt, franchise and similar Taxes imposed (in lieu of net income Taxes), in each case, imposed as (i) a result of such recipient being organized under the laws of, having its principal office or, in the case of any Lender, its applicable lending office located in, being engaged in a trade or business in, being treated as resident or having a permanent establishment for tax purposes in, the jurisdiction imposing such Tax (including any political subdivision thereof), or (ii) a result of any other present or former connection between such recipient and the jurisdiction (or any political subdivision thereof) of the Governmental Authority imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, performed its obligations or received a payment under, received or perfected a security interest under, having been a party to, having enforced, or having engaged in any other transaction pursuant to this Agreement or any other Loan Document and/or sold or assigned an interest in any Loan or Loan Document);
(b)solely in respect of any Loan to a U.S. Tax Obligor, any U.S. federal withholding Taxes imposed on or with respect to amounts payable to a Lender by a law in effect on the date on which such Lender becomes a party hereto (or designates a new Lending Office), except (i) to the extent such Lender (or its assignor) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Loan Party with respect to such withholding Tax pursuant to Section 2.17, or (ii) if such Lender is an assignee pursuant to a request by the U.S. Tax Obligor under Section 2.19;
(c)any Danish withholding Taxes imposed on or with respect to amounts payable to a Lender by a law in effect on the date on which such Lender becomes a party hereto (or designates a new Lending Office), except (i) to the extent such Lender (or its assignor) was entitled, at the time of

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designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Loan Party with respect to such withholding Tax pursuant to Section 2.17, or (ii) if such Lender is an assignee pursuant to a request by a Borrower under Section 2.19;
(d)any Taxes imposed, withheld, levied or deducted on or with respect to amounts payable to a Lender pursuant to the Dutch Conditional Withholding Tax Act 2021 (Wet bronbelasting 2021) together with the related ordinances, regulations and guidelines, in each case as in effect on the date on which such Lender becomes a party hereto (or designates a new Lending Office), except (i) to the extent such Lender (or its assignor) was entitled, at the time of designation of a new Lending Office (or assignment), to receive additional amounts from the applicable Loan Party with respect to such withholding Tax pursuant to Section 2.17, or (ii) if such Lender is an assignee pursuant to a request by a Borrower under Section 2.19;
(e)any Taxes attributable to such recipient’s failure to timely comply with Section 2.17(f);
(f)any branch profits Taxes under Section 884(a) of the Code, or any similar Taxes, imposed by a jurisdiction described in clause (a) of this definition; or
(g)any withholding Taxes imposed under FATCA.
“Existing Class Loans” shall have the meaning assigned to such term in Section 9.08(f).
“Existing Credit Agreement” shall mean that certain Facility Agreement, dated as of October 24, 2024, among the Parent, the lenders party thereto, Danske Bank A/S, as agent, and the other parties referred to therein.
“Existing Letter of Credit” shall have the meaning assigned to such term in Section 2.05(a).
“Extended Revolving Commitment” shall have the meaning assigned to such term in Section 2.22(a).
“Extended Revolving Loan” shall have the meaning assigned to such term in Section 2.22(a).
“Extended Term Loan” shall have the meaning assigned to such term in Section 2.22(a).
“Extending Lender” shall have the meaning assigned to such term in Section 2.22(a).
“Extension” shall have the meaning assigned to such term in Section 2.22(a).
“Extension Amendment” shall have the meaning assigned to that term in Section 2.22(b).
“Facility” shall mean the applicable facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that, as of the Closing Date there are three Facilities (i.e., the Initial Term A Facility, the Initial Term B Facility and the Initial Revolving Facility) and thereafter, the term “Facility” shall include any other Class of Commitments and the extensions of credit thereunder.
“Facility Fee Letter” shall mean that certain Second Amended and Restated Fee Letter, dated as of December 10, 2025, by and among the Parent, MSSF, Bank of America Europe Designated Activity Company, Goldman Sachs Bank USA, Danske Bank A/S, DNB Capital LLC, Nordea Danmark,

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Filial af Nordea Bank Abp, Finland, PNC Bank, National Association, PNC Capital Markets LLC, Truist Bank, Truist Securities, Inc., JPMorgan Chase Bank, N.A., London Branch and Jyske Bank A/S.
“Fair Market Value” shall mean, with respect to any asset or property, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction (as determined in good faith by the Parent).
“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), or any current or future Treasury Regulations promulgated thereunder or official administrative interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, as of the date of this Agreement (or any amended or successor version described above) or any intergovernmental agreement (and related law or other official rules or administrative guidance) entered into in connection with the implementation of such Sections of the Code.
“FCPA” shall mean the Foreign Corrupt Practices Act of 1977.
“Federal Funds Effective Rate” shall mean, for any day, the rate per annum calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letters” shall mean the Facility Fee Letter and the Agent Fee Letter.
“Fees” shall mean the Commitment Fees, the L/C Participation Fees, the Issuing Bank Fees and the Administrative Agent Fees.
“Financial Covenants” shall mean the covenants of the Parent set forth in Section 6.12.
“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, senior vice president of finance, treasurer, controller or other director or executive responsible for the financial affairs of such person.
“First Lien Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) (i) Consolidated First Lien Debt as of such date less (ii) the Unrestricted Cash Amount as of such date to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period.
“Fixed Amounts” shall have the meaning assigned to such term in Section 1.08(d).
“Fixed Incremental Amount” shall mean an amount equal to the greater of (x) $1,514,000,000 and (y) 100% of Adjusted Consolidated EBITDA for the most recently ended Test Period.
“Flood Insurance Laws” shall mean, collectively, (a) the National Flood Insurance Reform Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the

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Flood Disaster Protection Act of 1973), (b) the Flood Insurance Reform Act of 2004 and (c) the Biggert-Waters Flood Insurance Reform Act of 2012.
“Floor” shall mean a rate of interest equal to 0%.
“Foreign Guarantor” shall mean each Guarantor that is a Foreign Subsidiary.
“Foreign Loan Party” shall mean the Parent and each Loan Party that is a Foreign Subsidiary.
“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Parent or any Subsidiary primarily for the benefit of employees of the Parent or any Subsidiary residing outside the United States, which provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.
“Foreign Subsidiary” shall mean any Subsidiary that is incorporated, registered or organized under the laws of any jurisdiction other than the United States of America, any state thereof or the District of Columbia.
“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to any Issuing Bank, such Defaulting Lender’s Revolving Percentage of Revolving L/C Exposure with respect to Letters of Credit issued by such Issuing Bank other than such Revolving L/C Exposure as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.
“FSHCO” shall have the meaning assigned to such term in clause (k) of the definition of “Excluded Subsidiary.”
“GAAP” shall mean generally accepted accounting principles in effect from time to time in the United States of America, applied on a consistent basis.
“GAAP Election” shall have the meaning assigned to such term in the definition of “IFRS”.
“Genmab Purchaser” shall have the meaning assigned to such term in the recitals to this Agreement.
“Governmental Authority” shall mean any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body (including but not limited to any supra-national bodies such as the European Union or the European Central Bank).
“Guarantee” of or by any person (the “guarantor”) shall mean (a) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other monetary obligation payable or performable by another person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain

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working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of the guarantor securing any Indebtedness or other obligation (or any existing right, contingent or otherwise, of the holder of Indebtedness or other obligation to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries); provided, however, that the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or Disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness or other obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such person in good faith. The amount of the Indebtedness or other obligation subject to any Guarantee provided by any person for purposes of clause (b) above shall (unless the applicable Indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness or other obligation and (B) the Fair Market Value of the property encumbered thereby.
“Guarantee Agreement” shall mean the Guarantee Agreement, dated as of the Closing Date among the Loan Parties and the Administrative Agent. The Guarantee Agreement shall also be deemed to include any guaranty agreement prepared under applicable local law (in the case of a Foreign Loan Party) where the Administrative Agent has reasonably determined, based on the advice of counsel and subject to the Agreed Guarantee and Security Principles, that a separate Guarantee (or modified form of Guarantee) is preferable under relevant local law.
“guarantor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”
“Guarantors” shall mean (a) each Subsidiary of the Parent that (i) is a party to the Guarantee Agreement as of the Closing Date or (ii) becomes a party to the Guarantee Agreement after the Closing Date pursuant to Section 5.10, whether existing on the Closing Date or established, created or acquired after the Closing Date, in each case unless and until such time as such Subsidiary is released from its obligations under the Guarantee Agreement in accordance with the terms and provisions hereof and thereof and (b) with respect to the Obligations of any Loan Party, each Borrower (other than with respect to its own primary Obligations); provided that, notwithstanding anything to the contrary herein or in any other Loan Document, the Guarantees and obligations of the Guarantors shall be subject to the Agreed Guarantee and Security Principles.
“Hazardous Materials” shall mean all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum by products or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas or pesticides, fungicides, fertilizers or other agricultural chemicals, of any nature subject to regulation or which can give rise to liability under any Environmental Law.

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“Hedge Bank” shall mean any person that, at the time it enters into a Hedging Agreement with the Parent or any of the Subsidiaries (or on the Closing Date), is an Agent, an Arranger, a Lender or an Affiliate of any such person, in each case, in its capacity as a party to such Hedging Agreement
“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction, or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value, or credit spread transaction, repurchase transaction, reserve repurchase transaction, securities lending transaction, weather index transaction, spot contracts, fixed price physical delivery contracts, or any similar transaction or any combination of these transactions, in the case of each of the foregoing, whether or not exchange traded; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Parent or any of the Subsidiaries shall be a Hedging Agreement.
“Honor Date” shall have the meaning assigned to such term in Section 2.05(c)(i).
“IFRS” shall mean the International Financial Reporting Standards (formerly International Accounting Standards) as in effect from time to time; provided, however, that the Parent may elect, and notify the Administrative Agent of such election, that IFRS shall mean GAAP (a “GAAP Election”); provided, however, that following such election all computations based on IFRS and IFRS concepts contained in this Agreement will be computed in conformity with GAAP and GAAP concepts. Thereafter, the Parent shall apply GAAP and make all computations under this Agreement based on GAAP. Notwithstanding anything to the contrary in this Agreement, solely making an election (without any other action) referred to in this Agreement will not be treated as an incurrence of Indebtedness.
“Immaterial Subsidiary” shall mean, as of any date, any Subsidiary that (a) (i) did not have assets with a value in excess of 5.0% of the Consolidated Total Assets as of the last day of the Test Period ending immediately prior to such date and (ii) did not have revenues (excluding intercompany revenues) representing in excess of 5.0% of total revenues (excluding intercompany revenues) of the Parent and the Subsidiaries on a consolidated basis for the Test Period ending immediately prior to such date, and (b) taken together with all Subsidiaries described in clause (a) of this definition as of such date, (i) did not have assets with a value in excess of 10.0% of Consolidated Total Assets as of the last day of the Test Period ending immediately prior to such date and (ii) did not have revenues (excluding intercompany revenues) representing in excess of 10.0% of total revenues (excluding intercompany revenues) of the Parent and the Subsidiaries for the Test Period ending immediately prior to such date; provided that, notwithstanding the foregoing, in no event shall the U.S. Co-Borrower be an Immaterial Subsidiary.
“Increased Amount” of any Indebtedness shall mean any increase in the amount of such Indebtedness in connection with any accrual of interest, the accretion of accreted value, the amortization of original issue discount, the payment of interest in the form of additional Indebtedness or in the form of common stock of the Parent, the accretion of original issue discount or liquidation preference and increases in the amount of Indebtedness outstanding solely as a result of fluctuations in the exchange rate of currencies.
“Incremental Amount” shall mean, at any time, the sum of:
(a)the Fixed Incremental Amount;

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(b)the Prepayment-Based Incremental Amount; and
(c)the Ratio-Based Incremental Amount;
provided, for the avoidance of doubt, that the portion of the Incremental Amount specified in clauses (a) and (b) above shall be reduced by usage of such portion of the Incremental Amount pursuant to Section 2.21 and Section 6.01(v).
“Incremental Assumption Agreement” shall mean an amendment to this Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the applicable Borrower(s), the Administrative Agent and one or more Incremental Term Lenders and/or Incremental Revolving Lenders.
“Incremental Commitment” shall mean an Incremental Term Commitment or an Incremental Revolving Commitment.
“Incremental Facilities” shall have the meaning assigned to such term in Section 2.21(a).
“Incremental Revolving Commitment” shall mean the commitment of a Lender under an Incremental Revolving Facility.
“Incremental Revolving Facility” shall have the meaning assigned to such term in Section 2.21(a).
“Incremental Revolving Increase” shall have the meaning assigned to such term in Section 2.21(a).
“Incremental Revolving Lender” shall mean a Lender with an Incremental Revolving Commitment or an outstanding Incremental Revolving Loan.
“Incremental Revolving Loans” shall mean loans made under an Incremental Revolving Facility.
“Incremental Term Commitment” shall mean the commitment of a Lender under an Incremental Term Facility.
“Incremental Term Facility” shall have the meaning assigned to such term in Section 2.21(a).
“Incremental Term Increase” shall have the meaning assigned to such term in Section 2.21(a).
“Incremental Term Lender” shall mean a Lender with an Incremental Term Commitment or an outstanding Incremental Term Loan.
“Incremental Term Loans” shall mean loans made under an Incremental Term Facility.
“Incurrence-Based Amounts” shall have the meaning assigned to such term in Section 1.08(d).

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“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments (except any such obligation issued in the ordinary course of business with a maturity date of no more than six months in a transaction intended to extend payment terms of trade payables or similar obligations to trade creditors incurred in the ordinary course of business), (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person (except any such obligation that constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business), (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such person in accordance with IFRS and (iii) liabilities accrued in the ordinary course of business) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (e) all Guarantees by such person of Indebtedness of others, (f) all Capitalized Lease Obligations of such person, (g) obligations under any Hedging Agreements, to the extent the foregoing would appear on a balance sheet of such person as a liability, (h) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit, (i) the principal component of all obligations of such person in respect of bankers’ acceptances, (j) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock), (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person (other than Liens on Equity Interests of Unrestricted Subsidiaries securing Indebtedness of such Unrestricted Subsidiaries), whether or not the Indebtedness secured thereby has been assumed and (l) all Attributable Receivables Indebtedness with respect to a Qualified Receivables Facility. The amount of Indebtedness of any person for purposes of clause (k) above shall (unless such Indebtedness has been assumed by such person or is otherwise recourse to such person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby. For the avoidance of doubt, and without limitation of the foregoing, convertible Indebtedness shall at all times prior to the repurchase, conversion or payment thereof be valued at the full stated principal amount thereof and shall not include any reduction or appreciation in value of the shares and/or cash deliverable upon conversion thereof. Notwithstanding anything in this description to the contrary, and to the extent applicable following a GAAP Election, (x) Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Financial Accounting Standards Board Accounting Standards Codification 825 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and (y) obligations under the Transaction Agreement and any other agreements or instruments contemplated thereby, shall not be deemed Indebtedness under this Agreement.
“Indemnified Taxes” shall mean all (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.
“Indemnitee” shall have the meaning assigned to such term in Section 9.05(b).
“Information” shall have the meaning assigned to such term in Section 3.14(a).

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“Information Memorandum” shall mean the Lender Presentation dated November 10, 2025, as modified or supplemented prior to the Closing Date.
“Initial Facilities” shall mean the Initial Term A Facility, the Initial Term B Facility and the Initial Revolving Facility.
“Initial Lenders” shall have the meaning assigned to such term in the Commitment Letter.
“Initial Revolving Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make Initial Revolving Loans in the amount set forth opposite such Lender’s name in Schedule 2.01 under the heading “Initial Revolving Commitment” or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement or, if such Lender is an Ancillary Lender, decreased by the amount of such Lender’s Ancillary Commitment (and increased to the extent that any such Ancillary Commitment is reduced, cancelled or terminated). The aggregate amount of the Lenders’ Initial Revolving Commitments on the Closing Date is $500,000,000.
“Initial Revolving Facility” shall mean the Initial Revolving Commitments and the Initial Revolving Loans made hereunder.
“Initial Revolving Facility Maturity Date” shall mean the fifth anniversary of the Closing Date (which date is December 12, 2030).
“Initial Revolving Lender” shall mean a Lender with an Initial Revolving Commitment or with outstanding Initial Revolving Loans.
“Initial Revolving Loans” shall have the meaning assigned to such term in Section 2.01(c).
“Initial Term A Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name on Schedule 2.01 as such Lender’s “Initial Term A Commitment”. The aggregate amount of the Initial Term A Commitments as of the Closing Date is $1,000,000,000.
“Initial Term A Facility” shall mean the Initial Term A Commitments and the Initial Term A Loans made hereunder.
“Initial Term A Facility Maturity Date” shall mean the fifth anniversary of the Closing Date (which date is December 12, 2030).
“Initial Term A Lender” shall mean a Lender with an Initial Term A Commitment or with outstanding Initial Term A Loans.
“Initial Term A Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(i).
“Initial Term A Loans” shall have the meaning assigned to such term in Section 2.01(a).

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“Initial Term B Commitment” shall mean, with respect to each Lender, the amount set forth opposite such Lender’s name on Schedule 2.01 as such Lender’s “Initial Term B Commitment”. The aggregate amount of the Initial Term B Commitments as of the Closing Date is $2,000,000,000.
“Initial Term B Facility” shall mean the Initial Term B Commitments and the Initial Term B Loans made hereunder.
“Initial Term B Facility Maturity Date” shall mean the seventh anniversary of the Closing Date (which date is December 12, 2032).
“Initial Term B Lender” shall mean a Lender with an Initial Term B Commitment or with outstanding Initial Term B Loans.
“Initial Term B Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(ii).
“Initial Term B Loans” shall have the meaning assigned to such term in Section 2.01(b).
“Initial Term Facilities” shall mean the Initial Term A Facility and the Initial Term B Facility.
“Initial Term Loans” shall mean (a) the Initial Term A Loans and (b) the Initial Term B Loans.
“Inside Maturity Amount” shall mean, at any time, (a) an amount equal to 50% of Adjusted Consolidated EBITDA for the most recently ended Test Period minus (b) the sum, without duplication, of the aggregate outstanding principal amount of all Indebtedness incurred in reliance on the Inside Maturity Amount.
“Insurance Subsidiary” shall have the meaning assigned to such term in Section 6.04(y).
“Intellectual Property” shall mean all U.S. and non-U.S. intellectual property, whether based on statutory or common law rights, if applicable, including: (a) copyrights, registrations and applications for registration thereof (“Copyrights”), (b) trademarks, service marks, trade names, brand names, domain names, trade dress and registrations and applications of registrations thereof, and other identifiers of source or goodwill (“Trademarks”), (c) patents and patent applications, in any jurisdiction in the world, including all provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations, renewals and extensions of any of the foregoing, and all rights to claim priority of any of the foregoing (“Patents”), (d) trade secrets and rights in confidential information, including rights in software, ideas, designs, concepts, compilations of information, methods, techniques, procedures, processes and other know-how, whether or not patentable and (e) any rights in databases.
“Intercreditor Agreement” shall mean, at any time, any Acceptable Intercreditor Agreement then in effect.
“Interest Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) Adjusted Consolidated EBITDA for the most recently ended Test Period to (b) Consolidated Cash Interest Expense for such Test Period.

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“Interest Election Request” shall mean a request by the applicable Borrower to convert or continue a Borrowing in accordance with Section 2.07 and substantially in the form of Exhibit E or another form (including any form on an electronic platform or electronic transmission system as shall be approved by the Administrative Agent) approved by the Administrative Agent.
“Interest Expense” shall mean, with respect to any person for any period, the sum of, without duplication, (a) net interest expense of such person for such period on a consolidated basis, (i) including (A) the amortization of debt discounts, (B) the amortization of all fees (including fees with respect to Hedging Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (C) the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and (D) net payments and receipts (if any) pursuant to interest rate hedging obligations, and (ii) excluding (A) unrealized mark-to-market gains and losses attributable to interest rate hedging obligations, (B) amortization of deferred financing fees and (C) expensing of any bridge or other financing fees, (b) capitalized interest of such person, whether paid or accrued, and (c) commissions, discounts, yield and other fees and charges incurred for such period, including any losses on sales of receivables and related assets, in connection with any receivables financing of such person or any of its Subsidiaries that are payable to persons other than such person and its Subsidiaries.
“Interest Payment Date” shall mean, (a) as to any Eurocurrency Rate Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Eurocurrency Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; (b) as to any Term SOFR Loan, the last day of each Interest Period applicable to such Loan and the Maturity Date of the Facility under which such Loan was made; provided, however, that if any Interest Period for a Term SOFR Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (c) as to any ABR Loan, the last Business Day of each March, June, September and December and the Maturity Date of the Facility under which such Loan was made.
“Interest Period” shall mean, (x) as to each Eurocurrency Rate Borrowing, the period commencing on the date such Eurocurrency Rate Borrowing is disbursed or converted to or continued as a Eurocurrency Rate Borrowing and ending on the date one, three or six months thereafter, as selected by the applicable Borrower in its Borrowing Request or Interest Election Request, as applicable, or such other shorter period that is requested by the applicable Borrower and consented to by the Administrative Agent and all the applicable Lenders (in each case, subject to availability for the interest rate applicable to the relevant currency) and (y) as to each Term SOFR Borrowing, the period commencing on the date such Term SOFR Borrowing is disbursed or converted to or continued as a Term SOFR Borrowing and ending on the date one, three or six months thereafter, as selected by the applicable Borrower in its Borrowing Request or Interest Election Request, as applicable, or such other shorter period that is requested by the applicable Borrower and consented to by the Administrative Agent and all the applicable Lenders (in each case, subject to availability); provided that:
(i)any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;
(ii)any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of

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such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;
(iii)no Interest Period shall extend beyond the applicable Maturity Date; and
(iv)no tenor that has been removed from this definition pursuant to Section 2.28(d) shall be available for specification in any Borrowing Request.
“Investment” shall have the meaning assigned to such term in Section 6.04.
“IRS” shall mean the United States Internal Revenue Service.
“ISP” shall mean the International Standby Practices, International Chamber of Commerce Publication No. 590 (or such later version thereof as may be in effect at the applicable time).
“Issuer Documents” shall mean, with respect to any Letter of Credit, the letter of credit application and any other document, agreement and instrument entered into by the applicable Issuing Bank and the applicable Borrower (or any Subsidiary) or in favor of such Issuing Bank and relating to such Letter of Credit.
“Issuing Bank” shall mean (a) each person listed as having a Letter of Credit Commitment on Schedule 2.01 and (b) each other person designated as an Issuing Bank pursuant to Section 2.05(l), in each case in its capacity as an issuer of Letters of Credit hereunder, and its successors in such capacity. If an Issuing Bank arranges for one more Letters of Credit to be issued by Affiliates or designated branch offices of such Issuing Bank as permitted by 2.05(a)(vii), the term “Issuing Bank” shall include any such Affiliate or branch office with respect to Letters of Credit issued by such Affiliate or branch office.
“Issuing Bank Fees” shall have the meaning assigned to such term in Section 2.12(b).
“Judgment Currency” shall have the meaning assigned to such term in Section 9.25(a).
“Judgment Currency Conversion Date” shall have the meaning assigned to such term in Section 9.25(a).
“Junior Debt Restricted Payment” shall mean any payment or other distribution (whether in cash, securities or other property), directly or indirectly made by the Parent or any of the Subsidiaries, of or in respect of principal of or interest on any Indebtedness that is by its terms subordinated in right of payment to the Loan Obligations (each of the foregoing, a “Junior Financing”); provided that the following shall not constitute a Junior Debt Restricted Payment:
(a)Refinancings with any Permitted Refinancing Indebtedness permitted to be incurred under Section 6.01;
(b)payments of regularly-scheduled interest and fees due thereunder, other non-principal payments thereunder, any mandatory prepayments of principal, interest and fees thereunder, scheduled payments thereon necessary to avoid the Junior Financing from constituting “applicable high yield discount obligations” within the meaning of Section 163(i)(l) of the Code, and, to the extent this Agreement is then in effect, principal on any date that is within one year of the scheduled maturity date of any such Junior Financing;

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(c)payments or distributions in respect of all or any portion of the Junior Financing with the proceeds from the issuance, sale or exchange by the Parent of Qualified Equity Interests within eighteen months prior thereto; provided, that such proceeds are not included in any determination of the Available Amount or the amount of Indebtedness that is permitted to be incurred pursuant to Section 6.01(ee); and
(d)the conversion of any Junior Financing to Qualified Equity Interests of the Parent; provided that such Qualified Equity Interests are not included in the calculation of the Available Amount.
“Junior Financing” shall have the meaning assigned to such term in the definition of the term “Junior Debt Restricted Payment.”
“Junior Liens” shall mean Liens on the Collateral that are junior to the Liens thereon securing the Initial Facilities.
“L/C Advance” shall mean, with respect to each Revolving Lender, such Revolving Lender’s funding of its participation in any L/C Borrowing in accordance with its Revolving Percentage. All L/C Advances shall be denominated in the applicable Agreed Currency in which such Letter of Credit is issued.
“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Revolving Borrowing. All L/C Borrowings shall be denominated in the applicable Agreed Currency in which such Letter of Credit is issued.
“L/C Credit Extension” shall mean, with respect to any Letter of Credit, the issuance thereof, an extension of the expiry date thereof or an increase in the amount thereof.
“L/C Disbursement” shall mean a payment or disbursement made by an Issuing Bank pursuant to a Letter of Credit.
“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.07. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn.
“L/C Participation Fee” shall have the meaning assigned to such term in Section 2.12(b).
“Latest Maturity Date” shall mean, at any date of determination, the latest of the Maturity Dates then in effect on such date of determination.
“law” and “laws” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable

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administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“LCA Election” shall have the meaning assigned to such term in Section 1.08(c).
“LCA Test Date” shall have the meaning assigned to such term in Section 1.08(c).
“Legal Opinion” shall mean any legal opinion delivered to the Administrative Agent pursuant to this Agreement.
“Legal Reservations” shall mean:
(a)general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law);
(b)implied covenants of good faith and fair dealing;
(c)the need for filings and registrations necessary to perfect the Liens on the Collateral granted by the Loan Parties in favor of the Collateral Agent;
(d)the application of relevant Debtor Relief Laws;
(e)the time barring of claims under applicable jurisdiction laws, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defenses of acquiescence, set-off or counterclaim and similar principles or limitations under the laws of any applicable jurisdiction;
(f)similar principles, rights and defences under the laws of any relevant jurisdiction; and
(g)any other matters which are set out as qualifications or reservations as to matters of law of general application in the Legal Opinions.
“Lender” shall mean (a) each financial institution listed on Schedule 2.01 (other than any such person that has ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 9.04), (b) any person that becomes a “Lender” hereunder pursuant to Section 9.04, Section 2.21, Section 2.22 or Section 2.23 and (c) each Ancillary Lender.
“Lender Party” shall mean any Lender or Issuing Bank.
“Lender-Related Person” shall have the meaning assigned to such term in Section 9.05(c).
“Lending Office” shall mean, as to any Lender or Issuing Bank, the applicable branch, office or Affiliate of such Lender designated by such Lender or Issuing Bank to make Loans or issue Letters of Credit.
“Letter of Credit” shall mean any standby letter of credit issued hereunder, providing for the payment of cash upon the honoring of a presentation thereunder, or any other type of letter of credit that an Issuing Bank, in its sole discretion, agrees to issue.
“Letter of Credit Commitment” shall mean, as to any Issuing Bank, (a) the amount set forth opposite such Issuing Bank’s name on Schedule 2.01 under the caption “Letter of Credit

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Commitment” or (b) if such Issuing Bank has entered into one or more Assignment and Acceptances, the amount set forth for such Issuing Bank in the Register as such Issuing Bank’s “Letter of Credit Commitment”, as such amount may be reduced from time to time pursuant to Section 2.08. The Letter of Credit Commitments are part of, and not in addition to, the Revolving Commitments.
“Letter of Credit Expiration Date” shall mean, with respect to any Revolving Facility, the fifth Business Day prior to the Maturity Date for such Revolving Facility.
“Letter of Credit Request” shall mean a request by the applicable Borrower (for its own account or jointly for its account and the account of any of the Subsidiaries) for the issuance or amendment of a Letter of Credit in such form (including any form on an electronic platform or electronic transmission system) as shall be approved by the applicable Issuing Bank.
“Letter of Credit Sublimit” shall mean an amount equal to the lesser of (a) $30,000,000 and (b) the aggregate amount of the Issuing Banks’ Letter of Credit Commitments at such time, as such amount may be reduced pursuant to Section 2.08.
“Liabilities” shall mean any losses, claims (including intraparty claims), demands, damages or liabilities of any kind.
“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar monetary encumbrance in or on such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.
“Limited Condition Acquisition” shall mean any acquisition or other investment, including by means of a merger, amalgamation or consolidation, by the Parent or one or more of its subsidiaries, the consummation of which is not conditioned upon the availability of, or on obtaining, third party financing or in connection with which any fee or expense would be payable by the Parent or its subsidiaries to the seller or target in the event financing to consummate the acquisition is not obtained as contemplated by the definitive acquisition agreement.
“Loan Documents” shall mean (a) this Agreement, (b) the Guarantee Agreement, (c) the Security Documents, (d) each Incremental Assumption Agreement, (e) each Extension Amendment, (f) each Refinancing Amendment, (g) each Intercreditor Agreement, (h) any Note issued under Section 2.09(e), (i) the Letters of Credit, (j) each Designated Borrower Request and Joinder Agreement, (k) the Ancillary Documents and (l) any other document or instrument designated by the Parent and the Administrative Agent as a “Loan Document”.
“Loan Obligations” shall mean (a) the due and punctual payment by each Borrower of (i) the unpaid principal of and interest, fees and expenses (including interest, fees and expenses accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans made to each Borrower under this Agreement, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by each Borrower under this Agreement in respect of any Letter of Credit (including on behalf of any Subsidiary for which such Letter of Credit is issued on account of), when and as due, including payments in respect of reimbursement of disbursements, interest, fees and expenses thereon (including interest, fees and expenses accruing during

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the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide Cash Collateral and (iii) all other monetary obligations of each Borrower owed under or pursuant to this Agreement and each other Loan Document, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), and (b) the due and punctual payment of all obligations of each Loan Party under or pursuant to each of the Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
“Loan Parties” shall mean the Borrowers and the other Guarantors.
“Loans” shall mean the Term Loans and the Revolving Loans.
“Local Time” shall mean New York City time (daylight or standard, as applicable).
“Margin Stock” shall have the meaning assigned to such term in Regulation U.
“Marketable Securities” shall mean securities of a type consistent with the Parent’s marketable securities portfolio as described in Note 4.4 of the Parent’s annual audited financial statements for the fiscal year ended December 31, 2024.
“Material Adverse Effect” shall mean (a) on the Closing Date, a “Company Material Adverse Effect” (as defined in the Transaction Agreement as in effect on the Transaction Agreement Date) and (b) after the Closing Date, a material adverse effect on (i) the business, results of operations or financial condition of the Parent and the Subsidiaries, taken as a whole, (ii) subject to the Legal Reservations, the rights and remedies (taken as a whole) of the Agents, the Issuing Banks and the Lenders or (iii) the ability of the Borrowers and the Guarantors (taken as a whole) to perform their payment obligations under the Loan Documents.
“Material Indebtedness” shall mean Indebtedness (other than Loans and Letters of Credit) of any one or more of the Parent or any Subsidiary in an aggregate principal amount exceeding $125,000,000; provided that in no event shall any Qualified Receivables Facility be considered Material Indebtedness.
“Material Intellectual Property” shall mean Intellectual Property that is owned by the Parent or any Subsidiary and that is material to the business of the Parent and the Subsidiaries, taken as a whole.
“Material Jurisdiction” shall mean (a) the United States, Denmark, The Netherlands and Japan, (b) any other country in which the Proprietary Patent Revenue generated from sales therein equals or exceeds 2.50% of the consolidated total revenue of the Parent and its subsidiaries for any fiscal year of the Parent and (c) with respect to Patents that are owned by Loan Parties for which Royalty Contracts are held by non-Loan Party Subsidiaries organized in any other country, if the revenue generated from Royalty Contracts held by non-Loan Party Subsidiaries organized in any other country equals or exceeds 2.50% of the consolidated total revenue of the Parent and its subsidiaries for any fiscal year of the Parent (such Royalty Contracts, “Material Non-Loan Party Royalty Contracts”), such other country (provided that any jurisdiction described in this clause (c) shall only be a “Material Jurisdiction” with respect to the

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Patents owned by Loan Parties that are subject to the applicable Material Non-Loan Party Royalty Contracts).
“Material Patents” shall mean all existing and future Patents owned by the Loan Parties that are registered in a Material Jurisdiction other than any such Patents that constitute Excluded Property.
“Material Subsidiary” shall mean any Wholly Owned Subsidiary, other than an Immaterial Subsidiary.
“Maturity Date” shall mean (a) with respect to the Initial Term A Facility, the Initial Term A Facility Maturity Date, (b) with respect to the Initial Term B Facility, the Initial Term B Facility Maturity Date, (c) with respect to the Initial Revolving Facility, the Initial Revolving Facility Maturity Date and (d) with respect to any other Facility, the maturity date specified in the Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment, as applicable.
“Maximum Rate” shall have the meaning assigned to such term in Section 9.09.
“Merus” shall have the meaning assigned to such term in the recitals to this Agreement.
“Merus Entity” shall mean each of Merus and each of its subsidiaries.
“Minimum L/C Collateral Amount” shall mean, at any time, in connection with any Letter of Credit, (a) with respect to Cash Collateral consisting of cash or deposit account balances, an amount equal to 102% of the Revolving L/C Exposure with respect to such Letter of Credit at such time and (b) otherwise, an amount sufficient to provide credit support with respect to such Revolving L/C Exposure as determined by the Administrative Agent and the Issuing Banks in their sole discretion.
“MIRE Event” shall mean, at any time, if there are any Mortgaged Properties at such time, any increase, extension of the maturity or renewal of any of the Commitments or Loans (including an Extension Amendment, but excluding (a) any continuation or conversion of Borrowings, (b) the making of any Loan and (c) the issuance, amendment or extension of Letters of Credit).
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage” shall mean a mortgage, deed of trust, deed to secure debt, trust deed, or other security document entered into by the owner or holder of a Mortgaged Property for the benefit of the Collateral Agent and the Secured Parties in respect of that Mortgaged Property to secure the Obligations, in form and substance reasonably acceptable to the Collateral Agent and the Parent, together with such terms and provisions as may be required by local laws.
“Mortgaged Property” shall mean Real Property with respect to which a Mortgage is required to be granted pursuant to Section 5.10(b).
“MSSF” shall mean Morgan Stanley Senior Funding, Inc.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Parent or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.

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“Net Income” shall mean, with respect to any person, the net income (loss) of such person, determined in accordance with IFRS and before any reduction in respect of preferred stock dividends.
“Net Proceeds” shall mean:
(a)100% (or, if the First Lien Secured Net Leverage Ratio as of the date of such Asset Sale is (x) less than or equal to 2.15 to 1.00 but greater than 1.65 to 1.00, such percentage shall be 50% or (y) less than or equal to 1.65 to 1.00, such percentage shall be 0%) of the aggregate cash proceeds received by the Parent or any Subsidiary (including, without limitation, any cash received in respect of or upon the sale or other disposition of any Designated Non-cash Consideration received in any Asset Sale and any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding the assumption by the acquiring person of Indebtedness relating to the disposed assets or other consideration received in any other non-cash form) from any Asset Sale under Section 6.05(d) or Section 6.05(g), net of (i) the direct costs relating thereto (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), any relocation expenses incurred in connection therewith, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and consultant and other customary fees incurred in connection therewith, (ii) required payments of Indebtedness and other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than Indebtedness incurred under the Loan Documents, Other First Lien Debt and obligations secured by a Junior Lien), (iii) prepayments of any Other First Lien Debt the terms of which require the Parent to prepay (or make an offer to repurchase) such Other First Lien Debt with such cash proceeds (limited to its proportionate share of such prepayment, based on the then outstanding amount of such Other First Lien Debt as a percentage of all then outstanding Indebtedness incurred under the Loan Documents (other than Indebtedness incurred under the Loan Documents that rank junior in right of security to the Initial Facilities) and all applicable Other First Lien Debt), (iv) Taxes paid or payable (in the good faith determination of the Parent) as a result thereof (after taking into account any available Tax credits or deductions and any Tax sharing arrangements related solely thereto), and (v) any deduction of appropriate amounts to be provided by the Parent and the Subsidiaries as a reserve in accordance with IFRS against any liabilities (x) associated with any of the applicable assets and (y) retained by the Parent or any of the Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction; provided, that, if the Parent shall deliver a certificate of a Responsible Officer of the Parent to the Administrative Agent promptly following receipt of any such proceeds setting forth the Parent’s intention to use any portion of such proceeds, within 540 days of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Parent and the Subsidiaries or to make Permitted Business Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or intercompany Investments in Subsidiaries) (provided that if such investment is in the form of the acquisition of Equity Interests of a person that is not a Subsidiary, such acquisition results in such person becoming a Subsidiary of the Parent) or to fund capital expenditures (including to acquire a license of Intellectual Property), or research and development expenditures, in each case (x) used or useful in a Similar Business or (y) that replace the properties and assets that are the subject of such Asset Sale or to reimburse the cost of any of the foregoing incurred on or after the date on which the Asset Sale giving rise to such Net Proceeds was contractually committed, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 540 days of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 540 day period but within such 540 day period are contractually committed to be used, then such remaining portion if not so used within 180 days following the end of such 540 day period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that no net cash proceeds calculated in accordance with the foregoing shall constitute Net Proceeds unless such net cash proceeds shall exceed $150,000,000 in the applicable fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds);
(b)100% (or, if the First Lien Secured Net Leverage Ratio as of the date of such Asset Sale is (x) less than or equal to 2.15 to 1.00 but greater than 1.65 to 1.00, such percentage shall be

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50% or (y) less than or equal to 1.65 to 1.00, such percentage shall be 0%) of the aggregate cash proceeds received by the Parent or any Subsidiary (including casualty insurance settlements and condemnation awards, but only as and when received) from any Recovery Event, net of (i) the direct costs relating thereto (including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions), any relocation expenses incurred in connection therewith, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, other customary expenses and consultant and other customary fees incurred in connection therewith, (ii) required payments of Indebtedness and other obligations relating to the applicable asset to the extent such Indebtedness or other obligations are secured by a Lien permitted hereunder (other than Indebtedness incurred under the Loan Documents, Other First Lien Debt and obligations secured by a Junior Lien), (iii) prepayments of any Other First Lien Debt the terms of which require the Parent to prepay (or make an offer to repurchase) such Other First Lien Debt with such cash proceeds (limited to its proportionate share of such prepayment, based on the then outstanding amount of such Other First Lien Debt as a percentage of all then outstanding Indebtedness incurred under the Loan Documents (other than Indebtedness incurred under the Loan Documents that rank junior in right of security to the Initial Facilities) and all applicable Other First Lien Debt), and (iv) Taxes paid or payable (in the good faith determination of the Parent) as a result thereof (after taking into account any available Tax credits or deductions and any Tax sharing arrangements related solely thereto); provided, that, if the Parent shall deliver a certificate of a Responsible Officer of the Parent to the Administrative Agent promptly following receipt of any such proceeds setting forth the Parent’s intention to use any portion of such proceeds, within 540 days of such receipt, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Parent and the Subsidiaries or to make Permitted Business Acquisitions and other Investments permitted hereunder (excluding Permitted Investments or intercompany Investments in Subsidiaries) or to fund capital expenditures (including to acquire a license of Intellectual Property), or research and development expenditures, in each case (x) used or useful in a Similar Business or (y) that replace the properties and assets that are the subject of such Recovery Event or to reimburse the cost of any of the foregoing incurred on or after the date on which the Recovery Event giving rise to such proceeds was contractually committed, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 540 days of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 540 day period but within such 540 day period are contractually committed to be used, then such remaining portion if not so used within 180 days following the end of such 540 day period shall constitute Net Proceeds as of such date without giving effect to this proviso); provided, further, that no net cash proceeds calculated in accordance with the foregoing shall constitute Net Proceeds unless such net cash proceeds shall exceed $150,000,000 in the applicable fiscal year (and thereafter only net cash proceeds in excess of such amount shall constitute Net Proceeds); and
(c)100% of the cash proceeds from the incurrence, issuance or sale by the Parent or any Subsidiary of any Indebtedness (other than Excluded Indebtedness, except for (x) Refinancing Term Loans and (y) Refinancing Indebtedness incurred to refinance all or a portion of any Class of Loans), net of all fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.
“New Class Loans” shall have the meaning assigned to such term in Section 9.08(f).
“Non-Consenting Lender” shall have the meaning assigned to such term in Section 2.19(c).
“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.
“Non-Extension Notice Date” shall have the meaning assigned to such term in Section 2.05(b)(iii).
“Non-U.S. Lender” shall mean a Lender that is not a U.S. Person.

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“Note” shall have the meaning assigned to such term in Section 2.09(e).
“Notice” shall have the meaning assigned to such term in Section 9.13.
“Objecting Lender” shall have the meaning assigned to such term in Section 6.05(n).
“Obligation Currency” shall have the meaning assigned to such term in Section 9.25(a).
“Obligations” shall mean, collectively, (a) the Loan Obligations, (b) obligations in respect of any Secured Cash Management Agreement, (c) obligations in respect of any Secured Hedge Agreement and (d) the Ancillary Obligations (including, in each case, monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).
“Open Market Purchase” shall have the meaning assigned to such term in Section 2.25.
“Organizational Documents” shall mean (a) with respect to any corporation, its certificate or articles of incorporation or organization and its by-laws or equivalent, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles of organization or certificate of formation, and its operating agreement, (e) with respect to any Danish Loan Party, its articles of association and (f) with respect to any other form of entity, such other organizational documents required by local law or customary under such jurisdiction to document the formation and governance principles of such type of entity.
“Other Connection Taxes” shall mean, with respect to any Agent, any Lender Party or any other recipient of any payment made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, Taxes imposed as a result of any present or former connection between such recipient and the jurisdiction (or any political subdivision thereof) of the Governmental Authority imposing such Tax (other than a connection arising solely from such recipient having executed, delivered, performed its obligations or received a payment under, received or perfected a security interest under, having been a party to, having enforced, or having engaged in any other transaction pursuant to this Agreement or any other Loan Document and/or sold or assigned an interest in any Loan or Loan Document).
“Other First Lien Debt” shall mean obligations secured by Other First Liens.
“Other First Liens” shall mean Liens on the Collateral that are equal and ratable with the Liens (but without regard to control of remedies) thereon securing the Initial Facilities.
“Other Incremental Revolving Commitments” shall have the meaning assigned to such term in Section 2.21(a).
“Other Incremental Revolving Loans” shall mean loans made under Other Incremental Revolving Commitments.
“Other Incremental Term Loans” shall have the meaning assigned to such term in Section 2.21(a).

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“Other Revolving Commitments” shall mean, collectively, (a) Other Incremental Revolving Commitments, (b) Extended Revolving Commitments and (c) Replacement Revolving Commitments.
“Other Revolving Loans” shall mean, collectively (a) Other Incremental Revolving Loans, (b) Extended Revolving Loans and (c) Replacement Revolving Loans.
“Other Taxes” shall mean any and all present or future stamp, court or documentary Taxes or any other excise, transfer, mortgage, recording, filing, sales, property, intangible or similar Taxes arising from any payment made hereunder or under any other Loan Document or from the execution, registration, delivery or enforcement of, consummation or administration of, or receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.19(b)) .
“Other Term A Loans” shall mean any Other Term Loans constituting term “A” loans.
“Other Term B Loans” shall mean any Other Term Loans constituting term “B” loans.
“Other Term Commitments” shall mean, collectively, (a) commitments to make Other Incremental Term Loans and (b) commitments to make Refinancing Term Loans.
“Other Term Loan Installment Date” shall have the meaning assigned to such term in Section 2.10(a)(iii).
“Other Term Loans” shall mean, collectively, (a) Other Incremental Term Loans, (b) Extended Term Loans and (c) Refinancing Term Loans.
“Overnight Rate” shall mean, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in Euros or DKK, an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
“Parent” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.
“Participant” shall have the meaning assigned to such term in Section 9.04(c).
“Participant Register” shall have the meaning assigned to such term in Section 9.04(c)(ii).
“Patents” shall have the meaning assigned to such term in the definition of “Intellectual Property”.
“Payment Recipient” shall have the meaning assigned to such term in Section 8.17(a).
“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

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“Perfection Certificate” shall mean the Perfection Certificate with respect to the Parent and the other Loan Parties in the form attached hereto as Exhibit I, or such other form as is reasonably satisfactory to the Administrative Agent.
“Permitted Business Acquisition” shall mean any acquisition of all or substantially all the assets or business of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) not previously held by the Parent and the Subsidiaries in, or merger, consolidation or amalgamation with, a person or business unit or division or line of business of a person (or any subsequent investment made in a person or business unit or division or line of business previously acquired in a Permitted Business Acquisition), if, in each case, (i) subject to Section 1.08, no Event of Default shall have occurred and be continuing immediately after giving effect thereto or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) the Parent shall be in Pro Forma Compliance with the Financial Covenants immediately after giving effect to such acquisition or investment and any related transactions; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 6.01; (v) to the extent and within the time periods required by Section 5.10, any person acquired in any such acquisition shall be merged into a Loan Party or become upon consummation of such acquisition a Guarantor; and (vi) the aggregate cash consideration in respect of all such acquisitions and investments in assets that are not owned by the Loan Parties or in Equity Interests in persons that are not Loan Parties or do not become Loan Parties, in each case upon consummation of such acquisition, shall not exceed the greater of $750,000,000 and 6.0% of Consolidated Total Assets, it being understood and agreed that (x) the foregoing cap shall not apply to any Permitted Business Acquisition in the event that the Acquired Loan Party Consolidated EBITDA Percentage (as defined below) with respect to such Permitted Business Acquisition is no lower than the lower of (1) 90% and (2) the percentage of Adjusted Consolidated EBITDA attributable to the Loan Parties immediately prior to giving effect to such Permitted Business Acquisition and (y) in the event that the amount available under the foregoing cap is reduced as a result of any Permitted Business Acquisition or other Investment made by Loan Parties in a person that is not (or does not become) a Loan Party or assets that are not (or do not become) owned by Loan Parties and such person subsequently becomes a Loan Party (or such assets are subsequently transferred to a Loan Party), the amount available under such cap shall be proportionately increased as a result thereof (up to the original amount of utilization of such cap). As used herein, “Acquired Loan Party Consolidated EBITDA Percentage” shall mean, with respect to any Permitted Business Acquisition, expressed a percentage, (I) the Adjusted Consolidated EBITDA acquired in such Permitted Business Acquisition generated by persons that will become Loan Parties or assets that will become owned by Loan Parties divided by (II) the total Adjusted Consolidated EBITDA acquired in such Permitted Business Acquisition, in each case as determined on the date of consummation of such Permitted Business Acquisition (or, in the case of any such Permitted Business Acquisition that is a Limited Condition Acquisition, on the date that the definitive agreement for such Permitted Business Acquisition is entered into).
“Permitted Debt” shall mean Indebtedness for borrowed money incurred by any Loan Party, provided that
(a)any such Permitted Debt shall rank equally and ratably in right of security with the Initial Facilities or, at the option of the Parent, shall rank junior in right of security with the Initial Facilities or shall be unsecured (and, if secured, such Permitted Debt shall be subject to an Acceptable Intercreditor Agreement);
(b)(i) the final maturity date of any such Permitted Debt shall be no earlier than (x) in the case of Permitted Debt constituting term “A” loans, the Latest Maturity Date applicable to the then outstanding Initial Term A Loans and (y) in the case of any other Permitted Debt (other than Permitted

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Debt in the form of revolving Indebtedness), the Latest Maturity Date applicable to the then outstanding Initial Term B Loans (in each case other than with respect to (1) the Inside Maturity Amount and (2) customary “bridge loan” facilities with a tenor of no longer than one year (provided that such facilities automatically convert or exchange into long-term Indebtedness otherwise meeting the requirements of this clause (b))), (ii) no Permitted Debt in the form of revolving Indebtedness shall mature prior to, or require scheduled commitment reductions prior to, the Latest Maturity Date applicable to the Initial Revolving Commitments and (iii) except as to pricing, fees, amortization, final maturity date, participation in mandatory prepayments and ranking as to security (which shall, subject to the other clauses of this proviso, be determined by the Parent and the providers of the applicable Permitted Debt in their sole discretion), any such Permitted Debt shall have (A) in the case of Permitted Debt constituting term “A” loans, terms that are consistent in all material respects with the Initial Term A Loans, (B) in the case of Permitted Debt constituting term “B” loans, terms that are consistent in all material respects with the Initial Term B Loans, (C) in the case of Permitted Debt constituting revolving Indebtedness, terms that are consistent in all material respects with the Initial Revolving Commitments or (D) such other terms as shall be reasonably satisfactory to the Administrative Agent (except for any such term that is (1) added for the benefit of all Term Loans or all Revolving Facilities then outstanding, as applicable, or (2) only applicable after the Latest Maturity Date then in effect);
(c)the Weighted Average Life to Maturity of any Permitted Debt shall be no shorter than (x) in the case of Permitted Debt constituting term “A” loans, the remaining Weighted Average Life to Maturity of the Initial Term A Loans then outstanding and (y) in the case of any other Permitted Debt (other than Permitted Debt in the form of revolving Indebtedness), the remaining Weighted Average Life to Maturity of the Initial Term B Loans then outstanding (in each case other than with respect to (1) the Inside Maturity Amount and (2) customary “bridge loan” facilities with a tenor of no longer than one year (provided that such facilities automatically convert or exchange into long-term Indebtedness otherwise meeting the requirements of this clause (c)));
(d)any Permitted Debt (except for any Permitted Debt (1) incurred in connection with a Permitted Business Acquisition or other Investment permitted under this Agreement, (2) constituting term “A” loans, (3) with a maturity date no earlier than the date that is two years after the Latest Maturity Date applicable to the Initial Term Facilities, (4) that is not broadly syndicated or (5) that is not denominated in Dollars) that is Other First Lien Debt in the form of term loans and incurred prior to the date that is twelve months after the Closing Date shall be subject to Section 2.21(b)(v), mutatis mutandis;
(e)there shall be no borrower or issuer (other than the Borrowers) or guarantor (other than the Guarantors) in respect of any Permitted Debt; and
(f)Permitted Debt shall not be secured by any asset of the Parent or the Subsidiaries other than the Collateral.
“Permitted Investments” shall mean:
(a)direct obligations of the United States of America, the United Kingdom, Norway, Switzerland or any member of the European Union or any agency thereof, or obligations guaranteed by the United States of America, the United Kingdom, Norway, Switzerland or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years from the date of acquisition thereof;
(b)time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company having capital, surplus and undivided profits in excess of $250,000,000 and whose long-term debt, or whose parent holding company’s long-term debt, is rated at least A by S&P or A2 by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act));

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(c)repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (a) above entered into with a bank meeting the qualifications described in clause (b) above;
(d)commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Parent) with a rating at the time as of which any investment therein is made of P-1 (or higher) according to Moody’s, or A-1 (or higher) according to S&P (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act));
(e)securities with maturities of two years or less from the date of acquisition, issued or fully guaranteed by any State of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Section 3(a)(62) of the Exchange Act));
(f)shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (a) through (e);
(g)money market funds that (i) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P or Aaa by Moody’s and (iii) have portfolio assets of at least $1,000,000,000;
(h)time deposit accounts, certificates of deposit, money market deposits, banker’s acceptances and other bank deposits in an aggregate face amount not in excess of 0.5% of Consolidated Total Assets;
(i)instruments equivalent to those referred to in clauses (a) through (h) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States of America to the extent reasonably required in connection with any business conducted by the Parent or any Subsidiary organized or incorporated in such jurisdiction; and
(j)other than for purposes of (x) calculating the First Lien Secured Net Leverage Ratio, the Secured Net Leverage Ratio or the Total Net Leverage Ratio and (y) satisfying the requirement that at least 75% of the proceeds of any Disposition of assets under Section 6.05(g) consist of cash or Permitted Investments, Marketable Securities.
“Permitted Liens” shall have the meaning assigned to such term in Section 6.02.
“Permitted Receivables Facility Assets” shall mean (a) Receivables Assets (whether now existing or arising in the future) of the Parent and the Subsidiaries which are transferred, sold and/or pledged to a Receivables Entity or a bank, other financial institution or a commercial paper conduit or other conduit facility established and maintained by a bank or other financial institution, pursuant to a Qualified Receivables Facility and any related Permitted Receivables Related Assets which are also so transferred, sold and/or pledged to such Receivables Entity, bank, other financial institution or commercial paper conduit or other conduit facility, and all proceeds thereof and (b) loans to the Parent and the Subsidiaries secured by Receivables Assets (whether now existing or arising in the future) and any Permitted Receivables Related Assets of the Parent and the Subsidiaries which are made pursuant to a Qualified Receivables Facility.
“Permitted Receivables Facility Documents” shall mean each of the documents and agreements entered into in connection with any Qualified Receivables Facility, including all documents and agreements relating to the issuance, funding and/or purchase of certificates and purchased interests or the incurrence of loans, as applicable, in each case as such documents and agreements may be amended,

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modified, supplemented, refinanced or replaced from time to time so long as the relevant Qualified Receivables Facility would still meet the requirements of the definition thereof after giving effect to such amendment, modification, supplement, refinancing or replacement.
“Permitted Receivables Related Assets” shall mean any assets that are customarily transferred, sold and/or pledged or in respect of which security interests are customarily granted in connection with asset securitization transactions involving receivables similar to Receivables Assets and any collections or proceeds of any of the foregoing (including, without limitation, lock-boxes, deposit accounts, records in respect of Receivables Assets and collections in respect of Receivables Assets).
“Permitted Refinancing Indebtedness” shall mean any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) except with respect to Section 6.01(i), (i) the final maturity date of such Permitted Refinancing Indebtedness is on or after the earlier of (x) the final maturity date of the Indebtedness being Refinanced and (y) the 91st day following the Latest Maturity Date in effect at the time of incurrence thereof and (ii) the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to the lesser of (x) the Weighted Average Life to Maturity of the Indebtedness being Refinanced and (y) 91 days after the Weighted Average Life to Maturity of the Class of Term Loans then outstanding with the greatest remaining Weighted Average Life to Maturity, (c) if the Indebtedness being Refinanced is by its terms subordinated in right of payment to any Loan Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Obligations on terms in the aggregate not materially less favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced (as determined by the Parent in good faith), (d) no Permitted Refinancing Indebtedness shall have any borrower which is not a borrower or guarantor of the Indebtedness being so Refinanced or have guarantors that are not (or would not have been required to become) guarantors or borrowers with respect to the Indebtedness being so Refinanced (except that one or more Loan Parties may be added as additional guarantors or borrowers), (e) if the Indebtedness being Refinanced is secured (and permitted to be secured), such Permitted Refinancing Indebtedness may be secured by Liens on the same (or any subset of the) assets as secured (or would have been required to secure) the Indebtedness being Refinanced, on terms in the aggregate that are not materially less favorable to the Parent and the Subsidiaries than the Indebtedness being refinanced or on terms otherwise permitted by Section 6.02 (as determined by the Parent in good faith) and (f) if the Indebtedness being Refinanced was subject to an Intercreditor Agreement, and if the Permitted Refinancing Indebtedness in respect thereof is to be secured by the Collateral, the Permitted Refinancing Indebtedness shall likewise be subject to an Acceptable Intercreditor Agreement.
“Permitted Sale Lease-Back Transaction” shall mean any sale and lease-back transaction, the proceeds of which shall constitute Net Proceeds.
“person” shall mean any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.

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“Personal Information” shall mean any information that (a) identifies or could reasonably be used, alone or in combination with other information held by Parent or any of its Subsidiaries, to identify an individual or household, or (b) is defined as “personally identifiable information,” “personal information,” “personal data,” or any term similar to any of the foregoing under applicable laws or Data Privacy Laws.
“Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, other than a Multiemployer Plan) (a) that is subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, (b) that is sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by the Parent, any Subsidiary or any ERISA Affiliate, and (c) in respect of which the Parent, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” shall have the meaning assigned to such term in Section 5.04.
“Pledged Collateral” shall have the meaning assigned to such term in the U.S. Collateral Agreement.
“Prepayment-Based Incremental Amount” shall mean an amount equal to (a) the amount of cash actually paid in connection with all par or below-par Term Loan buybacks (to the extent such Term Loans are cancelled) plus (b) the amount of all voluntary prepayments of Term Loans, Revolving Loans and Permitted Debt incurred pursuant to Section 6.01(v), in each case (x) with respect to any revolving Indebtedness, to the extent accompanied by a permanent reduction in the applicable revolving commitments, (y) to the extent not funded with the proceeds of Indebtedness constituting long-term Indebtedness (other than revolving Indebtedness) and (z) so long as such Indebtedness that is repurchased or prepaid pursuant to the foregoing clause (a) or (b) is secured on an equal or ratable basis with the Initial Facilities.
“primary obligor” shall have the meaning assigned to such term in the definition of the term “Guarantee.”
“Prime Rate” shall mean the rate of interest per annum last quoted by The Wall Street Journal as the “Prime Rate” in the U.S. or, if The Wall Street Journal ceases to quote such rate, the highest per annum interest rate published by the Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as determined by the Administrative Agent) or any similar release by the Board (as determined by the Administrative Agent). Any change in the Prime Rate shall take effect at the opening of business on the day such change is publicly announced or quoted as being effective.
“Private Side Information” shall have the meaning assigned to such term in Section 5.04.
“Pro Forma Basis” shall mean, as to any person, for any events as described below (each, a “Subject Transaction”) that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (or, in the case of a calculation of Consolidated Total Assets, as of the last day of such Test Period): (a) any Asset Sale and any asset acquisition, Investment (or series of related Investments) in excess of $25,000,000, merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions), any

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dividend, distribution or other similar payment, (b) the designation of any Subsidiary as an Unrestricted Subsidiary or of any Unrestricted Subsidiary as a Subsidiary and (c) any incurrence, repayment, repurchase or redemption of Indebtedness (or any issuance, repurchase or redemption of Disqualified Stock or preferred stock), other than fluctuations in revolving borrowings in the ordinary course of business (and not resulting from a transaction as described in clause (a) above); provided that, notwithstanding anything to the contrary herein, the Parent’s Acquisition of all or any part of the Equity Interests of Merus shall not be given pro forma effect (but, for the avoidance of doubt, Indebtedness incurred in connection therewith shall be given pro forma effect). Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Parent.
If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date on which the relevant calculation is being made had been the applicable rate for the entire period (taking into account any hedging obligations applicable to such Indebtedness if such hedging obligation has a remaining term in excess of 12 months). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Parent to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with IFRS. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period, except to the extent the outstandings thereunder are reasonably expected to increase as a result of any transactions described in clause (a) of the first paragraph of this definition of “Pro Forma Basis” which occurred during the respective period or thereafter and on or prior to the date of determination. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a Eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Parent may designate.
“Pro Forma Compliance” shall mean, at any date of determination, that the Parent and the Subsidiaries shall be in compliance, on a Pro Forma Basis after giving effect on a Pro Forma Basis to the relevant transactions (including the assumption, issuance, incurrence and permanent repayment of Indebtedness), with the Financial Covenants recomputed as at the last day of the most recently ended Test Period.
“Pro Rata Extension Offers” shall have the meaning assigned to such term in Section 2.22(a).
“Pro Rata Share” shall have the meaning assigned to such term in Section 9.08(f).
“Proceeding” shall mean any claim, litigation, investigation, action, suit, arbitration or administrative, judicial or regulatory action or proceeding in any jurisdiction.
“Projections” shall mean the projections of the Parent and the Subsidiaries included in the Information Memorandum and any other projections, financial estimates, forecast and any other forward-looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of the Parent or any of the Subsidiaries prior to the Closing Date.

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“Proprietary Patent Revenue” shall mean revenue of the Parent and its subsidiaries that is attributable to Patents owned by the Parent or any of its subsidiaries (other than any such revenue that is attributable to Royalty Contracts).
“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.
“Public Lender” shall have the meaning assigned to such term in Section 5.04.
“Public Side Information” shall have the meaning assigned to such term in Section 5.04.
“Published Patents” shall have the meaning assigned to such term in Section 5.04(h).
“Purchase Offer” shall have the meaning assigned to such term in Section 2.25(a).
“QFC Credit Support” shall have the meaning assigned to such term in Section 9.23.
“Qualified Equity Interests” shall mean any Equity Interests other than Disqualified Stock.
“Qualified Receivables Facility” shall mean a receivables financing or factoring facility which is designated as a “Qualified Receivables Facility” (as provided below), providing for the transfer, sale and/or pledge by the Parent and/or one or more other Receivables Sellers of Permitted Receivables Facility Assets (thereby providing financing to the Parent and/or the Receivables Sellers) to (a) a Receivables Entity (either directly or through another Receivables Seller), which in turn shall transfer, sell and/or pledge interests in the respective Permitted Receivables Facility Assets to third-party lenders or investors pursuant to the Permitted Receivables Facility Documents in return for cash or (b) a bank or other financial institution, which shall finance, directly or indirectly, the Permitted Receivables Facility Assets, so long as, in the case of each of clause (a) and clause (b), no portion of the Indebtedness or any other obligations (contingent or otherwise) under such receivables facility or facilities (x) is guaranteed by the Parent or any Subsidiary (excluding guarantees of obligations pursuant to Standard Securitization Undertakings), (y) is recourse to or obligates the Parent or any Subsidiary in any way (other than pursuant to Standard Securitization Undertakings) or (z) subjects any property or asset (other than Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity) of the Parent or any Subsidiary (other than a Receivables Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certificate signed by a Financial Officer of the Parent certifying that, to such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.
“Rate” shall have the meaning assigned to such term in the definition of the term “Type.”
“Ratio-Based Incremental Amount” shall mean (a) with respect to any Indebtedness that is secured by Other First Liens, an unlimited amount so long as, upon the incurrence thereof, the First Lien Secured Net Leverage Ratio would not exceed the greater of (x) 2.90 to 1.00 and (y) the First Lien Secured Net Leverage Ratio immediately prior to giving effect to such incurrence, (b) with respect to any Indebtedness that is secured by Junior Liens, an unlimited amount so long as, upon the incurrence thereof, the Secured Net Leverage Ratio would not exceed the greater of (x) 3.15 to 1.00 and (y) the Secured Net Leverage Ratio immediately prior to giving effect to such incurrence, (c) with respect to any Indebtedness

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that is unsecured, an unlimited amount so long as, upon the incurrence thereof, (i) the Total Net Leverage Ratio would not exceed the greater of (x) 3.80 to 1.00 and (y) the Total Net Leverage Ratio immediately prior to giving effect to such incurrence or (ii) the Interest Coverage Ratio would not be lower than the lower of (x) 2.00 to 1.00 and (y) the Interest Coverage Ratio immediately prior to giving effect to such incurrence, in each case where such First Lien Secured Net Leverage Ratio, Secured Net Leverage Ratio, Total Net Leverage Ratio and/or Interest Coverage Ratio, as applicable, is calculated on a Pro Forma Basis (after giving effect to all related transactions (including any acquisition or investment consummated with the proceeds of the applicable Incremental Facility and any other application of the proceeds thereof), but without giving effect to the cash proceeds received from such Indebtedness that remain on the balance sheet, and assuming that the commitments under any Incremental Revolving Facility then being incurred were fully drawn and incurred as of the effective date) as of the most recently completed Test Period; provided that, for the avoidance of doubt, if, as part of the same transaction or series of related transactions, the Parent incurs Indebtedness pursuant to the Ratio-Based Incremental Amount and substantially concurrently also incurs Indebtedness (x) pursuant to the Prepayment-Based Incremental Amount or the Fixed Incremental Amount or (y) otherwise constituting a Fixed Amount, then the First Lien Secured Net Leverage Ratio, Secured Net Leverage Ratio, Total Net Leverage Ratio and/or Interest Coverage Ratio, as applicable, will be calculated with respect to such incurrence pursuant to the Ratio-Based Incremental Amount without regard to any such substantially concurrent incurrence of Indebtedness under the Prepayment-Based Incremental Amount, the Fixed Incremental Amount or any other Fixed Amount.
“Real Property” shall mean, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee (or such jurisdictional equivalent) or freehold or leased by any Loan Party, whether by lease, license or other means, located in the United States or any other country or jurisdiction outside of the United States, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, incidental to the ownership, lease or operation thereof.
“Receivables Assets” shall mean any right to payment created by or arising from royalties, sales of goods, lease of goods or the rendition of services rendered no matter how evidenced whether or not earned by performance (whether constituting accounts, general intangibles, chattel paper or otherwise).
“Receivables Entity” shall mean any direct or indirect Wholly Owned Subsidiary of the Parent which engages in no activities other than in connection with the financing of accounts receivable of the Receivables Sellers and which is designated (as provided below) as a “Receivables Entity” (a) with which neither the Parent nor any of the Subsidiaries has any contract, agreement, arrangement or understanding (other than pursuant to the Permitted Receivables Facility Documents (including with respect to fees payable in the ordinary course of business in connection with the servicing of accounts receivable and related assets)) on terms less favorable to the Parent or such Subsidiary than those that might be obtained at the time from persons that are not Affiliates of the Parent (as determined by the Parent in good faith) and (b) to which neither the Parent nor any Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results (other than pursuant to Standard Securitization Undertakings). Any such designation shall be evidenced to the Administrative Agent by filing with the Administrative Agent a certificate of a Responsible Officer of the Parent certifying that, to such officer’s knowledge and belief after consultation with counsel, such designation complied with the foregoing conditions.

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“Receivables Seller” shall mean the Parent or any Subsidiary that is from time to time party to the Permitted Receivables Facility Documents (other than any Receivables Entity).
“Recipient” shall have the meaning assigned to such term in Section 2.17(g)(ii).
“Recovery Event” shall mean any event that gives rise to the receipt by the Parent or any of the Subsidiaries of any insurance proceeds or condemnation awards in respect of any equipment, fixed assets or Real Property (including any improvements thereon).
“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” and “Refinancing” shall have meanings correlative thereto.
“Refinancing Amendment” shall have the meaning assigned to such term in Section 2.23(g).
“Refinancing Effective Date” shall have the meaning assigned to such term in Section 2.23(a).
“Refinancing Term Loans” shall have the meaning assigned to such term in Section 2.23(a).
“Register” shall have the meaning assigned to such term in Section 9.04(b)(iv).
“Regulation T” shall mean Regulation T of the Board.
“Regulation U” shall mean Regulation U of the Board.
“Regulation X” shall mean Regulation X of the Board.
“Related Fund” shall mean, with respect to any Lender that is a fund that makes, purchases or holds bank or commercial loans and similar extensions of credit, any other fund that makes, purchases or holds bank or commercial loans and similar extensions of credit and is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.
“Related Parties” shall mean, with respect to any specified person, such person’s controlled and controlling Affiliates and the respective directors, trustees, officers, employees, agents, representatives, advisors and members of such person and such person’s controlled and controlling Affiliates.
“Release” shall mean any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the Environment or any manmade structure.
“Relevant Governmental Body” shall mean (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations,

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interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternative Currency, (i) the central bank for the Alternative Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (ii) any working group or committee officially endorsed or convened by (A) the central bank for the Alternative Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (1) such Benchmark Replacement or (2) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.
“Relevant Party” shall have the meaning assigned to such term in Section 2.17(g)(ii).
“Relevant Works Council” shall have the meaning assigned to such term in Section 5.14.
“Replacement Revolving Commitments” shall have the meaning assigned to such term in Section 2.23(c).
“Replacement Revolving Facilities” shall have the meaning assigned to such term in Section 2.23(c).
“Replacement Revolving Facility Effective Date” shall have the meaning assigned to such term in Section 2.23(c).
“Replacement Revolving Loans” shall have the meaning assigned to such term in Section 2.23(c).
“Reportable Event” shall mean any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30-day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).
“Repricing Event” shall mean (a) any repayment, prepayment, refinancing or repurchase of all or a portion of the Initial Term B Loans with the proceeds of, or any conversion of all or any portion of the Initial Term B Loans into, any new or replacement Indebtedness bearing interest with an All-in Yield less than the All-in Yield applicable to the Initial Term B Loans and (b) any amendment (including pursuant to a replacement term loan) to the Initial Term B Loans, in the case of each of clauses (a) and (b) above, if the primary purpose of such repayment, prepayment, refinancing, repurchase or amendment (as reasonably determined by the Administrative Agent in consultation with the Parent) is to lower the All-in Yield applicable to the Initial Term B Loans that are repaid, prepaid, refinanced or repurchased using the proceeds thereof or amended thereby. It is understood that “Repricing Events” shall not include any repayment, prepayment, refinancing, repurchase or amendment of all or a portion of the Initial Term B Loans in connection with a Change of Control or a Specified Acquisition. It is understood that any prepayment premium with respect to a Repricing Event shall apply to any required assignment by a Non-Consenting Lender in connection with any such amendment pursuant to Section 2.19(c).
“Required Facility Lenders” shall mean, at any time, with respect to one or more Facilities, Lenders having Term Loans and Revolving Commitments (or, if the Revolving Commitments have terminated, Revolving Credit Exposure) under such Facility or Facilities that, taken together,

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represent more than 50% of the sum of (x) all Term Loans and (y) all Revolving Commitments (or, if the Revolving Commitments have terminated, Revolving Credit Exposure) under such Facility or Facilities at such time; provided, that the Term Loans, Revolving Commitments and Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Facility Lenders at any time.
“Required Lenders” shall mean, at any time, Lenders having Term Loans and Revolving Commitments (or, if the Revolving Commitments have terminated, Revolving Credit Exposure) that, taken together, represent more than 50% of the sum of (x) all Term Loans and (y) all Revolving Commitments (or, if the Revolving Commitments have terminated, Revolving Credit Exposure) at such time; provided, that the Term Loans, Revolving Commitments and Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Required Percentage” shall mean, with respect to any Excess Cash Flow Period, 50%; provided, that, if the First Lien Secured Net Leverage Ratio as of the end of such Excess Cash Flow Period is (x) less than or equal to 2.15 to 1.00 but greater than 1.65 to 1.00, such percentage shall be 25% or (y) less than or equal to 1.65 to 1.00, such percentage shall be 0%.
“Required TLA/RCF Lenders” shall mean, at any time, Lenders having Term A Loans and Revolving Commitments (or, if the Revolving Commitments have terminated, Revolving Credit Exposure) that, taken together, represent more than 50% of the sum of (x) all Term A Loans and (y) all Revolving Commitments (or, if the Revolving Commitments have terminated, Revolving Credit Exposure) at such time; provided, that the Term A Loans, Revolving Commitments and Revolving Credit Exposure of any Defaulting Lender shall be disregarded in determining Required TLA/RCF Lenders at any time.
“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” of any Loan Party shall mean the chief executive officer, president, senior vice president, vice president, chief financial officer, treasurer or controller of such Loan Party or, in the case of a Foreign Guarantor, any duly appointed authorized signatory or any director or managing member of such person that has been designated in writing by the Parent as being so authorized, and solely for purposes of notices given pursuant to Article II, any other officer or employees of the applicable Loan Party so designated by any of the foregoing officers in a notice to the Administrative Agent or any other officer or employee of the applicable Loan Party designated in or pursuant to an agreement between the applicable Loan Party and the Administrative Agent.
“Restricted Margin Stock” shall mean any Margin Stock owned by the Parent or a Subsidiary the value of which (determined in accordance with clause (2)(i) of the definition of “indirectly secured” set forth in Regulation U) represents not more than 25% of the value of the assets of the Parent and the Subsidiaries (determined in accordance with clause (2)(i) of the definition of “indirectly secured” set forth in Regulation U).
“Restricted Payments” shall have the meaning assigned to such term in Section 6.06.
“Return of Scheduled Equity” shall have the meaning assigned to such term in Section 6.04(b).
“Revolving Commitments” shall mean the Initial Revolving Commitments, the Ancillary Commitments and any Other Revolving Commitments.

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“Revolving Credit Exposure” shall mean, at any time with respect to any Class of Revolving Commitments, the sum of (a) the aggregate principal amount of the Revolving Loans of such Class outstanding at such time and (b) the Revolving L/C Exposure applicable to such Class at such time. The Revolving Credit Exposure of any Revolving Lender at any time shall be the product of (x) such Revolving Lender’s Revolving Facility Percentage of the applicable Class and (y) the aggregate Revolving Credit Exposure of all Revolving Lenders of such Class, collectively, at such time.
“Revolving Facility” shall mean the Revolving Commitments of any Class and the extensions of credit made thereunder.
“Revolving Facility Percentage” shall mean, with respect to any Revolving Lender of any Class, the percentage of the total Revolving Commitments of such Class represented by such Lender’s Revolving Commitment of such Class. If the Revolving Commitments of such Class have terminated or expired, the Revolving Facility Percentages of such Class shall be determined based upon the Revolving Commitments of such Class most recently in effect, giving effect to any assignments pursuant to Section 9.04.
“Revolving Facility Termination Event” shall have the meaning assigned to such term in Section 2.05(k).
“Revolving L/C Exposure” shall mean, with respect to any Revolving Facility, the aggregate L/C Obligations under such Revolving Facility at such time. The Revolving L/C Exposure of any Revolving Lender under any Revolving Facility at any time shall mean its applicable Revolving Facility Percentage of the aggregate Revolving L/C Exposure under such Revolving Facility at such time.
“Revolving Lender” shall mean a Lender with a Revolving Commitment or with outstanding Revolving Loans.
“Revolving Loans” shall mean the Initial Revolving Loans, the Ancillary Outstandings and the Other Revolving Loans.
“Royalty Contract” shall mean any agreement between the Parent or any of its Subsidiaries and a third party whereby the Parent or any of its Subsidiaries licenses or grants to a third party the right to use, or a covenant not to sue or enforce in respect of, Intellectual Property for consideration of licensing payments, royalties, earnouts, upfront payments, collaboration payments, milestone payments, contingent payments, back-end payments, profit sharing, other deferred payments or any other rights to payment of any kind.
“S&P” shall mean Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc.
“Sanctioned Territory” shall mean, at any time, a country or territory which is, or whose government is, the target of comprehensive Sanctions Laws (being, as at the date of this Agreement, the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, the Crimea region of Ukraine, the Zaporizhzhia province of Ukraine, the Kherson province of Ukraine, Cuba, Iran and North Korea).
“Sanctions Authority” shall mean (i) the United States, (ii) the European Union, (iii) the United Kingdom, (iv) the United Nations and (v) the governments and official institutions or agencies of any of (i) to (iv), including but not limited to the Office of Foreign Assets Control of the U.S. Department

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of the Treasury, the U.S. Department of State and the U.S. Department of Commerce, HMT and the U.K. Department of Business Innovation and Skills.
“Sanctions Laws” shall mean the economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by any Sanctions Authority.
“Sanctions Restricted Person” shall mean a person that is: (i) designated on any list maintained by any Sanctions Authority; (ii) located in or resident in or organized under the laws of Sanctioned Territory; (iii) otherwise the target of any Sanctions Law; or (iv) owned or controlled (as defined in the relevant Sanctions Law) by a person falling within (i), (ii) or (iii).
“Scheduled Loans” shall have the meaning assigned to such term in Section 6.04(b).
“SEC” shall mean the Securities and Exchange Commission.
“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between the Parent or any Subsidiary and any Cash Management Bank, including any such Cash Management Agreement that is in effect on the Closing Date, unless, when entered into, such Secured Cash Management Agreement is designated in writing by the Parent and such Cash Management Bank to the Administrative Agent to not be included as a Secured Cash Management Agreement.
“Secured Hedge Agreement” shall mean any Hedging Agreement that is entered into by and between any Loan Party and any Hedge Bank, including any such Hedging Agreement that is in effect on the Closing Date, unless, when entered into, such Secured Hedge Agreement is designated in writing by the Parent and such Hedge Bank to the Administrative Agent to not be included as a Secured Hedge Agreement. Notwithstanding the foregoing, for all purposes of the Loan Documents, any Guarantee of, or grant of any Lien to secure, any obligations in respect of a Secured Hedge Agreement by a Guarantor shall not include any Excluded Swap Obligations with respect to such Guarantors.
“Secured Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) (i) Consolidated Secured Debt as of such date less (ii) the Unrestricted Cash Amount as of such date to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period.
“Secured Notes” shall mean the $1,500,000,000 of 6.250% senior secured notes due 2032 issued by the Parent and the U.S. Co-Borrower. For the avoidance of doubt, Secured Notes shall not include any “additional notes” issued under the terms of the Secured Notes Indenture.
“Secured Notes Indenture” shall mean the Indenture, dated as of December 3, 2025, among the Parent and the U.S. Co-Borrower, as issuers, and Wilmington Trust, National Association, as trustee and collateral trustee, governing the Secured Notes.
“Secured Parties” shall mean, collectively, the Administrative Agent, the Collateral Agent, each Lender, each Issuing Bank, each Hedge Bank that is party to any Secured Hedge Agreement, each Cash Management Bank that is party to any Secured Cash Management Agreement and each subagent appointed pursuant to Section 8.03 by an Agent with respect to matters relating to the Loan Documents.
“Security Documents” shall mean the U.S. Collateral Agreement, the Closing Date Foreign Collateral Documents, each Notice of Grant of Security Interest in Intellectual Property (as

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defined in the U.S. Collateral Agreement), the Mortgages, if any, and each other security agreement, pledge agreement or other instruments or documents executed and delivered pursuant to the foregoing or entered into or delivered after the Closing Date to the extent required by this Agreement or any other Loan Document.
“Senior Notes” shall mean the Secured Notes and the Unsecured Notes.
“Senior Notes Indentures” shall mean the Secured Notes Indenture and the Unsecured Notes Indenture.
“Similar Business” shall mean (a) any business the majority of whose revenues are derived from business or activities conducted by the Parent and the Subsidiaries on the Closing Date, (b) any business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing or (c) any business that in the Parent’s good faith business judgment constitutes a reasonable diversification of businesses conducted by the Parent and the Subsidiaries.
“SOFR” shall mean a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” shall mean the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” shall mean the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“Special Flood Hazard Area” shall mean a “special flood hazard area” as designated by the United States Federal Emergency Management Agency or its successor.
“Specified Acquisition” shall mean any acquisition that is either (a) not permitted by this Agreement immediately prior to the consummation of such acquisition or (b) if permitted by this Agreement immediately prior to the consummation of such acquisition, would not provide the Parent and the Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Parent acting in good faith.
“Specified Representations” shall mean those representations and warranties set forth in Sections 3.01(a), 3.01(d), 3.02(a), 3.02(b)(i)(B), 3.03, 3.10, 3.11, 3.17, 3.18 and 3.23 (solely as such representation relates to use of proceeds of Loans made on the Closing Date).
“Standard Securitization Undertakings” shall mean representations, warranties, covenants, indemnities and guarantees of performance entered into by the Parent or any Subsidiary in connection with a Qualified Receivables Facility which are reasonably customary (as determined in good faith by the Parent) in an accounts receivable financing transaction in the commercial paper, term securitization or structured lending market.
“Step-Up Letter of Credit” shall have the meaning assigned to such term in Section 1.10.

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“Subject Transaction” shall have the meaning assigned to such term in the definition of “Pro Forma Basis”.
“subsidiary” shall mean, with respect to any person (referred to in this definition as the “parent”), any corporation, limited liability company, partnership, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, “subsidiary” shall mean any subsidiary of the Parent.
“Subsidiary” shall mean, with respect to any person, any subsidiary of such person that is not an Unrestricted Subsidiary. Unless otherwise indicated herein, all references to Subsidiaries shall mean Subsidiaries of the Parent (including the U.S. Co-Borrower).
“Subsidiary Redesignation” shall have the meaning assigned to such term in Section 5.12(b).
“Successor Borrower” shall have the meaning assigned to such term in Section 6.05(n).
“Successor Borrower Transaction” shall have the meaning assigned to such term in Section 6.05(n).
“Successor Borrower Transaction Notice” shall have the meaning assigned to such term in Section 6.05(n).
“Supplier” shall have the meaning assigned to such term in Section 2.17(g)(ii).
“Supported QFC” shall have the meaning assigned to such term in Section 9.23.
“Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, that are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Obligation” shall mean, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

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“T2” shall mean the the real time gross settlement system operated by the Eurosystem or any successor or replacement of that system.
“T2 Day” shall mean any day on which T2 is open for the settlement of payments in euro.
“Taxes” shall mean present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding), fees or other charges imposed by any Governmental Authority, whether computed on a separate, consolidated, unitary, combined or other basis and any interest, fines, penalties or additions to tax with respect to the foregoing.
“Term A Lender” shall mean a Lender with Term A Loans or commitments in respect thereof.
“Term A Loans” shall mean the Initial Term A Loans and any Other Term A Loans.
“Term B Lender” shall mean a Lender with Term B Loans or commitments in respect thereof.
“Term B Loans” shall mean the Initial Term B Loans and any Other Term B Loans.
“Term Commitments” shall mean the Initial Term A Commitments, the Initial Term B Commitments and any Other Term Commitments.
“Term Facility” shall mean the Term Commitments and Term Loans of any Class.
“Term Lender” shall mean a Lender with a Term Commitment or with outstanding Term Loans.
“Term Loan Installment Date” shall mean any Initial Term A Loan Installment Date, any Initial Term B Loan Installment Date and any Other Term Loan Installment Date.
“Term Loans” shall mean the Initial Term A Loans, the Initial Term B Loans and the Other Term Loans.
“Term SOFR” shall mean,
(a)    for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

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(b)    for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three U.S. Government Securities Business Days prior to such ABR SOFR Determination Day;
provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso under clause (a) or clause (b) above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.
“Term SOFR Administrator” shall mean CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).
“Term SOFR Reference Rate” shall mean the forward-looking term rate based on SOFR.
“Term Yield Differential” shall have the meaning assigned to such term in Section 2.21(b)(v).
“Termination Date” shall mean the date on which (a) all Commitments shall have been terminated, (b) the principal of and interest on each Loan and L/C Borrowing, all Fees and all other expenses, obligations or amounts payable under any Loan Document and all Loan Obligations shall have been paid in full in cash (other than in respect of contingent indemnification and expense reimbursement claims not then due), (c) all Letters of Credit (other than those that have been Cash Collateralized with the Minimum L/C Collateral Amount in accordance with Section 2.05(k)) have been cancelled or have expired and all amounts drawn or paid thereunder have been reimbursed in full in cash and (d) all letters of credit and bank guarantees issued pursuant to Ancillary Facilities (other than such other letters of credit or bank guarantees which have been, in each case, Cash Collateralized or as to which arrangements satisfactory to such Ancillary Lender that issued such letter of credit or bank guarantee shall have been made) have expired without any pending drawing or been terminated.
“Test Period” shall mean, on any date of determination, (a) except for purposes of determining whether there has been a breach of any Financial Covenant, the period of four consecutive fiscal quarters of the Parent then most recently ended (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 5.04(a) or 5.04(b); provided that prior to the first date financial statements have been delivered pursuant to Section 5.04(a) or 5.04(b), the Test Period in effect shall be the most recently ended full four fiscal quarter period prior to the Closing Date for which financial statements would have been required to be delivered hereunder had the Closing Date occurred prior to the end of such period and (b) for purposes of determining whether there has been a breach of any Financial Covenant, the period of four consecutive fiscal quarters of the Parent ending on the date specified in such Financial Covenant (taken as one accounting period).

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“Third Party Funds” shall mean any accounts or funds, or any portion thereof, received by the Parent or any of the Subsidiaries as agent on behalf of third parties in accordance with a written agreement that imposes a duty upon the Parent or one or more of the Subsidiaries to collect and remit those funds to such third parties.
“Title Policy” shall have the meaning assigned to such term in Section 5.10(e).
“Total Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) (i) Consolidated Debt as of such date less (ii) the Unrestricted Cash Amount as of such date to (b) Adjusted Consolidated EBITDA for the most recently ended Test Period.
“Trademarks” shall have the meaning assigned to such term in the definition of “Intellectual Property”.
“Transaction Agreement” shall have the meaning assigned to such term in the recitals to this Agreement.
“Transaction Agreement Date” shall mean September 29, 2025.
“Transaction Agreement Representations” shall mean representations made by or on behalf of Merus in the Transaction Agreement as are material to the interests of the Lenders, but only to the extent that the Parent or its applicable Affiliate has the right (taking into account any cure periods) to terminate the Parent’s or such Affiliate’s obligations under the Transaction Agreement or refuse to consummate the Offer (as defined in the Transaction Agreement) as a result of a breach of such representations.
“Transaction Documents” shall mean the Transaction Agreement and the Loan Documents.
“Transactions” shall mean, collectively (a) the consummation of the Offer (as defined in the Transaction Agreement); (b) the issuance of the Senior Notes on or prior to the Closing Date, (c) the Closing Date Refinancing; (d) the execution, delivery and performance by the Parent and the other Loan Parties of the Loan Documents to which they are a party and the borrowing of Loans and issuance of Letters of Credit (if any) hereunder on the Closing Date; (e) the other transactions to occur pursuant to or in connection with the Transaction Documents on or prior to the Closing Date; (f) the making of a loan by the Parent to the Genmab Purchaser for the purpose of the consummation of the Acquisition; and (g) the payment of all fees and expenses to be paid and owing in connection with the foregoing.
“Treasury Regulations” shall mean the U.S. Treasury regulations promulgated under the Code.
“Treaty” shall mean a double taxation agreement.
“Type” shall mean, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Eurocurrency Rate, Term SOFR and the ABR.
“U.S. Co-Borrower” shall have the meaning assigned to such term in the introductory paragraph of this Agreement.

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“U.S. Collateral Agreement” shall mean the U.S. Collateral Agreement, dated as of the Closing Date, among the U.S. Loan Parties, the other Loan Parties party thereto and the Collateral Agent.
“U.S. Government Securities Business Day” shall mean any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Loan Parties” shall mean each Loan Party that is a Domestic Subsidiary.
“U.S. Person” shall mean any person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” shall have the meaning assigned to such term in Section 9.23.
“U.S. Tax Compliance Certificate” shall have the meaning assigned to such term in Section 2.17(f)(ii)(D).
“U.S. Tax Obligor” shall mean any Loan Party that is resident for tax purposes in the United States or some or all of whose payments under the Loan Documents are from sources within the United States for U.S. federal income tax purposes.
“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person subject to IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” shall mean the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“United States” shall mean the United States of America.
“Unreimbursed Amount” shall have the meaning assigned to such term in Section 2.05(c)(i).
“Unrestricted Cash” shall mean cash or Permitted Investments of the Parent or any of the Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Parent or any of the Subsidiaries or appears as “restricted” only as a result of having been pledged in support of the Obligations and obligations under the Secured Notes and any other Indebtedness that is secured by a Lien

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on the Collateral intended to rank equal in priority with the Lien on the Collateral securing the Obligations hereunder.
“Unrestricted Cash Amount” shall mean, on any date, the lesser of (a) $500,000,000 and (b) the aggregate amount of Unrestricted Cash of the Parent and the Subsidiaries on such date.
“Unrestricted Margin Stock” shall mean any Margin Stock that is not Restricted Margin Stock.
“Unrestricted Subsidiary” shall mean (a) any subsidiary designated as an “Unrestricted Subsidiary” pursuant to Section 5.12 and (b) any person that is a subsidiary of an Unrestricted Subsidiary (for purposes of this clause (b), the “parent entity”) (unless the Equity Interests of such person are transferred to such parent entity or any of its subsidiaries by the Parent or one or more of the Subsidiaries after the date of the designation of such parent entity as a “Unrestricted Subsidiary” hereunder, in which case the person so transferred shall be required to be independently designated in accordance with preceding clause (a)).
“Unsecured Notes” shall mean the $1,000,000,000 of 7.250% senior unsecured notes due 2033 issued by the Parent and the U.S. Co-Borrower. For the avoidance of doubt, Unsecured Notes shall not include any “additional notes” issued under the terms of the Unsecured Notes Indenture.
“Unsecured Notes Indenture” shall mean the Indenture, dated as of December 3, 2025, among the Parent and the U.S. Co-Borrower, as issuers, and Wilmington Trust, National Association, as trustee, governing the Unsecured Notes.
“USA PATRIOT Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107 56 (signed into law October 26, 2001)).
“VAT” shall mean:
(a)any tax imposed in compliance with the Council Directive of 28 November 2006 on the common system of value added tax (EC Directive 2006/112); and
(b)any other tax of a similar nature, whether imposed in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in clause (a) above, or imposed elsewhere.
“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.
“Wholly Owned Subsidiary” of any person shall mean a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person. Unless the context otherwise requires, “Wholly Owned Subsidiary” shall mean a Subsidiary of the Parent that is a Wholly Owned Subsidiary of the Parent.

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“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Works Council Condition” shall have the meaning assigned to such term in Section 5.14.
“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers, and (c) in relation to any other applicable Bail-In Legislation: (i) any powers under that Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and (ii) any similar or analogous powers under that Bail-In Legislation.
SECTION 1.02.Terms Generally; IFRS. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise, (a) all references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (b) any definition of or reference to any agreement, instrument or other document herein or in any other Loan Document (including any Loan Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions or qualifications on such amendments, restatements, supplements or modifications set forth herein), (c) any definition of or reference to any statute, rule or regulation in any Loan Document shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), and all references to any statute shall be construed as referring to all rules, regulations, rulings and official interpretations promulgated or issued thereunder, (d) any reference herein or in any other Loan Document to any person shall be construed to include such person’s successors and permitted assigns and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (e) the words “herein”, “hereof” and “hereunder”, and words of similar import, when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (f) in the computation of periods of time in any Loan Document from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” mean “to but excluding” and the word “through” means “to and including” and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with IFRS, as in effect from time to time; provided, that if at any time, any change in IFRS would affect the computation of any financial ratio or requirement in the Loan

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Documents and the Parent notifies the Administrative Agent that the Parent requests an amendment (or if the Administrative Agent notifies the Parent that the Required Lenders request an amendment), regardless of whether any such notice is given before or after such change in IFRS or in the application thereof, then such financial ratio or requirement shall be interpreted on the basis of IFRS as in effect and applied immediately before such change shall have become effective until such provision is amended in accordance herewith; provided, further that if such an amendment is requested by the Parent or the Required Lenders, then the Administrative Agent, the Lenders and the Parent shall negotiate in good faith (without the payment of any amendment or similar fee to the Lenders) to amend such ratio or requirement to preserve the original intent thereof in light of such change in IFRS (subject to the approval of the Required Lenders). Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, for the avoidance of doubt, except as provided in the definition of “Consolidated Net Income”, without giving effect to the financial condition, results and performance of the Unrestricted Subsidiaries. Unless otherwise specified, an amount borrowed includes any amount utilized under an Ancillary Facility.
SECTION 1.03.Effectuation of Transactions. Each of the representations and warranties of the Borrowers contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.
SECTION 1.04.Timing of Payment or Performance. Except as otherwise expressly provided herein, when the payment of any obligation or the performance of any covenant, duty or obligation is stated to be due or performance required on a day which is not a Business Day, the date of such payment or performance shall extend to the immediately succeeding Business Day.
SECTION 1.05.Times of Day. Unless otherwise specified herein, all references herein to times of day shall be references to Local Time.
SECTION 1.06.Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., an “Initial Revolving Loan”) or by Type (e.g., a “Eurocurrency Rate Loan” or “Term SOFR Loan”) or by Class and Type (e.g., a “Term SOFR Initial Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., an “Initial Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Rate Borrowing” or “Term SOFR Borrowing”) or by Class and Type (e.g., a “Initial Term SOFR Revolving Borrowing”).
SECTION 1.07.Currency Translation. For purposes of any determination under Article V, Article VI (other than Section 6.12) or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at currency exchange rates in effect on the date of such determination.
SECTION 1.08.Pro Forma Calculations; Certain Calculations and Tests.
(a)Notwithstanding anything to the contrary herein, all financial ratios and tests (including the First Lien Secured Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio, the Interest Coverage Ratio and the amount of Consolidated Total Assets, Adjusted Consolidated EBITDA and Consolidated Net Income) contained in this Agreement that are calculated with respect to any Test Period during which any Subject Transaction occurs (or with respect to any Test Period to determine whether any Subject Transaction is permitted to be consummated or any Indebtedness to be incurred in connection therewith is permitted to be incurred) shall be calculated with respect to such Test Period and such Subject Transaction (including such Subject Transaction that is to be consummated) on a Pro Forma Basis. Further, if since the beginning of any Test Period and on or prior to the date of any required calculation of any financial ratio or test, any Subject Transaction has occurred, then, in each case, any applicable financial ratio or test shall be calculated on a Pro Forma Basis for such Test Period as if such Subject Transaction had occurred as of the first day of the applicable Test Period (or, in the case of Consolidated Total Assets, as of the last day of such Test Period), provided that when calculating the First Lien Secured Net Leverage Ratio for purposes of the definitions of “Applicable Commitment Fee”, “Applicable Margin” and “Required Percentage” and for purposes of the Financial Covenant in Section

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6.12(a) (other than for the purpose of determining compliance with the Financial Covenant in Section 6.12(a) on a Pro Forma Basis as a condition to taking any action in accordance with this Agreement), the Subject Transactions that occurred subsequent to the end of the applicable Test Period shall not be given pro forma effect.
(b)In connection with any action being taken in connection with a Limited Condition Acquisition, for purposes of determining (i) compliance with any provision of this Agreement which requires that no Default or Event of Default, as applicable, has occurred, is continuing or would result from any such action, as applicable, such condition shall, at the option of the Parent, be deemed satisfied, so long as no such Default or Event of Default, as applicable, exists on the date the definitive agreement for such Limited Condition Acquisition is entered into (for the avoidance of doubt, if the Parent has exercised such option and any Default or Event of Default occurs following the date the definitive agreement for the applicable Limited Condition Acquisition was entered into and prior to the consummation of such Limited Condition Acquisition, any such Default or Event of Default shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder) and (ii) the accuracy of representations and warranties, such determination shall, at the option of the Parent, be made on the date the definitive agreement for such Limited Condition Acquisition is entered into (for the avoidance of doubt, if the Parent has exercised such option and any representation or warranty becomes inaccurate following the date the definitive agreement for the applicable Limited Condition Acquisition was entered into and prior to the consummation of such Limited Condition Acquisition, any such inaccuracy shall be deemed to not have occurred or be continuing for purposes of determining whether any action being taken in connection with such Limited Condition Acquisition is permitted hereunder).
(c)In connection with any Limited Condition Acquisition and any incurrence of any Indebtedness, Liens or obligations to make any Investment in connection with a Limited Condition Acquisition, for purposes of:
(i)determining compliance with any provision of this Agreement which requires the calculation of the First Lien Secured Net Leverage Ratio, the Secured Net Leverage Ratio, the Total Net Leverage Ratio or the Interest Coverage Ratio; or
(ii)testing baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated Total Assets or Adjusted Consolidated EBITDA);
(d)in each case, at the option of the Parent (the Parent’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted hereunder shall be deemed to be the date the definitive agreement for such Limited Condition Acquisition is entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recently completed Test Period ending prior to the LCA Test Date, the Parent could have taken such action on the relevant LCA Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Parent has made an LCA Election and any of the ratios or baskets for which compliance was determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Adjusted Consolidated EBITDA or Consolidated Total Assets of the Parent or the person subject to such Limited Condition Acquisition, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations solely for purposes of determining whether the applicable Limited Condition Acquisition (and any incurrence of any Indebtedness, Liens or obligations to make any Investment in connection with a Limited Condition Acquisition) is permitted hereunder. If the Parent has made an LCA Election for any Limited Condition

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Acquisition, then in connection with any subsequent calculation of any ratio or basket hereunder on or following the relevant LCA Test Date and until after the earlier of the consummation of such Limited Condition Acquisition or termination or expiration of the definitive agreement for such Limited Condition Acquisition without consummation of such Limited Condition Acquisition, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Acquisition and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated, except to the extent such calculation would result in a (x) lower Total Net Leverage Ratio, Secured Net Leverage Ratio or First Lien Secured Net Leverage Ratio, (y) higher Interest Coverage Ratio or (z) higher Adjusted Consolidated EBITDA or Consolidated Total Assets, in each case than would apply if such calculation was made without giving pro forma effect to such Limited Condition Acquisition.
(e)Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions (or series of transactions) entered into (or consummated) in reliance on a provision within the same covenant of this Agreement that does not require compliance with a financial ratio or test (any such amounts, the “Fixed Amounts”) substantially concurrently or in a series of related transactions with any amounts incurred or transactions entered into (or consummated) in reliance on a provision within the same covenant of this Agreement that requires compliance with any such financial ratio or test (including any First Lien Secured Net Leverage Ratio test, any Secured Net Leverage Ratio test, any Total Net Leverage Ratio test or any Interest Coverage Ratio test) (any such amounts, the “Incurrence-Based Amounts”), it is understood and agreed that (i) the Fixed Amounts under such covenant shall be disregarded in the calculation of the financial ratio or test applicable to any substantially concurrent utilization of the Incurrence-Based Amounts and (ii) the entire transaction (or series of related transactions) shall be calculated on a Pro Forma Basis (including the use of proceeds of all Indebtedness to be incurred and any repayments, repurchases and redemptions of Indebtedness; provided that, for purposes of such calculations, the Unrestricted Cash Amount shall not include the cash proceeds of any Indebtedness the incurrence of which is the specified transaction or that is incurred to finance the specified transaction). Notwithstanding anything herein to the contrary, if at any time any applicable ratio or financial test for any category based on an Incurrence-Based Amount permits Indebtedness, Liens, Restricted Payments, Asset Sales and Investments, as applicable, previously incurred under a category based on a Fixed Amount, such Indebtedness, Liens, Restricted Payments, Asset Sales and Investments, as applicable, shall be deemed to have been automatically reclassified as incurred under such category based on an Incurrence-Based Amount.
SECTION 1.09.Interest Rates. The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, (a) the continuation of, administration of, submission of, calculation of or any other matter related to the ABR, the Term SOFR Reference Rate, Term SOFR, the Eurocurrency Rate or any other Benchmark, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement), will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, ABR, the Term SOFR Reference Rate, Term SOFR, the Eurocurrency Rate, such Benchmark or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of ABR or a Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrowers. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain ABR, any Benchmark, any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Parent or any of its subsidiaries, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

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SECTION 1.10.Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof (any such letter, a “Step-Up Letter of Credit”), the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.
SECTION 1.11.Divisions. Any reference herein to a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, or an allocation of assets to a series of a limited liability company (or the unwinding of such a division or allocation), as if it were a merger, transfer, consolidation, amalgamation, consolidation, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate person. Any division of a limited liability company shall constitute a separate person hereunder (and each division of any limited liability company that is a Subsidiary, joint venture or any other like term shall also constitute such a person or entity).
SECTION 1.12.[Reserved].
SECTION 1.13.Currency Fluctuations. Notwithstanding anything to the contrary in this Agreement, (a) any representation or warranty that would be untrue or inaccurate, (b) any undertaking that would be breached or (c) any event that would constitute a Default or an Event of Default, in each case, solely as a result of fluctuations in applicable currency exchange rates, shall not be deemed to be untrue, inaccurate, breached or so constituted, as applicable, solely as a result of such fluctuations in currency exchange rates; provided that this Section 1.13 shall not apply with respect to any inaccuracy, breach, Default or Event of Default relating to Section 6.12.
SECTION 1.14.Danish Terms. In this Agreement, where it relates to a person incorporated in Denmark or other applicable term, a reference to:
(a)a “composition”, “assignment” or “similar arrangement” with any creditor includes a rekonstruktion or konkursbehandling under Danish law;
(b)a “receiver”, “liqudator”, “compulsory manager”, “trustee” or “administrator” includes a rekonstruktør, a kurator or likvidator under Danish law;
(c)“gross negligence” means grov uagtsomhed under Danish law;
(d)“wilful misconduct” means forsæt under Danish law;
(e)a “guarantee” includes any garanti or kaution under Danish law which is independent from the debt to which it relates and means, for the purpose of a guarantee granted by a Guarantor incorporated in Denmark, a first demand guarantee (in Danish: anfordringsgaranti) and not a surety;
(f)“merger” includes any fusion under Danish law;
(g)“demerger” includes any spaltning under Danish law;
(h)“insolvency” or “inability to pay its debts as they fall due” shall be construed in accordance with section 17(2) of the Danish Bankruptcy Act (konkursloven), as amended, restated or supplemented from time to time;
(i)a “winding up”, “administration”, “liquidation” or “dissolution” includes a likvidation, opløsning på grundlag af betalingserklæring or tvangsopløsning ved likvidationsbehandling under Danish law;

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(j)“constitutional documents” means vedtægter; and
(k)in relation to any Danish Security Document or other security rights or security assets governed by Danish law or located in Denmark, such Collateral shall be granted by the relevant security provider to the Collateral Agent as agent and representative (in Danish: fuldmægtig og repræsentant) for the Secured Parties in accordance with Section 18(1), cf. Section 1 (2), of the Danish Capital Markets Act.
ARTICLE II

The Credits
SECTION 2.01.Commitments.
(a)Subject to the terms and conditions set forth herein, each Lender having an Initial Term A Commitment agrees, severally and not jointly, to make a loan denominated in Dollars to the Borrowers (each, an “Initial Term A Loan”) on the Closing Date in an aggregate principal amount not to exceed the Initial Term A Commitment of such Lender. The full amount of the Initial Term A Commitments must be drawn in a single drawing on the Closing Date. Initial Term A Loans borrowed under this Section 2.01(a) that are repaid or prepaid may not be reborrowed.
(b)Subject to the terms and conditions set forth herein, each Lender having an Initial Term B Commitment agrees, severally and not jointly, to make a loan denominated in Dollars to the Borrowers (each, an “Initial Term B Loan”) on the Closing Date in an aggregate principal amount not to exceed the Initial Term B Commitment of such Lender. The full amount of the Initial Term B Commitments must be drawn in a single drawing on the Closing Date. Initial Term B Loans borrowed under this Section 2.01(b) that are repaid or prepaid may not be reborrowed.
(c)Subject to the terms and conditions set forth herein, each Lender having an Initial Revolving Commitment agrees, severally and not jointly, to make loans denominated in any Agreed Currency to the Borrowers (each, an “Initial Revolving Loan”) from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure with respect to the Initial Revolving Facility exceeding such Lender’s Revolving Commitment under the Initial Revolving Facility, or (ii) the total Revolving Credit Exposure with respect to the Initial Revolving Facility exceeding the total Revolving Commitments under the Initial Revolving Facility. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Initial Revolving Loans.
SECTION 2.02.Loans and Borrowings.
(a)Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility; provided, however, that Revolving Loans of any Class shall be made by the Revolving Lenders of such Class ratably in accordance with their respective Revolving Facility Percentages on the date such Loans are made hereunder. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(b)Subject to Sections 2.27 and 2.28 , (i) each Initial Term A Borrowing shall consist entirely of ABR Loans or Term SOFR Loans, (ii) each Initial Term B Borrowing shall consist entirely of ABR Loans or Term SOFR Loans and (iii) each Initial Revolving Borrowing shall consist entirely of (A) in the case of an Initial Revolving Borrowing denominated in Dollars, ABR Loans or Term SOFR Loans and (B) in the case of an Initial Revolving Borrowing denominated in Euros or DKK, Eurocurrency Rate Loans, in each case as the Borrowers may request in accordance herewith. Each Lender at its option may make any ABR Loan, Term SOFR Loan or Eurocurrency Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.15, 2.16 and 2.17 shall apply to such Affiliate to the same extent as

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to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 2.15 or 2.17 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.
(c)[Reserved].
(d)At the commencement of each Interest Period for any Term SOFR Revolving Borrowing or Eurocurrency Rate Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided, that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused available balance of the Revolving Commitments of the applicable Class or that is required to finance the reimbursement of an L/C Disbursement as contemplated by Section 2.05(c). Borrowings of more than one Type and Class may be outstanding at the same time; provided, however, that no Borrower shall be entitled to request any Borrowing that, if made, and after giving effect to all Borrowings, all conversions of Loans from one type to another, and all continuations of Loans of the same type, would result in more than 12 (or such greater number as may be agreed by the Administrative Agent) Term SOFR Borrowings and Eurocurrency Rate Borrowings outstanding at any time. Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
(e)Notwithstanding any other provision of this Agreement, no Borrower shall be entitled to request, or to elect to convert or continue, any Borrowing of any Class if the Interest Period requested with respect thereto would end after the applicable Maturity Date.
SECTION 2.03.Requests for Borrowings.
(a)To request a Borrowing, the applicable Borrower shall deliver by electronic means to the Administrative Agent a written Borrowing Request signed by a Responsible Officer of applicable Borrower (x) in the case of a Term SOFR Borrowing or a Eurocurrency Rate Borrowing, not later than 1:00 p.m., three (3) Business Days before such Borrowing (or, in the case of any Term SOFR Borrowing to be made on the Closing Date, not later than 12:00 p.m., one (1) Business Day before such Borrowing) (provided that if the applicable Borrower wishes to request an Interest Period for such Borrowing other than one, three or six months in duration as provided in the definition of “Interest Period,” the applicable Borrower shall notify the Administrative Agent not later than 1:00 p.m., four (4) Business Days before such Borrowing, and the Administrative Agent shall notify the applicable Borrower (which notice may be by telephone) not later than 1:00 p.m., three (3) Business Days before such Borrowing whether or not the requested Interest Period has been consented to by all the applicable Lenders) or (y) in the case of an ABR Borrowing, not later than 11:00 a.m. on the Business Day of the proposed Borrowing, whereupon the Administrative Agent shall give prompt notice to the applicable Lenders of such request. Each such Borrowing Request shall be irrevocable, provided that any Borrowing Request may state that it is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions (including, in the case of any Borrowing on the Closing Date, the consummation of the Offer (as defined in the Transaction Agreement)), in which case such notice may be revoked by the applicable Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each such Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)whether such Borrowing is to be a Borrowing of Initial Term A Loans, Initial Term B Loans, Initial Revolving Loans or Loans of another Class, as applicable;
(ii)the currency and aggregate amount of the requested Borrowing;
(iii)the date of such Borrowing, which shall be a Business Day;
(iv)whether such Borrowing is to be an ABR Borrowing, a Term SOFR Borrowing or a Eurocurrency Rate Borrowing;

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(v)in the case of a Eurocurrency Rate Borrowing or Term SOFR Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi)the location and number of such Borrower’s account, to which funds are to be disbursed.
If no election as to the Type of Borrowing denominated in Dollars is specified, then the requested Borrowing shall be a Term SOFR Borrowing. If no Interest Period is specified with respect to any requested Eurocurrency Rate Borrowing or Term SOFR Borrowing then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
(b)Each Lender may, at its option, make any Loan available to the Borrowers by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.
(c)Notwithstanding anything to the contrary in this Agreement, any Lender may exchange, continue or rollover all or a portion of its Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the applicable Borrower, the Administrative Agent, and such Lender and such mechanism shall satisfy any applicable requirement that the applicable Loans be repaid “in cash”, “in Dollars” or any other words of similar import.
SECTION 2.04.Reserved.
SECTION 2.05.Letters of Credit.
(a)The Letter of Credit Commitment. (i) Subject to the terms and conditions set forth herein, (A) each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.05, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date for the applicable Revolving Facility, to issue Letters of Credit for the account of a Borrower or jointly for the account of a Borrower and any of the Subsidiaries under any Revolving Facility, and to amend or extend Letters of Credit previously issued by it, in accordance with Section 2.05(b), and (2) to honor drawings under the Letters of Credit; and (B) the Revolving Lenders under each Revolving Facility severally agree to participate in Letters of Credit issued for the account of a Borrower or jointly for the account of a Borrower and any of the Subsidiaries under such Revolving Facility and any drawings thereunder; provided that after giving effect to any L/C Credit Extension with respect to any Letter of Credit, (w) the Revolving Credit Exposure under the applicable Revolving Facility shall not exceed the Revolving Commitments thereunder, (x) the Revolving Credit Exposure of any Lender under the applicable Revolving Facility shall not exceed such Lender’s Revolving Commitment thereunder, (y) the outstanding amount of the L/C Obligations under a Revolving Facility shall not exceed (1) in the case of the Initial Revolving Facility, the Letter of Credit Sublimit and (2) in the case of any other Revolving Facility, the applicable letter of credit sublimit and (z) unless otherwise agreed by such Issuing Bank in its sole discretion, the outstanding amount of the L/C Obligations in respect of Letters of Credit issued by any Issuing Bank under a Revolving Facility shall not exceed (1) in the case of the Initial Revolving Facility, such Issuing Bank’s Letter of Credit Commitment and (2) in the case of any other Revolving Facility, such Issuing Bank’s letter of credit commitment thereunder. Each request by a Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by such Borrower that the L/C Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrowers’ and the Subsidiaries’ ability to obtain Letters of Credit shall be fully revolving, and accordingly a Borrower may (for its account or jointly for the account of the

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applicable Borrower and any of the Subsidiaries), during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed. Any letter of credit issued by a person that is or becomes an Issuing Bank hereunder but which letter of credit was not originally a Letter of Credit but the terms of which then comply with the requirements applicable to Letters of Credit hereunder may, if agreed in writing by the applicable Borrower, such Issuing Bank and the Administrative Agent, be designated as a Letter of Credit hereunder (any such letter of credit subject to the foregoing, an “Existing Letter of Credit”), in which event, such Existing Letter of Credit shall, subject to the satisfaction of the applicable conditions set forth in Article IV, be deemed to be a Letter of Credit under this Agreement as of the date that is on or after the Closing Date that is specified in such written agreement.
(i)No Issuing Bank shall issue any Letter of Credit under any Revolving Facility if:
(A)subject to Section 2.05(b)(iii), the expiry date of the requested Letter of Credit would occur more than twelve months after the date of issuance or last extension, unless the Required Facility Lenders under such Revolving Facility have approved such expiry date; or
(B)the expiry date of the requested Letter of Credit would occur after the Letter of Credit Expiration Date for such Revolving Facility, unless (x) all the Revolving Lenders under such Revolving Facility and such Issuing Bank have approved such expiry date or (y) such Letter of Credit is Cash Collateralized on terms and pursuant to arrangements satisfactory to the applicable Issuing Bank.
(ii)No Issuing Bank shall be under any obligation to issue any Letter of Credit if:
(A)any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit, or request that such Issuing Bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon such Issuing Bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which such Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Issuing Bank in good faith deems material to it;
(B)the issuance of such Letter of Credit would violate one or more policies of such Issuing Bank applicable to letters of credit generally;
(C)except as otherwise agreed by the Administrative Agent and such Issuing Bank, the Letter of Credit is in an initial stated amount of less than $250,000;
(D)such Letter of Credit is to be denominated in a currency that is not an Agreed Currency;
(E)any Revolving Lender under the applicable Revolving Facility is at that time a Defaulting Lender, unless such Issuing Bank has entered into arrangements, including for the delivery of Cash Collateral, satisfactory to such Issuing Bank (in its sole discretion) with the applicable Borrower or such Lender to eliminate such Issuing Bank’s actual or reasonably determined potential Fronting Exposure (after giving effect to Section 2.24(a)(iv) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Obligations as to which such Issuing Bank has actual or reasonably determined potential Fronting Exposure, as it may elect in its sole discretion);

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(F)the Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or
(G)such Letter of Credit is to be a Step-Up Letter of Credit.
(iii)[reserved].
(iv)No Issuing Bank shall be under any obligation to amend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of the Letter of Credit does not accept the proposed amendment to the Letter of Credit.
(v)Subject to the provisions of Section 2.05(f), each Issuing Bank shall act on behalf of the Revolving Lenders under the applicable Revolving Facility with respect to any Letters of Credit issued by it under such Revolving Facility and the documents associated therewith, and each Issuing Bank shall have all of the benefits and immunities (A) provided to the Administrative Agent in Article IX with respect to any acts taken or omissions suffered by such Issuing Bank in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article VIII included such Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the Issuing Banks.
(vi)An Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates or designated branch offices of such Issuing Bank.
(b)Procedures for Issuance and Amendment of Letters of Credit; Auto-Extension Letters of Credit.
(i)Each Letter of Credit shall be issued, amended, extended, reinstated or renewed, as applicable, upon the request of the applicable Borrower delivered to the applicable Issuing Bank (with a copy to the Administrative Agent) in the form of a Letter of Credit Request, appropriately completed and signed by a Responsible Officer of the applicable Borrower. Such Letter of Credit Request may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable Issuing Bank, by personal delivery or by any other means acceptable to such Issuing Bank. Such Letter of Credit Request must be received by the applicable Issuing Bank and the Administrative Agent not later than 11:00 a.m. at least three Business Days (or such later date and time as the Administrative Agent and such Issuing Bank may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the purpose and nature of the requested Letter of Credit; (H) if more than one Revolving Facility is then in effect, the Revolving Facility under which such Letter of Credit is to be issued; and (I) such other matters as the applicable Issuing Bank may reasonably request. In the case of a request for an amendment, extension, reinstatement or renewal, as applicable, of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the applicable Issuing Bank (1) the Letter of Credit to be amended, extended, reinstated or renewed, as applicable; (2) the proposed date of amendment, extension, reinstatement or renewal thereof, as applicable (which shall be a Business Day); (3) the nature of the proposed amendment, extension, reinstatement or renewal, as applicable; and (4) such other matters as the applicable Issuing Bank may reasonably request. Additionally, the applicable Borrower shall furnish to the applicable Issuing Bank and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Issuing Bank or the Administrative Agent may reasonably request pursuant

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to its policies of general applicability to other account parties for whom such Issuing Bank issues letters of credit. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application and reimbursement agreement or other agreement submitted by the applicable Borrower to, or entered into by the applicable Borrower with, an Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
(ii)Promptly after receipt of any Letter of Credit Request, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received the pertinent details of such Letter of Credit Request from the applicable Borrower and, if not, such Issuing Bank will provide the Administrative Agent with such pertinent details. Unless the applicable Issuing Bank has received written notice from the Required Facility Lenders under the applicable Revolving Facility, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the applicable Borrower (or jointly for the applicable Borrower and the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices. Immediately upon the issuance of each Letter of Credit under a Revolving Facility, each Revolving Lender under such Revolving Facility shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the applicable Issuing Bank a risk participation in such Letter of Credit in an amount equal to the product of such Revolving Lender’s Revolving Facility Percentage of such Revolving Facility times the amount of such Letter of Credit.
(iii)If the applicable Borrower so requests in any applicable Letter of Credit Request, an Issuing Bank may, in its discretion, agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Issuing Bank to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by the applicable Issuing Bank, the applicable Borrower shall not be required to make a specific request to such Issuing Bank for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Revolving Lenders under the applicable Revolving Facility shall be deemed to have authorized (but may not require) such Issuing Bank to permit the extension of such Letter of Credit at any time to an expiry date not later than the Letter of Credit Expiration Date of the applicable Revolving Facility; provided, however, that no Issuing Bank shall permit any such extension if (A) such Issuing Bank has determined that it would not be permitted at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (ii) or (iii) of Section 2.05(a) or otherwise), or (B) it has received notice (which may be by telephone or in writing) on or before the day that is seven Business Days before the Non-Extension Notice Date (1) from the Administrative Agent that the Required Facility Lenders under the applicable Revolving Facility have elected not to permit such extension or (2) from the Administrative Agent or the applicable Borrower that one or more of the applicable conditions specified in Article IV is not then satisfied, and in each such case directing such Issuing Bank not to permit such extension.
(iv)Promptly after its delivery of any Letter of Credit or any amendment, extension, reinstatement or renewal, as applicable, relating to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, each Issuing Bank will also deliver to the applicable Borrower a true and complete copy of such Letter of Credit or amendment, extension, reinstatement or renewal, as applicable.
(c)Drawings and Reimbursements; Funding of Participations.

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(i)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the applicable Issuing Bank shall, within the period stipulated by the terms and conditions of the Letter of Credit, examine the drawing document(s). After such examination and provided the drawing documents are compliant, the applicable Issuing Bank shall notify the applicable Borrower and the Administrative Agent thereof. Not later than 11:00 a.m. one Business Day after the date of notice of any payment by an Issuing Bank under a Letter of Credit or, if the applicable Borrower shall have received such notice from the Issuing Bank later than 11:00 a.m. on any Business Day, not later than 4:00 p.m. on the next Business Day (each such date of payment by an Issuing Bank, an “Honor Date”), the applicable Borrower shall reimburse such Issuing Bank through the Administrative Agent in an amount equal to the amount of such drawing. If the applicable Borrower fails to so reimburse the applicable Issuing Bank by such time, the Administrative Agent shall promptly notify each Revolving Lender under the applicable Revolving Facility of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Revolving Lender’s Revolving Facility Percentage thereof. In such event, the applicable Borrower shall be deemed to have requested an ABR Revolving Borrowing under the applicable Revolving Facility to be disbursed on such date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of ABR Loans, but subject to the amount of the unutilized portion of the Revolving Commitments under such Revolving Facility and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Request). Any notice given by an Issuing Bank or the Administrative Agent pursuant to this Section 2.05(c)(i) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.
(ii)Each Revolving Lender under the applicable Revolving Facility shall upon any notice pursuant to Section 2.05(c)(i) make funds available (and the Administrative Agent may apply Cash Collateral provided for this purpose) for the account of the applicable Issuing Bank to Administrative Agent in an amount equal to its applicable Revolving Facility Percentage of the Unreimbursed Amount not later than 1:00 p.m. on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.05(c)(iii), each Revolving Lender that so makes funds available shall be deemed to have made an ABR Loan to the applicable Borrower in such amount. The Administrative Agent shall remit the funds so received to the applicable Issuing Bank.
(iii)With respect to any Unreimbursed Amount that is not fully refinanced by a Revolving Borrowing of ABR Loans because the conditions set forth in Section 4.02 cannot be satisfied or for any other reason, the applicable Borrower shall be deemed to have incurred from the applicable Issuing Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate applicable to ABR Loans of the applicable Class. In such event, each Revolving Lender’s payment to the Administrative Agent for the account of the applicable Issuing Bank pursuant to Section 2.05(c)(ii) shall be deemed payment in respect of its participation in such L/C Borrowing and shall constitute an L/C Advance from such Lender in satisfaction of its participation obligation under this Section 2.05; provided that the amount of any drawing that is not reimbursed on the Honor Date shall bear interest at the rate applicable to ABR Loans from and including the date of drawing to but excluding the date such amount becomes an Unreimbursed Amount.
(iv)Until each Revolving Lender under the applicable Revolving Facility funds its Revolving Loan or L/C Advance pursuant to this Section 2.05(c) to reimburse an Issuing Bank for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Revolving Facility Percentage of such amount shall be solely for the account of such Issuing Bank.
(v)Each Revolving Lender’s obligation to make Revolving Loans or L/C Advances to reimburse the Issuing Banks for amounts drawn under Letters of Credit, as contemplated by this Section 2.05(c), shall be absolute and unconditional and shall not be affected by any circumstance, including (A) any setoff, counterclaim, recoupment, defense or other right which

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such Lender may have against any Issuing Bank, the Borrowers or any other person for any reason whatsoever; (B) the occurrence or continuance of a Default, or (C) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Revolving Lender’s obligation to make Revolving Loans pursuant to this Section 2.05(c) is subject to the conditions set forth in Section 4.02 (other than delivery by the applicable Borrower of a Borrowing Request). No such making of an L/C Advance shall relieve or otherwise impair the obligation of the Borrowers to reimburse any Issuing Bank for the amount of any payment made by such Issuing Bank under any Letter of Credit, together with interest as provided herein.
(vi)If any Revolving Lender fails to make available to the Administrative Agent for the account of an Issuing Bank any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.05(c) by the time specified in Section 2.05(c)(ii), then, without limiting the other provisions of this Agreement, such Issuing Bank shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to such Issuing Bank at a rate per annum equal to the greater of the Federal Funds Effective Rate and a rate determined by such Issuing Bank in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by such Issuing Bank in connection with the foregoing. If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid (minus the foregoing interest and fees) shall constitute such Lender’s Revolving Loan included in the relevant Revolving Borrowing or L/C Advance in respect of the relevant L/C Borrowing, as the case may be. A certificate of an Issuing Bank submitted to any Revolving Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.05(c)(vi) shall be conclusive absent manifest error.
(d)Repayment of Participations.
(i)At any time after an Issuing Bank has made a payment under any Letter of Credit and has received from any Revolving Lender such Lender’s L/C Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of such Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from a Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Revolving Facility Percentage thereof in the same funds as those received by the Administrative Agent.
(ii)If any payment received by the Administrative Agent for the account of an Issuing Bank pursuant to Section 2.05(c)(i) is required to be returned under any of the circumstances described in Section 9.21 (including pursuant to any settlement entered into by such Issuing Bank in its discretion), each Revolving Lender shall pay to the Administrative Agent for the account of such Issuing Bank its Revolving Facility Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.
(e)Obligations Absolute. The obligation of the Borrowers to reimburse the relevant Issuing Bank for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:
(i)any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other Loan Document;
(ii)the existence of any claim, counterclaim, setoff, defense or other right that the Borrowers or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any person for whom any such beneficiary or any such transferee may be

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acting), such Issuing Bank or any other person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;
(iii)any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;
(iv)waiver by such Issuing Bank of any requirement that exists for such Issuing Bank’s protection and not the protection of the Borrowers or any waiver by such Issuing Bank which does not in fact materially prejudice the Borrowers;
(v)honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;
(vi)any payment made by such Issuing Bank in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under such Letter of Credit if presentation after such date is authorized by the UCC or the ISP, as applicable;
(vii)any payment by such Issuing Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by such Issuing Bank under such Letter of Credit to any person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, examiner, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or
(viii)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Borrower or any of the Subsidiaries.
The applicable Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the applicable Borrower’s instructions or other irregularity, the applicable Borrower will promptly notify the relevant Issuing Bank. The applicable Borrower shall be conclusively deemed to have waived any such claim against the relevant Issuing Bank and its correspondents unless such notice is given as aforesaid.
(f)Role of Issuing Banks. Each Lender and each Borrower agree that, in paying any drawing under a Letter of Credit, other than in respect of any sight draft, certificates and documents expressly required by the Letter of Credit, no Issuing Bank shall have any responsibility to obtain any document or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the person executing or delivering any such document. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Banks shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Revolving Lenders or the Required Facility Lenders under the applicable Revolving Facility, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct as finally determined by a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. Each Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrowers’ pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. None of the Issuing Banks, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of any Issuing Bank shall be liable or responsible for any of the matters described in clauses (i) through (viii) of Section 2.05(e); provided, however, that anything in such clauses to the

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contrary notwithstanding, a Borrower may have a claim against an Issuing Bank, and such Issuing Bank may be liable to such Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by such Borrower which such Borrower proves were caused by such Issuing Bank’s willful misconduct or gross negligence, or such Issuing Bank’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit, in each case, as finally determined by a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, each Issuing Bank may accept documents that appear on their face to be in compliance with the terms of the Letter of Credit, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Issuing Bank shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason. Any Issuing Bank may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (SWIFT) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.
(g)Applicability of ISP. Unless otherwise expressly agreed by the relevant Issuing Bank and the applicable Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, no Issuing Bank shall be responsible to the Borrowers for, and no Issuing Bank’s rights and remedies against the Borrowers shall be impaired by, any action or inaction of such Issuing Bank required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including any law or any order of a jurisdiction where such Issuing Bank or the beneficiary is located, the practice stated in the ISP or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade – International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.
(h)Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.
(i)Letters of Credit Issued for Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the applicable Issuing Bank hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Parent, and that the Parent’s business derives substantial benefits from the businesses of such Subsidiaries.
(j)Cash Collateralization Following Certain Events. If and when a Borrower is required to Cash Collateralize any Revolving L/C Exposure relating to any outstanding Letters of Credit pursuant to any of Section 2.11(d), 2.11(e), 2.24(a)(v) or 7.01, the applicable Borrower shall deposit in an account with or at the direction of the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Revolving Lenders under each Revolving Facility, an amount in cash equal to 102% of the Revolving L/C Exposure under such Revolving Facility as of such date plus any accrued but unpaid interest thereon (or, in the case of Sections 2.11(d), 2.11(e) and 2.24(a)(v), the portion thereof required by such sections). Each deposit of Cash Collateral (x) made pursuant to this paragraph or (y) made by the Administrative Agent pursuant to Section 2.24(a)(ii), in each case, shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account and each Borrower hereby grants the Administrative Agent, for the benefit of the Secured Parties, a security interest in such account. Other than any interest earned on the investment of such deposits, which investments shall be made (unless an Event of Default shall be continuing) at the Parent’s request in certain Permitted Investments reasonably acceptable to the Administrative Agent and at the risk and expense of the Parent, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for any disbursements under any Letter of Credit for which such Issuing Bank has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the

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Revolving L/C Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with Revolving L/C Exposure representing greater than 50% of the total Revolving L/C Exposure), be applied to satisfy other Loan Obligations. If a Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender or the occurrence of a limit under Section 2.11(d) or 2.11(e) being exceeded, such amount (to the extent not applied as aforesaid) shall be returned to such Borrower within three (3) Business Days after all Events of Default have been cured or waived or the termination of the Defaulting Lender status or the limits under Sections 2.11(d) and 2.11(e) no longer being exceeded, as applicable.
(k)Cash Collateralization Following Termination of Revolving Facilities. Notwithstanding anything to the contrary herein, in the event of the prepayment in full of all outstanding Revolving Loans and the termination of all Revolving Commitments (a “Revolving Facility Termination Event”) in connection with which the applicable Borrower notifies any one or more Issuing Banks that it intends to maintain one or more Letters of Credit initially issued under this Agreement in effect after the date of such Revolving Facility Termination Event (each, a “Continuing Letter of Credit”), then the security interest of the Collateral Agent in the Collateral under the Security Documents may be terminated in accordance with Section 9.18 if each such Continuing Letter of Credit is Cash Collateralized (in the same currency in which such Continuing Letter of Credit is denominated) in an amount equal to the Minimum L/C Collateral Amount, which shall be deposited with or at the direction of each such Issuing Bank.
(l)Additional Issuing Banks. From time to time, the Parent may by notice to the Administrative Agent designate any Revolving Lender (in addition to the initial Issuing Banks) which agrees (in its sole discretion) to act in such capacity and is reasonably satisfactory to the Administrative Agent as an Issuing Bank. Each such additional Issuing Bank shall execute a counterpart of this Agreement upon the approval of the Administrative Agent (which approval shall not be unreasonably withheld) and shall thereafter be an Issuing Bank hereunder for all purposes.
(m)Reporting. Unless otherwise requested by the Administrative Agent, each Issuing Bank (other than any Issuing Bank that is the Administrative Agent or an Affiliate thereof) shall (i) provide to the Administrative Agent copies of any notice received from the Parent pursuant to Section 2.05(b) no later than the next Business Day after receipt thereof (or, if earlier, the time specified thereon) and (ii) report in writing to the Administrative Agent (A) promptly (and in any event within three Business Days) following any issuance, amendment or extension of any Letter of Credit, the date of such issuance, amendment or extension, and the aggregate face amount of the Letter of Credit issued, amended or extended by it and outstanding after giving effect to such issuance, amendment or extension (and whether the amount thereof changed), (B) on each Business Day on which such Issuing Bank makes any disbursement under any Letter of Credit, the date of such disbursement and the amount of such disbursement and (C) on any other Business Day, such other information with respect to the outstanding Letters of Credit issued by such Issuing Bank as the Administrative Agent shall reasonably request.
(n)Resignation. Notwithstanding anything to the contrary contained herein, any Issuing Bank may, upon thirty (30) days’ prior written notice to the Parent and the Administrative Agent, resign as Issuing Bank, which resignation shall be effective as of the date referenced in such notice (but in no event less than thirty (30) days after the delivery of such written notice); it being understood that in the event of any such resignation, any Letter of Credit then outstanding shall remain outstanding (irrespective of whether any amount has been drawn at such time as a Letter of Credit hereunder) and continue to be entitled to all of the provisions of the Loan Documents concerning Letters of Credit. In the event of any such resignation as an Issuing Bank, the applicable Borrower shall be entitled to appoint any Revolving Lender that accepts such appointment in writing as successor Issuing Bank. Upon the acceptance of any appointment as Issuing Bank hereunder, the successor Issuing Bank shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Issuing Bank, and the retiring Issuing Bank shall be discharged from its duties and obligations in such capacity hereunder. After the resignation of any Issuing Bank hereunder, the resigning Issuing Bank shall remain a party hereto and shall continue to have all rights (including all rights to payments pursuant to Section 2.12(b)) and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to

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such resignation, but shall not be required to issue additional or amend previously issued Letters of Credit.
SECTION 2.06.Funding of Borrowings.
(a)Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the applicable Borrower by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower as specified in the applicable Borrowing Request; provided, that Borrowings made to finance the reimbursement of a L/C Disbursement and reimbursements as provided in Section 2.05(c) shall be remitted by the Administrative Agent to the applicable Issuing Bank.
(b)Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurocurrency Rate Loans or Term SOFR Loans (or, in the case of any Borrowing of ABR Loans, prior to 1:00 p.m., on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with clause (a) of this Section 2.06 and may, in reliance upon such assumption, make available to the applicable Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such amount with interest thereon, for each day from and including the date such amount is made available to the applicable Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of a payment to be made by such Lender, the applicable Overnight Rate or (ii) in the case of a payment to be made by the Borrowers, the interest rate then applicable to ABR Loans, or, in the case of Loans denominated in Euro or DKK, in accordance with such market practice, as applicable. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing. The foregoing shall be without prejudice to any claim the Borrowers may have against a Lender that shall have failed to make such payment to the Administrative Agent.
SECTION 2.07.Interest Elections.
(a)Each Borrowing initially shall be of the Type, and under the applicable Class, specified in the applicable Borrowing Request and, in the case of a Eurocurrency Rate Borrowing or Term SOFR Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the applicable Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Rate Borrowing or Term SOFR Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The applicable Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. Notwithstanding any other provision of this Section 2.07, the applicable Borrower shall not be permitted to change the Class of any Borrowing.
(b)To make an election pursuant to this Section 2.07, the applicable Borrower shall deliver by electronic means to the Administrative Agent a written Interest Election Request signed by a Responsible Officer of the applicable Borrower, by the time that a Borrowing Request would be required under Section 2.03 if the applicable Borrower were requesting a Borrowing of the Type and Class resulting from such election to be made on the effective date of such election. Each such Interest Election Request shall be irrevocable. Notwithstanding any contrary provision herein, this Section 2.07 shall not be construed to permit the applicable Borrower to (i) elect an Interest Period for Eurocurrency Rate Loans or Term SOFR Loans that does not comply with Section 2.02(e) or (ii) convert any Borrowing to a Borrowing of a Type not available under the Class of Commitments or Loans pursuant to which such Borrowing was made.

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(c)Each Interest Election Request shall specify the following information in compliance with Section 2.02:
(i)the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)whether the resulting Borrowing is to be an ABR Borrowing, a Term SOFR Borrowing or a Eurocurrency Rate Borrowing; and
(iv)if the resulting Borrowing is a Eurocurrency Rate Borrowing or Term SOFR Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period.”
If any such Interest Election Request requests a Eurocurrency Rate Borrowing or Term SOFR Borrowing but does not specify an Interest Period, then the applicable Borrower shall be deemed to have selected an Interest Period of one month’s duration. If less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall be in an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and satisfy the limitations specified in Section 2.02(d) regarding the maximum number of Borrowings of the relevant Type.
(d)Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.
(e)If the applicable Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Rate Borrowing or Term SOFR Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Rate Borrowing or Term SOFR Borrowing, as applicable, in each case with a one month Interest Period. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the applicable Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurocurrency Rate Borrowing or Term SOFR Borrowing and (ii) unless repaid, each Eurocurrency Rate Borrowing and Term SOFR Borrowing shall be converted to an ABR Borrowing (in the case of any Eurocurrency Rate Borrowing, in an amount equal to the Dollar Equivalent of such Borrowing) at the end of the then-current Interest Period.
SECTION 2.08.Termination and Reduction of Commitments.
(a)Unless previously terminated, the Revolving Commitments of each Class shall automatically and permanently terminate on the applicable Maturity Date for such Class. On the Closing Date (after giving effect to the funding of the Initial Term A Loans), the Initial Term A Commitment of each Lender with an Initial Term A Commitment as of the Closing Date will automatically and permanently terminate. On the Closing Date (after giving effect to the funding of the Initial Term B Loans), the Initial Term B Commitment of each Lender with an Initial Term B Commitment as of the Closing Date will automatically and permanently terminate.
(b)The Parent may at any time terminate, or from time to time reduce, the Revolving Commitments of any Class; provided, that (i) each reduction of the Revolving Commitments of any Class shall be in an amount that is an integral multiple of the Dollar Equivalent of $1,000,000 and not less than the Dollar Equivalent of $5,000,000 (or, if less, the remaining amount of the Revolving Commitments of

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such Class) and (ii) the Parent shall not terminate or reduce the Revolving Commitments of any Class if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11 and any Cash Collateralization of Letters of Credit in accordance with Section 2.05(j), as applicable, the Revolving Credit Exposure of such Class (excluding any Cash Collateralized Letter of Credit, to the extent so Cash Collateralized) would exceed the total Revolving Commitments of such Class.
(c)The Parent shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments of any Class under clause (b) of this Section 2.08 at least three (3) Business Days prior to the effective date of such termination or reduction (or such shorter period acceptable to the Administrative Agent), specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each notice delivered by the Parent pursuant to this Section 2.08 shall be irrevocable; provided, that a notice of termination or reduction of the Revolving Commitments of any Class delivered by the Parent may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the Parent (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
SECTION 2.09.Evidence of Debt.
(a)[Reserved]
(b)Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(c)The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility, Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(d)The entries made in the accounts maintained pursuant to clause (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay its Loans in accordance with the terms of this Agreement.
(e)Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrowers shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit H, or in another form approved by such Lender, the Administrative Agent and the Parent in their sole discretion. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or, if requested by such payee, to such payee and its registered assigns).
SECTION 2.10.Repayment of Loans; Prepayment Requirements.
(a)Subject to the other clauses of this Section 2.10 and to Section 9.08(e),
(i)the Borrowers hereby unconditionally promise to repay principal of outstanding Initial Term A Loans (A) on the last Business Day of each March, June, September and December of each year (commencing on the last Business Day of March 2026) (each such date,

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together with the Initial Term A Facility Maturity Date, being referred to as an “Initial Term A Loan Installment Date”), in an aggregate principal amount of such Initial Term A Loans equal to 1.25% of the original aggregate principal amount of the Initial Term A Loans made on the Closing Date and (B) on the Initial Term A Facility Maturity Date, in an amount equal to the then unpaid principal amount of the Initial Term A Loans outstanding on such date, together with, in each case, accrued and unpaid interest on the principal amount to be paid but excluding the date of such payment;
(ii)the Borrowers hereby unconditionally promise to repay principal of outstanding Initial Term B Loans:
(iii)    (A) on the last Business Day of each March, June, September and December of each calendar year set forth below (commencing on the last Business Day of March 2026) (each such date, together with the Initial Term B Facility Maturity Date, being referred to as an “Initial Term B Loan Installment Date”), in an aggregate principal amount of such Initial Term B Loans equal to the percentage set forth below for such calendar year of the original aggregate principal amount of the Initial Term B Loans made on the Closing Date:

(i)Calendar Year	(i)Quarterly Amortization Percentage
(i)2026	(i)2.50%
(i)2027	(i)3.75%
(i)2028	(i)3.75%
(i)2029	(i)2.50%
(i)2030	(i)1.25%
(i)2031	(i)1.25%
(i)2032	(i)1.25%
(iv)
(v)    (B) on the Initial Term B Facility Maturity Date, in an amount equal to the then unpaid principal amount of the Initial Term B Loans outstanding on such date, together with, in each case, accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment; and
(vi)in the event that any Other Term Loans are made, the Borrowers shall repay such Other Term Loans on the dates and in the amounts set forth in the related Incremental Assumption Agreement, Extension Amendment or Refinancing Amendment (each such date being referred to as an “Other Term Loan Installment Date”).
(b)The Borrowers hereby unconditionally promise to pay to the Administrative Agent for the account of each Revolving Lender the then unpaid principal amount of each Revolving Loan on the Maturity Date applicable to such Revolving Loans.
(c)Any mandatory prepayment of Term Loans pursuant to Section 2.11(b) shall be applied so that the aggregate amount of such prepayment is allocated among the Initial Term A Loans, the Initial Term B Loans and the Other Term Loans constituting Other First Lien Debt, if any, pro rata based on the aggregate principal amount of outstanding Initial Term A Loans, Initial Term B Loans and such Other Term Loans, if any, to reduce amounts due on the succeeding Term Loan Installment Dates for such Classes; provided that, subject to the pro rata application to Loans outstanding within any respective Class of Loans, (x) with respect to mandatory prepayments of Term Loans pursuant to Section 2.11(b), any Class of Other Term Loans may receive less than its pro rata share thereof (so long as the amount by

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which its pro rata share exceeds the amount actually applied to such Class is applied to repay (on a pro rata basis) the outstanding Initial Term A Loans, the Initial Term B Loans and any other Classes of then outstanding Other Term Loans), in each case to the extent the respective Class receiving less than its pro rata share has consented thereto and (y) the Borrowers shall allocate any repayments pursuant to Section 2.11(b)(2) to repay the respective Class or Classes being refinanced, as provided in said Section 2.11(b)(2). Any mandatory prepayment of Term Loans pursuant to Section 2.11(c) shall be applied so that the aggregate amount of such prepayment is allocated among the Initial Term B Loans and the Other Term B Loans constituting Other First Lien Debt, if any, pro rata based on the aggregate principal amount of outstanding Initial Term B Loans and such Other Term B Loans, if any, to reduce amounts due on the succeeding Term Loan Installment Dates for such Classes; provided that, subject to the pro rata application to Loans outstanding within any respective Class of Loans, with respect to mandatory prepayments of Term Loans pursuant to Section 2.11(c), any Class of Other Term B Loans may receive less than its pro rata share thereof (so long as the amount by which its pro rata share exceeds the amount actually applied to such Class is applied to repay (on a pro rata basis) the outstanding Initial Term B Loans and any other Classes of then outstanding Other Term B Loans), in each case to the extent the respective Class receiving less than its pro rata share has consented thereto. Any optional prepayments of the Term Loans pursuant to Section 2.11(a) shall be applied to the remaining installments of the Term Loans under the applicable Class or Classes in direct order of maturity or otherwise as the Parent may in each case direct.
Prior to any prepayment of any Loan under any Facility hereunder pursuant to Section 2.11(a), the applicable Borrower shall select the Borrowing or Borrowings under the applicable Facility to be prepaid and shall notify the Administrative Agent by electronic means of such selection, (i) in the case of an ABR Borrowing, not later than 12:00 p.m., noon, on the scheduled date of such prepayment and (ii) in the case of a Term SOFR Borrowing or Eurocurrency Rate Borrowing, not later than 1:00 p.m., at least three (3) Business Days before the scheduled date of such prepayment (or, in each case, such shorter period acceptable to the Administrative Agent). Each such notice shall be irrevocable; provided that a notice of prepayment may state that such notice is conditioned upon the effectiveness of other credit facilities, indentures or similar agreements or other transactions, in which case such notice may be revoked by the applicable Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each prepayment of a Borrowing pursuant to Section 2.11(a) (x) in the case of a Revolving Borrowing, shall be applied to the Revolving Loans included in the repaid Borrowing such that each Revolving Lender under the applicable Revolving Facility receives its ratable share of such repayment (based upon the respective Revolving Credit Exposures of the Revolving Lenders of such Class at the time of such repayment) and (y) in all other cases, shall be applied ratably to the Loans included in the repaid Borrowing.
All repayments of Loans hereunder shall be accompanied by (1) accrued interest on the amount repaid to the extent required by Section 2.13(d) and (2) break funding payments pursuant to Section 2.16.
(d)The Parent shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 2.11(b) or 2.11(c) at least five (5) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount and currency of such prepayment. The Administrative Agent will promptly notify each applicable Term Lender of the contents of any such prepayment notice and of such Term Lender’s ratable portion of such prepayment (based on such Lender’s pro rata share of each relevant Class of Term Loans). Any Term Lender (a “Declining Term Lender”, and any Term Lender which is not a Declining Term Lender, an “Accepting Term Lender”) may elect, by delivering written notice to the Administrative Agent and the Parent no later than 5:00 p.m. one (1) Business Day after the date of such Term Lender’s receipt of notice from the Administrative Agent regarding such prepayment, that the full amount of any mandatory prepayment otherwise required to be made with respect to the Term Loans held by such Term Lender pursuant to Section 2.11(b)(1) or 2.11(c) not be made (the aggregate amount of such prepayments declined by the

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Declining Term Lenders, the “Declined Prepayment Amount”). If a Term Lender fails to deliver notice setting forth such rejection of a prepayment to the Administrative Agent within the time frame specified above or such notice fails to specify the principal amount of the Term Loans to be rejected, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. The Declined Prepayment Amount shall be retained by the applicable Borrower; provided that, for the avoidance of doubt, the applicable Borrower may, at its option, apply any amounts so retained to prepay loans in accordance with Section 2.11(a).
SECTION 2.11.Prepayment of Loans.
(a)Each Borrower shall have the right at any time and from time to time to prepay any Loan of which it is a Borrower in whole or in part, without premium or penalty (but subject to Section 2.12(e) and Section 2.16 and subject to prior notice in accordance with the second paragraph of Section 2.10(c)), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding.
(b)Beginning on the Closing Date, the Parent shall apply (1) all Net Proceeds (other than Net Proceeds of the kind described in the following clause (2)) within five (5) Business Days after receipt thereof to prepay Term Loans in accordance with clauses (c) and (d) of Section 2.10 and (2) all Net Proceeds from any issuance or incurrence of Refinancing Term Loans, Replacement Revolving Loans or Refinancing Indebtedness incurred to refinance all or a portion of any Class of Loans on the date on which such Refinancing Term Loans, Replacement Revolving Loans or Refinancing Indebtedness are or is incurred, to prepay the applicable Term Loans or Revolving Loans.
(c)Not later than five (5) Business Days after the date on which the annual financial statements are, or are required to be, delivered under Section 5.04(a) with respect to each Excess Cash Flow Period (commencing with the Excess Cash Flow Period ending December 31, 2026), the Parent shall calculate Excess Cash Flow for such Excess Cash Flow Period and, if and to the extent the amount of such Excess Cash Flow exceeds $150,000,000, the Parent shall apply such excess amount to prepay Initial Term B Loans, Other Term B Loans and Other First Lien Debt (if applicable) equal to (i) the Required Percentage of such excess amount of Excess Cash Flow minus (ii) the sum of (A) to the extent not financed using the proceeds of long-term funded Indebtedness, the amount of any voluntary payments of Term Loans and Other First Lien Debt (in the case of Other First Lien Debt constituting revolving Indebtedness, only to the extent that the commitments with respect to such revolving Indebtedness are terminated or reduced) and amounts used to repurchase outstanding principal of Term Loans and Other First Lien Debt during such Excess Cash Flow Period (plus, without duplication of any amounts previously deducted under this clause (ii), the amount of any such voluntary payments and amounts so used to repurchase principal of Term Loans and Other First Lien Debt (in the case of Other First Lien Debt constituting revolving Indebtedness, only to the extent that the commitments with respect to such revolving Indebtedness are terminated or reduced) after the end of such Excess Cash Flow Period but before the date of prepayment under this clause (c)) pursuant to Sections 2.11(a) and Section 2.25 (it being understood that the amount of any such payments pursuant to Section 2.25 shall be calculated to equal the amount of cash used to repay principal and not the principal amount deemed prepaid therewith) and (B) to the extent not financed using the proceeds of long-term funded Indebtedness, the amount of any voluntary payments of Revolving Loans to the extent that Revolving Commitments are terminated or reduced pursuant to Section 2.08 by the amount of such payments (in the case of each of clauses (A) and clause (B), without duplication of any amounts deducted pursuant to the definition of “Excess Cash Flow”). Such calculation will be set forth in a certificate signed by a Financial Officer of the Parent delivered to the Administrative Agent setting forth the amount, if any, of Excess Cash Flow for such fiscal year, the amount of any required prepayment in respect thereof and the calculation thereof in reasonable detail.
(d)In the event that the aggregate amount of Revolving Credit Exposure of any Class exceeds the total Revolving Commitments of such Class, the Borrowers shall prepay Revolving Borrowings of such Class (or, if no such Borrowings are outstanding, the Borrowers shall provide Cash Collateral in respect of outstanding Letters of Credit issued under such Class pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

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(e)In the event that the aggregate amount of Revolving L/C Exposure of any Class exceeds the total Revolving Commitments of such Class, the Borrowers shall provide Cash Collateral in respect of outstanding Letters of Credit issued under such Class pursuant to Section 2.05(j) in an aggregate amount equal to such excess.
(f)Notwithstanding anything in Section 2.10 or this Section 2.11 to the contrary, the Borrowers shall not be required to prepay any amount that would otherwise be required to be paid pursuant to Section 2.11(b)(1) or 2.11(c) to the extent that (as determined by the Parent in good faith) the relevant Net Proceeds are received by any Subsidiary or the relevant Excess Cash Flow is generated by any Subsidiary, as the case may be, for so long as the repatriation to the Parent of any such amount would, in the good faith determination of the Parent, result in material adverse Tax consequences to the Parent, be prohibited or delayed under any applicable law or conflict with the fiduciary duties of such Subsidiary’s directors, or result in, or could reasonably be expected to result in, a material risk of personal or criminal liability for any officer, director, employee, manager or member of management of such Subsidiary (the Parent hereby agreeing to cause the applicable Subsidiary to promptly take all commercially reasonable actions to permit such repatriation); it being understood that if the repatriation of the relevant affected Net Proceeds or Excess Cash Flow, as the case may be, is permitted under the applicable law and, to the extent applicable, would not result in material adverse Tax consequences to the Parent, would no longer conflict with the fiduciary duties of such director, or result in, or be reasonably expected to result in, a material risk of personal or criminal liability for the persons described above, the relevant Subsidiary will promptly repatriate the relevant Net Proceeds or Excess Cash Flow, as the case may be, and the repatriated Net Proceeds or Excess Cash Flow, as the case may be, will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional Taxes payable or reserved against such Net Proceeds or Excess Cash Flow as a result thereof) to the repayment of the Term Loans pursuant to Section 2.11(b)(1) or 2.11(c), as applicable, to the extent required therein (without regard to this clause (f)).
SECTION 2.12.Fees.
(a)The Borrowers agree to pay to the Administrative Agent for the account of each Lender, on the last Business Day of each fiscal quarter (commencing on the last Business Day of the fiscal quarter in which the Closing Date occurs) and on the date on which the Initial Revolving Commitments of all the Lenders shall be terminated as provided herein, a commitment fee (a “Commitment Fee”) in Dollars on the daily amount of the applicable Available Unused Commitment of such Lender under the Initial Revolving Facility during the preceding quarter (or other period commencing with the Closing Date or ending with the date on which the last of the Initial Revolving Commitments of such Lender shall be terminated) at a rate equal to the Applicable Commitment Fee. All Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the last of the Initial Revolving Commitments of such Lender shall be terminated as provided herein.
(b)The Borrowers agree to pay from time to time (i) to the Administrative Agent for the account of each Lender under the Initial Revolving Facility, on the last Business Day of each fiscal quarter (commencing on the last Business Day of the fiscal in which the Closing Date occurs) and on the date on which all of the Initial Revolving Commitments shall be terminated as provided herein, a fee (an “L/C Participation Fee”) on such Lender’s Revolving Facility Percentage of the daily average Revolving L/C Exposure (excluding the portion thereof attributable to unreimbursed L/C Disbursements) of the Initial Revolving Facility, during the preceding quarter (or other period commencing with the Closing Date or ending with the Initial Revolving Facility Maturity Date or the date on which the Initial Revolving Commitments shall be terminated; provided, that any such fees accruing after the date on which such Initial Revolving Commitments terminate shall be payable on demand) at the rate per annum equal to the Applicable Margin for Term SOFR Revolving Borrowings effective for each day in such period, and (ii) to each Issuing Bank, for its own account (x) on the last Business Day of each fiscal quarter (commencing on the last Business Day of the fiscal in which the Closing Date occurs) and on the date on which all of the Initial Revolving Commitments shall be terminated, a fronting fee in Dollars in respect of each Letter of Credit issued by such Issuing Bank for the period from and including the date of issuance of such Letter of Credit to and including the termination of such Letter of Credit, computed at a

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rate equal to 0.125% per annum of the daily stated amount of such Letter of Credit, plus (y) in connection with the issuance, amendment, cancellation, negotiation, presentment, renewal, extension or transfer of any such Letter of Credit or any L/C Disbursement thereunder, as applicable, such Issuing Bank’s customary documentary and processing fees and charges (collectively, “Issuing Bank Fees”). All L/C Participation Fees and Issuing Bank Fees that are payable on a per annum basis shall be computed on the basis of the actual number of days elapsed in a year of 360 days.
(c)The Borrowers agree to pay to the Administrative Agent, for the account of the Administrative Agent, the administration fee as set forth in the Agent Fee Letter, in the amounts and, at the times specified therein (the “Administrative Agent Fees”).
(d)The amount and timing of payment of fees in respect of any Ancillary Facility shall be agreed by the applicable Ancillary Lender and the applicable Ancillary Borrower under such Ancillary Facility.
(e)In the event that, prior to the date that is six months after the Closing Date, any Borrower (i) makes any repayment, prepayment, or purchase of Initial Term B Loans in connection with any Repricing Event or (ii) effects any amendment of this Agreement resulting in a Repricing Event with respect to the Initial Term B Loans, the Borrowers shall pay to the Administrative Agent on the date of effectiveness of such Repricing Event, for the ratable account of each Initial Term B Lender (x) in the case of clause (i), a prepayment premium of 1.00% of the aggregate principal amount of the Initial Term B Loans so being prepaid, repaid, refinanced or purchased and (y) in the case of clause (ii), an amount equal to 1.00% of the aggregate principal amount of the Initial Term B Loans that are the subject of such Repricing Event and outstanding immediately prior to such amendment.
(f)All Fees shall be paid on the dates due, in Dollars and immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that Issuing Bank Fees shall be paid directly to the applicable Issuing Banks. Once paid, none of the Fees shall be refundable under any circumstances.
SECTION 2.13.Interest.
(a)The Loans comprising each ABR Borrowing shall bear interest at the ABR plus the Applicable Margin.
(b)The Loans comprising each Eurocurrency Rate Borrowing shall bear interest at the Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin. The Loans comprising each Term SOFR Borrowing shall bear interest at the Term SOFR for the Interest Period in effect for such Borrowing plus the Applicable Margin.
(c)Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section 2.13 or (ii) in the case of any other overdue amount, 2.00% plus the rate applicable to Revolving Loans that are ABR Loans as provided in clause (a) of this Section 2.13; provided that this clause (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 9.08.
(d)Accrued interest on each Loan shall be payable in Dollars, Euros or DKK, as applicable, in arrears on each Interest Payment Date for such Loan and on the applicable Maturity Date; provided that (i) interest accrued pursuant to clause (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of a Revolving Loan that is an ABR Loan that is not made in conjunction with a permanent commitment reduction), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurocurrency Rate Loan or Term SOFR Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on

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the effective date of such conversion and (iv) any Loan that is repaid on the same day on which it is made shall bear interest for one day.
(e)All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the ABR (when ABR is based on the Prime Rate) shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed. The applicable ABR, Term SOFR or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
SECTION 2.14.Ancillary Facilities.
(a)Availability of Ancillary Facilities.
(i)Any Revolving Lender may, upon the agreement of any Ancillary Borrower and such Revolving Lender, provide, directly or indirectly through one or more of its Affiliates, one or more Ancillary Facilities on a bilateral basis in place of all or a portion of such Revolving Lender’s unused Revolving Commitment of any Class.
(ii)Any Borrower may implement any Ancillary Facility by providing, not less than five Business Days (or such shorter period as the Administrative Agent may agree) prior to the Ancillary Commencement Date with respect thereto, notice to the Administrative Agent that such Ancillary Facility has been established and specifying:
(1)the proposed Ancillary Borrower(s);
(2)the proposed Ancillary Commencement Date for such Ancillary Facility and the scheduled expiration date thereof;
(3)the proposed type of such Ancillary Facility;
(4)the Ancillary Commitment (including the maximum amount of such Ancillary Facility) and, if such Ancillary Facility is an overdraft facility comprising more than one account, the maximum gross amount at any time outstanding under the overdraft facility (the “Designated Gross Amount”) and maximum net amount at any time outstanding under the overdraft facility (the “Designated Net Amount”) thereof;
(5)the proposed currency(-ies) of such Ancillary Facility;
(6)the identity of the applicable Ancillary Lender(s) (including whether such Ancillary Lender is a Revolving Lender or an Affiliate of a Revolving Lender); and
(7)if there is more than one Class of Revolving Commitments, (x) the Class of Revolving Commitments to which such Ancillary Facility relates and (y) if such Ancillary Facility is replacing another Ancillary Facility which relates to another Class of Revolving Commitments.
(iii)The applicable Ancillary Borrower shall provide such other customary information as the Administrative Agent may reasonably request in connection with any Ancillary Facility. Without limiting the generality of the foregoing, upon the reasonable request of any applicable Ancillary Lender or the Administrative Agent, the applicable Ancillary Borrower shall provide to such Ancillary Lender or the Administrative Agent, as applicable, and such Ancillary Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act, and any Ancillary Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership

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Regulation shall have delivered to each such Ancillary Lender that so requests a Beneficial Ownership Certification in relation to such Ancillary Borrower.
(iv)The Administrative Agent shall promptly notify the Revolving Lender proposing to provide such Ancillary Facility and the other Revolving Lenders of the establishment of any Ancillary Facility and, subject to the satisfaction of the requirements set forth in Section 2.14(b) below, (A) the applicable Revolving Lender (or its Affiliate if appointed pursuant to clause (f) of this Section 2.14) will constitute an Ancillary Lender and (B) such Ancillary Facility will be deemed to be made available hereunder, in each case, as of the Ancillary Commencement Date.
(v)Notwithstanding anything to the contrary herein or in any other Loan Document (including Section 9.08), no amendment or waiver of any term of any Ancillary Facility shall require the consent of any Lender or other Secured Party other than the applicable Ancillary Lender except to the extent that such amendment or waiver otherwise gives rise to a matter that would require an amendment of or waiver under this Agreement (including, for the avoidance of doubt, under this Section 2.14), in which case the provisions of Section 9.08 shall apply thereto.
(b)Terms of Ancillary Facilities.
(i)Except as provided below in this Section 2.14, the terms of any Ancillary Facility will be agreed by the applicable Ancillary Lender and the applicable Ancillary Borrower; provided that such terms (A) may only allow the applicable Ancillary Borrower to use the Ancillary Facility, (B) may not permit the amount of Ancillary Outstandings under such Ancillary Facility to exceed the Ancillary Commitment with respect to such Ancillary Facility, except as a result of currency fluctuations, (C) may not allow the Ancillary Commitment of the Ancillary Lender under such Ancillary Facility to exceed the unused Revolving Commitment of such Ancillary Lender (or its Affiliate) before taking into account the effect of the Ancillary Facility on such unused Revolving Commitment, except as a result of currency fluctuations, (D) shall require that the Ancillary Commitment in respect of such Ancillary Facility will be reduced to zero, and that all Ancillary Outstandings will be repaid (or cash collateralized or back-stopped by a letter of credit or otherwise in a manner satisfactory to the relevant Ancillary Lender) on or prior to the Maturity Date for the Revolving Facility to which such Ancillary Facility relates (or such date as the Revolving Commitment of the applicable Ancillary Lender (or its Affiliate) is reduced to zero) and (E) shall otherwise be based upon normal commercial terms at the time such Ancillary Facility is entered into (except as varied by this Agreement).
(ii)If there is an inconsistency between any term of any Ancillary Facility and any term of this Agreement, this Agreement shall prevail, except for (A) the sentences of Section 2.12 and Section 2.13 that relate to the computations of fees and interest being made on the basis of a year of a certain number of days, which shall not prevail for purposes of calculating fees, interest, or commission relating to any Ancillary Facility, (B) any Ancillary Facility comprising more than one account, where the terms of the applicable Ancillary Documents shall prevail to the extent required to permit the netting of balances in respect of the relevant accounts and (C) where the applicable term of this Agreement would be contrary to, or inconsistent with, the law governing the applicable Ancillary Document, in which case the applicable term of this Agreement shall be superseded by the terms of the applicable Ancillary Document to the extent necessary to eliminate the subject conflict or inconsistency.
(c)Repayment of Ancillary Facilities.
(i)Each Ancillary Commitment shall terminate and cease to be available on the Maturity Date for the Revolving Facility to which the relevant Ancillary Facility relates or such earlier date on which its expiry date occurs or on which it is cancelled in accordance with the terms of this Agreement or any Ancillary Document; provided that an Ancillary Borrower and an Ancillary Lender may, as between themselves only, agree that any Ancillary Facility will continue to remain available on a bilateral basis following the Maturity Date for the applicable Revolving Facility or, as the case may be, the date the Revolving Commitments of the applicable Class are otherwise cancelled under this Agreement. If any arrangement contemplated in the

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foregoing sentence is to occur, the applicable Ancillary Borrower and the applicable Ancillary Lender shall each confirm that to be the case in writing to the Administrative Agent. Upon such Maturity Date or, as the case may be, date of cancellation, any such Ancillary Facility shall continue as between the said entities on a bilateral basis and not as part of, or under, the Loan Documents. Save for any rights and obligations under the Loan Documents arising prior to such Maturity Date or, as the case may be, date of cancellation, no such rights or obligations in respect of such Ancillary Facility shall continue and the Collateral shall not support any such Ancillary Facility in respect of any matters that arise after such Maturity Date or, as the case may be, date of cancellation.
(ii)Upon the expiration or cancellation of any Ancillary Facility in accordance with its terms or this Agreement, the Ancillary Commitment of the applicable Ancillary Lender shall be reduced to zero (or by such amount that expires or has been cancelled) and the unused Revolving Commitment of such Ancillary Lender (or its Affiliate) shall be increased accordingly by the same amount. Upon the making of one or more Revolving Loans as provided below in an amount sufficient to repay the Ancillary Outstandings under any Ancillary Facility, such Ancillary Facility shall be cancelled upon receipt by the applicable Ancillary Lender of the proceeds thereof.
(iii)No Ancillary Lender may demand repayment, prepayment or cash collateralization of any amounts made available or liabilities incurred by it under any Ancillary Facility or otherwise take any action to terminate prior to its scheduled final expiry date any Ancillary Facility (except where the applicable Ancillary Facility is provided on a net limit basis to the extent required to reduce the amount of the gross outstandings to or towards an amount equal to its net outstandings) unless (A) (x) the Commitments of the applicable Revolving Facility have been cancelled in full or all outstanding Loans under the applicable Revolving Facility have become due and payable in accordance with the terms of this Agreement, (B) it becomes unlawful in any applicable jurisdiction for the applicable Ancillary Lender to perform its obligations under this Agreement or to fund, issue or maintain its participation in the relevant Ancillary Facility, or (C) the Ancillary Outstandings (if any) under the applicable Ancillary Facility may be refinanced in an equivalent amount by a Revolving Loan and the applicable Ancillary Lender (or its relevant Affiliate, if applicable) provides sufficient notice to permit the refinancing of such Ancillary Outstandings with a Revolving Loan.
(iv)Notwithstanding anything to the contrary herein, for the purposes of determining whether or not the Ancillary Outstandings under any Ancillary Facility referenced in clause (c)(iii)(C) above may be refinanced by a Revolving Loan, (A) the Ancillary Commitment of the applicable Ancillary Lender shall be reduced to zero and the unused Revolving Commitment of the applicable Ancillary Lender (or its Affiliate) will be increased accordingly and (B) unless the circumstances described in clause (c)(iii)(A)(x) or (y) above then exist, each Revolving Lender under the applicable Revolving Facility shall be obligated to make a Revolving Loan to the applicable Ancillary Borrower for the purpose of refinancing the relevant Ancillary Outstandings on a pro rata basis in accordance with its pro rata share of the Revolving Commitments under such Revolving Facility (determined for such purpose as if such Ancillary Outstanding had already been repaid) whether or not a Default or Event of Default exists or any other applicable condition precedent is not satisfied and irrespective of whether any Borrower has delivered a borrowing notice.
(v)With respect to any Ancillary Facility that comprises an overdraft facility in which a Designated Net Amount has been established, for purposes of calculating compliance with the Designated Net Amount, the Ancillary Lender providing such Ancillary Facility shall only be obligated to take into account the credit balances which it is permitted to take into account by then applicable law and regulations relating to its reporting of exposures to applicable regulatory authorities as netted for capital adequacy purposes.
(vi)Notwithstanding anything to the contrary herein, an Ancillary Borrower shall be permitted to repay or prepay any Ancillary Facility and cancel any Ancillary Commitments pursuant to the terms of such Ancillary Facility.

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(d)Ancillary Outstandings. Each Ancillary Borrower and each Ancillary Lender agrees with and for the benefit of each Revolving Lender that (i) the Ancillary Outstandings under any Ancillary Facility or provided by such Ancillary Lender shall not exceed the Ancillary Commitment applicable to such Ancillary Facility, (ii) where such Ancillary Facility is a multi-account overdraft facility, (x) the Ancillary Outstandings under such Ancillary Facility shall not exceed the Designated Net Amount applicable to such multi-account overdraft facility and (y) the gross outstandings shall not exceed the Designated Gross Amount applicable to such Ancillary Facility, and (iii) with respect to any Ancillary Facility that comprises an overdraft facility in which a Designated Net Amount has been established, for the purposes of calculating compliance with the Designated Net Amount, the Ancillary Lender providing such Ancillary Facility shall only be obligated to take into account the credit balances which it is permitted to take into account by then applicable law relating to its reporting of exposures to applicable Governmental Authorities as netted for capital adequacy purposes. Notwithstanding any other term of this Agreement, each applicable Revolving Lender shall ensure that at all times its Revolving Commitment is not less than its (or its Affiliates’) Ancillary Commitment.
(e)Information. Each Ancillary Borrower and each Ancillary Lender shall, promptly upon the request of the Administrative Agent, provide the Administrative Agent with any information relating to the operation of the applicable Ancillary Facility (including the amount of Ancillary Outstandings and Ancillary Commitments) as the Administrative Agent may from time to time reasonably request (which information shall be subject to compliance with Section 9.16 hereof).
(f)Affiliates of Lenders as Ancillary Lenders.
(i)Subject to the terms of this Agreement, an Affiliate of any Revolving Lender may become an Ancillary Lender, in which case, such Revolving Lender and such Affiliate shall be treated as a single Revolving Lender whose Revolving Commitment is as set forth in Schedule 2.01 or in the Assignment and Assumption pursuant to which such Revolving Lender assumed its Revolving Commitment.
(ii)If a Revolving Lender assigns all of its rights and benefits to a new lender which is not an Affiliate or Related Fund of such Revolving Lender, pursuant to this Agreement, its Affiliate shall cease to have any obligations under this Agreement or any Ancillary Document.
(iii)To the extent that this Agreement or any other Loan Document imposes any obligation on any Ancillary Lender and such Ancillary Lender is an Affiliate of a Revolving Lender and not a party thereto, the applicable Revolving Lender shall ensure that such obligation is performed by such Affiliate in compliance with the terms hereof or such other Loan Document.
(iv)Each Ancillary Lender in its capacity as such, hereby appoints the Administrative Agent as its agent for purposes of the Loan Documents.
(g)Adjustment for Ancillary Facilities.
(i)If any notice of acceleration is delivered pursuant to Section 7.01 (other than a notice declaring Loans and/or Obligations in respect of Letters of Credit to be due on demand) or Commitments are automatically accelerated under the proviso in Section 7.01, each Revolving Lender and each Ancillary Lender shall promptly adjust (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Loan Documents and Ancillary Documents relating to Revolving Loans) their claims in respect of amounts outstanding to them under the Revolving Facility of any Class and each Ancillary Facility of such Class to the extent necessary to ensure that after such transfers the Revolving Loans of each Revolving Lender for such Class bear the same proportion to the total Revolving Loans for such Class as such Revolving Lender’s Revolving Commitment of such Class bears to the total Revolving Commitment for such Class, each as at the earlier of (x) the date the notice is served under Section 7.01 or (y) the date of automatic acceleration under the proviso in Section 7.01 (and ignoring, for the purpose of the calculation of a Revolving Lender’s Revolving Commitment of such Class and the total Revolving Commitment of such Class for this purpose, any reduction of a Revolving Lender’s Revolving Commitment of such Class pursuant to Section 2.14(a)); provided

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that in the event that the Ancillary Outstandings under any Ancillary Facility exceed the Ancillary Commitment therefor at such earlier time in violation of Section 2.14(b)(i)(C), such excess amount shall be excluded from such transfers and the calculation of such proportion.
(ii)If an amount outstanding under an Ancillary Facility is a contingent liability and such contingent liability becomes an actual liability or is reduced to zero after the original adjustment is made under clause (g)(i) above, then each Revolving Lender and Ancillary Lender will make a further adjustment (by making or receiving (as the case may be) corresponding transfers of rights and obligations under the Loan Documents and the Ancillary Documents relating to Revolving Loans to the extent necessary) to put themselves in the position they would have been in had the original adjustment been determined by reference to the actual liability or, as the case may be, zero liability and not the contingent liability.
(iii)Any transfer of rights and obligations relating to Revolving Loans made pursuant to this Section 2.14(g) shall be made for a purchase price in cash, payable at the time of transfer, in an amount equal to such Revolving Loans.
(iv)All calculations to be made pursuant to this Section 2.14(g) shall be made by the Administrative Agent based upon information provided to it by the Revolving Lenders and Ancillary Lenders and the spot rate for the applicable currency in relation to Dollars in effect on the date of determination.
(v)This Section 2.14(g) shall not oblige any Lender to accept the transfer of a claim relating to an amount outstanding under an Ancillary Facility which is not denominated (pursuant to the relevant Ancillary Document) in either Dollars or an Alternative Currency for the purpose of the Revolving Facility related to such Ancillary Facility or in another currency which is acceptable to such Lender.
(vi)Prior to the application of the provisions of clause (g)(i) above, an Ancillary Lender that has provided a multi-account overdraft facility shall set off any available credit balance on any account comprised in such multi-account overdraft facility.
SECTION 2.15.Increased Costs.
(a)If any Change in Law shall:
(i)impose, modify or deem applicable any reserve, special deposit compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or Issuing Bank; or
(ii)subject the Administrative Agent, any Lender or any Issuing Bank to any Tax on or in respect of its loans, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (i) Indemnified Taxes and (ii) Excluded Taxes); or
(iii)impose on any Lender or Issuing Bank or the relevant interbank market any other condition affecting this Agreement or Term SOFR Loans or Eurocurrency Rate Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender or Issuing Bank or Administrative Agent, as applicable, of making or maintaining any Term SOFR Loan or Eurocurrency Rate Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder, whether of principal, interest or otherwise, then the Borrowers will pay to such Lender or Issuing Bank or the Administrative Agent, as

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applicable, such additional amount or amounts as will compensate such Lender or Issuing Bank or the Administrative Agent, as applicable, for such additional costs incurred or reduction suffered.
(b)If any Lender or Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans or Commitments made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrowers shall pay to such Lender or such Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.
(c)A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company, as applicable, as specified in clause (a) or (b) of this Section 2.15 shall be delivered to the Parent and shall be conclusive absent manifest error; provided, that any such certificate claiming amounts described in clause (x) or (y) of the definition of “Change in Law” shall, in addition, state the basis upon which such amount has been calculated and certify that such Lender’s or Issuing Bank’s demand for payment of such costs hereunder, and such method of allocation is not inconsistent with its treatment of other borrowers, which as a credit matter, are similarly situated to the applicable Borrower and which are subject to similar provisions. The Borrowers shall pay such Lender or Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)Promptly after any Lender or Issuing Bank has determined that it will make a request for increased compensation pursuant to this Section 2.15, such Lender or Issuing Bank shall notify the Parent. Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or Issuing Bank, as applicable, notifies the Parent of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided, further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
SECTION 2.16.Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Rate Loan or Term SOFR Loan, as applicable, other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.11), (b) the conversion of any Eurocurrency Rate Loan or Term SOFR Loan, as applicable, other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Rate Loan or Term SOFR Loan, as applicable, on the date specified in any notice delivered pursuant hereto (whether or not such notice may be revoked) or (d) the assignment of any Eurocurrency Rate Loan or Term SOFR Loan, as applicable, other than on the last day of the Interest Period applicable thereto as a result of a request by a Borrower pursuant to Section 2.19, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender (it being understood that the deemed amount shall not exceed the actual amount) to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate or the Term SOFR, as applicable, that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable

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amount and period from other banks in the interbank market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Parent and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
SECTION 2.17.Taxes.
(a)Payments Free of Taxes. All payments by or on account of any Loan Party under any Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes, unless otherwise required by law. If any applicable withholding agent shall be required by law to withhold or deduct any Taxes from or in respect of any sum payable under any Loan Document to any Lender Party or any Agent, (i) the applicable withholding agent shall make all such deductions or withholdings, (ii) the applicable withholding agent shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (iii) to the extent the deduction or withholding is on account of Indemnified Taxes, the amounts so payable by the applicable Loan Party shall be increased as may be necessary so that, after such withholding agent has made all required deductions or withholdings of Indemnified Taxes (including deductions or withholdings applicable to additional sums payable under this Section 2.17), such Lender Party (or, in the case of any amount received by an Agent for its own account, such Agent) shall have received an amount equal to the sum it would have received had no such deductions or withholdings been made.
(b)Payment of Other Taxes by each Borrower. Without limiting the provisions of Section 2.17(a) above, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
(c)Evidence of Payments. Within 45 days after the date of any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent a copy of an official receipt issued by such Governmental Authority evidencing such payment (or other evidence acceptable to the Administrative Agent, acting reasonably).
(d)Indemnification by each Borrower. Each Borrower shall, without duplication of any additional amounts paid pursuant to Section 2.17(a) or any amounts paid pursuant to Section 2.17(b), indemnify each Agent and each Lender Party for and hold them harmless against the full amount of Indemnified Taxes payable in connection with any payments made by or on account of any Loan Party under any Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17), and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. This indemnification shall be made within 20 days after written demand therefor. A certificate setting forth in reasonable detail the basis, calculation and amount of such payment or liability delivered to the applicable Borrower by a Lender Party (with a copy to the Administrative Agent), or by an Agent on its own behalf, shall be conclusive absent manifest error.
(e)Treatment of Refunds. If the Administrative Agent, the Collateral Agent or any Lender Party determines, in its good faith discretion, that it has received a refund (in cash or as an offset against other Taxes otherwise due and payable) of any Indemnified Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 2.17, it shall pay to the applicable Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amount paid, by the Loan Party under this Section 2.17 with respect to the Indemnified Taxes giving rise to such refund), net of all reasonable out-of-pocket expenses (including Taxes) of the Administrative Agent, the Collateral Agent or such Lender Party, attributable to such refund and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Loan Party, upon the request of the Administrative Agent or such Lender Party, agrees to repay the amount paid over to the applicable Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender Party in the event the Administrative Agent or such Lender Party is required to repay such amount to such Governmental Authority. In such event, such Lender Party or the Administrative Agent, as the case may be, shall, at the Loan Party’s request, provide the Loan Party with a copy of any notice of assessment or other evidence of the requirement to repay such refund

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received from the relevant Governmental Authority (provided, that such Lender Party or the Administrative Agent may delete any information therein that it deems confidential). This Section 2.17(e) shall not be construed to require the Administrative Agent or any Lender Party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other person.
(f)Status of Lenders.
(i)Each Lender Party that is entitled to an exemption from or reduction of any applicable withholding Tax with respect to payments made under any Loan Document shall deliver to the applicable Borrower and the Administrative Agent, at the time or times prescribed by law or reasonably requested by the applicable Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the applicable Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender Party, if reasonably requested by the applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the applicable Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Each Lender Party shall, whenever a lapse in time or change in circumstances renders such documentation (including any specific documents required below in this Section 2.17(f)) obsolete, expired or inaccurate in any material respect, deliver promptly to the applicable Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable Borrower or the Administrative Agent) or promptly notify the applicable Borrower and the Administrative Agent in writing of its ineligibility to do so.
(ii)Without limiting the generality of the foregoing, each Lender Party (or, if a Lender is disregarded as an entity separate from its owner for U.S. federal tax purposes, the person treated as its owner for U.S. federal tax purposes) shall, if it is legally eligible to do so, deliver to the U.S. Co-Borrower and the Administrative Agent on or prior to the date on which such Lender Party becomes a party hereto, two duly completed and executed copies of whichever of the following is applicable:
(A)in the case of a Lender Party that is a U.S. Person, IRS Form W-9 or any successor form certifying that such Lender Party is exempt from U.S. federal backup withholding;
(B)in the case of a Non-U.S. Lender eligible to claim the benefits of an income tax treaty to which the United States is a party, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to such tax treaty;
(C)in the case of a Non-U.S. Lender eligible to claim an exemption from U.S. federal withholding Taxes for income that is effectively connected with a U.S. trade or business, IRS Form W-8ECI;
(D)in the case of a Non-U.S. Lender eligible to claim the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the U.S. Co-Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” that is related to the U.S. Co-Borrower as described in Section 881(c)(3)(C) of the Code and that no payment under any Loan Document is effectively connected with such Non-U.S. Lender’s conduct of a U.S. trade or business (a “U.S. Tax Compliance Certificate”) and (y) IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable;

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(E)to the extent that a Non-U.S. Lender is not the beneficial owner (for example, where the Non-U.S. Lender is a partnership or participating Lender), IRS Form W-8IMY of the Non-U.S. Lender, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-1 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner that would be required under this Section 2.17(f) if such beneficial owner were a Lender, as applicable; provided that if the Non-U.S. Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-4 on behalf of such beneficial owner(s); or
(F)any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Taxes, together with such supplementary documentation as may be prescribed by applicable law to permit the U.S. Co-Borrower or the Administrative Agent to reasonably determine the withholding or deduction required to be made.
(iii)If a payment made to a Lender Party under any Loan Document would be subject to U.S. federal withholding Tax imposed under FATCA if the Lender Party were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender Party shall deliver to the Administrative Agent and the U.S. Co-Borrower at the time or times prescribed by law, and at such other time or times reasonably requested by the Administrative Agent or the U.S. Co-Borrower, the documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Administrative Agent or the U.S. Co-Borrower as may be necessary for the Administrative Agent or the U.S. Co-Borrower to comply with its obligations under FATCA and to determine whether the Lender Party has complied with the Lender Party obligations under FATCA, or to determine the amount, if any, to deduct and withhold from the payment. Solely for purposes of this clause (iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iv)Each Lender Party hereby authorizes the Administrative Agent to deliver to the Loan Parties and to any successor Administrative Agent any documentation provided by such Lender Party to the Administrative Agent pursuant to this Section 2.17.
(v)Notwithstanding any other provision of this Section 2.17, a Lender Party shall not be required to deliver any form or other documentation that such Lender Party is not legally eligible to deliver.
(g)VAT.
(i)All amounts expressed to be payable under a Loan Document by any party to a Secured Party which constitute consideration for any supply for VAT purposes are deemed to be exclusive of any VAT which is chargeable on that supply, and accordingly, subject to clause 2.17(g)(ii) below, if VAT is or becomes chargeable on any supply made by any Secured Party to any party in connection with a Loan Document, that party shall (except where the reverse charge mechanism applies and the Secured Party is not obliged to account to the relevant taxation authority for such VAT) pay to such Secured Party (in addition to and at the same time as paying any other consideration for such supply) an amount equal to the amount of the VAT.
(ii)If VAT is or becomes chargeable on any supply made by any Secured Party (the “Supplier”) to any other Secured Party (the “Recipient”) in connection with a Loan Document, and any party other than the Recipient (the “Relevant Party”) is required by the terms of any Loan Document to pay an amount equal to the consideration for that supply to the Supplier:
(A)where the Supplier is the person required to account to the relevant tax authority for the VAT, the Relevant Party shall also pay to the Supplier (at the same time

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as paying that amount) an additional amount equal to the amount of the VAT. The Recipient shall (where this Section 2.17(g)(ii)(A) applies) promptly pay to the Relevant Party an amount equal to any credit or repayment the Recipient receives from the relevant tax authority which the Recipient determines relates to the VAT chargeable on that supply; and
(B)where the Recipient is the person required to account to the relevant tax authority for the VAT, the Relevant Party shall promptly, following demand from the Recipient, pay to the Recipient an amount equal to the VAT chargeable on that supply but only to the extent that the Recipient determines that it is not entitled to credit or repayment from the relevant tax authority in respect of that VAT.
(iii)Where a Loan Document requires any party to reimburse or indemnify a Secured Party for any cost or expense, that party shall reimburse or indemnify (as the case may be) such Secured Party for the full amount of such cost or expense, including such part thereof as represents VAT, save to the extent that such Secured Party determines that it is entitled to credit or repayment in respect of such VAT from the relevant tax authority.
(iv)Any reference in this Section 2.17(g) to any party shall, at any time when such party is treated as a member of a group or unity (or fiscal unity) for VAT purposes, include (where appropriate and unless the context otherwise requires) a reference to the person who is treated at that time as making the supply, or (as appropriate) receiving the supply, under the grouping rules (provided for in Article 11 of Council Directive 2006/112/EC (or as implemented by the relevant member state of the European Union) or any other similar provision in any jurisdiction which is not a member state of the European Union) so that a reference to a party shall be construed as a reference to that party or the relevant group or unity (or fiscal unity) of which that party is a member for VAT purposes at the relevant time or the relevant representative member (or head) of that group or unity (or fiscal unity) at the relevant time (as the case may be).
(v)In relation to any supply made by a Secured Party to any party under a Loan Document, if requested by such Secured Party, that party shall promptly provide such Secured Party with details of that party’s VAT registration (if applicable) and such other information as is requested in connection with such Secured Party’s VAT reporting requirements in relation to such supply.
SECTION 2.18.Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
(a)Unless otherwise specified, the Borrowers shall make each payment required to be made by them hereunder (whether of principal, interest, fees or reimbursement of L/C Disbursements, or of amounts payable under Sections 2.15, 2.16 or 2.17, or otherwise) prior to 2:00 p.m., on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Parent by the Administrative Agent, except payments to be made directly to the applicable Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.05 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. Except as otherwise expressly provided herein, if any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. Except with respect to payments of principal of and interest on Loans denominated in Euros or DKK, which payments shall be made in Euros or DKK, as applicable, all payments made under the Loan Documents shall be made in Dollars. If, for any reason, a Borrower is prohibited by any law from making any required payment hereunder in Euros or DKK, such Borrower shall make such payment in Dollars in the Dollar Equivalent of the Euro payment amount or DKK payment amount, as applicable. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the

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Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
(b)[Reserved].
(c)If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of, or interest on, any of its Term Loans, Revolving Loans or participations in L/C Disbursements of a given Class resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Term Loans, Revolving Loans and participations in L/C Disbursements of such Class and accrued interest thereon than the proportion received by any other Lender entitled to receive the same proportion of such payment, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Term Loans, Revolving Loans and participations in L/C Disbursements of such Class of such other Lenders to the extent necessary so that the benefit of all such payments shall be shared by all such Lenders ratably in accordance with the principal amount of each such Lender’s respective Term Loans, Revolving Loans and participations in L/C Disbursements of such Class and accrued interest thereon; provided, that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, (ii) the provisions of this clause (c) shall not be construed to apply to any payment made by a Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in L/C Disbursements to any assignee or participant and (iii) nothing in this Section 2.18(c) shall be construed to limit the applicability of Section 7.03 in the circumstances where Section 7.03 is applicable in accordance with its terms. The Borrowers consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrowers rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrowers in the amount of such participation.
(d)Unless the Administrative Agent shall have received notice from the Parent prior to the date on which any payment is due to the Administrative Agent for the account of the relevant Lenders or the applicable Issuing Bank hereunder that the Borrowers will not make such payment, the Administrative Agent may assume that the Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the relevant Lenders or the applicable Issuing Bank, as applicable, the amount due.
(e)Subject to Section 2.24, if any Lender shall fail to make any payment required to be made by it pursuant to Section 2.05(c), 2.05(d), 2.06, or 2.18(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.
SECTION 2.19.Mitigation Obligations; Replacement of Lenders.
(a)If any Lender requests compensation under Section 2.15, or if a Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or mitigate the applicability of Section 2.20 or any event that gives rise to the operation of Section 2.20, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. Each Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

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(b)If (i) any Lender requests compensation under Section 2.15 (in a material amount in excess of that being charged by other Lenders) or gives notice under Section 2.20, (ii) the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 (in a material amount in excess of that being charged by other Lenders), or (iii) any Lender is a Defaulting Lender, then the Parent may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require any such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, that (i) the Parent shall have received the prior written consent of the Administrative Agent (and, if in respect of any Revolving Commitment or Revolving Loan, each Issuing Bank), to the extent consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent, in each case, shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in L/C Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15, payments required to be made pursuant to Section 2.17 or a notice given under Section 2.20, such assignment will result in a reduction in such compensation or payments and (iv) such assignment does not conflict with any applicable law. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Parent to require such assignment and delegation cease to apply. Nothing in this Section 2.19 shall be deemed to prejudice any rights that the Borrowers may have against any Lender that is a Defaulting Lender. No action by or consent of the removed Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Parent, Administrative Agent, such removed Lender and the replacement Lender shall otherwise comply with Section 9.04, provided, that if such removed Lender does not comply with Section 9.04 within one Business Day after the Parent’s request, compliance with Section 9.04 shall not be required to effect such assignment.
(c)If any Lender (such Lender, a “Non-Consenting Lender”) (x) has failed to consent to a proposed amendment, waiver or consent which pursuant to the terms of Section 9.08 requires the consent of all of the Lenders (or all of the Lenders of any Class or Classes), all of the Lenders (or all of the Lenders of any Class or Classes) directly and adversely affected or all of the Lenders (or all of the Lenders of any Class or Classes) adversely affected and with respect to which the Required Lenders (or the Required Facility Lenders or Required TLA/RCF Lenders, as applicable) shall have granted their consent or (y) becomes an Objecting Lender, then the Parent shall have the right (unless such Non-Consenting Lender grants such consent) at its sole expense (including with respect to the processing and recordation fee referred to in Section 9.04(b)(ii)) to replace such Non-Consenting Lender by requiring such Non-Consenting Lender to (and any such Non-Consenting Lender agrees that it shall, upon the Parent’s request) assign its Loans and its Commitments (or, at the Parent’s option, the Loans and Commitments under the Facility that is the subject of the proposed amendment, waiver or consent) hereunder to one or more assignees reasonably acceptable to (i) the Administrative Agent (unless such assignee is a Lender, an Affiliate of a Lender or an Approved Fund) and (ii) if in respect of any Revolving Commitment or Revolving Loan, each Issuing Bank; provided that: (i) all Loan Obligations of the Borrowers owing to such Non-Consenting Lender being replaced in respect of the assigned interest shall be paid in full in same day funds to such Non-Consenting Lender concurrently with such assignment, (ii) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon and the replacement Lender or, at the option of the Parent, the Borrowers shall pay any amount required by Section 2.12(e), if applicable, and (iii) the replacement Lender shall grant its consent with respect to the applicable proposed amendment, waiver or consent. No action by or consent of the Non-Consenting Lender shall be necessary in connection with such assignment, which shall be immediately and automatically effective upon payment of such purchase price. In connection with any such assignment the Parent, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 9.04; provided that if such Non-Consenting Lender does not comply with Section 9.04 within one Business Day after the Parent’s request, compliance with Section 9.04 shall not be required to effect such assignment.

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SECTION 2.20.Illegality. If any Lender reasonably determines that any Change in Law has made it unlawful, or that any Governmental Authority has asserted after the Closing Date that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund any Eurocurrency Rate Loans or Term SOFR Loans, as applicable, or to determine or charge interest rates based upon the Eurocurrency Rate or Term SOFR, as applicable, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars, Euros or DKK in the applicable interbank market then, on notice thereof by such Lender to the Parent through the Administrative Agent, (i) any obligations of such Lender to make or continue Eurocurrency Rate Loans or Term SOFR Loans, as applicable, in the affected currency or currencies or, in the case of Term SOFR Loans, to convert ABR Borrowings to Term SOFR Borrowings shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Term SOFR component of the ABR, the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the ABR, in each case until such Lender notifies the Administrative Agent and the Parent that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrowers shall upon demand from such Lender and at such Lender’s election (with a copy to the Administrative Agent), prepay all Eurocurrency Rate Borrowings or Term SOFR Borrowings, as applicable, of such Lender, or convert all Term SOFR and/or Eurocurrency Rate Borrowings of such Lender to ABR Borrowings (the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Term SOFR component of the ABR), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Rate Borrowings or Term SOFR Borrowings, as applicable, to such day, or immediately, if such Lender may not lawfully continue to maintain such Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon Term SOFR, the Administrative Agent shall during the period of such suspension compute the ABR applicable to such Lender without reference to the Term SOFR component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Term SOFR. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted.
SECTION 2.21.Incremental Commitments.
(a)After the Closing Date has occurred, each Borrower may, by written notice to the Administrative Agent from time to time, (w) add one or more new Classes of incremental term loans (any such incremental term loans, “Other Incremental Term Loans”), (x) increase the principal amount of the Term Loans of any existing Class (any such increase, an “Incremental Term Increase” and, together with any Other Incremental Term Loans, “Incremental Term Facilities”), (y) add one or more new Classes of revolving credit commitments (any such revolving credit commitments, “Other Incremental Revolving Commitments”) and/or (z) increase the aggregate amount of the Revolving Commitments of any existing Class (any such increase, an “Incremental Revolving Increase” and, together with any Other Incremental Revolving Commitments, “Incremental Revolving Facilities”; Incremental Revolving Facilities and Incremental Term Facilities, collectively, “Incremental Facilities”), in an aggregate amount not to exceed the Incremental Amount available at the time such Incremental Term Facility is funded or Incremental Revolving Facility is established (subject to Section 1.08), from one or more Incremental Term Lenders and/or Incremental Revolving Lenders (which, in each case, may include any existing Lender (it being understood that no Lender shall be obligated to provide any Incremental Facility unless it shall have consented thereto), as applicable, but shall be required to be persons which would qualify as assignees of a Lender in accordance with Section 9.04) willing to provide such Incremental Facility in their sole discretion; provided that each Incremental Revolving Lender shall be subject to the approval of the Administrative Agent and, to the extent the same would be required for an assignment under Section 9.04, each Issuing Bank (which approvals shall not be unreasonably withheld, conditioned or delayed). Such notice shall set forth (i) the amount of the Incremental Facility being requested (which shall be in minimum increments of the Dollar Equivalent of $5,000,000 and a minimum amount of the Dollar Equivalent of $10,000,000, or equal to the remaining Incremental Amount or, in each case, such lesser amount approved by the Administrative Agent), (ii) the date on which such Incremental Term Facility is requested to be funded and/or such Incremental Revolving Facility is requested to become effective, (iii) in the case of an Incremental Term Facility, whether such Incremental Term Facility is to comprise Other Incremental Term Loans or an Incremental Term Increase and (iv) in the case of an Incremental

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Revolving Facility, whether such Incremental Revolving Facility is to comprise Other Incremental Revolving Commitments or an Incremental Revolving Increase.
(b)The applicable Borrower and each Incremental Term Lender and/or Incremental Revolving Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the terms of the applicable Incremental Facility; provided that:
(i)any (A) Incremental Term Increase shall have the same terms as the applicable Class of Term Loans, and shall form part of the same Class as the applicable Term Loans and (B) Incremental Revolving Increase shall have the same terms as the applicable Class of Revolving Commitments,
(ii)the Other Incremental Term Loans incurred pursuant to clause (a) of this Section 2.21 shall (x) rank equally and ratably in right of security with the Initial Facilities or, at the option of the applicable Borrower, shall rank junior in right of security to the Initial Facilities (provided that, if such Other Incremental Term Loans rank junior in right of security to the Initial Facilities, such Other Incremental Term Loans shall be subject to an Acceptable Intercreditor Agreement and, for the avoidance of doubt, shall not be subject to clause (v) below) or (y) be unsecured,
(iii)(A) the final maturity date of any such Other Incremental Term Loans shall be no earlier than (x) in the case of Other Incremental Term Loans constituting term “A” loans, the Latest Maturity Date applicable to the then outstanding Initial Term A Loans and (y) in the case of Other Incremental Term Loans constituting term “B” loans, the Latest Maturity Date applicable to the then outstanding Initial Term B Loans (in each case other than with respect to (I) Other Incremental Term Loans in an amount not to exceed the Inside Maturity Amount, and (II) customary “bridge loan” facilities with a tenor of no longer than one year (provided that such facilities automatically convert or exchange into long-term Indebtedness otherwise meeting the requirements of this clause (iii))), (B) no Other Incremental Revolving Commitments shall mature prior to, or require scheduled commitment reduction prior to, the Latest Maturity Date applicable to the then outstanding Initial Revolving Commitments and (C) except as to pricing, fees, amortization, final maturity date, participation in mandatory prepayments and ranking as to security (which shall, subject to the other clauses of this proviso, be determined by the applicable Borrower and the Incremental Term Lenders or Incremental Revolving Lenders, as applicable, in their sole discretion), Other Incremental Term Loans and Other Incremental Revolving Commitments shall have (1) in the case of Other Incremental Term Loans constituting term “A” loans, terms that are consistent in all material respects with the Initial Term A Loans, (2) in the case of Other Incremental Term Loans constituting term “B” loans, terms that are consistent in all material respects with the Initial Term B Loans, (3) in the case of Other Incremental Revolving Commitments, terms that are consistent in all material respects with the Initial Revolving Commitments or (4) such other terms as shall be reasonably satisfactory to the Administrative Agent (except for any such term that is (I) added for the benefit of all Term Facilities or all Revolving Facilities then outstanding, as applicable, or (II) only applicable after the Latest Maturity Date applicable to the Initial Term A Facility, the Initial Term B Facility or the Initial Revolving Facility, as applicable),
(iv)the Weighted Average Life to Maturity of any Other Incremental Term Loans shall be no shorter than (x) in the case of Other Incremental Term Loans constituting term “A”
loans, the remaining Weighted Average Life to Maturity of the Initial Term A Loans then outstanding and (y) in the case of Other Incremental Term Loans constituting term “B” loans, the remaining Weighted Average Life to Maturity of the Initial Term B Loans then outstanding (in each case other than with respect to (I) Other Incremental Term Loans in an amount not to exceed the Inside Maturity Amount, and (II) customary “bridge loan” facilities with a tenor of no longer than one year (provided that such facilities automatically convert or exchange into long-term Indebtedness otherwise meeting the requirements of this clause (iv))),

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(v)with respect to any Other Incremental Term Loans, the All-in Yield shall be as agreed by the respective Incremental Term Lenders and the applicable Borrower, except that the All-in Yield in respect of any such Other Incremental Term Loans (except for any Other Incremental Term Loans (1) incurred in connection with a Permitted Business Acquisition or other Investment permitted under this Agreement, (2) constituting term “A” loans, (3) with a maturity date no earlier than the date that is two years after the Latest Maturity Date applicable to the Initial Term Facilities, (4) that are not broadly syndicated or (5) that are not denominated in Dollars) that are Other First Lien Debt and incurred prior to the date that is twelve months after the Closing Date may exceed the All-in Yield in respect of the Initial Term B Loans by no more than 0.50%, or if it does so exceed such All-in Yield (such difference, the “Term Yield Differential”) then the Applicable Margin (or the “floor” as provided in the following proviso) applicable to such Initial Term B Loans shall be increased such that after giving effect to such increase, the Term Yield Differential shall not exceed 0.50%; provided that, to the extent any portion of the Term Yield Differential is attributable to a higher “floor” being applicable to such Other Incremental Term Loans, such floor shall only be included in the calculation of the Term Yield Differential to the extent such floor is greater than the Term SOFR in effect for an Interest Period of three months’ duration at such time, and, with respect to such excess, the Floor with respect to the Initial Term B Loans shall be increased to an amount not to exceed the “floor” applicable to such Other Incremental Term Loans prior to any increase in the Applicable Margin applicable to such Initial Term B Loans then outstanding,
(vi)Other Incremental Term Loans may participate in any mandatory prepayment hereunder on a pro rata basis with or a less than pro rata basis (but not a greater than pro rata basis, except with respect to any prepayment pursuant to Section 2.11(b)(2)) than (x) in the case of Other Incremental Term Loans constituting term “A” loans, the Initial Term A Loans and (y) in the case of Other Incremental Term Loans constituting term “B” loans, the Initial Term B Loans,
(vii)there shall be no borrower (other than the Borrowers) or guarantor (other than the Guarantors) in respect of any Other Incremental Term Loans or Other Incremental Revolving Commitments,
(viii)Other Incremental Term Loans and Other Incremental Revolving Commitments shall not be secured by any asset of the Parent or the Subsidiaries other than the Collateral; and
(ix)subject to Section 1.08, the Parent shall be in Pro Forma Compliance with the Financial Covenants.
Each party hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Facility evidenced thereby as provided for in Section 9.08(e). Any amendment to this Agreement or any other Loan Document that is necessary to effect the provisions of this Section 2.21 and any such collateral and other documentation shall be deemed “Loan Documents” hereunder and may be memorialized in writing by the Administrative Agent with the Parent’s consent (not to be unreasonably withheld, conditioned or delayed) and furnished to the other parties hereto.
(c)Notwithstanding the foregoing, no Incremental Facility shall become effective under this Section 2.21 unless (i) subject to Section 1.08, no Event of Default shall exist; provided, that in the event that an Incremental Facility is used to finance a Limited Condition Acquisition and to the extent the Incremental Term Lenders or Incremental Revolving Lenders participating in such Incremental Facility agree, the conditions set forth in this clause (i) shall be limited to no Event of Default under Section 7.01(b), 7.01(c), 7.01(h) or 7.01(i); (ii) the representations and warranties of the Borrowers set forth in this Agreement shall be true and correct in all material respects (other than to the extent qualified by materiality or “Material Adverse Effect”, in which case, such representations and warranties shall be true and correct); provided that, in the event that an Incremental Facility is used to finance a Limited Condition Acquisition and to the extent the Incremental Term Lenders or Incremental Revolving Lenders participating in such Incremental Facility agree, the condition set forth in this clause (ii) shall be limited

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to the Specified Representations and those representations of the seller or the target company (as applicable) included in the acquisition agreement related to such Limited Condition Acquisition that are material to the interests of the Lenders and only to the extent that the Parent or its applicable Affiliate has the right to terminate its obligations under such acquisition agreement or refuse to consummate the transaction contemplated by such acquisition agreement as a result of a failure of such representations to be accurate; provided, further that the conditions set forth in the foregoing clauses (i) and (ii) may be waived by the applicable Incremental Term Lenders or Incremental Revolving Lenders; and (iii) the Administrative Agent shall have received documents and Legal Opinions consistent with those delivered on the Closing Date as to such matters as are reasonably requested by the Administrative Agent. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Assumption Agreement.
(d)Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that (i) all Loans under an Incremental Term Increase, when originally made, are included in each outstanding Borrowing under the applicable Class of Term Loans on a pro rata basis, and (ii) all Loans under an Incremental Revolving Increase, when originally made, are included in each outstanding Borrowing under the applicable Class of Revolving Loans on a pro rata basis. The Parent agrees that Section 2.16 shall apply to any conversion of Term SOFR Loans or Eurocurrency Rate Loans to ABR Loans reasonably required by the Administrative Agent to effect the foregoing.
SECTION 2.22.Extensions of Loans and Commitments.
(a)Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.22), pursuant to one or more offers made from time to time by a Borrower to all Lenders of any Class of Term Loans and/or Revolving Commitments on a pro rata basis (based, in the case of an offer to the Lenders under any Class of Term Loans, on the aggregate outstanding Term Loans of such Class and, in the case of an offer to the Lenders under any Revolving Facility, on the aggregate outstanding Revolving Commitments under such Revolving Facility, as applicable), and on the same terms to each such Lender (each, a “Pro Rata Extension Offer”), the applicable Borrower is hereby permitted to consummate transactions with individual Lenders that agree to such transactions from time to time to extend the maturity date of such Lender’s Loans and/or Commitments of such Class and to otherwise modify the terms of such Lender’s Loans and/or Commitments of such Class pursuant to the terms of the relevant Pro Rata Extension Offer (including, without limitation, increasing the interest rate or fees payable in respect of such Lender’s Loans and/or Commitments and/or modifying the amortization schedule in respect of such Lender’s Loans) (it being understood that no Lender shall be obligated to participate in any Extension unless it shall have consented thereto). For the avoidance of doubt, the reference to “on the same terms” in the preceding sentence shall mean, (i) in the case of an offer to the Lenders under any Class of Term Loans, that all of the Term Loans of such Class are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same and (ii) in the case of an offer to the Lenders under any Revolving Facility, that all of the Revolving Commitments of such Facility are offered to be extended for the same amount of time and that the interest rate changes and fees payable with respect to such extension are the same. Any such extension (an “Extension”) agreed to between the applicable Borrower and any such Lender (an “Extending Lender”) will be established under this Agreement by extending such Lender’s existing Term Loan (such extended Term Loan, an “Extended Term Loan”) or extending such Lender’s existing Revolving Commitment (such extended Revolving Commitment, an “Extended Revolving Commitment”, and any Revolving Loan made pursuant to such Extended Revolving Commitment, an “Extended Revolving Loan”), as applicable. Each Pro Rata Extension Offer shall specify the date on which the applicable Borrower proposes that the Extended Term Loan shall be made or the Extended Revolving Commitment shall become effective, which shall be a date not earlier than five (5) Business Days after the date on which notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion).
(b)The applicable Borrower and each Extending Lender shall execute and deliver to the Administrative Agent an amendment to this Agreement (an “Extension Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the Extended Term Loans and/or Extended Revolving Commitments of such Extending Lender. Each Extension Amendment

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shall specify the terms of the applicable Extended Term Loans and/or Extended Revolving Commitments; provided that (i) except as to interest rates, fees, other pricing terms, amortization, final maturity date and participation in prepayments (which shall, subject to clauses (ii) and (iii) of this proviso, be determined by the applicable Borrower and set forth in the applicable Pro Rata Extension Offer), any Extended Term Loans shall have (x) the same terms as the existing Class of Term Loans subject to the Pro Rata Extension Offer, except for any terms which shall not apply until after the Latest Maturity Date then in effect, or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent, (ii) the final maturity date of any Extended Term Loans shall be no earlier than the Latest Maturity Date with respect to Term Loans in effect on the date of incurrence, (iii) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Class of Term Loans subject to the Pro Rata Extension Offer, (iv) except as to interest rates, fees, other pricing terms, final maturity and commitment reductions (which shall be determined by the applicable Borrower and set forth in the applicable Pro Rata Extension Offer), any Extended Revolving Commitments shall have (x) the same terms as the existing Class of Revolving Commitments subject to the Pro Rata Extension Offer, except for any terms which shall not apply until after the Latest Maturity Date then in effect, or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent and, in respect of any such other terms that would affect the rights or duties of any Issuing Bank, such terms as shall be reasonably satisfactory to such Issuing Bank, (v) any Extended Term Loans may participate in any mandatory prepayment hereunder on a pro rata basis with or a less than pro rata basis (but not a greater than pro rata basis, except with respect to any prepayment pursuant to Section 2.11(b)(2)) than (x) in the case of Extended Term Loans constituting term “A” loans, the Initial Term A Loans and (y) in the case of Extended Term Loans constituting term “B” loans, the Initial Term B Loans and (vi) before and after giving effect to such Extension Amendment each of the conditions set forth in Sections 4.02(b) and 4.02(c) shall be satisfied. Upon the effectiveness of any Extension Amendment, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Extended Term Loans and/or Extended Revolving Commitments evidenced thereby as provided for in Section 9.08(e). Any such deemed amendment may be memorialized in writing by the Administrative Agent with the applicable Borrower’s consent (not to be unreasonably withheld, conditioned or delayed) and furnished to the other parties hereto. If provided in any Extension Amendment with respect to any Extended Revolving Commitments, and with the consent of each Issuing Bank, participations in Letters of Credit shall be reallocated to Lenders holding such Extended Revolving Commitments in the manner specified in such Extension Amendment, including upon effectiveness of such Extended Revolving Commitments or upon or prior to the maturity date for any Class of Revolving Commitments.
(c)Upon the effectiveness of any Extension, (i) any Term Loans extended pursuant to such Extension will be automatically designated Extended Term Loans (ii) any Revolving Commitments extended pursuant to such Extension will be automatically designated Extended Revolving Commitments.
(d)Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.22), (i) no Extended Term Loan or Extended Revolving Commitment is required to be in any minimum amount or any minimum increment, (ii) any Extending Lender may extend all or any portion of its Term Loans and/or Revolving Commitment pursuant to one or more Pro Rata Extension Offers (subject to applicable proration in the case of over participation) (including the extension of any Extended Term Loan and/or Extended Revolving Commitment), (iii) there shall be no condition to any Extension of any Loan or Commitment at any time or from time to time other than notice to the Administrative Agent of such Extension and the terms of the Extended Term Loan or Extended Revolving Commitment implemented thereby, (iv) all Extended Term Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Loan Obligations that have the same ranking as to security as the Class being extended, (v) no Issuing Bank shall be obligated to issue Letters of Credit under any Extended Revolving Commitments unless it shall have consented thereto and (vi) there shall be no borrower (other than a Borrower) and no guarantors (other than the Guarantors) in respect of any Extended Term Loans or Extended Revolving Commitments.
(e)Each Extension shall be consummated pursuant to procedures set forth in the associated Pro Rata Extension Offer; provided that the applicable Borrower shall cooperate with the Administrative Agent prior to making any Pro Rata Extension Offer to establish reasonable procedures

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with respect to mechanical provisions relating to such Extension, including, without limitation, timing, rounding and other adjustments.
SECTION 2.23.Refinancing Amendments.
(a)Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.23), each Borrower may by written notice to the Administrative Agent establish one or more additional tranches of term loans under this Agreement (such loans, “Refinancing Term Loans”), all Net Proceeds of which are used to Refinance in whole or in part any Class of Term Loans pursuant to Section 2.11(b)(2). Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the applicable Borrower proposes that the Refinancing Term Loans shall be made, which shall be a date not earlier than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its sole discretion); provided that:
(i)before and after giving effect to the borrowing of such Refinancing Term Loans on the Refinancing Effective Date each of the conditions set forth in Sections 4.02(b) and 4.02(c) shall be satisfied;
(ii)the final maturity date of the Refinancing Term Loans shall be no earlier than the Maturity Date of the refinanced Term Loans;
(iii)the Weighted Average Life to Maturity of such Refinancing Term Loans shall be no shorter than the then-remaining Weighted Average Life to Maturity of the refinanced Term Loans;
(iv)the aggregate principal amount of the Refinancing Term Loans shall not exceed the outstanding principal amount of the refinanced Term Loans plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;
(v)all other terms applicable to such Refinancing Term Loans (other than provisions relating to original issue discount, upfront fees, interest rates and any other pricing terms (which original issue discount, upfront fees, interest rates and other pricing terms shall not be subject to the provisions set forth in Section 2.21(b)(v)) and optional prepayment or mandatory prepayment terms, which shall be as agreed between the applicable Borrower and the Lenders providing such Refinancing Term Loans) taken as a whole shall be substantially similar to, or not materially more restrictive (as reasonably determined by the Parent in good faith) to the Parent and the Subsidiaries than, the terms, taken as a whole, applicable to the Term Loans being refinanced (except to the extent such covenants and other terms (1) are added for the benefit of all Term Lenders, (2) apply solely to any period after the Latest Maturity Date, (3) are on then-current market terms (taken as a whole and as reasonably determined by the Parent in good faith) for the applicable type of Indebtedness or (4) are otherwise reasonably acceptable to the Administrative Agent);
(vi)there shall be no borrower (other than the Borrowers) and no guarantors (other than the Guarantors) in respect of such Refinancing Term Loans;
(vii)Refinancing Term Loans shall not be secured by any asset of the Parent and its subsidiaries other than the Collateral;
(viii)with respect to Refinancing Term Loans secured by Liens on the Collateral that rank junior in right of security to the Initial Facilities, such Liens will be subject to an Acceptable Intercreditor Agreement;
(ix)Refinancing Term Loans may participate on a pro rata basis or on a less than pro rata basis (but not on a greater than pro rata basis) in any mandatory prepayments hereunder (other than as provided otherwise in the case of such prepayments pursuant to Section 2.11(b)(2))

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than (x) in the case of Refinancing Term Loans constituting term “A” loans, the Initial Term A Loans and (y) in the case of Refinancing Term Loans constituting term “B” loans, the Initial Term B Loans, as specified in the applicable Refinancing Amendment; and
(x)the Term Loans being refinanced shall be repaid substantially simultaneously with the borrowing of the Refinancing Term Loans.
(b)The applicable Borrower may approach any Lender or any other person that would be a permitted Assignee pursuant to Section 9.04 to provide all or a portion of the Refinancing Term Loans; provided, that any Lender offered or approached to provide all or a portion of the Refinancing Term Loans may elect or decline, in its sole discretion, to provide a Refinancing Term Loan. Any Refinancing Term Loans made on any Refinancing Effective Date shall be designated an additional Class of Term Loans for all purposes of this Agreement; provided, further, that any Refinancing Term Loans may, to the extent provided in the applicable Refinancing Amendment governing such Refinancing Term Loans, be designated as an increase in any previously established Class of Term Loans made to the applicable Borrower.
(c)Notwithstanding anything to the contrary in this Agreement, including Section 2.18(c) (which provisions shall not be applicable to this Section 2.23), the applicable Borrower may by written notice to the Administrative Agent establish one or more additional facilities (“Replacement Revolving Facilities”) providing for revolving commitments (“Replacement Revolving Commitments” and the revolving loans thereunder, “Replacement Revolving Loans”), which replace in whole or in part any Class of Revolving Commitments under this Agreement. Each such notice shall specify the date (each, a “Replacement Revolving Facility Effective Date”) on which the applicable Borrower proposes that the Replacement Revolving Commitments shall become effective, which shall be a date not less than five (5) Business Days after the date on which such notice is delivered to the Administrative Agent (or such shorter period agreed to by the Administrative Agent in its reasonable discretion); provided, that:
(i)before and after giving effect to the establishment of such Replacement Revolving Commitments on the Replacement Revolving Facility Effective Date, each of the conditions set forth in Section 4.02 shall be satisfied;
(ii)no Replacement Revolving Commitments shall have a final maturity date (or require scheduled commitment reductions) prior to the Maturity Date for the Revolving Commitments being replaced;
(iii)after giving effect to the establishment of any Replacement Revolving Commitments and any concurrent reduction in the aggregate amount of any other Revolving Commitments, the aggregate amount of Revolving Commitments shall not exceed the aggregate amount of the Revolving Commitments outstanding immediately prior to the applicable Replacement Revolving Facility Effective Date plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;
(iv)all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction terms, which shall be as agreed between the applicable Borrower and the Lenders providing such Replacement Revolving Commitments, and (y) the amount of any letter of credit sublimit under such Replacement Revolving Facility, which shall be as agreed between the applicable Borrower, the Lenders providing such Replacement Revolving Commitments, the Administrative Agent and the replacement issuing bank or issuing banks, if any, under such Replacement Revolving Commitments) taken as a whole shall (as reasonably determined by the Parent in good faith) be substantially similar to, or not materially more restrictive to the Parent and the Subsidiaries than, those, taken as a whole, applicable to the Revolving Commitments so replaced (except to the extent such covenants and other terms (1) are added for the benefit of all Revolving Lenders, (2) apply solely to any period after the Latest Maturity Date applicable to the Revolving Commitments then outstanding, (3) are on then-current market terms (taken as a whole and as reasonably determined by the Parent in good faith) for the applicable type of Indebtedness or (4) are otherwise reasonably acceptable to the Administrative Agent);

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(v) there shall be no borrower (other than the Borrowers) and no guarantors (other than the Guarantors) in respect of such Replacement Revolving Facility;
(vi)Replacement Revolving Commitments and extensions of credit thereunder shall not be secured by any asset of the Parent and its subsidiaries other than the Collateral;
(vii)if such Replacement Revolving Facility is secured by Liens on the Collateral that rank junior in right of security to the Initial Facilities, such Liens will be subject to an Acceptable Intercreditor Agreement; and
(viii)the Revolving Commitments being replaced shall be permanently reduced substantially concurrently with the establishment of the Replacement Revolving Commitments.
(d)In addition, the applicable Borrower may establish Replacement Revolving Commitments to refinance and/or replace all or any portion of a Class of Term Loans hereunder (regardless of whether such Term Loans are repaid with the proceeds of Replacement Revolving Loans or otherwise, and it being understood that such Replacement Revolving Commitments may be provided by the Lenders holding the Term Loans being repaid and/or by any other person that would be a permitted Assignee hereunder), so long as:
(i)before and after giving effect to the establishment such Replacement Revolving Commitments on the Replacement Revolving Facility Effective Date each of the conditions set forth in Section 4.02 shall be satisfied;
(ii)the remaining life to termination of such Replacement Revolving Commitments shall be no shorter than the then remaining Weighted Average Life to Maturity of the refinanced Term Loans;
(iii)the final termination date of the Replacement Revolving Commitments shall be no earlier than the Maturity Date of the refinanced Term Loans;
(iv) the aggregate amount of such Replacement Revolving Commitments shall not exceed the aggregate amount of Term Loans repaid at the time of establishment thereof plus amounts used to pay fees, premiums, costs and expenses (including original issue discount) and accrued interest associated therewith;
(v)all other terms applicable to such Replacement Revolving Facility (other than provisions relating to (x) fees, interest rates and other pricing terms and prepayment and commitment reduction terms which shall be as agreed between the applicable Borrower and the Lenders providing such Replacement Revolving Commitments and (y) the amount of any letter of credit sublimit under such Replacement Revolving Facility, which shall be as agreed between the applicable Borrower, the Lenders providing such Replacement Revolving Commitments, the Administrative Agent and the replacement issuing bank or issuing banks, if any, under such Replacement Revolving Commitments) taken as a whole shall (as reasonably determined by the Parent in good faith) be substantially similar to, or not materially more restrictive to the Parent and the Subsidiaries than, those, taken as a whole, applicable to the Term Loans being refinanced (except to the extent such covenants and other terms (1) are added for the benefit of all Term Lenders, (2) apply solely to any period after the Latest Maturity Date, (3) are on then-current market terms (taken as a whole and as reasonably determined by the Parent in good faith) for the applicable type of Indebtedness or (4) are otherwise reasonably acceptable to the Administrative Agent);
(vi)there shall be no borrower (other than a Borrower) and no guarantors (other than the Guarantors) in respect of such Replacement Revolving Facility;
(vii)Replacement Revolving Commitments and extensions of credit thereunder shall not be secured by any asset of the Parent and its subsidiaries other than the Collateral; and

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(viii)with respect to Replacement Revolving Loans secured by Liens on Collateral that rank junior in right of security to the Initial Facilities, such Liens will be subject to an Acceptable Intercreditor Agreement.
(e)Solely to the extent that an Issuing Bank is not a replacement issuing bank, as the case may be, under a Replacement Revolving Facility, it is understood and agreed that such Issuing Bank shall not be required to issue any letters of credit under such Replacement Revolving Facility and, to the extent it is necessary for such Issuing Bank to withdraw as an Issuing Bank, as the case may be, at the time of the establishment of such Replacement Revolving Facility, such withdrawal shall be on terms and conditions reasonably satisfactory to such Issuing Bank, as the case may be, in its sole discretion. The Borrower agrees to reimburse each Issuing Bank, as the case may be, in full upon demand, for any reasonable and documented out-of-pocket cost or expense attributable to such withdrawal.
(f)The Borrowers may approach any Lender or any other person that would be a permitted Assignee of a Revolving Commitment pursuant to Section 9.04 to provide all or a portion of the Replacement Revolving Commitments; provided that any Lender offered or approached to provide all or a portion of the Replacement Revolving Commitments may elect or decline, in its sole discretion, to provide a Replacement Revolving Commitment. Any Replacement Revolving Commitment made on any Replacement Revolving Facility Effective Date shall be designated an additional Class of Revolving Commitments for all purposes of this Agreement; provided that any Replacement Revolving Commitments may, to the extent provided in the applicable Refinancing Amendment, be designated as an increase in any previously established Class of Revolving Commitments.
(g)The applicable Borrower and each Lender providing the applicable Refinancing Term Loans and/or Replacement Revolving Commitments (as applicable) shall execute and deliver to the Administrative Agent an amendment to this Agreement (a “Refinancing Amendment”) and such other documentation as the Administrative Agent shall reasonably specify to evidence such Refinancing Term Loans and/or Replacement Revolving Commitments (as applicable). Notwithstanding anything to the contrary set forth in this Agreement or any other Loan Document (including without limitation this Section 2.23), (i) no Refinancing Term Loan or Replacement Revolving Commitment is required to be in any minimum amount or any minimum increment, (ii) there shall be no condition to any incurrence of any Refinancing Term Loan or Replacement Revolving Commitment at any time or from time to time other than those set forth in clause (a), (c) or (d) above, as applicable, and (iii) all Refinancing Term Loans, Replacement Revolving Commitments and all obligations in respect thereof shall be Loan Obligations under this Agreement and the other Loan Documents that have the same ranking as to security with the Term Loans or Revolving Commitments, as applicable, being refinanced. For the avoidance of doubt, any Refinancing Amendment of any nature that creates an obligation with respect to the Collateral Agent or affects any rights thereof shall require the execution of such Refinancing Amendment by the Collateral Agent.
SECTION 2.24.Defaulting Lender.
(a)Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:
(i)Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definitions of “Required Lenders”, “Required Facility Lenders” or “Required TLA/RCF Lenders”, as applicable, and Section 9.08.
(ii)Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, following an Event of Default or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, second, to the payment on a pro rata basis of any amounts owing by such Defaulting

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Lender to any Issuing Bank hereunder, third, to Cash Collateralize the Issuing Banks’ Fronting Exposure with respect to such Defaulting Lender in accordance with Section 2.05(j), fourth, as the Parent may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, fifth, if so determined by the Administrative Agent and the Parent, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize the Issuing Banks’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 2.05(j), sixth, to the payment of any amounts owing to the Lenders and the Issuing Banks as a result of any judgment of a court of competent jurisdiction obtained by any Lender or Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the applicable Borrower as a result of any judgment of a court of competent jurisdiction obtained by the applicable Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.24 shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(iii)Certain Fees. (A) No Defaulting Lender shall be entitled to receive any Commitment Fee for any period during which that Lender is a Defaulting Lender (and, except as provided in clause (C) below, the Borrowers shall not be required to pay any such fee that otherwise would have been paid to that Defaulting Lender).
(A)Each Defaulting Lender shall be entitled to receive L/C Participation Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral.
(B)With respect to any Commitment Fee or L/C Participation Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrowers shall (x) pay to each Non-Defaulting Lender of the applicable Class that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to each Issuing Bank the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Bank’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.
(iv)Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit shall be reallocated among the Non-Defaulting Lenders of the applicable Class in accordance with their respective pro rata Commitments under such Class (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender under such Class to exceed such Non-Defaulting Lender’s Revolving Commitment under such Class. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.
(v)Cash Collateral. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, within three (3) Business Days following the written request of the (i) Administrative Agent or (ii) any Issuing Bank, as applicable (with a copy to the

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Administrative Agent), Cash Collateralize the Issuing Banks’ Fronting Exposure in accordance with the procedures set forth in Section 2.05(j).
(b)Defaulting Lender Cure. If the Parent, the Administrative Agent and each Issuing Bank agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par (together with any break funding costs incurred by the Non-Defaulting Lenders of the applicable Class as a result of such purchase) that portion of outstanding Revolving Loans of the other Lenders of the applicable Class or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held pro rata by the Lenders of the applicable Class in accordance with their Revolving Commitments under the applicable Class (without giving effect to Section 2.24(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the applicable Borrower while that Lender was a Defaulting Lender; provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
(c)New Letters of Credit. So long as any Lender is a Defaulting Lender, the Issuing Banks shall not be required to issue, extend, renew, amend or increase any Letter of Credit, as applicable, unless it is satisfied that it will have no Fronting Exposure after giving effect thereto.
SECTION 2.25.Loan Repurchases.
(a)Subject to the terms and conditions set forth or referred to below, each Borrower may from time to time, at its discretion, purchase Term Loans of one or more Classes (as determined by such Borrower) through (x) modified Dutch auctions (each, a “Purchase Offer”), each such Purchase Offer to be managed exclusively by the Administrative Agent (or such other financial institution chosen by such Borrower and reasonably acceptable to the Administrative Agent) (in such capacity, the “Auction Manager”) or (y) open market purchases (each, a “Open Market Purchase”) on a non-pro rata basis, so long as, with respect to any Purchase Offer, the conditions (i) through (x) below, as applicable, and, with respect to Open Market Purchases, the conditions (ii), (iv), (vi), (vii), (ix) and (x), as applicable, are satisfied:
(i)each Purchase Offer shall be conducted in accordance with the procedures, terms and conditions set forth in this Section 2.25 and the Auction Procedures;
(ii)no Event of Default shall have occurred and be continuing, with respect to any Purchase Offer, on the date of the delivery of each notice of an auction and at the time of (and immediately after giving effect to) the purchase of any Term Loans pursuant to this Section 2.25 or, with respect to Open Market Purchases, at the time of and immediately following any Open Market Purchase pursuant to this Section 2.25;
(iii)the principal amount (calculated on the face amount thereof) of each and all Classes of Term Loans that such Borrower offers to purchase in any such Purchase Offer shall be no less than $25,000,000 (unless another amount is agreed to by the Administrative Agent) (across all such Classes);
(iv)the aggregate principal amount (calculated on the face amount thereof) of all Term Loans of the applicable Class or Classes so purchased by such Borrower shall automatically be cancelled and retired by such Borrower on the settlement date of the relevant purchase (and may not be resold) (without any increase to Adjusted Consolidated EBITDA as a result of any gains associated with cancellation of debt), and in no event shall such Borrower be entitled to any vote hereunder in connection with such Term Loans;

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(v)no more than one Purchase Offer with respect to any Class may be ongoing at any one time;
(vi)either (x) the Parent represents and warrants that no Loan Party shall have any material non-public information with respect to the Loan Parties or their respective Subsidiaries, or with respect to the Loans or the securities of any such person, that (A) has not been previously disclosed in writing to the Administrative Agent and the Lenders (other than because such Lender does not wish to receive such material non-public information) prior to such time and (B) could reasonably be expected to have a material effect upon, or otherwise be material to, a Lender’s decision to assign Term Loans to such Borrower pursuant to this Section 2.25 or (y) such Lender assigning its Term Loans to the Parent or one of its subsidiaries hereunder shall deliver to the Administrative Agent and the Parent a Big Boy Letter;
(vii)at the time of each purchase of Term Loans through a Purchase Offer or Open Market Purchase, as applicable, the Parent shall have delivered to the Auction Manager or the Administrative Agent, as applicable, an officer’s certificate of a Responsible Officer certifying as to compliance with the preceding clause (vi);
(viii)any Purchase Offer with respect to any Class shall be offered to all Term Lenders holding Term Loans of such Class on a pro rata basis;
(ix)no purchase of any Term Loans through any Purchase Offer or any Open Market Purchase, as applicable, shall be made from the proceeds of any Revolving Loan; and
(x)the Parent shall be in Pro Forma Compliance with the Financial Covenants.
(b)The applicable Borrower must terminate any Purchase Offer if it fails to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of purchase of Term Loans pursuant to such Purchase Offer. If a Borrower commences any Purchase Offer (and all relevant requirements set forth above which are required to be satisfied at the time of the commencement of such Purchase Offer have in fact been satisfied), and if at such time of commencement such Borrower reasonably believes that all required conditions set forth above which are required to be satisfied at the time of the consummation of such Purchase Offer shall be satisfied, then such Borrower shall have no liability to any Term Lender for any termination of such Purchase Offer as a result of its failure to satisfy one or more of the conditions set forth above which are required to be met at the time which otherwise would have been the time of consummation of such Purchase Offer, and any such failure shall not result in any Default or Event of Default hereunder. With respect to all purchases of Term Loans of any Class or Classes made by such Borrower pursuant to this Section 2.25, (x) such Borrower shall pay on the settlement date of each such purchase all accrued and unpaid interest (except to the extent otherwise set forth in the relevant offering documents), if any, on the purchased Term Loans of the applicable Class or Classes up to the settlement date of such purchase and (y) such purchases (and the payments made by such Borrower and the cancellation of the purchased Loans, in each case in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.10 hereof.
(c)The Administrative Agent and the Lenders hereby consent to the Purchase Offers and the other transactions effected pursuant to and in accordance with the terms of this Section 2.25; provided, that notwithstanding anything to the contrary contained herein, no Lender shall have an obligation to participate in any such Purchase Offer. For the avoidance of doubt, it is understood and agreed that the provisions of Sections 2.16, 2.18 and 9.04 will not apply to the purchases of Term Loans made pursuant to and in accordance with the provisions of this Section 2.25. The Auction Manager acting in its capacity as such hereunder shall be entitled to the benefits of the provisions of Article VIII and Section 9.05 to the same extent as if each reference therein to the “Agents” were a reference to the Auction Manager, and the Administrative Agent shall cooperate with the Auction Manager as reasonably requested by the Auction Manager in order to enable it to perform its responsibilities and duties in connection with each Purchase Offer.

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(d)This Section 2.25 shall supersede any provisions in Section 2.18 or 9.06 to the contrary.
SECTION 2.26.Designated Borrowers.
(a)The Parent may at any time, and from time to time on or after the Closing Date, upon not less than 10 Business Days’ written notice from the Parent to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), request to designate any of the Parent’s Wholly Owned Subsidiaries (each, an “Applicant Borrower”) as a “Designated Borrower” to receive Revolving Loans for purposes of this Agreement by delivering to the Administrative Agent (which shall promptly deliver counterparts thereof to each Revolving Lender under the applicable Revolving Facility) a duly executed Designated Borrower Request and Joinder Agreement. The parties hereto acknowledge and agree that prior to any Applicant Borrower becoming entitled to utilize any Revolving Facility provided for herein, (i) the Administrative Agent and each Revolving Lender under such Revolving Facility must each agree to such Applicant Borrower becoming a Designated Borrower (it being understood, for the avoidance of doubt, that no Revolving Lender shall be required to agree under this clause (i) to any Applicant Borrower becoming a Designated Borrower if such Revolving Lender is not legally permitted to make loans and other extensions of credit to such Subsidiary), (ii) the Administrative Agent and such Revolving Lenders shall have received such supporting resolutions, incumbency certificates, opinions of counsel and other documents or information, in form, content and scope reasonably satisfactory to the Administrative Agent, as may be reasonably required by the Administrative Agent, and Notes signed by such new Designated Borrower to the extent any such Revolving Lender so requires, (iii) upon the reasonable request of any such Revolving Lender or the Administrative Agent, the Applicant Borrower shall have provided to such Revolving Lender or the Administrative Agent, as applicable, and such Revolving Lender shall be reasonably satisfied with, the documentation and other information so requested in connection with applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the USA PATRIOT Act, and any Applicant Borrower that qualifies as a “legal entity customer” under the Beneficial Ownership Regulation shall have delivered to each such Revolving Lender that so requests a Beneficial Ownership Certification in relation to such Applicant Borrower, and (iv) the Administrative Agent and such Revolving Lenders shall have received supporting documentation that the Applicant Borrower is an entity organized or existing under the laws of a Designated Jurisdiction (the requirements in clauses (i), (ii), (iii) and (iv) hereof, the “Designated Borrower Requirements”). If the Designated Borrower Requirements are met, the Administrative Agent shall send a notice in substantially the form of Exhibit B-2 (a “Designated Borrower Notice”) to the Parent and the Revolving Lenders under the applicable Revolving Facility specifying the effective date upon which the Applicant Borrower shall constitute a Designated Borrower for purposes hereof, whereupon each of the Revolving Lenders under the applicable Revolving Facility agrees to permit such Designated Borrower to receive Revolving Loans hereunder under the applicable Revolving Facility, on the terms and conditions set forth herein, and each of the parties agrees that such Designated Borrower otherwise shall be a “Borrower” for all purposes of this Agreement; provided that no Borrowing Request or Letter of Credit Request may be submitted by or on behalf of such Designated Borrower until the date five (5) Business Days after such effective date or such shorter period as the Administrative Agent may agree. Notwithstanding anything to the contrary in Section 9.08, in connection with any designation of a Designated Borrower pursuant to this Section 2.26, the Administrative Agent and the Parent shall be permitted to make technical amendments to this Agreement and the other Loan Documents, without the consent of any Lender or Issuing Bank, as may be necessary or appropriate to reflect the addition of a new “Borrower”.
(b)The Parent may from time to time, upon not less than 10 Business Days’ written notice from the Parent to the Administrative Agent (or such shorter period as may be agreed by the Administrative Agent in its sole discretion), terminate a Designated Borrower’s status as such under any Revolving Facility; provided that there are no outstanding Loan Obligations payable by such Designated Borrower, or other amounts payable by such Designated Borrower on account of any Loans made to it or Letters of Credit issued on its behalf, as of the effective date of such termination, which written notice of termination shall be executed by such Designated Borrower, and shall include an affirmation and ratification by such Designated Borrower of its continuing obligations as a Guarantor under the Loan Documents after giving effect to such termination. The Administrative Agent will promptly notify the

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Revolving Lenders under the applicable Revolving Facility of any such termination of a Designated Borrower’s status.
(c)Each Wholly Owned Subsidiary of the Parent that becomes a “Designated Borrower” pursuant to this Section 2.26 hereby irrevocably appoints the Parent to act as its agent for all purposes of this Agreement and the other Loan Documents and agrees that (i) the Parent may execute such documents on behalf of such Designated Borrower as the Parent deems appropriate in its sole discretion and each Designated Borrower shall be obligated by all of the terms of any such document executed on its behalf, (ii) any notice or communication delivered by the Administrative Agent to the Parent shall be deemed delivered to each Designated Borrower and (iii) the Administrative Agent or the Lenders may accept, and be permitted to rely on, any document, instrument or agreement executed by the Parent on behalf of each of the Loan Parties.
SECTION 2.27.Inability to Determine Rates. With respect to any Term SOFR Loan or Eurocurrency Rate Loan, subject to Section 2.28, if:
(a)the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that:
(i)if Term SOFR or the Eurocurrency Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, “Term SOFR” or the “Eurocurrency Rate”, as applicable, cannot be determined pursuant to the definition thereof on or prior to the first day of any Interest Period; or
(ii)with respect to any such Loan denominated in an Alternative Currency, a fundamental change has occurred in the foreign exchange or interbank markets with respect to such Alternative Currency (including changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls);
(b)with respect to any Eurocurrency Rate Loan or any request therefor or a conversion thereto or a continuation thereof, the Required Lenders determine (which determination shall be conclusive and binding absent manifest error) that deposits in the applicable Agreed Currency are not being offered to banks in the applicable offshore interbank market for the applicable Agreed Currency, amount or Interest Period of such Eurocurrency Rate Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent; or
(c)the Required Lenders determine that for any reason in connection with any request for such Loan or a conversion thereto or a continuation thereof that if Term SOFR or the Eurocurrency Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Term SOFR or the Eurocurrency Rate, as applicable, does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loan during the applicable Interest Period, and the Required Lenders have provided notice of such determination to the Administrative Agent,
(d)then, in each case, the Administrative Agent will promptly so notify the Parent and each applicable Lender. Upon notice thereof by the Administrative Agent to the Parent, any obligation of the Lenders to make Term SOFR Loans or Eurocurrency Rate Loans, as applicable, in each such Agreed Currency, and any right of the Borrowers to convert any Loan in each such Agreed Currency (if applicable) to or continue any Loan as a Term SOFR Loan or a Eurocurrency Rate Loan, as applicable, in each such Agreed Currency, shall be suspended (to the extent of the affected Term SOFR Loans or Eurocurrency Rate Loans or, in the case of Term SOFR Loans or Eurocurrency Rate Loans, the affected Interest Periods) until the Administrative Agent (with respect to clause (b) or (c), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (A) the Borrowers may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans or Eurocurrency Rate Loans in each such affected Agreed Currency (to the extent of the affected Term SOFR Loans or Eurocurrency Rate Loans or, in the case of Term SOFR Loans or Eurocurrency Rate Loans, the affected

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Interest Periods) or, failing that, (I) in the case of any request for an affected Term SOFR Borrowing, the applicable Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (II) in the case of any request for an affected Eurocurrency Rate Borrowing, then such request shall be ineffective and (B)(I) any outstanding affected Term SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period and (II) any outstanding affected Eurocurrency Rate Loans, at the applicable Borrower’s election, shall either (1) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the applicable Interest Period or (2) be prepaid in full at the end of the applicable Interest Period; provided that if no election is made by the applicable Borrower by the date that is the earlier of (x) three Business Days after receipt by the Parent of such notice and (y) the last day of the current Interest Period, the applicable Borrower shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16. Subject to Section 2.28, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.
SECTION 2.28.Benchmark Replacement Setting.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of any Benchmark, then (x) if a Benchmark Replacement is determined in accordance with clause (a) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of such Benchmark setting and subsequent Benchmark settings without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document and (y) if a Benchmark Replacement is determined in accordance with clause (b) of the definition of “Benchmark Replacement” for such Benchmark Replacement Date, such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders. If the Benchmark Replacement is based upon Daily Simple SOFR, all interest payments will be payable on a quarterly basis.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.
(c)Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Parent and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Parent of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.28(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.28, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from

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taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.28.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate, EURIBOR or CIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Parent’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (i) the Borrowers may revoke any pending request for a Term SOFR Borrowing of, conversion to or continuation of Term SOFR Loans, or a Eurocurrency Rate Borrowing of, or continuation of Eurocurrency Rate Loans, in each case, to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable Agreed Currency and, failing that, (A) in the case of any request for any affected Term SOFR Borrowing, if applicable, the applicable Borrower will be deemed to have converted any such request into a request for an ABR Borrowing or conversion to ABR Loans in the amount specified therein and (B) in the case of any request for any affected Eurocurrency Rate Borrowing, if applicable, such request shall be ineffective and (ii)(A) any outstanding affected Term SOFR Loans, if applicable, will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period and (B) any outstanding affected Eurocurrency Rate Loans, at the applicable Borrower’s election, shall either (I) be converted into ABR Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) at the end of the applicable Interest Period or (II) be prepaid in full at the end of the applicable Interest Period; provided that, with respect to any Eurocurrency Rate Loan, if no election is made by the applicable Borrower by the earlier of (x) the date that is three Business Days after receipt by the Parent of such notice and (y) the last day of the current Interest Period for the applicable Eurocurrency Rate Loan, the applicable Borrower shall be deemed to have elected clause (I) above. Upon any such prepayment or conversion, the Borrowers shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of ABR based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of ABR.
SECTION 2.29.MIRE Events. Prior to the occurrence of a MIRE Event, (a) the Administrative Agent shall provide a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination in respect of any Mortgaged Property and (b) the Parent shall provide (and shall use commercially reasonable efforts to provide as promptly as reasonably possible prior to such MIRE Event) to the Administrative Agent (and authorize the Administrative Agent to provide to the Lenders) the following documents in respect of any Mortgaged Property: (i) if such improved real property is located in a Special Flood Hazard Area, (A) a notification to the applicable Loan Party of that fact and (if applicable) notification to the applicable Loan Party that flood insurance coverage is not available and (B) evidence of the receipt by the applicable Loan Party of such notice; (ii) if required by Flood Insurance Laws, evidence of required flood insurance as required by Section 5.02(a)(ii), in form and substance reasonably satisfactory to the Administrative Agent; and (iii) other

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customary documentation that may be reasonably requested by the Administrative Agent in connection with any flood diligence.
ARTICLE III

Representations and Warranties
On (i) the Closing Date (after giving effect to the Transactions), solely with respect to the Specified Representations, and (ii) the date of each Credit Event (other than the Closing Date), as provided in Section 4.02, each Borrower (on behalf of itself and the other Loan Parties) represents and warrants to the Lenders and the Issuing Banks that:
SECTION 3.01.Organization; Powers. Each Loan Party and each Material Subsidiary (a) is a partnership, limited liability company, corporation or other entity duly organized, registered or incorporated, validly existing and in good standing (or comparable status) under the laws of the jurisdiction of its organization or registration (to the extent that each such concept exists in such jurisdiction), (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except in the case of clause (a) (other than with respect to each Borrower), clause (b) (other than with respect to each Borrower), and clause (c), where the failure so to be or have, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of each Borrower, to borrow and otherwise obtain credit hereunder. In case of a Danish Loan Party, a reference in paragraph (a) above to it being “in good standing” shall mean that such Danish Loan Party is validly existing and has its register status in the Danish Business Authority’s register as “normal”.
SECTION 3.02.Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party and the borrowings and other extensions of credit hereunder (a) have been duly authorized by all corporate, stockholder, partnership, limited liability company or other organizational action required to be obtained by such Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation applicable to such Loan Party, (B) the Organizational Documents of such Loan Party, (C) any applicable order of any court or any law, rule, regulation or order of any Governmental Authority applicable to such Loan Party or (D) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which such Loan Party is a party or by which any of them or any of their property is or may be bound (including, without limitation, each Senior Notes Indenture, to the extent such document remains in effect), (ii) result in a breach of or constitute (alone or with due notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) under any such indenture, certificate of designation for preferred stock, agreement or other instrument (including, without limitation, each Senior Notes Indenture, to the extent such document remains in effect), where any such conflict, violation, breach or default referred to in clause (b)(i)(A), (b)(i)(C), (b)(i)(D) or (b)(ii) of this Section 3.02, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by such Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.
SECTION 3.03.Enforceability. This Agreement has been duly executed and delivered by each Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, subject to the Legal Reservations.
SECTION 3.04.Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required for the execution, delivery or performance of each Loan Document to which any Loan Party is a party, except for (a) the filing of Uniform Commercial Code financing statements, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions

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and equivalent filings in foreign jurisdictions, (c) [reserved], (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04 and any other filings or registrations required to perfect Liens created by the Security Documents.
SECTION 3.05.Financial Statements.
(a)(i) The audited consolidated balance sheets and the related audited consolidated statements of comprehensive income, cash flows and changes in equity of the Parent and its consolidated subsidiaries as of and for the fiscal year for which financial statements are required to be delivered pursuant to Section 4.01(i)(i) and (ii) the unaudited consolidated balance sheet and the related unaudited consolidated statements of comprehensive income, cash flows and changes in equity of the Parent as of and for the fiscal quarter for which financial statements are required to be delivered pursuant to Section 4.01(i)(ii) present fairly in all material respects the consolidated financial position of the Parent and its consolidated subsidiaries as of the dates and for the periods referred to therein and the results of operations and cash flows for the periods then ended, and were prepared in accordance with IFRS applied on a consistent basis throughout the periods covered thereby, except, in the case of interim period financial statements, for the absence of notes and for normal year-end adjustments and except as otherwise noted therein.
(b)The unaudited pro forma consolidated balance sheet of the Parent and its consolidated subsidiaries as at September 30, 2025 and the related pro forma consolidated statement of income of the Parent and its consolidated subsidiaries for the 12-month period ended September 30, 2025 have been prepared in good faith, based on assumptions believed by the Parent to be reasonable as of the date of delivery thereof, assuming that the consummation of the Transactions had actually occurred at such date (in the case of such balance sheet) or at the beginning of such period (in the case of such statement of income).
SECTION 3.06.No Material Adverse Effect. Since December 31, 2024 (for this purpose, assuming that the Transactions had been consummated before such date), there has been no event or circumstance that, individually or in the aggregate with other events or circumstances, has had or would reasonably be expected to have a Material Adverse Effect.
SECTION 3.07.Title to Properties; Possession Under Leases. Each of the Borrowers and each of the Subsidiaries has valid title in fee simple (or such jurisdictional equivalent to), or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties and has valid title to its personal property and assets, in each case, subject to Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failures to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens and Liens arising by operation of law.
SECTION 3.08.Subsidiaries. Schedule 3.08 sets forth, as of the Closing Date, a correct and complete list of the legal name of the Parent and each subsidiary of the Parent, the type of entity and the jurisdiction of organization thereof and, in the case of subsidiaries, the ownership interest therein held by the Parent or its other subsidiaries.
SECTION 3.09.Litigation; Compliance with Laws.
(a)There are no actions, suits, proceedings or investigations at law or in equity or by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of the Parent, threatened in writing against the Parent or any of the Subsidiaries or any business, property or rights of any such person (i) that involve any Loan Document, to the extent that the applicable action, suit, proceeding or investigation is brought by the Parent or any of the Subsidiaries or (ii) that would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, except for any action, suit, proceeding or investigation at law or in equity or by or on behalf of any Governmental

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Authority or in arbitration which has been disclosed in the Parent’s Annual Report on Form 20-F for the year ended December 31, 2024. Since December 31, 2024, there have been no developments in any such matter disclosed in the Annual Report described above which would reasonably be expected, individually or in the aggregate with any such other matters or any additional actions, suits, proceedings or investigations, to result in a Material Adverse Effect.
(b)None of the Parent, the Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are the subject of Section 3.16) or any restriction of record or indenture, agreement or instrument affecting any Real Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Loan Party and each Subsidiary is in compliance with the Controlled Substances Act and (ii) no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving any Loan Party or any Subsidiary or properties with respect to the Controlled Substances Act or the Civil Asset Forfeiture Reform Act is pending or, to the knowledge of the Parent, threatened in writing. To the knowledge of Parent, Parent and the Subsidiaries are in compliance in all respects with all applicable Data Privacy Laws, except, in each case, where a failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 3.10.Federal Reserve Regulations. No part of the proceeds of any Loans or any Letter of Credit will be used by the Parent and the Subsidiaries in any manner that would result in a violation of Regulation T, Regulation U or Regulation X.
SECTION 3.11.Investment Company Act. None of the Loan Parties is required to be registered as an “investment company” within the meaning of the Investment Company Act of 1940.
SECTION 3.12.Use of Proceeds.
(a)The Borrowers will use the proceeds of the Revolving Loans, at the applicable Borrower’s election, (i) on the Closing Date (A) to fund certain upfront fees or original issue discount and (B) to otherwise fund a portion of the Transactions (in the case of this clause (B), in an aggregate amount not to exceed $100,000,000) and (ii) on and after the Closing Date for the working capital and general corporate purposes of the Parent and the Subsidiaries (including, without limitation, for capital expenditures, Permitted Business Acquisitions and permitted Restricted Payments).
(b)The Borrowers will use the proceeds of Letters of Credit for general corporate purposes, including supporting transactions not prohibited by the Loan Documents.
(c)The Borrowers will use the proceeds of the Initial Term A Loans incurred on the Closing Date to finance a portion of the Transactions.
(d)The Borrowers will use the proceeds of the Initial Term B Loans incurred on the Closing Date to finance a portion of the Transactions.
SECTION 3.13.Taxes. Except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Parent and each of the Subsidiaries: (a) has filed or caused to be filed all U.S. federal, state, local and non-U.S. Tax returns required to have been filed by it (including in its capacity as withholding agent) and each such Tax return is true and correct; (b) has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a) and all other Taxes (or made adequate provision (in accordance with IFRS) for the payment of all Taxes due), except Taxes for which the Parent or any of the Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with IFRS and, to the extent such Taxes are due and payable pursuant to a governmental assessment, the validity or the amount thereof is being

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contested in good faith by appropriate proceedings; and (c) as of the Closing Date, has no claims being asserted against it in writing with respect to any Taxes.
SECTION 3.14.No Material Misstatements.
(a)All written information (other than the Projections, forward looking information and information of a general economic or industry specific nature) (the “Information”) concerning the Parent, the Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (to the extent such Information relates to Merus on or prior to the Closing Date, to the Parent’s knowledge), when taken as a whole and in light of the circumstances when furnished, was true and correct in all material respects, as of the date such Information was furnished to the Lenders (and as of the Closing Date, with respect to Information provided prior thereto) and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates provided thereto).
(b)The Projections prepared by or on behalf of the Parent or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby have been prepared in good faith based upon assumptions believed by the Parent to be reasonable as of the time made and at the date thereof (it being understood that such Projections are as to inherently uncertain future events and are not to be viewed as facts, such Projections are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such Projections or other forward looking information may differ significantly from the projected results, and that no assurance can be given or is being given that the projected results will be realized), as of the date such Projections were furnished to the Lenders.
SECTION 3.15.Employee Benefit Plans.
(a)Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) no Reportable Event has occurred during the past five years as to which the Parent, any of the Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC; (ii) no ERISA Event has occurred or is reasonably expected to occur; and (iii) none of the Parent, the Subsidiaries or any of their ERISA Affiliates has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA.
(b)Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities. Neither the Parent nor any of the Subsidiaries has incurred or reasonably expects to incur any obligation in an amount that would reasonably be expected to have a Material Adverse Effect in connection with the termination of or withdrawal from any Foreign Pension Plan.
SECTION 3.16.Environmental Matters. Except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (a) no written notice, request for information, order, complaint or penalty has been received by the Parent or any of the Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Parent’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Parent or any of the Subsidiaries, (b) each of the Parent and the Subsidiaries has all environmental permits, licenses, authorizations and other approvals necessary for its operations to comply with all Environmental Laws (“Environmental Permits”) and is, and in the prior eighteen (18) month period has been, in compliance with the terms of such Environmental Permits and with all other Environmental Laws, (c) except as set forth on Schedule 3.16, no Hazardous Material is located at, on or under any property currently or, to the Parent’s knowledge, formerly owned, operated or leased by the

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Parent or any of the Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Parent or any of the Subsidiaries under any Environmental Laws or Environmental Permits, and no Hazardous Material has been generated, used, treated, stored, handled, disposed of or controlled, transported or released by the Parent or any of the Subsidiaries, or to the Parent’s knowledge, by any other person, at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Parent or any of the Subsidiaries under any Environmental Laws or Environmental Permits, (d) there are no agreements in which the Parent or any of the Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws and (e) there has been no written environmental assessment or audit conducted (other than customary assessments not revealing anything that would reasonably be expected to result in a Material Adverse Effect), by or on behalf of the Parent or any of the Subsidiaries of any property currently or, to the Parent’s knowledge, formerly owned, operated or leased by the Parent or any of the Subsidiaries that has not been made available to the Administrative Agent prior to the Closing Date.
SECTION 3.17.Security Documents.
(a)Subject to the Legal Reservations, each Security Document is effective to create in favor of the Collateral Agent for the benefit of the Secured Parties a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof.
(b)In the case of the Pledged Collateral described in the U.S. Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral and required to be delivered under the U.S. Collateral Agreement are delivered to the Collateral Agent, and in the case of the other Collateral described in the U.S. Collateral Agreement (other than the registered or applied for Intellectual Property), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected first priority Lien (subject, in the case of priority, (x) with respect to Collateral (other than Collateral representing certificated Equity Interests) to Permitted Liens which are prior as a matter of law or contract and (y) with respect to Collateral representing certificated Equity Interests, Permitted Liens referred to in Section 6.02(a), Section 6.02(c), Section 6.02(d), Section 6.02(e), Section 6.02(x) or Section 6.02(kk)) on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements or possession or control, in each case prior and superior in right to the Lien of any other person (except, in the case of priority, (x) with respect to Collateral (other than Collateral representing certificated Equity Interests) to Permitted Liens which are prior as a matter of law or contract and (y) with respect to Collateral representing certificated Equity Interests, Permitted Liens referred to in Section 6.02(a), Section 6.02(c), Section 6.02(d), Section 6.02(e), Section 6.02(x) or Section 6.02(kk)).
(c)When the U.S. Collateral Agreement or an ancillary document thereunder is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in clause (b) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in the United States Intellectual Property included in the Collateral listed in such ancillary document, in each case prior and superior in right to the Lien of any other person, except for Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on Trademarks and Patents, Trademark and Patent applications and Copyrights acquired by the Loan Parties after the Closing Date).
(d)When the perfection actions required to be taken pursuant to terms of each Security Document are taken, the Collateral Agent for the benefit of the Secured Parties (or where required under local law, in favor of the Secured Parties) shall have perfected Liens on and security interests in, all right, title and interest of the Loan Parties in the Collateral described therein, in each case with the priority such Liens are expressed to have within the relevant Security Documents, in each case to

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the extent, and subject to the provisions, limitations and/or exceptions, set forth therein, and the Legal Reservations.
SECTION 3.18.Solvency. Immediately after giving effect to the consummation of the Transactions on the Closing Date, including the making of any applicable Loans on the Closing Date, and after giving effect to the application of the proceeds of such Loans, (i) the sum of the debt (including contingent liabilities) of the Parent and the Subsidiaries, taken as a whole, does not exceed the fair value of the assets of the Parent and the Subsidiaries, taken as a whole; (ii) the present fair saleable value of the assets of the Parent and the Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities of the Parent and the Subsidiaries, taken as a whole, on their debts as they become absolute and matured; (iii) the Parent and the Subsidiaries, taken as a whole, are able to pay their debts and liabilities, subordinated, contingent or otherwise, as such liabilities become absolute and matured in the ordinary course of business; and (iv) the capital of the Parent and the Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of the Parent and the Subsidiaries, taken as a whole, contemplated as of the date hereof. For the purposes hereof, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
SECTION 3.19.Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against the Parent or any of the Subsidiaries; (b) the hours worked and payments made to employees of the Parent and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from the Parent or any of the Subsidiaries or for which any claim may be made against the Parent or any of the Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of the Parent or such Subsidiary to the extent required by IFRS. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which the Parent or any of the Subsidiaries (or any predecessor) is a party or by which the Parent or any of the Subsidiaries (or any predecessor) is bound.
SECTION 3.20.Insurance. Schedule 3.20 sets forth a true, complete and correct description, in all material respects, of all material insurance (excluding any title insurance) maintained by or on behalf of the Parent or the Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.
SECTION 3.21.Intellectual Property; Licenses, Etc. Except as would not reasonably be expected to have a Material Adverse Effect or as set forth in Schedule 3.21, (a) the Parent and each of the Subsidiaries owns, or possesses the right to use, all Intellectual Property that are used or held for use or is otherwise reasonably necessary in the operation of their respective businesses (provided that this clause (a) shall not be interpreted as a representation or warranty with respect to the infringement, misappropriation or other violation of the Intellectual Property of any person, which is covered in clause (b)), (b) to the knowledge of the Parent, the Parent and the Subsidiaries are not interfering with, infringing upon, misappropriating or otherwise violating the Intellectual Property of any person, (c) to the knowledge of the Parent, no person is interfering with, infringing upon, misappropriating or otherwise violating any Intellectual Property owned by the Parent or its Subsidiaries and (d) no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Parent, threatened against the Parent or its Subsidiaries.
SECTION 3.22.USA PATRIOT Act. Except as would not reasonably be expected to have a Material Adverse Effect, the Parent and each of the Subsidiaries is in compliance with the USA PATRIOT Act.
SECTION 3.23.Anti-Money Laundering Laws; Sanctions; Anti-Corruption Laws.

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(a)Neither the Parent nor any Subsidiary, nor any of their respective directors, officers or, to the knowledge of the Parent, employees, in each case that will act in any capacity in connection with this Agreement, is in violation, in any material respect, of any Anti-Corruption Laws, or Anti-Money Laundering Laws. No part of the proceeds of the Loans and no Letter of Credit shall be used, directly or knowingly indirectly, by the Parent or any Subsidiary in violation of Anti-Corruption Laws or Anti-Money Laundering Laws.
(b)Neither the Parent nor any Subsidiary, nor, to the knowledge and belief of the Parent, any of their respective directors, officers, employees or agents: (i) is a Sanctions Restricted Person; (ii) has violated, or is violating, any applicable Sanctions Laws; or (iii) is subject to any claim, proceeding, formal notice or investigation, by a Sanctions Authority in respect of a breach of Sanctions Laws. No part of the proceeds of the Loans and no Letter of Credit shall be used, directly or indirectly, by the Parent or any Subsidiary in violation of Sanctions Laws. This clause (b) shall not apply to any person if and to the extent that the application of those provisions would result in any violation of, conflict with or liability under, any Blocking Law (as notified to the Administrative Agent by the applicable person).
SECTION 3.24.Centre of Main Interests. For the purposes of the EU Insolvency Regulation, each EU Loan Party’s centre of main interests (as that term is used in Article 3(1) of the EU Insolvency Regulation) is situated in its jurisdiction of organization, registration or incorporation and it has no “establishment” (as that term is used in Article 2(10) of the EU Insolvency Regulation) in any other jurisdiction. For the purpose of a Danish Loan Party, the centre of main interests (as that term is used in Article 3(1) of EU Insolvency Regulation) is situated in its jurisdiction of incorporation.
ARTICLE IV

Conditions of Lending
SECTION 4.01.Closing Date. The effectiveness of this Agreement and the obligations of (a) each Lender with an Initial Term A Commitment to make Initial Term A Loans to the Borrowers, (b) each Lender with an Initial Term B Commitment to make Initial Term B Loans to the Borrowers, (c) each Lender with an Initial Revolving Commitment to make Initial Revolving Loans to the Borrowers and (d) any Issuing Bank to issue, amend, extend or renew Letters of Credit, as applicable, or increase the stated amounts of Letters of Credit hereunder (each, a “Credit Event”), in each case, on the Closing Date, are subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions:
(a)The Administrative Agent shall have received (i) from the Borrowers, the Lenders, the Issuing Banks and the Collateral Agent a counterpart of this Agreement signed on behalf of such party and (ii) from each of the Collateral Agent, Wilmington Trust, National Association, as trustee under the Secured Notes Indenture, and the Loan Parties a counterpart of the Closing Date Intercreditor Agreement signed on behalf of such party.
(b)The Administrative Agent shall have received a Borrowing Request as required by Section 2.03.
(c)To the extent required to be satisfied on the Closing Date, the Collateral and Guarantee Requirement shall be satisfied (or waived in accordance with Section 9.08) as of the Closing Date.
(d)At the time of and after giving effect to the Transactions on the Closing Date, (i) the Transaction Agreement Representations shall be true and correct in all material respects (unless already qualified by materiality or “material adverse effect”, in which case they shall be true and correct in all respects) and (b) the Specified Representations shall be true and correct in all material respects (unless already qualified by materiality or “material adverse effect”, in which case they shall be true and correct in all respects).
(e)The Administrative Agent shall have received a solvency certificate substantially in the form of Exhibit C and signed by the chief financial officer (or other officer with reasonably

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equivalent responsibilities) of the Parent confirming the solvency of the Parent and the Subsidiaries on a consolidated basis after giving effect to the Transactions on the Closing Date.
(f)Subject to Section 5.15, the Administrative Agent shall have received, on behalf of itself, the Lenders and each Issuing Bank, a written opinion of (i) Allen Overy Shearman Sterling US LLP, as special New York counsel for the Loan Parties, (ii) Kromann Reumert, Danish counsel to the Loan Parties and (iii) Stibbe London B.V., Dutch counsel to the Administrative Agent, in each case (A) dated the Closing Date, (B) addressed to the Lenders, each Issuing Bank, the Administrative Agent and the Collateral Agent on the Closing Date and (C) in form and substance reasonably satisfactory to the Administrative Agent covering such matters relating to the Loan Documents as the Administrative Agent shall reasonably request.
(g)The Administrative Agent shall have received a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying:
(i)in relation to a Dutch Loan Party:
(1)that attached thereto is a true and complete copy of (A) its deed of incorporation, (B) its up-to-date articles of association and (C) an up-to-date extract of the Dutch trade register relating to that Dutch Loan Party; and
(2)(A) evidence that all consultation procedures required pursuant to the Dutch Works Council Act (Wet op de ondernemingsraden) have been fulfilled and that the (central) works council either has rendered a neutral or positive advice in relation to the transactions contemplated by the Loan Documents (which, if conditional, contains conditions which can reasonably be complied with and would not cause and are not reasonably likely to cause a breach of any term of any Loan Document) or has waived any objection thereto, or (B) confirmation that the Dutch Loan Party does not have a (central) works council or European works council having jurisdiction over the relevant Dutch Loan Party and no works council will be installed in the foreseeable future,
(ii)In relation to a U.S. Loan Party:
(1)that attached thereto is a true and complete copy of the certificate or articles of incorporation, certificate of limited partnership, certificate of formation or other equivalent constituent and governing documents, including all amendments thereto, of such U.S. Loan Party, certified as of a recent date by the Secretary of State (or other similar official or Governmental Authority) of the jurisdiction of its organization;
(2)that attached thereto is a true and complete copy of a certificate as to the good standing (or comparable status) of each Loan Party (to the extent that such concept exists in such jurisdiction) as of a recent date from such Secretary of State (or other similar official or Governmental Authority) of the jurisdiction of its organization; and
(3)that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent constituent and governing documents) which is in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in the clause (iv) below,
(iii)in relation to a Danish Loan Party:
(1)that attached thereto is a true, complete and up-to-date transcript (in Danish: fuld visning) from the Danish Business Authority (in Danish: Erhvervsstyrelsen) for such Loan Party; and
(2)that attached thereto is a true and complete copy of its Organizational Documents, all of which are in effect on the Closing Date;

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(iv)that attached thereto is a true and complete copy of resolutions duly adopted by (x) the Board of Directors (or equivalent governing body) of each Loan Party, (y) to the extent required, any supervisory board and (z) to the extent required, the general meeting of shareholders of the relevant Loan Party, authorizing the execution, delivery and performance by such Loan Party of this Agreement and each of the other Loan Documents to be executed and delivered by such Loan Party and the borrowings hereunder and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date,
(v)as to certain other customary certifications with respect to Foreign Loan Parties, and
(vi)as to the incumbency and specimen signature of each officer, director or authorized signatory, as applicable, executing this Agreement or any other Loan Document delivered in connection herewith on behalf of each Loan Party.
(h)Prior to or substantially concurrently with the availability and initial funding of the Initial Facilities on the Closing Date, the Offer (as defined in the Transaction Agreement as in effect on the Transaction Agreement Date) shall be consummated in accordance in all material respects with the terms of the Transaction Agreement, but without giving effect to any amendments, waivers or consents by the Parent or its applicable Affiliate that are materially adverse to the interests of the Initial Lenders or the Arrangers, in their respective capacities as such.
(i)The Arrangers shall have received, in each case prepared in accordance with IFRS, (i) an audited consolidated balance sheet and the related audited consolidated statements of comprehensive income, cash flows and changes in equity of the Parent and its consolidated subsidiaries as of and for (A) the fiscal years ended December 31, 2023 and December 31, 2024 and (B) each subsequent fiscal year ending at least 60 days prior to the Closing Date, in each case setting forth in comparative form, as applicable, the figures for the previous fiscal year and (ii) an unaudited consolidated balance sheet and the related unaudited consolidated statements of comprehensive income, cash flows and changes in equity of the Parent for (A) the fiscal quarters ended March 31, 2025 and June 30, 2025 and (B) each subsequent fiscal quarter ending at least 40 days prior to the Closing Date (other than any fiscal fourth quarter).
(j)The Arrangers shall have received, in each case prepared in accordance with GAAP, (i) an audited consolidated balance sheet and the related audited consolidated statements of operations and comprehensive loss, cash flows and shareholders’ equity of Merus for (A) the fiscal years ended December 31, 2023 and December 31, 2024 and (B) each subsequent fiscal year ending at least 60 days prior to the Closing Date, in each case setting forth in comparative form, as applicable, the figures for the previous fiscal year and (ii) an unaudited condensed consolidated balance sheet and the related unaudited condensed consolidated statements of operations and comprehensive loss, cash flows and shareholders’ equity of Merus for (A) fiscal quarters ended March 31, 2025 and June 30, 2025 and (B) each subsequent fiscal quarter ending at least 40 days prior to the Closing Date (other than any fiscal fourth quarter).
(k)The Arrangers shall have received (i) unaudited pro forma statements of income of the Parent and its subsidiaries giving effect to the Transactions and any other significant acquisitions effected during or subsequent to such period, prepared in accordance with Article 11 of Regulation S-X, for each of (A) the most recent fiscal year of the Parent for which audited consolidated financial statements are required to be delivered under Section 4.01(i)(i) above and (B) the most recent interim period of the Parent for which unaudited consolidated financial statements are required to be delivered under Section 4.01(i)(ii) above and (ii) an unaudited pro forma consolidated balance sheet of the Parent giving effect to the Transactions, prepared in accordance with Article 11 of Regulation S-X, as of the date of the most recent balance sheet required to be delivered under Section 4.01(i).
(l)The Administrative Agent and each Lender shall have received at least three Business Days prior to the Closing Date (x) all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA PATRIOT Act, that has been reasonably requested by

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the Administrative Agent or such Lender at least ten Business Days in advance of the Closing Date and (y) with respect to the Parent, to the extent that it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation to the extent requested in writing by the Administrative Agent and/or a Lender at least 10 Business Days prior to the Closing Date.
(m)The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Responsible Officer of the Parent on behalf of each Loan Party, confirming compliance with the conditions precedent set forth in Sections 4.01(d), (h), (n) and (p).
(n)Prior to, or substantially concurrently with, the availability and, if applicable, funding of the Initial Facilities on the Closing Date, the Closing Date Refinancing shall have been consummated.
(o)All fees and expenses required to be paid by the Parent to the Agents, the Arrangers and the Lenders on the Closing Date, in the case of expenses to the extent invoiced at least three Business Days prior to the Closing Date, shall be paid prior to or substantially concurrently with the availability of and initial funding of the Initial Facilities.
(p)Since the date of the Transaction Agreement, there shall not have occurred a Company Material Adverse Effect (as defined in the Transaction Agreement as in effect on the Transaction Agreement Date).
SECTION 4.02.Subsequent Credit Events. Subject to Section 1.08, each Credit Event after the Closing Date is subject to the satisfaction (or waiver in accordance with Section 9.08) of the following conditions on the date of such Credit Event:
(a)The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 or, in the case of the issuance of a Letter of Credit, the applicable Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance of such Letter of Credit as required by Section 2.05(b).
(b)Except as set forth in Section 2.21(c) with respect to Incremental Term Loans used to finance a Limited Condition Acquisition, the representations and warranties of the Parent and each other Loan Party contained in Article III or any other Loan Document shall be true and correct in all material respects on and as of the date of such Credit Event; provided that, to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; provided, further, that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.
(c)Except as set forth in Section 2.21(c) with respect to Incremental Term Loans used to finance a Limited Condition Acquisition, at the time of and immediately after such Credit Event (other than an amendment, extension or renewal, as applicable, of a Letter of Credit without any increase in the stated amount of such Letter of Credit), as applicable, no Event of Default or Default shall have occurred and be continuing.
SECTION 4.03.Determinations Under Section 4.01. For purposes of determining compliance with the conditions specified in Section 4.01, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Administrative Agent or the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by this Agreement shall have received written notice from such Lender prior to the Closing Date, specifying its objection thereto in reasonable detail. The Administrative Agent shall promptly notify the Lenders and the Parent in writing of the occurrence of the Closing Date and such notification shall be conclusive and binding.

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ARTICLE V

Affirmative Covenants
Each Borrower covenants and agrees with each Lender and each Issuing Bank that from and after the Closing Date until the Termination Date, each Borrower will, and will cause each of the Subsidiaries to:
SECTION 5.01.Existence; Business and Properties.
(a)Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except (i) in the case of a Subsidiary, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) as otherwise permitted under Section 6.05, and (iii) for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Parent or a Wholly Owned Subsidiary of the Parent in such liquidation or dissolution; provided that (x) Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and (y) Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries (except in each case as permitted under Section 6.05).
(b)Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Material Intellectual Property, licenses and rights with respect thereto used in the conduct of its business, and (ii) at all times maintain, protect and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition (ordinary wear and tear excepted), from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as permitted by this Agreement).
SECTION 5.02.Insurance.
(a)(i) Maintain, with financially sound and reputable insurance companies, insurance (subject to customary deductibles and retentions) in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations, and within sixty (60) days after the Closing Date (or such later date as the Administrative Agent may agree in its reasonable discretion), cause the Collateral Agent to be (and provide evidence to the Administrative Agent that the Collateral Agent has been) listed as a lender loss payee on property and casualty policies in the United States with respect to tangible personal property and assets constituting Collateral located in the United States of America and as an additional insured on all liability policies and (ii) with respect to any improved Mortgaged Property located in a Special Flood Hazard Area, obtain flood insurance on all structures and contents thereof in such total amount as required by the Flood Insurance Laws and otherwise comply with the Flood Insurance Laws. Notwithstanding the foregoing, the Parent and the Subsidiaries may (x) maintain all such insurance with any combination of primary and excess insurance, (y) maintain any or all such insurance pursuant to master or so-called “blanket policies” insuring any or all Collateral and/or other Real Property which does not constitute Collateral (and in such event the co-payee endorsement shall be limited or otherwise modified accordingly), and/or (z) self-insure with respect to such risks with respect to which companies of established reputation engaged in the same general line of business in the same general area usually self-insure.
(b)In connection with the covenants set forth in this Section 5.02, it is understood and agreed that:
(i)the Administrative Agent, the Collateral Agent, the Lenders, the Issuing Banks and their respective agents or employees shall not be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the

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aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then the Parent, on behalf of itself and behalf of each of the Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of the Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Collateral Agent, the Lenders, any Issuing Bank and their agents and employees;
(ii)the designation of any form, type or amount of insurance coverage by the Administrative Agent or the Collateral Agent under this Section 5.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Collateral Agent or the Lenders that such insurance is adequate for the purposes of the business of the Parent and the Subsidiaries or the protection of their properties; and
(iii)the amount and type of insurance that the Parent and the Subsidiaries have in effect as of the Closing Date and the certificates listing the Collateral Agent as a co-loss payee or additional insured, as the case may be, satisfy for all purposes the requirements of this Section 5.02.
SECTION 5.03.Taxes.
(a)Pay its obligations in respect of all Taxes, before the same shall become delinquent or in default, except where (i) the Parent or a Subsidiary has set aside on its books adequate reserves therefor in accordance with IFRS and, to the extent due and payable pursuant to a governmental assessment, the validity or amount thereof is being contested in good faith by appropriate proceedings or (ii) the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect; and
(b)file all Tax returns required to be filed by it within the time periods permitted by the relevant legislation without suffering the imposition of material penalties, where failure to do so would reasonably be expected to have a Material Adverse Effect.
SECTION 5.04.Financial Statements, Reports, Etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):
(a)within 90 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2025), a consolidated balance sheet and related statements of comprehensive income, cash flows and changes in equity showing the financial position of the Parent and its subsidiaries as of the close of such fiscal year and the consolidated results of their operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of comprehensive income, cash flows and changes in equity shall be accompanied by customary management’s discussion and analysis and audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Parent or any Material Subsidiary as a going concern, other than solely with respect to, or resulting solely from, an anticipated or actual financial covenant default under this Agreement or any other Indebtedness or an upcoming maturity date) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Parent and its subsidiaries on a consolidated basis in accordance with IFRS (it being understood that the delivery by the Parent of annual reports on Form 20-F of the Parent and its consolidated subsidiaries shall satisfy the requirements of this Section 5.04(a) to the extent such annual reports include the information specified herein and are delivered within the time period specified above);
(b)within 45 days after the end of each of the first three fiscal quarters of each fiscal year (commencing with the fiscal quarter ending on March 31, 2026), a consolidated balance sheet and related statements of comprehensive income, cash flows and changes in equity showing the financial position of the Parent and its subsidiaries as of the close of such fiscal quarter and the consolidated results

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of their operations during such fiscal quarter and the then-elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, all of which shall be in reasonable detail, which consolidated balance sheet and related statements of comprehensive income, cash flows and changes in equity shall be accompanied by customary management’s discussion and analysis and which consolidated balance sheet and related statements of comprehensive income and cash flows shall be certified by a Financial Officer of the Parent on behalf of the Parent as fairly presenting, in all material respects, the financial position and results of operations of the Parent and the Subsidiaries on a consolidated basis in accordance with IFRS (subject to normal year-end audit adjustments and the absence of footnotes) and (it being understood that a quarterly report that is substantially consistent in format, level of detail and management’s discussion and analysis with the Parent’s financial report for the third quarter of 2025 or a quarterly report on Form 10-Q (or any successor or comparable form) shall be deemed to satisfy all the requirements of this Section 5.04(b));
(c)on or prior to the tenth Business Day following any delivery of financial statements under clause (a) or (b) above, a certificate of a Financial Officer of the Parent (i) certifying that no Event of Default or Default has occurred since the date of the last certificate delivered pursuant to this Section 5.04(c) (or since the Closing Date in the case of the first such certificate) or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) commencing with the first full fiscal quarter ending after the Closing Date, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating (x) compliance with the Financial Covenants and (y) the First Lien Secured Net Leverage Ratio for purposes of the “Applicable Commitment Fee” and the “Applicable Margin”, (iii) setting forth the calculation and uses of the Available Amount for the fiscal period then ended if the Parent shall have used the Available Amount for any purpose during such fiscal period and (iv) commencing with the end of the first full fiscal year ending after the Closing Date (and only if the Required Percentage with respect to such fiscal year is above 0%), set forth the Excess Cash Flow for such fiscal year and the underlying calculations in reasonable detail satisfactory to the Administrative Agent.
(d)(i) if any direct or indirect parent entity of the Parent files reports with the SEC in accordance with Section 13 or 15(d) of the Exchange Act, whether voluntarily or otherwise, in compliance with this Section 5.04, then the Parent will be deemed to comply with this Section 5.04. For the avoidance of doubt, such reports need not include separate financial information required by Rule 3-10 and Rule 3-16 or Article 13 of Regulation S-X; provided that, if such direct or indirect parent entity of the Parent has more than de minimis operations separate and apart from its ownership in the Parent, then the financial statements of such parent entity will provide consolidating information, which need not be audited, that explains in reasonable detail the differences between the information relating to such parent entity and its Subsidiaries, on the one hand, and the information relating to the Parent and the Subsidiaries on a standalone basis, on the other hand; and (ii) promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by the Parent (or any parent entity thereof) or any of the Subsidiaries with the SEC, or distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of the Parent (or any parent entity thereof) or the website of the SEC;
(e)at any time that there are Unrestricted Subsidiaries, not later than the tenth Business Day following any delivery of financial statements under clause (a) or (b) above, the related summary reconciliations (which may be in a footnote form) reflecting the adjustments necessary to eliminate the accounts of any Unrestricted Subsidiaries from such consolidated financial statements (it being acknowledged, for the avoidance of doubt, that such reconciliations are not required to be audited);
(f)promptly following a request by the Administrative Agent, the Collateral Agent or any Lender, all documentation and other information that the Administrative Agent, the Collateral Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the USA PATRIOT Act;
(g)promptly, from time to time, such other information regarding the operations, business affairs and financial condition of the Parent or any of the Subsidiaries, or compliance with the

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terms of any Loan Document as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender); and
(h)within 90 days after the end of each fiscal year (commencing with the fiscal year ending December 31, 2026), a certificate of a Financial Officer of the Parent, setting forth (i) for purposes of determining whether any jurisdiction qualifies as a new Material Jurisdiction, a breakdown of consolidated total revenue by jurisdiction based on (x) Proprietary Patent Revenue in each jurisdiction that is not a Material Jurisdiction (as a percentage of the consolidated total revenue of the Parent and its subsidiaries) and (y) revenue attributable to Royalty Contracts (relating to Patents that are owned by Loan Parties) held by non-Loan Party Subsidiaries organized in each jurisdiction that is not a Material Jurisdiction (as a percentage of the consolidated total revenue of the Parent and its subsidiaries), (ii) a list of Material Patents (excluding Patents included within the Collateral that are pending applications that have not yet published) which were not previously identified to the Administrative Agent, (iii) a list of the Patents included within the Collateral that were pending applications that had not yet published which were not previously identified to the Administrative Agent and which have published since the certificate previously provided pursuant to this clause (h) (“Published Patents”), (iv) a list of Trademarks and Copyrights (in each case to the extent constituting (x) Collateral and (y) Recordable Intellectual Property (as defined in the U.S. Collateral Agreement)) which have been filed by or on behalf of, or issued to, or acquired by, any Loan Party since the delivery of the last certificate pursuant to this Section 5.04(h) (or, in the case of the first certificate to be delivered pursuant to this Section 5.04(h) following the Closing Date, since the Closing Date) and (v) a list of the Patents included in the Collateral that were pending in Japan for which Parent has been notified by the Japanese Patent Office of issuance since the certificate previously provided pursuant to this clause (h).
The Borrowers hereby acknowledge that (a) the Administrative Agent and/or the Arrangers may, but shall not be obligated to, make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, Debtdomain, Syndtrak, ClearPar, or a substantially similar electronic transmission system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may be Lenders that wish to receive only information that is either publicly available or not material with respect to the Parent or its Affiliates or their respective securities for purposes of United States federal or state securities laws (collectively, the “Public Side Information”; any information that is not Public Side Information, “Private Side Information”). The Borrowers hereby agree that (w) the Borrower Materials that are to be distributed to the Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrowers shall be deemed to have authorized the Administrative Agent, the Arrangers, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any Private Side Information (provided, however, that such Borrower Materials shall be treated as set forth in Section 9.16, to the extent such Borrower Materials constitute information subject to the terms thereof); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Arrangers shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
The Parent acknowledges and agrees that all financial statements furnished pursuant to clauses 5.04(a), 5.04(b) and 5.04(d) above are hereby deemed to be Borrower Materials suitable for distribution, and to be made available, to Public Lenders as contemplated above and may be treated by the Administrative Agent and the Lenders as if the same had been marked “PUBLIC” in accordance with the immediately preceding paragraph (unless the Parent otherwise notifies the Administrative Agent in writing on or prior to delivery thereof).

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SECTION 5.05.Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of the Parent obtains actual knowledge thereof:
(a)any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;
(b)the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against the Parent or any of the Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(c)any other development specific to the Parent or any of the Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and
(d)the occurrence of any ERISA Event that, together with all other ERISA Events that have occurred, would reasonably be expected to have a Material Adverse Effect.
Each notice delivered under this Section 5.05 shall be accompanied by a statement of a Responsible Officer of the Parent setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
SECTION 5.06.Compliance with Laws.
(a)Comply with all applicable laws, rules, regulations and orders of any Governmental Authority, including any applicable Anti-Corruption Laws or Anti-Money Laundering Laws, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06(a) shall not apply to Environmental Laws, which are the subject of Section 5.09, or to laws related to Taxes, which are the subject of Section 5.03.
(b)(i) Not directly (or deliberately indirectly): (A) engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or breaches or attempts to breach, directly or (to the best of the Parent’s knowledge or belief) indirectly, any applicable Sanctions Laws; (B) fund all or part of any payment in connection with a Loan Document out of proceeds derived from business or transactions with a Sanctions Restricted Person, or from any action which is in breach of any applicable Sanctions Laws; or (C) engage in any conduct that would reasonably be expected to cause the applicable Borrower or Subsidiary to become a target of Sanctions Laws and (ii) maintain policies and procedures designed to promote and achieve compliance with applicable Sanctions Laws; provided that this clause (b) shall not apply to any person if and to the extent that the application of those provisions would result in any violation of, conflict with or liability under, any Blocking Law (as notified to the Administrative Agent by the applicable person).
SECTION 5.07.Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with IFRS and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of the Parent or any of the Subsidiaries at reasonable times, upon reasonable prior notice to the Parent, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to the Parent to discuss the affairs, finances and condition of the Parent or any of the Subsidiaries with the officers thereof and independent accountants therefor (so long as the Parent has the opportunity to participate in any such discussions with such accountants), in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract.

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SECTION 5.08.Use of Proceeds. Use the proceeds of the Loans made and Letters of Credit issued in the manner contemplated by Section 3.12.
SECTION 5.09.Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all applicable Environmental Laws; and obtain and renew all required Environmental Permits, except, in each case with respect to this Section 5.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
SECTION 5.10.Further Assurances; Additional Security.
(a)Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that are required or that the Administrative Agent or the Collateral Agent may reasonably request (including, without limitation, those required by applicable law), to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent and the Administrative Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent and the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
(b)Subject to Section 5.14 (with respect to any Merus Entity), if any asset is acquired by any Loan Party after the Closing Date or owned by an entity at the time it becomes a Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that automatically become subject to the Lien of such Security Document upon acquisition thereof, (y) assets constituting Excluded Property and (z) any additional direct or indirect Subsidiary), such Loan Party will (i) notify the Collateral Agent and the Administrative Agent of such acquisition or ownership and (ii) with respect to any asset acquired by any Loan Party after the Closing Date, within the later of (A) the time periods set forth in the applicable Security Documents or (B) solely in the case of the Equity Interests, property or assets of, or actions required to be taken by any Foreign Subsidiary, ninety (90) days after the date of such acquisition or that such entity becomes a Loan Party (or such longer period as the Administrative Agent may agree in its sole discretion), cause such asset to be subjected to a Lien (subject to any Permitted Liens) securing the Obligations, and take, and cause the Loan Parties to take, such actions as shall be required or reasonably requested by the Collateral Agent or the Administrative Agent to cause the Collateral and Guarantee Requirement to be satisfied with respect to such asset, including actions described in clause (a) of this Section 5.10, all at the expense of the Loan Parties, subject to the last paragraph of this Section 5.10.
(c)Subject to Section 5.14, if any additional direct or indirect Subsidiary of the Parent is formed, acquired (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary) or ceases to constitute an Excluded Subsidiary following the Closing Date and such Subsidiary is (1) a Wholly Owned Subsidiary of the Parent that is not an Excluded Subsidiary or (2) any other Subsidiary of the Parent that may be designated by the Parent in its sole discretion, within thirty (30) days after the date such Subsidiary is formed or acquired or meets such criteria (or first becomes subject to such requirement) (or such longer period as the Administrative Agent may agree in its sole discretion), notify the Collateral Agent and the Administrative Agent thereof and, within sixty (60) days after the date such Subsidiary is formed or acquired or meets such criteria (or first becomes subject to such requirement) or one hundred and twenty (120) days with respect to Foreign Loan Parties, in each case or such longer period as the Administrative Agent may agree in its sole discretion, subject in the case of a Subsidiary that is a Foreign Subsidiary, to the Agreed Guarantee and Security Principles, cause such Subsidiary to become a Guarantor and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party. Notwithstanding anything to the contrary herein, in no circumstance shall an Excluded Subsidiary become a Guarantor unless designated as a Guarantor by the Parent in its sole discretion.

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(d)Furnish to the Collateral Agent and the Administrative Agent prompt (and in any event within thirty (30) days) written notice of any change (i) in any Loan Party’s legal name, as set forth in its Organizational Documents, (ii) in any Loan Party’s form of organization, (iii) in any Loan Party’s organizational identification number (to the extent relevant in the applicable jurisdiction of organization), (iv) in any Loan Party’s jurisdiction of organization or (v) the location of the chief executive office of any Loan Party.
(e)With respect to any Real Property that is acquired by a Loan Party after the Closing Date or owned by an entity at the time it becomes a Loan Party (in each case, other than Excluded Property), deliver within ninety (90) days (except as set forth in clause (b) of this Section 5.10) of the acquisition of such Real Property or the joinder of such Loan Party, as applicable:
(i)evidence that (A) counterparts of a Mortgage have been duly executed, acknowledged and delivered and such Mortgage and any corresponding UCC or equivalent fixture filing are in form suitable for filing or recording in all filing or recording offices that the Collateral Agent may deem reasonably necessary in order to create a valid and subsisting first priority Lien (subject to Permitted Liens) on such Mortgaged Property in favor of the Collateral Agent for the benefit of the Secured Parties, (B) such Mortgage and any corresponding UCC or equivalent fixture filings have been duly recorded or filed, as applicable, and (C) all filing and recording taxes and fees have been paid or otherwise provided for in a manner reasonably satisfactory to the Collateral Agent;
(ii)a fully paid policy or policies (or an unconditional binding commitment therefor to be replaced by a final title policy) of title insurance issued by a nationally recognized title insurance company insuring the Lien of the applicable Mortgage as a valid first priority Lien on the Mortgaged Property described therein, in such amounts as reasonably acceptable to the Collateral Agent not to exceed the Fair Market Value of the applicable Mortgaged Property, free of any Liens other than Permitted Liens, and otherwise in form and substance reasonably acceptable to the Collateral Agent and the Parent, together with such endorsements, co-insurance and reinsurance as the Collateral Agent may reasonably request but only to the extent such endorsements are available in the relevant jurisdiction (each such policy, a “Title Policy”);
(iii)a customary legal opinion of local counsel, as to enforceability, due authorization, and execution and delivery of the applicable Mortgage and other customary matters, to the applicable Loan Party, in form and substance reasonably acceptable to the Collateral Agent;
(iv)an ALTA survey in a form and substance reasonably acceptable to the Collateral Agent or such existing survey together with a no-change affidavit sufficient for the title company to remove all standard survey exceptions from the Title Policy related to such Mortgaged Property and issue the endorsements required in clause (ii) above;
(v)a completed “Life-of-Loan” Federal Emergency Management Agency Standard Flood Hazard Determination, and if any improvements on such Mortgaged Property are located in a Special Flood Hazard Area, (A) a notification to the applicable Loan Parties of that fact and (if applicable) notification to the applicable Loan Parties that flood insurance coverage is not available, (B) evidence of the receipt by the applicable Loan Parties of such notice; and (C) if required by Flood Insurance Laws, evidence of required flood insurance as required by Section 5.02(a)(ii), in form and substance reasonably satisfactory to the Administrative Agent; and
(vi)any further agreement, instrument, affidavit, appraisal, zoning report, property condition report, Phase I environmental report, subordination, estoppel or document as the Collateral Agent may reasonably request in connection with the foregoing or as shall be required by the title company to induce the title company to issue the Title Policy and to further grant, preserve, protect, and perfect the Liens intended to be provided herein;
provided that, notwithstanding the foregoing or any provision of any Loan Document to the contrary, no Loan Party shall execute and deliver to the Collateral Agent, and the Collateral Agent shall not accept

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execution and delivery of, any Mortgage in respect of any Real Property acquired by any Loan Party after the Closing Date or to be mortgaged based on any appraisal of the real property assets of the Loan Parties in connection with a MIRE Event, unless the Collateral Agent shall have received the certificates and other documentation referred to in subclause (e)(v) of this Section 5.10 and shall have provided the same to the Lenders at least ten (10) Business Days prior to the execution and delivery of such Mortgage; provided, further, that no Default of Event of Default shall arise out of the failure to deliver a Mortgage in reliance on the immediately preceding proviso. Notwithstanding the foregoing, a Loan Party’s inability to deliver such certificates and other documentation due to the location of any such Mortgaged Property shall not be a default by any Loan Party hereunder.

Notwithstanding anything herein or in any other Loan Document to the contrary, (A) the Administrative Agent may grant extensions of time or waiver or modification of the requirement for the creation or perfection of security interests in or the obtaining of insurance with respect to particular assets (including extensions beyond the Closing Date for the perfection of security interests in the assets of the Loan Parties on such date) where it reasonably determines, in consultation with the Parent, that perfection or obtaining of such items cannot reasonably be accomplished without undue effort or expense or is otherwise impracticable by the time or times at and/or in the form or manner in which it would otherwise be required by this Agreement or the other Loan Documents, (B) Liens required to be granted from time to time pursuant to, or any other requirements of, the Collateral and Guarantee Requirement and the Security Documents shall be subject to exceptions and limitations set forth in the Security Documents and (C) the provisions of this Section 5.10 and the Collateral and Guarantee Requirement shall in all cases be subject to, and limited by, the Agreed Guarantee and Security Principles.
SECTION 5.11.Rating. Use commercially reasonable efforts to obtain and to maintain (a) public ratings from each of Moody’s and S&P for the Initial Term B Loans and (b) public corporate credit ratings or corporate family ratings, as applicable, from each of Moody’s and S&P in respect of Parent; provided, however, in each case, that the Parent and the Subsidiaries shall not be required to obtain or maintain any specific rating.
SECTION 5.12.Restricted and Unrestricted Subsidiaries.
(a)The Parent may designate any subsidiary of the Parent (other than the U.S. Co-Borrower), whether now owned or acquired or created after the Closing Date, as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided that the Parent shall only be permitted to so designate a new Unrestricted Subsidiary on or after the Closing Date so long as (a) no Event of Default has occurred and is continuing or would result therefrom, (b) immediately after giving effect to such designation, the Parent shall be in Pro Forma Compliance with the Financial Covenants as of the last day of the then most recently ended Test Period, (c) all Investments in such Unrestricted Subsidiary at the time of designation (as contemplated by the immediately following sentence) are permitted in accordance with the relevant requirements of Section 6.04, (d) such subsidiary being designated as an “Unrestricted Subsidiary” shall also, concurrently with such designation and thereafter, constitute an “unrestricted subsidiary” under any Material Indebtedness issued or incurred on or after the Closing Date, (e) such subsidiary was not previously designated as an Unrestricted Subsidiary and thereafter re-designated as a Subsidiary, (f) if such designation is on the Closing Date, the designation shall not occur until the conditions set forth in Section 4.01 are satisfied (or waived in accordance with Section 9.08) and the funding of the Initial Term Loans has occurred and (g) neither such subsidiary nor any of its subsidiaries owns or exclusively licenses Material Intellectual Property. The designation of any subsidiary as an Unrestricted Subsidiary shall constitute an Investment by the Parent (or the applicable Subsidiary) therein at the date of designation in an amount equal to the Fair Market Value of the Parent’s (or such Subsidiary’s) Investments therein, which shall be required to be permitted on such date in accordance with Section 6.04 (and not as an Investment permitted thereby in a Subsidiary). For the avoidance of doubt, neither the Parent nor the U.S. Co-Borrower shall, at any time, be an Unrestricted Subsidiary.

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(b)The Parent may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided that (i) no Event of Default has occurred and is continuing or would result therefrom (after giving effect to the provisions of the immediately succeeding sentence), (ii) immediately after giving effect to such redesignation, the Parent shall be in Pro Forma Compliance with the Financial Covenants as of the last day of the most recently ended Test Period and (iii) the Parent shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Parent, certifying to such officer’s knowledge, compliance with the requirements of the preceding clause (i). The designation of any Unrestricted Subsidiary as a Subsidiary on or after the Closing Date shall constitute (x) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Unrestricted Subsidiary existing at such time and (y) a return on any Investment by the applicable Loan Party (or its applicable Subsidiary) in such Unrestricted Subsidiary made pursuant to Section 5.12(a) in an amount equal to the Fair Market Value at the date of such designation of such Loan Party’s (or its applicable Subsidiary’s) Investment in such Unrestricted Subsidiary.
SECTION 5.13.Lender Calls. No later than ten Business Days following delivery of the financial statements (or the date such financial statements were required to be delivered) pursuant to Section 5.04, or such later date as may be agreed by the Administrative Agent, hold a conference call with management of the Parent to review the financial results of the most recently ended fiscal quarter and the financial condition and business of the Parent and the Subsidiaries, and the Parent shall invite the Lenders to attend the same (provided that posting of a press release on the Parent’s website shall constitute an invitation for such purpose), provided that the holding of a quarterly conference call for the holders of the Parent’s securities shall satisfy for all purposes the requirements of this Section 5.13.
SECTION 5.14.Merus Joinder. Notwithstanding anything to the contrary herein, and in all cases, subject to, and limited by, the Agreed Guarantee and Security Principles, (a) no Merus Entity shall be required to become a Guarantor or grant a Lien on its assets to secure the Obligations, and no Loan Party shall be required to pledge the Equity Interests of any Merus Entity to secure the Obligations, in each case unless and until Merus becomes a Wholly Owned Subsidiary; provided that in the event that Genmab Purchaser commences a Back-End Compulsory Acquisition (as defined in the Transaction Agreement), the Parent shall cause the Collateral and Guarantee Requirement to be satisfied with respect to Merus and, to the extent not constituting an Excluded Subsidiary (other than pursuant to clause (b) of the definition of “Excluded Subsidiary”), each subsidiary of Merus within 30 days after the commencement of the Back-End Compulsory Acquisition (as defined in the Transaction Agreement), to the extent that (i) the applicable Guarantees, Liens and pledges are not subject to a Legal Restraint (as defined in the Transaction Agreement), (y) the Back-End Conversion and Amendment (as defined in the Transaction Agreement) has been executed and (z) the Company Works Council (as defined in the Transaction Agreement), or any other competent works council that has jurisdiction over a relevant subsidiary of Merus (each, a “Relevant Works Council”), has rendered a positive or neutral unconditional (or conditional with such conditions that are reasonably acceptable to the Parent and Merus (as determined by the Parent and Merus pursuant to Section 5.19(b)(ii) of the Transaction Agreement)) advice with respect to such Guarantees, Liens and pledges (or the Relevant Works Council has unconditionally or irrevocably waived its right to render advice) or, if the Relevant Works Council provides a negative advice in respect of such Guarantees, Liens and/or pledges, the Relevant Works Council has unconditionally and irrevocably waived its right to initiate legal proceedings, a period of one month has lapsed from the date of the Relevant Works Council’s advice and no legal proceedings have been commenced by the Relevant Works Council or if the Relevant Works Council commences legal proceedings within that period, the competent court rules that Merus or the relevant subsidiary of Merus (as the case may be) can implement the decision to provide such Guarantees, Liens and pledges (this clause (z), the “Works Council Condition”) and (b) once Merus becomes a Wholly Owned Subsidiary, the Parent shall cause the Collateral and Guarantee Requirements to be satisfied with respect to Merus and, to the extent not constituting an Excluded Subsidiary, each subsidiary of Merus within 30 days after the date on which Merus becomes a Wholly Owned Subsidiary to the extent (x) such Guarantees, Liens and pledges are not subject to a Legal Restraint (as defined in the Transaction Agreement) and (y) the Works Council Condition has been satisfied.

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SECTION 5.15.Post-Closing. Take all necessary actions to satisfy the items described on Schedule 5.15 within the applicable period of time specified in such Schedule (or such longer period as the Administrative Agent may agree in its sole discretion).
ARTICLE VI

Negative Covenants
The Parent covenants and agrees with each Lender and Issuing Bank that from the Closing Date until the Termination Date, the Parent will not, and will not permit any of the Subsidiaries to:
SECTION 6.01.Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
(a)Indebtedness (other than as described in Section 6.01(b) below) existing or committed on the Closing Date (provided, that any such Indebtedness (x) that is owed to any person other than the Parent or one or more of the Subsidiaries, in an aggregate amount in excess of $5,000,000 shall be set forth in Part A of Schedule 6.01(a) and (y) that is owed to the Parent or one or more of the Subsidiaries in excess of $10,000,000 shall be set forth on Part B of Schedule 6.01(a)) and any Permitted Refinancing Indebtedness in respect thereof; provided that (1) any Indebtedness outstanding pursuant to this clause (a) which is owed by a Loan Party to any Subsidiary that is not a Loan Party shall be subordinated in right of payment to the same extent required pursuant to Section 6.01(e) and (2) any Permitted Refinancing Indebtedness at any time incurred with respect to any Indebtedness described in this Section 6.01(a) outstanding on the Closing Date (or any Permitted Refinancing Indebtedness in respect thereof) that is owing to the Parent or a Subsidiary may only be owed to the Parent or the applicable Subsidiary to which the Indebtedness described in clause (y) above outstanding on the Closing Date was owed;
(b)(x) Indebtedness created hereunder (including pursuant to Section 2.21, Section 2.22 and Section 2.23) and under the other Loan Documents and (y) any Permitted Refinancing Indebtedness in respect thereof;
(c)Indebtedness of the Parent or any Subsidiary pursuant to Hedging Agreements entered into for non-speculative purposes;
(d)Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Parent or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business or consistent with past practice or industry practices;
(e)Indebtedness of the Parent to any Subsidiary and of any Subsidiary to the Parent or any other Subsidiary; provided that (i) Indebtedness of any Subsidiary that is not a Loan Party owing to a Loan Party incurred pursuant to this Section 6.01(e) shall be subject to Section 6.04(b) and (ii) Indebtedness owed by any Loan Party to any Subsidiary that is not a Loan Party incurred pursuant to this Section 6.01(e) shall be subordinated in right of payment to the Obligations on terms reasonably satisfactory to the Administrative Agent;
(f)Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business or consistent with past practice or industry practices, including those incurred to secure health, safety and environmental obligations in the ordinary course of business or consistent with past practice or industry practices;

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(g)Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services, in each case incurred in the ordinary course of business;
(h)(i) Indebtedness of a Subsidiary acquired after the Closing Date or a person merged or consolidated with the Parent or any Subsidiary after the Closing Date and Indebtedness otherwise assumed by any Loan Party in connection with the acquisition of assets or Equity Interests (including a Permitted Business Acquisition), where such acquisition, merger, amalgamation or consolidation is not prohibited by this Agreement; provided that (x) Indebtedness incurred pursuant to the preceding sub clause (h)(i) shall be in existence prior to the applicable acquisition of assets or Equity Interests (including a Permitted Business Acquisition) and shall not have been created in contemplation thereof or in connection therewith, and (y) after giving effect to the incurrence of such Indebtedness, the aggregate principal amount of any Indebtedness outstanding pursuant to this Section 6.01(h) would not exceed an amount equal to the sum of (1) $250,000,000 and (2) an additional amount so long as (A) the Parent shall be in Pro Forma Compliance with the Financial Covenants and (B) the Total Net Leverage Ratio shall not be greater than the greater of (1) 3.05 to 1.00 and (2) the Total Net Leverage Ratio immediately prior to giving effect to such incurrence of Indebtedness; and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(i)(x) Capitalized Lease Obligations, mortgage financings and other Indebtedness incurred by the Parent or any Subsidiary prior to or within 360 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interest of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, in an aggregate principal amount that immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(i), would not exceed the greater of $300,000,000 and 2.4% of Consolidated Total Assets when incurred, created or assumed, and (y) any Permitted Refinancing Indebtedness in respect thereof;
(j)(x) Capitalized Lease Obligations and any other Indebtedness incurred by the Parent or any Subsidiary arising from any Permitted Sale Lease-Back Transaction, and (y) any Permitted Refinancing Indebtedness in respect thereof;
(k)(x) other Indebtedness of the Parent or any Subsidiary, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(k), would not exceed the greater of $700,000,000 and 5.6% of Consolidated Total Assets when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect of thereof;
(l)the Senior Notes and any Permitted Refinancing Indebtedness in respect thereof;
(m)Guarantees (i) by any Loan Party of any Indebtedness of any Loan Party permitted to be incurred under this Agreement, (ii) by any Loan Party of Indebtedness otherwise permitted hereunder of any Subsidiary that is not a Guarantor to the extent such Guarantees are permitted by Section 6.04, (iii) by any Subsidiary that is not a Guarantor of Indebtedness of another Subsidiary that is not a Guarantor, and (iv) by any Loan Party of Indebtedness of Subsidiaries that are not Guarantors incurred for working capital purposes in the ordinary course of business on ordinary business terms so long as such Indebtedness is permitted to be incurred under Section 6.01(q) and to the extent such Guarantees are permitted by Section 6.04; provided, that Guarantees by any Loan Party under this Section 6.01(m) of any other Indebtedness of a person that is subordinated in right of payment to other Indebtedness of such person shall be expressly subordinated in right of payment to the Obligations to at least the same extent as such underlying Indebtedness is subordinated in right of payment;
(n)Indebtedness arising from agreements of the Parent or any Subsidiary providing for indemnification, milestone or royalty payments, adjustment of purchase or acquisition price or similar obligations (including earn-outs), in each case, incurred or assumed in connection with the Transactions,

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any Permitted Business Acquisition, other Investments or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement;
(o)Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;
(p)(i) Permitted Debt so long as immediately after giving effect to the incurrence of such Permitted Debt and the use of proceeds thereof, (A) (1) with respect to any Permitted Debt that is secured by Other First Liens, the First Lien Secured Net Leverage Ratio is not greater than the greater of (x) 2.90 to 1.00 and (y) the First Lien Secured Net Leverage Ratio immediately prior to giving effect to such incurrence, (2) with respect to any Permitted Debt that is secured by Junior Liens, the Secured Net Leverage Ratio is not greater than the greater of (x) 3.15 to 1.00 and (y) the Secured Net Leverage Ratio immediately prior to giving effect to such incurrence and (3) with respect to any Permitted Debt that is unsecured, (I) the Total Net Leverage Ratio is not greater than the greater of (x) 3.80 to 1.00 and (y) the Total Net Leverage Ratio immediately prior to giving effect to such incurrence or (II) the Interest Coverage Ratio is not lower than the lower of (x) 2.00 to 1.00 and (y) the Interest Coverage Ratio immediately prior to giving effect to such incurrence and (B) no Event of Default shall have occurred and be continuing or shall result therefrom, and (ii) any Permitted Refinancing Indebtedness in respect thereof;
(q)(x) Indebtedness of Subsidiaries that are not Loan Parties in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(q), would not exceed the greater of $350,000,000 and 2.8% of Consolidated Total Assets when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;
(r)Indebtedness incurred in the ordinary course of business in respect of obligations of the Parent or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms in the ordinary course of business and not in connection with the borrowing of money or any Hedging Agreements;
(s)Indebtedness representing deferred compensation to employees, consultants or independent contractors of the Parent or any Subsidiary incurred in the ordinary course of business or in connection with a permitted Investment;
(t)(x) Indebtedness in connection with Qualified Receivables Facilities in an aggregate principal amount outstanding that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(t), would not exceed the greater of $225,000,000 and 1.8% of Consolidated Total Assets when incurred, created or assumed, and (y) any Permitted Refinancing Indebtedness in respect thereof;
(u)obligations in respect of Cash Management Agreements;
(v)(x) Permitted Debt secured by Other First Liens or Junior Liens on the Collateral in an aggregate principal amount, together with all other Indebtedness outstanding utilizing the Incremental Amount and/or pursuant to this clause (v), not to exceed at the time of incurrence the Incremental Amount available at such time; provided that any such Permitted Debt shall count as a usage of the Incremental Amount for purposes of Section 2.21, and (y) Permitted Refinancing Indebtedness in respect thereof;
(w)(x) Indebtedness of, incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(w), would not exceed the greater of $150,000,000 and 1.2% of

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Consolidated Total Assets when incurred, created or assumed, and (y) Permitted Refinancing Indebtedness in respect thereof ;
(x)Indebtedness issued by the Parent or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of the Parent or any direct or indirect parent entity of the Parent permitted by Section 6.06;
(y)Indebtedness consisting of obligations of the Parent or any Subsidiary under deferred compensation or other similar arrangements incurred by such person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;
(z)Indebtedness of the Parent or any Subsidiary to or on behalf of any joint venture (regardless of the form of legal entity) that is not a Subsidiary arising in the ordinary course of business in connection with the cash management operations (including with respect to intercompany self insurance arrangements) of the Parent and the Subsidiaries;
(aa)Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(ab)(x) Indebtedness of Foreign Subsidiaries, and guarantees thereof by Foreign Subsidiaries, in respect of local lines of credit, letters of credit, bank guarantees and similar extensions of credit, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(bb), would not exceed the greater of $150,000,000 and 1.2% of Consolidated Total Assets when incurred, created or assumed and (y) any Permitted Refinancing Indebtedness in respect thereof;
(ac)Guarantees of Indebtedness of directors, officers, employees, agents and advisors of the Parent or any of the Subsidiaries in respect of expenses of such persons in connection with relocations and other ordinary course of business purposes, if the aggregate amount of Indebtedness so Guaranteed, when added to the aggregate amount of unreimbursed payments theretofore made in respect of such Guarantees and the amount of loans and advances then outstanding under Section 6.04(e)(i), would not at any time exceed $20,000,000;
(ad)(x) letters of credit (whether secured or unsecured) issued on behalf of any Subsidiary for the benefit of any Insurance Subsidiary in aggregate principal amount outstanding at any time not to exceed the greater of $150,000,000 and 1.2% of Consolidated Total Assets and (y) any Permitted Refinancing Indebtedness in respect thereof;
(ae)(x) Indebtedness of the Parent or any Subsidiary, in an aggregate principal amount that, immediately after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, together with the aggregate principal amount of any other Indebtedness outstanding pursuant to this Section 6.01(ee), would not exceed 100% of the aggregate net proceeds, including cash and the Fair Market Value of property other than cash, received by the Parent after the Closing Date from the issue or sale of Equity Interests of the Parent or any direct or indirect parent entity of the Parent (excluding Disqualified Stock), including Equity Interests issued upon exercise of warrants or options (other than an issuance or sale to a Subsidiary), in each case to the extent the relevant net proceeds have not otherwise been applied to make Investments or Restricted Payments hereunder and (y) any Permitted Refinancing Indebtedness in respect thereof;
(af)Indebtedness in connection with any joint and several liability and any netting or set-off arrangement arising (i) in each case by operation of law as a result of the existence, establishment or expansion of an affiliated, consolidated, combined, unitary or similar group for tax purposes to the extent such group consists solely of Loan Parties and any Subsidiaries thereof or (ii) arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Section 2:403 of the Dutch Civil Code;

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(ag)customer deposits and advance payments received in the ordinary course of business from customers for goods purchased in the ordinary course of business;
(ah)Indebtedness incurred by the Parent or any Subsidiary in connection with bankers’ acceptances, discounted bills of exchange, warehouse receipts or similar facilities or the discounting or factoring of receivables for credit management purposes, in each case incurred or undertaken in the ordinary course of business; and
(ai)all premiums (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on obligations described in clauses (a) through (hh) above.
For purposes of determining compliance with this Section 6.01 or Section 6.02, the amount of any Indebtedness denominated in any currency other than Dollars shall be calculated based on customary currency exchange rates in effect, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) on or prior to the Closing Date, on the Closing Date and, in the case of such Indebtedness incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness) after the Closing Date, on the date on which such Indebtedness was incurred (in respect of term Indebtedness) or committed (in respect of revolving Indebtedness); provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a currency other than Dollars (or in a different currency from the Indebtedness being refinanced), and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed (i) the outstanding or committed principal amount, as applicable, of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums (including tender premiums), defeasance costs and other costs and expenses incurred in connection with such refinancing.
Further, for purposes of determining compliance with this Section 6.01, (A) Indebtedness need not be permitted solely by reference to one category of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (ii) but may be permitted in part under any relevant combination thereof (and subject to compliance, where relevant, with Section 6.02) and (B) in the event that an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Indebtedness (or any portion thereof) described in Sections 6.01(a) through (ii), the Parent may, in its sole discretion, classify or divide such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.01 and will be entitled to only include the amount and type of such item of Indebtedness (or any portion thereof) in one of the above clauses (or any portion thereof) and such item of Indebtedness (or any portion thereof) shall be treated as having been incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided that all Indebtedness outstanding under this Agreement shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.01. In addition, with respect to any Indebtedness that was permitted to be incurred hereunder on the date of such incurrence, any Increased Amount of such Indebtedness shall also be permitted hereunder after the date of such incurrence.
This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior in right of payment to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior in right of payment to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.
SECTION 6.02.Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person) of the Parent or any Subsidiary now owned or

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hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):
(a)Liens on property or assets of the Parent and the Subsidiaries existing on the Closing Date and, to the extent securing Indebtedness in an aggregate principal amount in excess of $10,000,000, set forth on Schedule 6.02(a) and any modifications, replacements, renewals or extensions thereof; provided that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 6.01) and shall not subsequently apply to any other property or assets of the Parent or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien and (B) proceeds and products thereof;
(b)any Lien created under the Loan Documents (including Liens created under the Security Documents securing obligations in respect of Secured Hedge Agreements and Secured Cash Management Agreements) and under any obligations with respect to any Permitted Refinancing Indebtedness with respect thereto;
(c)any Lien on any property or asset of the Parent or any Subsidiary securing Indebtedness or Permitted Refinancing Indebtedness permitted by Section 6.01(h); provided that (i) such Lien is not created in contemplation of or in connection with such acquisition or such person becoming a Subsidiary, as the case may be, and (ii) such Lien does not apply to any other property or assets of the Parent or any of the Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset and accessions and additions thereto and proceeds and products thereof (other than accessions thereto and proceeds thereof so acquired or any after-acquired property of such person becoming a Subsidiary (but not of the Parent or any other Loan Party, including any Loan Party into which such acquired entity is merged) required to be subjected to such Lien pursuant to the terms of such Indebtedness (and refinancings thereof));
(d)Liens for Taxes, assessments or other governmental charges or levies not yet delinquent by more than 30 days or that are being contested in good faith in compliance with Section 5.03;
(e)Liens imposed by law, constituting landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, supplier’s, construction or other like Liens, securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Parent or any Subsidiary shall have set aside on its books reserves in accordance with IFRS;
(f)(i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Parent or any Subsidiary;
(g)deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof), in each case to the extent such deposits and other Liens are incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(h)zoning, land use and building restrictions, regulations and ordinances, easements, survey exceptions, minor encroachments by and on the Real Property, railroad trackage rights, sidings and spur tracks, leases (other than Capitalized Lease Obligations), subleases, licenses, special assessments, rights-of-way, covenants, conditions, restrictions and declarations on or with respect to the

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use of Real Property, reservations, restrictions and leases of or with respect to oil, gas, mineral, riparian and water rights and water usage, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Parent or any Subsidiary;
(i)Liens securing Indebtedness permitted by Section 6.01(i); provided, that such Liens do not apply to any property or assets of the Parent or any Subsidiary other than the property or assets acquired, leased, constructed, replaced, repaired or improved with such Indebtedness (or the Indebtedness Refinanced thereby), and accessions and additions thereto, proceeds and products thereof, customary security deposits and related property; provided, further, that individual financings provided by one lender may be cross-collateralized to other financings provided by such lender (and its Affiliates) (it being understood that with respect to any Liens on the Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness, if Liens on the Collateral securing the Indebtedness being Refinanced (if any) were Junior Liens, then any Liens on such Collateral being incurred under this clause (i) to secure Permitted Refinancing Indebtedness shall also be Junior Liens);
(j)Liens arising out of any Permitted Sale Lease-Back Transaction, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions and additions thereto or proceeds and products thereof and related property;
(k)non-consensual Liens securing judgments that do not constitute an Event of Default under Section 7.01(j) and notices of lis pendens or similar notices and associated rights related to litigation being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Parent or any affected Subsidiary has set aside on its books reserves in accordance with IFRS with respect thereto;
(l)any interest or title of a ground lessor or any other lessor, sublessor or licensor under any ground leases or any other leases, subleases or licenses entered into by the Parent or any Subsidiary in the ordinary course of business, and all Liens suffered or created by any such ground lessor or any other lessor, sublessor or licensor (or any predecessor in interest) with respect to any such interest or title in the real property which is subject thereof;
(m)Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks and other financial institutions not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits, sweep accounts, reserve accounts or similar accounts of the Parent or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Parent or any Subsidiary, including with respect to credit card charge-backs and similar obligations, or (iii) relating to purchase orders and other agreements entered into with customers, suppliers or service providers of the Parent or any Subsidiary in the ordinary course of business;
(n)Liens (i) arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights, (ii) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, (iii) encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business and not for speculative purposes, (iv) in respect of Third Party Funds, (v) in favor of credit card companies pursuant to agreements therewith or (vi) arising from the general terms and conditions (algemene bankvoorwaarden) of any member of the Dutch Bankers’ Association (Nederlandse Vereniging van Banken) or any foreign equivalent thereof;
(o)Liens securing obligations in respect of letters of credit, bank guarantees, warehouse receipts or similar obligations permitted under Section 6.01(f) or 6.01(o) and incurred in the ordinary course of business or consistent with past practice or industry practices and not supporting obligations in respect of Indebtedness for borrowed money;
(p)leases or subleases, and licenses or sublicenses (including with respect to any fixtures, furnishings, equipment, vehicles or other personal property, or Intellectual Property), granted to

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others in the ordinary course of business not interfering in any material respect with the business of the Parent and the Subsidiaries, taken as a whole;
(q)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(r)Liens solely on any cash earnest money deposits made by the Parent or any of the Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;
(s)Liens with respect to property or assets of any Subsidiary that is not a Loan Party securing obligations of a Subsidiary that is not a Loan Party permitted under Section 6.01;
(t)Liens on any amounts or property held by a trustee under any indenture or other debt agreement issued in escrow pursuant to customary escrow arrangements pending the release thereof, or under any indenture or other debt agreement pursuant to customary discharge, redemption or defeasance provisions;
(u)the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;
(v)agreements to subordinate any interest of the Parent or any Subsidiary in any accounts receivable or other proceeds arising from inventory consigned by the Parent or any Subsidiary pursuant to an agreement entered into in the ordinary course of business;
(w)Liens arising from precautionary Uniform Commercial Code financing statements regarding operating leases or other obligations not constituting Indebtedness;
(x)Liens (i) on Equity Interests in joint ventures (to the extent such Equity Interests constitute Excluded Property) (A) securing obligations of such joint venture or (B) pursuant to the relevant joint venture agreement or arrangement and (ii) on Equity Interests in Unrestricted Subsidiaries;
(y)Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (c) of the definition thereof;
(z)Liens in respect of Qualified Receivables Facilities entered into in reliance on Section 6.01(t) that extend only to Permitted Receivables Facility Assets, Permitted Receivables Related Assets or the Equity Interests of any Receivables Entity;
(aa)Liens securing insurance premiums financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;
(ab)in the case of Real Property that constitutes a leasehold interest, any Lien to which the fee simple or freehold interest (or any superior leasehold interest) is subject;
(ac)Liens securing Indebtedness or other obligations (i) of the Parent or a Subsidiary in favor of any Loan Party and (ii) of any Subsidiary that is not a Guarantor in favor of any Subsidiary that is not a Guarantor;
(ad)Liens on cash or Permitted Investments securing Hedging Agreements in the ordinary course of business submitted for clearing in accordance with applicable laws;
(ae)Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit or bank guarantee issued or created for the account of the Parent or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Parent or such Subsidiaries in respect of such letter of credit, bank guarantee or banker’s acceptance to the extent permitted under Section 6.01;

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(af)Subordination, non-disturbance and/or attornment agreements with any ground lessor, lessor or any mortgagor of any of the foregoing, with respect to any ground lease or other lease or sublease entered into by the Parent or any Subsidiary;
(ag)Liens on Collateral that are Other First Liens or Junior Liens, so long as such Other First Liens or Junior Liens secure Indebtedness permitted by Section 6.01(b), Section 6.01(l), Section 6.01(p) or 6.01(v) and guarantees thereof permitted by Section 6.01(m);
(ah)Liens arising out of conditional sale, title retention or similar arrangements for the sale or purchase of goods by the Parent or any of the Subsidiaries in the ordinary course of business;
(ai)with respect to any Real Property which is acquired in fee after the Closing Date, Liens which exist immediately prior to the date of acquisition, excluding any Liens securing Indebtedness that is not otherwise permitted hereunder; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition and (ii) such Lien does not apply to any other property or assets of the Parent or any of the Subsidiaries;
(aj)other Liens with respect to property or assets of the Parent or any Subsidiary securing (x) obligations in an aggregate outstanding principal amount that, together with the aggregate principal amount of other obligations that are secured pursuant to this clause (jj), immediately after giving effect to the incurrence of such Liens, would not exceed the greater of $700,000,000 and 5.6% of Consolidated Total Assets when incurred, created or assumed and (y) Permitted Refinancing Indebtedness incurred to Refinance obligations secured pursuant to the preceding clause (x);
(ak)in the case of (A) any subsidiary of the Parent that is not a Wholly Owned Subsidiary or (B) any person that is not a subsidiary of the Parent, any encumbrance or restriction, including any put and call arrangements, related to Equity Interests in such subsidiary or such other person set forth in the Organizational Documents of such subsidiary or such other person or any related joint venture, shareholders’ or similar agreement;
(al)Liens to secure Indebtedness permitted under Section 6.01(dd);
(am)Liens with respect to property or assets of any Subsidiary that is not a Loan Party or otherwise not constituting Collateral securing obligations in an aggregate outstanding principal amount that, together with the aggregate principal amount of other obligations that are secured pursuant to this clause (mm), immediately after giving effect to the incurrence of such Liens, would not exceed the greater of $265,000,000 and 2.2% of Consolidated Total Assets when incurred, created or assumed;
(an)Liens on Unrestricted Margin Stock;
(ao)Liens (i) consisting of an agreement to Dispose of any property or (ii) imposed by law or incurred pursuant to customary reservations or retentions of title (including contractual Liens in favor of sellers and suppliers of goods) incurred in the ordinary course of business;
(ap)the modification, replacement, renewal or extension of any Lien permitted by this Section 6.02; provided that the Lien does not extend to any additional property other than property that is affixed or incorporated into the property covered by such Lien and replacements, improvements, proceeds and products thereof; provided further that the modification, replacement, renewal, extension or refinancing of the obligations secured or benefited by such Liens is permitted by Section 6.01;
(aq)Liens arising in connection with any joint and several liability and any netting or set-off arrangement arising (i) in each case by operation of law as a result of the existence, establishment or expansion of an affiliated, consolidated, combined, unitary or similar group tax purposes to the extent such group consists solely of Loan Parties and any Subsidiaries thereof or (ii) arising under a declaration of joint and several liability (hoofdelijke aansprakelijkheid) as referred to in Section 2:403 of the Dutch Civil Code; and

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(ar)Liens on equipment of the Parent or any Subsidiary granted in the ordinary course of business to the Parent’s or such Subsidiary’s client at which such equipment is located.
For purposes of determining compliance with this Section 6.02, (A) a Lien securing an item of Indebtedness need not be permitted solely by reference to one category of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (rr) but may be permitted in part under any combination thereof and (B) in the event that a Lien securing an item of Indebtedness (or any portion thereof) meets the criteria of one or more of the categories of permitted Liens (or any portion thereof) described in Sections 6.02(a) through (rr), the Parent may, in its sole discretion, classify or divide such Lien securing such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 6.02 and will be entitled to only include the amount and type of such Lien or such item of Indebtedness secured by such Lien (or any portion thereof) in one of the above clauses and such Lien securing such item of Indebtedness (or portion thereof) will be treated as being incurred or existing pursuant to only such clause or clauses (or any portion thereof); provided that all Liens created under the Loan Documents shall at all times be deemed to have been incurred pursuant to clause (b) of this Section 6.02.
SECTION 6.03.Limitations on Dispositions and other Transfers of Material Intellectual Property.
(a)In the case of a Loan Party, Dispose (including pursuant to an Investment) of any Material Intellectual Property that is owned by, or exclusively licensed to, such Loan Party to any Subsidiary that is not a Loan Party, except pursuant to a bona fide transaction entered into by such Loan Party with a person that is not an Affiliate of such Loan Party and a purpose of which is not the incurrence of Indebtedness.
(b)In the case of the Parent and the Subsidiaries, Dispose (including pursuant to an Investment) of any Material Intellectual Property that is owned by, or exclusively licensed to, the Parent or any Subsidiary to any Unrestricted Subsidiary.
(c)The covenants in this Section 6.03 apply to the Parent and any of its Subsidiaries notwithstanding anything to the contrary in this Agreement or any other Loan Documents.
SECTION 6.04.Investments, Loans and Advances. (i) Purchase or acquire (including pursuant to any merger with a person that is not a Wholly Owned Subsidiary immediately prior to such merger) any Equity Interests, evidences of Indebtedness or other securities of any other person, (ii) make any loans or advances to or Guarantees of the Indebtedness of any other person, or (iii) purchase or otherwise acquire, in one transaction or a series of related transactions, (x) all or substantially all of the property and assets or business of another person or (y) assets constituting a business unit, line of business or division of such person (each of the foregoing, an “Investment”), except:
(a)Investments to effect the Transactions;
(b)(i) Investments (x) by the Parent or any Subsidiary in the Equity Interests of any Subsidiary as of the Closing Date and set forth on Part A of Schedule 6.04 and (y) by the Parent or any Subsidiary consisting of intercompany loans in excess of $10,000,000 from the Parent or any Subsidiary to the Parent or any Subsidiary as of the Closing Date and set forth on Part B of Schedule 6.04; provided that, to the extent any such intercompany loan that is owing by a non-Guarantor to any Loan Party (the “Scheduled Loans”) (or any additional Investments made by any Loan Party pursuant to this proviso) is repaid after the Closing Date or any Loan Party receives, after the Closing Date, any dividend, distribution, interest payment, return of capital, repayment or other amount in respect of any scheduled Investment in the Equity Interests of any non-Guarantor (a “Return of Scheduled Equity”), then additional Investments may be made by any Loan Party in any non-Guarantor in an aggregate amount up to the amount actually received by any Loan Party after the Closing Date as payment in respect of such

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Investments; provided further that in no event will the aggregate amount of additional Investments made by any Loan Party in non-Guarantors pursuant to this proviso exceed the sum of the original principal amount of the Scheduled Loans on the Closing Date and the aggregate amount of Returns of Scheduled Equity; (ii) Investments in any Loan Party; (iii) Investments by any Subsidiary that is not a Loan Party in any other Subsidiary that is not a Loan Party; (iv) Investments by any Loan Party in any Subsidiary that is not Loan Party (x) to fund ordinary course business operations or to fund Investments by such non-Loan Party Subsidiary that are otherwise permitted by this Agreement or (y) in an aggregate amount for all such outstanding Investments made after the Closing Date not to exceed the greater of $500,000,000 and 4.0% of Consolidated Total Assets when made plus an aggregate amount equal to any cash returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) to the extent such amounts do not increase the Available Amount; (v) other intercompany liabilities amongst the Loan Parties incurred in the ordinary course of business; (vi) other intercompany liabilities amongst Subsidiaries that are not Loan Parties incurred in the ordinary course of business in connection with the cash management operations of such Subsidiaries; and (vii) Investments by any Loan Party in any Subsidiary that is not a Loan Party consisting solely of (x) the contribution or other Disposition of Equity Interests or Indebtedness of any other Subsidiary that is not a Loan Party held directly by such Loan Party in exchange for Indebtedness, Equity Interests (or additional share premium or paid in capital in respect of Equity Interests) or a combination thereof of the Subsidiary to which such contribution or other Disposition is made or (y) an exchange of Equity Interests of any other Subsidiary that is not a Loan Party for Indebtedness of such Subsidiary; provided that, immediately following the consummation of an Investment pursuant to the preceding clause (x) or (y), the Subsidiary whose Equity Interests or Indebtedness are the subject of such Investment remains a Subsidiary;
(c)Permitted Investments and Investments that were Permitted Investments when made;
(d)Investments arising out of the receipt by the Parent or any Subsidiary of non-cash consideration for the Disposition of assets permitted under Section 6.05;
(e)loans and advances to officers, directors, employees or consultants of the Parent or any Subsidiary (i) in the ordinary course of business in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-offs thereof) not to exceed $40,000,000, (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of the Parent or any direct or indirect parent entity of the Parent;
(f)accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;
(g)Hedging Agreements entered into for non-speculative purposes;
(h)Investments (not in Subsidiaries, which are provided in clause (b) above) existing on, or contractually committed as of, the Closing Date that have a book value in excess of $10,000,000 and set forth on Part C of Schedule 6.04 and any extensions, renewals, replacements or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or committed on the Closing Date (other than pursuant to an increase as required by the terms of any such Investment as in existence on the Closing Date or as otherwise permitted by this Section 6.04);
(i)Investments resulting from pledges and deposits under Sections 6.02(f), 6.02(g), 6.02(n), 6.02(q), 6.02(r) and 6.02(dd);
(j)other Investments by the Parent or any Subsidiary in an aggregate outstanding amount (valued at the time of the making thereof, and without giving effect to any write-downs or write-

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offs thereof) not to exceed the sum of (X) the greater of $700,000,000 and 5.6% of Consolidated Total Assets when made, plus (Y) so long as no Event of Default shall have occurred and be continuing, any portion of the Available Amount on the date of such election that the Parent elects to apply to this Section 6.04(j)(Y) in a written notice of a Responsible Officer thereof, which notice shall set forth calculations in reasonable detail the amount of Available Amount immediately prior to such election and the amount thereof elected to be so applied, plus (Z) an amount equal to any cash returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) pursuant to clause (X) to the extent such amounts do not increase the Available Amount; provided that, if any Investment pursuant to this Section 6.04(j) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a Subsidiary thereafter, then such Investment may, at the option of the Parent, upon such person becoming a Subsidiary and so long as such person remains a Subsidiary, be deemed to have been made pursuant to Section 6.04(k) (to the extent permitted by the provisions thereof) and not in reliance on this Section 6.04(j);
(k)Investments constituting Permitted Business Acquisitions;
(l)(i) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business, (ii) Investments consisting of accounts or notes receivable, security deposits and prepayments and other credits granted or made in the ordinary course of business and any Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors and others, including in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, such account debtors and others, in each case in the ordinary course of business or (iii) Investments acquired by the Parent or a Subsidiary as a result of a foreclosure by the Parent or any of the Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;
(m)Investments of a Subsidiary acquired after the Closing Date or of a person merged into the Parent or merged into or consolidated with a Subsidiary after the Closing Date, in each case, (i) to the extent such acquisition, merger, amalgamation or consolidation is permitted under this Section 6.04 and/or Section 6.05 and (ii) to the extent that such Investments were not made in contemplation of such acquisition, merger, amalgamation or consolidation and were in existence on the date of such acquisition, merger, amalgamation or consolidation;
(n)acquisitions by the Parent of obligations of one or more officers or other employees of the Parent or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of the Parent, so long as no cash is actually advanced by the Parent or any of the Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;
(o)Guarantees by the Parent or any Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness of the kind described in clause (a), (b), (e), (f), (g), (h), (i), (j), (k) or (l) of the definition thereof, in each case entered into by the Parent or any Subsidiary in the ordinary course of business;
(p)Investments to the extent that payment for such Investments is made with Qualified Equity Interests of the Parent (or of any direct or indirect parent entity of the Parent) or with the proceeds thereof; provided that the issuance of such Equity Interests (or the proceeds thereof) are not included in any determination of the Available Amount or calculation of the amount of Indebtedness that is permitted to be incurred pursuant to Section 6.01(ee);
(q)Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers;
(r)any customary upfront milestone, marketing or other funding payment consistent with past and/or industry practice to another person in connection with obtaining a right to receive royalty or other payments in the future;

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(s)advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Parent or such Subsidiary;
(t)Investments by the Parent and the Subsidiaries, if the Parent or any Subsidiary would otherwise be permitted to make a Restricted Payment under Section 6.06(g) in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under Section 6.06(g) for all purposes of this Agreement);
(u)Investments consisting of transfers of Permitted Receivables Facility Assets or arising as a result of Qualified Receivables Facilities;
(v)Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing or other similar arrangements with other persons;
(w)to the extent constituting Investments, purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses or leases of Intellectual Property in each case in the ordinary course of business;
(x)exclusive licenses from a Subsidiary that is not a Loan Party to a Loan Party of rights to a drug or other pharmaceutical products, diagnostics, delivery technologies, medical devices or biotechnology businesses; provided that such drug or other pharmaceutical products, diagnostics, delivery technologies, medical devices or biotechnology businesses was not acquired by such Subsidiary in an acquisition prohibited by Section 6.03 or Section 6.05;
(y)any Investment in fixed income or other assets by any Subsidiary that is a so-called “captive” insurance company or insurance “cell” (each, an “Insurance Subsidiary”) consistent with customary practices of portfolio management;
(z)any Investment in Insurance Subsidiaries (i) that are required by law or applicable regulators, (ii) (A) in an aggregate amount for all such Investments not to exceed the greater of $50,000,000 and 0.4% of Consolidated Total Assets when made plus (B) an aggregate amount equal to any cash returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) pursuant to clause (ii)(A) to the extent such amounts do not increase the Available Amount or (iii) constituting letters of credit permitted under Section 6.01(dd);
(aa)Investments in joint ventures and acquisitions of Equity Interests that would constitute Permitted Business Acquisitions but for the fact that persons in which such Equity Interests are acquired do not become Wholly Owned Subsidiaries of the Parent; provided that the sum of the aggregate amount of such Investments, plus the aggregate consideration paid in all such acquisitions, made under this clause (aa) after the Closing Date shall not exceed (A) the greater of $350,000,000 and 2.8% of Consolidated Total Assets at any time outstanding plus (B) an aggregate amount equal to any cash returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) to the extent such amounts do not increase the Available Amount;
(ab)additional Investments, so long as, at the time any such Investment is made and immediately after giving effect thereto, (x) no Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio is not greater than 2.80 to 1.00;
(ac)Investments in Similar Businesses in an aggregate amount not to exceed (A) the greater of $300,000,000 and 2.4% of Consolidated Total Assets plus (B) an aggregate amount equal to any cash returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received in respect of any such Investment (excluding any returns in excess of the amount originally invested) to the extent such amounts do not increase the Available Amount;

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(ad)Investments consisting of licensing (or equivalent thereof), acquisition, sale or contribution of Intellectual Property rights or proprietary materials pursuant to pharmaceutical or therapeutic product licensing, collaboration, development, promotion, distribution, marketing, supply, research or similar arrangements with other persons made in the ordinary course of business, in a manner consistent with industry practice (in the Parent’s good faith judgment);
(ae)[reserved]; and
(af)intercompany current liabilities owed to Unrestricted Subsidiaries or joint ventures incurred in the ordinary course of business in connection with the cash management operations of the Parent and its subsidiaries.
For purposes of determining compliance with this Section 6.04, (A) an Investment need not be permitted solely by reference to one category of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (ff) but may be permitted in part under any relevant combination thereof and (B) in the event that an Investment (or any portion thereof) meets the criteria of one or more of the categories of permitted Investments (or any portion thereof) described in Sections 6.04(a) through (ff) the Parent may, in its sole discretion, classify or divide such Investment (or any portion thereof) in any manner that complies with this Section 6.04 and will be entitled to only include the amount and type of such Investment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Investment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof); provided, that all Investments described in Schedule 6.04 shall be deemed outstanding under Section 6.04(b) or Section 6.04(h), as applicable.
Any Investment in any person other than a Loan Party that is otherwise permitted by this Section 6.04 may be made through intermediate Investments in Subsidiaries that are not Loan Parties and such intermediate Investments shall be disregarded for purposes of determining the outstanding amount of Investments pursuant to any clause set forth above. The amount of any Investment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.
For purposes of determining compliance with this Section 6.04, if and to the extent any exclusive license may constitute an “Investment” hereunder, the amount of such Investment shall be limited to the aggregate cash paid by the Parent or any Subsidiary on or prior to the consummation of the license (and, for the avoidance of doubt, shall not include any purchase price adjustment, licensing payment, royalty, earnout, milestone payment, contingent payment, back-end payment or any other deferred payment or any payments related to profit sharing).
SECTION 6.05.Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into, amalgamate with or consolidate with any other person, or permit any other person to merge into, amalgamate with or consolidate with it, or Dispose of (in one transaction or in a series of related transactions) all or any part of its assets (whether now owned or hereafter acquired) in excess of $25,000,000, or Dispose of any Equity Interests of any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of related transactions) all or substantially all of the assets of any other person or division or line of business of a person, except that this Section 6.05 shall not prohibit:
(a)(i) the purchase and Disposition of inventory in the ordinary course of business by the Parent or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Parent or any Subsidiary or, with respect to operating leases, otherwise for Fair Market Value on market terms (as determined in good faith by the Parent), (iii) the Disposition of surplus, obsolete, damaged or worn out equipment or other property in the ordinary course of business by the Parent or any Subsidiary, (iv) the Disposition of Permitted Investments in the

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ordinary course of business or (v) foreclosure or any similar action with respect to any property or other asset of the Parent or any Subsidiary;
(b)if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, amalgamation or consolidation of any Subsidiary (other than the U.S. Co-Borrower) with or into any Guarantor in a transaction in which the surviving or resulting entity is or becomes a Guarantor and no person other than a Borrower or a Guarantor receives any consideration (unless otherwise permitted by Section 6.04), (ii) the merger, amalgamation or consolidation of any Subsidiary that is not a Borrower or a Guarantor with or into any other Subsidiary that is not a Borrower or a Guarantor, (iii) the liquidation or dissolution or change in form of entity of any Subsidiary (other than the U.S. Co-Borrower) if (x) the Parent determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Parent and is not materially disadvantageous to the Lenders and (y) the same meets the requirements contained in the proviso to Section 5.01(a), (iv) the merger, amalgamation or consolidation by a Subsidiary (other than the U.S. Co-Borrower) with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary (unless otherwise permitted by Section 6.04 (other than Section 6.04(m))), which shall be a Loan Party if the merging, amalgamating or consolidating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with any applicable requirements of Section 5.10 or (v) the merger, amalgamation or consolidation of any Subsidiary (other than the U.S. Co-Borrower) with any other person in order to effect an Asset Sale otherwise permitted pursuant to this Section 6.05;
(c)Dispositions to the Parent or a Subsidiary; provided that any Dispositions by a Loan Party to a Subsidiary that is not a Loan Party in reliance on this clause (c) shall be made in compliance with Section 6.04;
(d)Dispositions of any property subject to a Permitted Sale Lease-Back Transaction;
(e)(i) Investments permitted by Section 6.04 (other than Section 6.04(m)), Permitted Liens, and Restricted Payments permitted by Section 6.06 and (ii) the Transactions to the extent otherwise prohibited by this Section 6.05;
(f)the discount or sale, in each case without recourse and in the ordinary course of business, of past due receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof consistent with customary industry practice (and not as part of any bulk sale or financing of receivables);
(g)other Dispositions of assets; provided that (i) the Net Proceeds thereof, if any, are applied in accordance with Section 2.11(b)(1) to the extent required thereby, (ii) any such Dispositions shall comply with the final sentence of this Section 6.05 and (iii) no Borrower may dispose of all or substantially all of the assets of such Borrower and its Subsidiaries taken as a whole pursuant to this clause (g) unless, at the time thereof and immediately after giving effect thereto (A) no Event of Default shall have occurred and be continuing or would result therefrom, (B) the transferee Person shall be an entity organized or existing under the laws of the United States, Denmark or The Netherlands; provided that, after giving effect to any such transaction, an entity that is organized or existing under the laws of the United States, any state thereof or the District of Columbia, shall be or become a borrower hereunder, (C) the transferee Person shall expressly assume all the obligations of the Parent under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (D) each Guarantor, unless it is the other party to such transaction, shall have by a supplement to the Guarantee Agreement, as applicable, confirmed that its guarantee thereunder shall apply to any transferee Person’s obligations under this Agreement, (E) each Guarantor, unless it is the other party to such transaction, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its guarantee as reaffirmed pursuant to clause (D), and (F) the transferee Person shall have delivered to the Administrative Agent (x) a certificate of a Responsible Officer stating that such transaction does not violate this Agreement or any other Loan Document and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such transaction does not violate this Agreement or any other Loan Document and covering such other matters as are contemplated by the Collateral and Guarantee Requirement to be covered in opinions of counsel;

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provided, further, that any such disposition by a Borrower of all or substantially all of the assets of such Borrower and its Subsidiaries taken as a whole pursuant to this clause (g) shall be deemed to be a Successor Borrower Transaction that is subject to the last proviso of Section 6.05(n) (it being understood that if the foregoing are satisfied, the transferee Person will succeed to, and be substituted for, the applicable Borrower under this Agreement);
(h)Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided that, following any such merger, consolidation or amalgamation involving a Borrower, such Borrower is the surviving entity or the requirements of Section 6.05(n) are otherwise complied with;
(i)leases, assignments, licenses or subleases or sublicenses of any real or personal property in the ordinary course of business;
(j)Dispositions of inventory or Dispositions or abandonment of Intellectual Property of the Parent and the Subsidiaries, or Dispositions of assets acquired by the Parent or a Subsidiary in a permitted Investment, in any such case that are determined in good faith by the management of the Parent to be no longer economically practicable to maintain or useful or necessary in the operation of the business of the Parent or any of the Subsidiaries;
(k)Dispositions of Unrestricted Margin Stock;
(l)the purchase and Disposition (including by capital contribution) of Permitted Receivables Facility Assets including pursuant to Qualified Receivables Facilities;
(m)any exchange or swap of assets (other than cash and Permitted Investments) for other assets (other than cash and Permitted Investments) of comparable or greater value or usefulness to the business of the Parent and the Subsidiaries as a whole, determined in good faith by the management of the Parent;
(n)if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, any Subsidiary or any other person may be merged, amalgamated or consolidated with or into the Parent or the U.S. Co-Borrower (a “Successor Borrower Transaction”); provided that (A) the Parent or the U.S. Co-Borrower shall be the surviving entity or (B) if the surviving entity is not the Parent or the U.S. Co-Borrower (such other person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, Denmark or The Netherlands; provided that, after giving effect to any such transaction, an entity that is organized or existing under the laws of the United States, any state thereof or the District of Columbia, shall be or become a borrower hereunder, (2) the Successor Borrower shall expressly assume all the obligations of the Parent or the U.S. Co-Borrower, as applicable, under this Agreement and the other Loan Documents pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (3) each Guarantor, unless it is the other party to such transaction, shall have by a supplement to the Guarantee Agreement, as applicable, confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Guarantor, unless it is the other party to such transaction, shall have by a supplement to any applicable Security Document affirmed that its obligations thereunder shall apply to its guarantee as reaffirmed pursuant to clause (3), and (5) the Successor Borrower shall have delivered to the Administrative Agent (x) a certificate of a Responsible Officer stating that such transaction does not violate this Agreement or any other Loan Document and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such transaction does not violate this Agreement or any other Loan Document and covering such other matters as are contemplated by the Collateral and Guarantee Requirement to be covered in opinions of counsel (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the applicable Borrower under this Agreement); provided, further, that notwithstanding anything to the contrary herein, (I) the Parent shall deliver to the Administrative Agent a notice (the “Successor Borrower Transaction Notice”) no less than 30 days (or such later date as the Administrative Agent may reasonably agree) prior to the consummation of the proposed Successor Borrower Transaction and (II) in the event that the Administrative Agent receives a notice no later than the 10th day following the receipt of the related Successor Borrower Transaction Notice, from any Lender

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(each an “Objecting Lender”) that, solely in connection with a proposed Successor Borrower Transaction where the Successor Borrower will be organized in Denmark or The Netherlands, the extension of credit to such Successor Borrower will contravene any policy, law, rule or regulation applicable to such Lender, then such Successor Borrower Transaction shall be prohibited hereunder until such time that the Parent replaces each such Objecting Lender with one or more replacement Lenders pursuant to Section 2.19(c);
(o)any grant of any license (or any similar disposition in connection with a joint development or co-commercialization agreement) of Patents, Trademarks, know-how or any other Intellectual Property, in each case, in the ordinary course of business;
(p)Dispositions of property subject to any casualty event;
(q)Dispositions of Investments in joint ventures to the extent required by, or made pursuant to customary buy/sell arrangements among, the joint venture parties set forth in joint venture or similar agreements or arrangements;
(r)Dispositions (including issuances or sales) of Equity Interests in, or Indebtedness owing to, or of other securities of, an Unrestricted Subsidiary, other than Unrestricted Subsidiaries the primary assets of which are cash and Permitted Investments;
(s)the unwinding of any Hedging Agreement;
(t)any swap of assets, or lease, assignment or sublease of any real or personal property, in exchange for services (including in connection with any outsourcing arrangements) of comparable or greater value or usefulness to the business of the Parent and the Subsidiaries as a whole, as determined in good faith by the Parent; and
(u)dispositions by the Parent or any of the Subsidiaries to charitable foundations, not-for-profits or other similar organizations with an aggregate Fair Market Value not to exceed $10,000,000 in any calendar year.
(v)Notwithstanding anything to the contrary contained in this Section 6.05, no Disposition of assets under Section 6.05(g) shall in each case be permitted unless (i) such Disposition is for Fair Market Value, and (ii) at least 75% of the proceeds of such Disposition (except to Loan Parties) consist of cash or Permitted Investments; provided that the provisions of this clause (ii) shall not apply to any individual transaction or series of related transactions involving assets with a Fair Market Value of less than $25,000,000; provided, further, that for purposes of this clause (ii), each of the following shall be deemed to be cash: (a) the amount of any liabilities (as shown on the Parent’s or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (b) any notes or other obligations or other securities or assets received by the Parent or such Subsidiary from the transferee that are converted by the Parent or such Subsidiary into cash or Permitted Investments within 180 days after receipt thereof, (c) any Designated Non-Cash Consideration received by the Parent or any of the Subsidiaries in such Disposition or any series of related Dispositions, having an aggregate Fair Market Value not to exceed, in the aggregate, the greater of $450,000,000 and 3.6% of Consolidated Total Assets when received (with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value), (d) Indebtedness of any Subsidiary that is no longer a Subsidiary as a result of such Disposition, to the extent that the Parent and each Subsidiary are released from any guarantee of payment of such Indebtedness in connection with the Disposition, (e) consideration consisting of Indebtedness of the Parent or any Subsidiary (other than Junior Financing) received after the Closing Date from persons who are not the Parent or any Subsidiary and (f) in the case of a Disposition involving Intellectual Property and for which 100% of the consideration therefor received by the Parent or such Subsidiary, as the case may be, is in the form of

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cash or Permitted Investments (including, for the avoidance of doubt, any consideration that is deemed to be cash pursuant to the foregoing clauses (a) through (e) or this clause (f)), consideration comprising undertakings to pay cash or Permitted Investments or Marketable Securities over time or at future dates, whether such payments are fixed, contingent or otherwise (including, without limitation, licensing payments, royalties, earnouts, milestone payments, contingent payments, back-end payments or any other deferred payments or any payments related to revenue, profit or expense sharing arrangements or co-commercialization or similar arrangements); provided that when received, such cash, Permitted Investments or Marketable Securities shall be included in determining Net Proceeds from such Disposition for purposes of this Agreement.
SECTION 6.06.Restricted Payments. (i) Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of Qualified Equity Interests of the person declaring, paying or making such dividends or distributions), (ii) directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of the Parent’s Equity Interests or set aside any amount for any such purpose (other than through the issuance of Qualified Equity Interests) or (iii) make any Junior Debt Restricted Payment, (all of the foregoing, “Restricted Payments”); provided, however, that:
(a)Restricted Payments may be made to the Parent or any Subsidiary (provided that Restricted Payments made by a non-Wholly Owned Subsidiary to the Parent or any Subsidiary that is a direct or indirect parent of such Subsidiary must be made on a pro rata basis (or more favorable basis from the perspective of the Parent or such Subsidiary) based on its ownership interests in such non-Wholly Owned Subsidiary);
(b)Restricted Payments may be made by the Parent to purchase or redeem the Equity Interests of the Parent (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of the Parent or any of the Subsidiaries or by any Plan or any shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate amount of such purchases or redemptions under this clause (b) shall not exceed in any fiscal year $15,000,000 (plus (x) the amount of net proceeds contributed to the Parent that were received by the Parent during such fiscal year from sales of Qualified Equity Interests of the Parent to directors, consultants, officers or employees of the Parent or any Subsidiary in connection with permitted employee compensation and incentive arrangements; provided, that such proceeds are not included in any determination of the Available Amount or the amount of Indebtedness that is permitted to be incurred pursuant to Section 6.01(ee) and (y) the amount of net proceeds of any key-man life insurance policies received during such fiscal year, which, if not used in any year, may be carried forward to any subsequent fiscal year); and provided, further, that cancellation of Indebtedness owing to the Parent or any Subsidiary from members of management of the Parent or the Subsidiaries in connection with a repurchase of Equity Interests of the Parent will not be deemed to constitute a Restricted Payment for purposes of this Section 6.06;
(c)any person may make non-cash repurchases of Equity Interests deemed to occur upon exercise or settlement of stock options or other Equity Interests if such Equity Interests represent a portion of the exercise price of or withholding obligation with respect to such options or other Equity Interests;
(d)so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto (x) no Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio is not greater than 2.80 to 1.00, Restricted Payments may be made in an aggregate amount equal to a portion of the Available Amount on the date of such election that the Parent elects to apply to this Section 6.06(d), which such election shall be set forth in a written notice of a Responsible

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Officer of the Parent, which notice shall set forth calculations in reasonable detail of the Available Amount immediately prior to such election and the amount thereof elected to be so applied;
(e)Restricted Payments may be made in connection with the consummation of the Offer (as defined in the Transaction Agreement) or the Acquisition to the extent contemplated by the Transaction Agreement;
(f)Restricted Payments may be made to make payments, in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;
(g)other Restricted Payments may be made in an aggregate amount, when taken together with all other Restricted Payments made pursuant to this clause (g), not to exceed the greater of $525,000,000 and 4.2% of Consolidated Total Assets when made;
(h)additional Restricted Payments, so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto, (x) no Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio is not greater than 2.55 to 1.00;
(i)Junior Debt Restricted Payments, so long as, at the time any such Restricted Payment is made and immediately after giving effect thereto, (x) no Event of Default shall have occurred and is continuing and (y) the Total Net Leverage Ratio on is not greater than 2.80 to 1.00;
(j)[reserved];
(k)Restricted Payments to pay for the repurchase, retirement or other acquisition for value of Qualified Equity Interests of the Parent; provided that the aggregate Restricted Payments made under this clause (k) do not exceed in any fiscal year the greater of $150,000,000 and 1.2% of Consolidated Total Assets as of the date such Restricted Payment is made, with unused amounts in any fiscal year (calculated as of the last day of such fiscal year once the balance sheet of the Parent for such date is available) being permitted to be carried over to any future fiscal year;
(l)to the extent constituting a Restricted Payment or Restricted Payments, mergers, dissolutions, liquidations and consolidations permitted under Section 6.05 (other than a merger or consolidation involving the Parent) or transactions permitted under Section 6.07 (other than Section 6.07(b)(vii));
(m)the making of cash payments in satisfaction of the conversion obligation upon conversion of convertible Indebtedness permitted to be incurred pursuant to Section 6.01, in an aggregate amount since the Closing Date not to exceed the sum of (i) the principal amount of such convertible Indebtedness plus (ii) any payment received by the Parent or a Subsidiary pursuant to the exercise, settlement or termination of any related hedge or warrant option transactions; and
(n)the purchase of any call option, purchase option or other similar contract in respect of Equity Interests of the Parent in connection with the issuance of convertible Indebtedness permitted to be incurred pursuant to Section 6.01.
Notwithstanding anything herein to the contrary, the foregoing provisions of this Section 6.06 will not prohibit the payment of any Restricted Payment or the consummation of any redemption, purchase, defeasance or other payment within 60 days after the date of declaration thereof or the giving of notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Section 6.06 (it being understood that such Restricted Payment shall be deemed to have been made on the date of declaration or notice for purposes of such provision). The amount of any Restricted Payment made other than in the form of cash or cash equivalents shall be the Fair Market Value thereof.

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For purposes of determining compliance with this Section 6.06, (A) a Restricted Payment need not be permitted solely by reference to one category of permitted Restricted Payments (or any portion thereof) described in Sections 6.06(a) through (n) but may be permitted in part under any relevant combination thereof and (B) in the event that a Restricted Payment (or any portion thereof) meets the criteria of one or more of the categories of Restricted Payments (or any portion thereof) described in Sections 6.06(a) through (n), the Parent may, in its sole discretion, classify or divide such Restricted Payment (or any portion thereof) in any manner that complies with this Section 6.06 and will be entitled to only include the amount and type of such Restricted Payment (or any portion thereof) in one or more (as relevant) of the above clauses (or any portion thereof) and such Restricted Payment (or any portion thereof) shall be treated as having been made or existing pursuant to only such clause or clauses (or any portion thereof).
SECTION 6.07.Transactions with Affiliates. (a) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates (other than the Parent, and the Subsidiaries or any person that becomes a Subsidiary as a result of such transaction) in a transaction (or series of related transactions) involving aggregate payments or consideration in excess of $75,000,000 unless such transaction is (i) otherwise permitted (or required) under this Agreement; or (ii) upon terms that are substantially no less favorable to the Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate and, with respect to any such transaction involving aggregate payments or consideration in excess of $150,000,000, as determined by the Board of Directors of the Parent in good faith.
(a)The foregoing clause (a) shall not prohibit, to the extent otherwise permitted under this Agreement,
(i)any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans approved by the Board of Directors of the Parent, the Board of Directors of any direct or indirect parent entity of the Parent or the Board of Directors of a Subsidiary, as appropriate, in good faith,
(ii)the issuance of Equity Interests (other than Disqualified Stock) of the Parent or any direct or indirect parent entity of the Parent to any Person,
(iii)(i) transactions among the Parent, any direct or indirect parent entity of the Parent or any Subsidiary or any entity that becomes a Subsidiary as a result of such transaction (including via merger, consolidation or amalgamation in which the Parent or a Subsidiary is the surviving entity) or (ii) any merger, consolidation or amalgamation of the Parent and any direct or indirect parent entity of the Parent; provided that such merger, consolidation or amalgamation of the Parent is otherwise in compliance with the terms of this Agreement,
(iv)the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of the Parent, any direct or indirect parent entity of the Parent and the Subsidiaries in the ordinary course of business,
(v)the Transactions (including the payment of all fees, expenses, bonuses and awards relating thereto) and any transactions pursuant to the Transaction Documents and permitted transactions, agreements and arrangements in existence on the Closing Date and, to the extent involving aggregate consideration in excess of $50,000,000 set forth on Schedule 6.07 or any amendment thereto or replacement thereof or similar arrangement to the extent such amendment, replacement or arrangement is not adverse to the Lenders when taken as a whole in any material respect (as determined by the Parent in good faith),
(vi)(A) any employment agreements entered into by the Parent, any direct or indirect parent entity of the Parent or any of the Subsidiaries in the ordinary course of business, (B) any

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subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,
(vii)Restricted Payments permitted under Section 6.06 and Investments permitted under Section 6.04,
(viii)transactions for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,
(ix)any transaction in respect of which the Parent delivers to the Administrative Agent a letter addressed to the Board of Directors of the Parent from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is in the good faith determination of the Parent qualified to render such letter, which letter states that (i) such transaction is on terms that are substantially no less favorable to the Parent or such Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a person that is not an Affiliate or (ii) such transaction is fair to the Parent or such Subsidiary, as applicable, from a financial point of view,
(x)transactions with joint ventures for the purchase or sale of goods, equipment, products, parts and services entered into in the ordinary course of business,
(xi)transactions pursuant to any Qualified Receivables Facility,
(xii)transactions between the Parent, any direct or indirect parent entity of the Parent or any of the Subsidiaries and any person, a director of which is also a director of the Parent or any Subsidiary; provided, however, that (A) such director abstains from voting as a director of the Parent, such direct or indirect parent entity of the Parent or such Subsidiary on any matter involving such other person and (B) such person is not an Affiliate of the Parent for any reason other than such director’s acting in such capacity,
(xiii)transactions permitted by, and complying with, the provisions of Section 6.05,
(xiv)intercompany transactions undertaken in good faith (as certified by a Responsible Officer of the Parent) for the purpose of improving the consolidated Tax efficiency of the Parent and the Subsidiaries and not for the purpose of circumventing any covenant set forth herein,
(xv)payments, loans (or cancellation of loans) or advances to employees or consultants that are (A) approved by a majority of the Disinterested Directors of the Parent in good faith and (B) made in compliance with applicable law,
(xvi)transactions with customers, clients or suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business that are fair to the Parent or the Subsidiaries; and
(xvii)pledges of Equity Interests of Unrestricted Subsidiaries.
SECTION 6.08.Business of the Parent and the Subsidiaries; Etc. Notwithstanding any other provisions hereof, engage at any time in any material respect in any business or business activity substantially different from any business or business activity conducted by any of them on the Closing Date or any Similar Business, and in the case of a Receivables Entity, Qualified Receivables Facilities and related activities.
SECTION 6.09.Restrictions on Subsidiary Distributions and Negative Pledge Clauses. Permit the Parent or any Subsidiary to enter into any agreement or instrument that by its terms restricts

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(A) the payment of dividends or other distributions or the making of cash advances to the Parent or any Subsidiary that is a direct or indirect parent of such Subsidiary or (B) the granting of Liens by the Parent or any Guarantor pursuant to the Security Documents (any restriction described in clause (A) or (B), a “Burdensome Restriction”), in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:
(a)restrictions imposed by applicable law, rule, regulation or order or are required by any Governmental Authority having or purporting to have jurisdiction over the Parent or any Subsidiary;
(b)contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 6.01(a) or the Senior Notes or contained in any Indebtedness outstanding pursuant to Section 6.01(z), or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not materially expand the scope of any such encumbrance or restriction (as determined in good faith by the Parent);
(c)any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;
(d)customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;
(e)any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the specific property or assets securing such Indebtedness;
(f)any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 6.01, to the extent such restrictions are not materially more restrictive, taken as a whole, than the restrictions contained in this Agreement (in each case, as determined in good faith by the Parent);
(g)customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;
(h)customary provisions restricting subletting or assignment of any lease governing a leasehold interest;
(i)customary provisions restricting assignment, mortgaging or hypothecation of any agreement entered into in the ordinary course of business;
(j)customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 6.05 pending the consummation of such sale, transfer, lease or other disposition;
(k)Permitted Liens and customary restrictions and conditions contained in the document relating thereto, so long as (i) such restrictions or conditions relate only to the specific asset subject to such Lien, and (ii) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 6.09;
(l)customary net worth provisions contained in Real Property leases entered into by Subsidiaries, so long as the Parent has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Parent and the Subsidiaries to meet their ongoing obligations;

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(m)any agreement in effect at the time a subsidiary becomes a Subsidiary or is acquired in connection with an Investment permitted hereunder, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary;
(n)restrictions in agreements representing Indebtedness permitted under Section 6.01 of a Subsidiary that is not a Guarantor that apply only to such Subsidiary and its Subsidiaries that are not Guarantors;
(o)customary restrictions contained in leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;
(p)restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;
(q)restrictions contained in any Permitted Receivables Facility Documents with respect to any Receivables Entity;
(r)customary provisions restricting assignment of any Contractual Obligation entered into in the ordinary course of business;
(s)any encumbrances or restrictions of the type referred to in clause (A) of the definition of “Burdensome Restrictions” imposed by any other instrument or agreement entered into after the Closing Date that, as determined by the Parent in good faith, will not materially adversely affect either Borrower’s ability to make payments on the Loans; and
(t)any Burdensome Restriction imposed by any amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing of or similar arrangement to a contract, instrument or obligation referred to in clauses (a) through (s) above; provided, that such Burdensome Restriction is, in the good faith judgment of the Parent, no more restrictive (taken as a whole) than the Burdensome Restriction contained in the applicable contract, instrument or obligation prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement, refinancing or similar arrangement.
SECTION 6.10.[Reserved].
SECTION 6.11.Fiscal Year. In the case of the Parent, permit any change to its fiscal year; provided that the Parent and the Subsidiaries may change their fiscal year end one or more times, subject to such adjustments to this Agreement as the Parent and Administrative Agent shall reasonably agree are necessary or appropriate in connection with such change (and the parties hereto hereby authorize the Parent and the Administrative Agent to make any such amendments to this Agreement as they jointly deem necessary to give effect to the foregoing).
SECTION 6.12.Financial Covenants.
(a)With respect to the Initial Revolving Facility and the Initial Term A Facility only, permit the First Lien Secured Net Leverage Ratio as of the last day of any fiscal quarter (beginning with the end of the first full fiscal quarter after the Closing Date) to exceed the ratio set forth opposite such fiscal quarter below.

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Fiscal Quarter Ended	Maximum First Lien Secured Net Leverage Ratio
March 31, 2026	4.50:1.00
June 30, 2026	4.50:1.00
September 30, 2026	4.50:1.00
December 31, 2026	4.50:1.00
March 31, 2027	4.50:1.00
June 30, 2027 and thereafter	3.75:1.00

(b)With respect to the Initial Revolving Facility and the Initial Term A Facility only, permit the Interest Coverage Ratio as of the last day of any fiscal quarter (beginning with the end of the first full fiscal quarter after the Closing Date) to be less than the ratio set forth opposite such period below:

First quarter Ended	Minimum Interest Coverage Ratio
March 31, 2026	2.00:1.00
June 30, 2026	2.00:1.00
September 30, 2026	2.00:1.00
December 31, 2026	2.00:1.00
March 31, 2027	2.00 1.00
June 30, 2027	2.50:1.00
September 30, 2027	2.50:1.00
December 31, 2027 and thereafter	3.00:1.00

ARTICLE VII

Events of Default
SECTION 7.01.Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):
(a)any representation or warranty made or deemed made by the Parent or any Guarantor herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made (subject, in the case of any representation or warranty (other than any Specified Representation) that is capable of being cured, to a grace period of 30 days after written notice thereof from the Administrative Agent to the Parent);
(b)default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise, and in the currency required hereunder;

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(c)default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in clause (b) above) due under any Loan Document, when and as the same shall become due and payable, and in the currency required hereunder and such default shall continue unremedied for a period of five (5) Business Days;
(d)default shall be made in the due observance or performance by the Parent of any covenant, condition or agreement contained in Section 5.01(a) (solely with respect to the Parent’s or the U.S. Co-Borrower’s existence), 5.05(a) or 5.08 or in Article VI; provided that the failure to observe or perform any Financial Covenant shall not in and of itself constitute an Event of Default with respect to any Term B Loans unless the Required TLA/RCF Lenders have terminated the commitments under the Revolving Facilities and accelerated any Term A Loans and Revolving Loans then outstanding as a result of such breach and such declaration has not been rescinded on or before the date on which the Term B Lenders declare an Event of Default in connection therewith;
(e)default shall be made in the due observance or performance by the Parent or any of the Guarantors of any covenant, condition or agreement contained in any Loan Document (other than those specified in clauses (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent to the Parent;
(f)(i) any event or condition occurs that (A) results in any Material Indebtedness becoming due prior to its scheduled maturity or (B) enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, in each case without such Material Indebtedness having been discharged, or any such event of or condition having been cured promptly (in each case, other than as a result of a sale, pledge or other disposition or encumbrance of Unrestricted Margin Stock); provided that any breach of any Financial Covenant giving rise to an event described in clause (B) above shall not, by itself, constitute an Event of Default in respect of any Term B Loans unless the Required TLA/RCF Lenders have terminated the commitments under the Revolving Facilities and accelerated any Term A Loans and Revolving Loans then outstanding as a result of such breach and such declaration has not been rescinded on or before the date on which the Term B Lenders declare an Event of Default in connection therewith; or (ii) the Parent or any Material Subsidiary (or a group of Subsidiaries that together would constitute a Material Subsidiary) shall fail to pay the principal of any of their Material Indebtedness at the stated final maturity thereof; provided, that this clause (f) shall not apply to any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness if (x) such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness and (y) repayments are made as required by the terms of the respective Indebtedness;
(g)there shall have occurred a Change of Control;
(h)an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of the Parent or any of the Material Subsidiaries, or of a substantial part of the property or assets of the Parent or any Material Subsidiary, under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or any other Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator or similar official for the Parent or any of the Material Subsidiaries or for a substantial part of the property or assets of the Parent or any of the Material Subsidiaries or (iii) the winding-up, liquidation, reorganization, dissolution, compromise, arrangement or other relief of the Parent or any Material Subsidiary (except in a transaction permitted hereunder); and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)the Parent or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or any other Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in clause (h) above, (iii) apply for or consent to the

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appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner, liquidator or similar official for the Parent or any of the Material Subsidiaries or for a substantial part of the property or assets of the Parent or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or fail generally to pay its debts as they become due;
(j)the failure by the Parent or any Material Subsidiary (or a group of Subsidiaries that together would constitute a Material Subsidiary) to pay one or more final judgments (to the extent not covered by insurance or other indemnity) aggregating in excess of $125,000,000, which judgments are not discharged or effectively waived or stayed for a period of sixty (60) consecutive days, or any action shall be legally taken by a judgment creditor to attach or levy upon assets or properties of the Parent or any Material Subsidiary to enforce any such judgment;
(k)(i) an ERISA Event shall have occurred, (ii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, or (iii) the Parent or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA; and in each case in clauses (i) through (iii) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or
(l)(i) any Loan Document shall for any reason be asserted in writing by the Parent, the U.S. Co-Borrower or any Guarantor not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that constitute a material portion of the Collateral shall cease to be, or shall be asserted in writing by the Parent or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries that are organized outside of the jurisdictions of organization of the Loan Parties or the application thereof or from failure of the Collateral Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Security Documents (so long as such failure does not result from the breach or non-compliance with the Loan Documents by any Loan Party), or (iii) a material portion of the Guarantees pursuant to the Loan Documents by the Guarantors guaranteeing the Obligations, shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by the Parent, the U.S. Co-Borrower or any Guarantor not to be in effect or not to be legal, valid and binding obligations (other than in accordance with the terms thereof),
(m)then, and in every such event (other than an event with respect to the Parent and/or the U.S. Co-Borrower described in clause (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders (or in the case of a termination of the Revolving Commitments pursuant to clause (i) below, the Required TLA/RCF Lenders or, in the case of a failure to observe or perform any Financial Covenant, unless the Required TLA/RCF Lenders have accelerated any Term A Loans and Revolving Loans then outstanding as a result of such breach and such declaration has not been rescinded on or before the date on which the Term B Lenders declare an Event of Default in connection therewith, the Required TLA/RCF Lenders), shall, by notice to the Parent, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part (in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) if the Loans have been declared due and payable pursuant to clause (ii) above, demand Cash Collateral pursuant

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to Section 2.05(k); and in any event with respect to the Parent and/or the U.S. Co-Borrower described in clause (h) or (i) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable and the Administrative Agent shall be deemed to have made a demand for Cash Collateral to the full extent permitted under Section 2.05(k), without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.
Without limiting the foregoing, upon the occurrence of an Event of Default if and for so long as the same is continuing, each Agent may exercise on behalf of itself, the Lenders and the other Secured Parties all rights and remedies available to it, the Lenders and the other Secured Parties under the Loan Documents and applicable law.
SECTION 7.02.[Reserved].
SECTION 7.03.Application of Proceeds. Any proceeds of Collateral received by the Administrative Agent (whether as a result of any realization on the Collateral, any setoff rights, any distribution in connection with any proceedings or other action of any Loan Party in respect of Debtor Relief Laws or otherwise and whether received in cash or otherwise) (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied on a pro rata basis among the relevant Lenders under the Class of Loans being prepaid as specified by the Parent) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.11) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, and after the exercise of remedies pursuant to Section 7.01, all payments in respect of the Obligations shall be applied, subject to the provisions of any Intercreditor Agreement: first, to pay any fees, indemnities, expense reimbursements and other amounts then due to the Administrative Agent, in its capacity as such; second, to pay any fees, indemnities or expense reimbursements then due to the Lenders and the Issuing Banks from the Borrowers ratably among the applicable Lenders and Issuing Banks; third, to pay interest (including post-petition interest, whether or not an allowed claim in any claim or proceeding under any Debtor Relief Laws) then due and payable on the Loans and unreimbursed L/C Disbursements ratably among the Lenders and the Issuing Banks; and fourth, to repay principal on the Loans and unreimbursed L/C Disbursements, to Cash Collateralize all outstanding Letters of Credit, any other amounts owing with respect to Secured Cash Management Agreements and Secured Hedge Agreements, and any other Obligations ratably among the applicable Secured Parties; provided that amounts which are applied to Cash Collateralize outstanding Letters of Credit that remain available after expiry of the applicable Letter of Credit shall be applied in the manner set forth herein. Notwithstanding the foregoing, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. Each Cash Management Bank or Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of each Agent as its agent pursuant to the terms of Article VIII hereof for itself and its Affiliates as if it were a “Lender” party hereto.
ARTICLE VIII

The Agents
SECTION 8.01.Appointment. Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) and each Issuing Bank (in such capacities and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements) hereby irrevocably designates and appoints (i) the Administrative Agent as the agent of such

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Lender or Issuing Bank, as applicable, under this Agreement and the other Loan Documents and each such Lender and Issuing Bank irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto and (ii) the Collateral Agent to act as the agent, security trustee and collateral agent of such Lender or Issuing Bank, as applicable, for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations, and exercising such powers and performing such duties as are expressly delegated to the Collateral Agent under the Loan Documents, together with such powers and discretion as are reasonably incidental thereto. In furtherance of the foregoing, the Collateral Agent is authorized to enter into the Security Documents on behalf of the Secured Parties and to take such actions which may be necessary to create, perfect and maintain perfected the security interest in and Liens upon the Collateral granted pursuant to the Security Documents for the benefit of the Secured Parties. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or Issuing Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent. The provisions of this Article VIII (other than the final paragraph of Section 8.13 hereof) are solely for the benefit of the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Banks, and neither the Borrowers nor any other Loan Party shall have any rights as a third-party beneficiary of any such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.
SECTION 8.02.Appointment of the Administrative Agent and the Collateral Agent under Danish law.
(a)In addition to Section 8.01 above, each Secured Party (other than the Administrative Agent and the Collateral Agent, as applicable, in respect of itself) appoints each of the Administrative Agent and the Collateral Agent as agent and representative (in Danish: fuldmægtig og repræsentant) for the Secured Parties in accordance with Section 18(1), cf. Section 1(2), of the Danish Capital Markets Act, and, in each case, on the terms contained in this Agreement and each of the Administrative Agent and the Collateral Agent accepts such appointment.
(b)In respect of any Collateral subject to the Danish Security Documents and any other Collateral to the extent that Danish law may be applied to such Collateral, the Collateral Agent shall represent the Secured Parties as agent. Such Collateral shall be granted in favor of the Collateral Agent as agent (in Danish: fuldmægtig og repræsentant) for and on behalf of the Secured Parties in accordance with Section 1(2) and Section 18(1) of the Danish Capital Markets Act.
(c)In respect of the Guarantee Agreement, the Administrative Agent shall represent the Secured Parties as agent (in Danish: fuldmægtig og repræsentant) for and on behalf of the Secured Parties in accordance with Section 1(2) and Section 18(1) of the Danish Capital Markets Act.
(d)Any person appointed and replacing the Administrative Agent or the Collateral Agent (or a successor Administrative Agent or Collateral Agent) shall automatically act as agent and representative (in Danish: fuldmægtig og repræsentant) in accordance with Section 18(1), cf. Section 1(2), of the Danish Capital Markets Act and be entitled to exercise all rights and remedies under and in accordance with this Agreement in its own name or in the name of any of the Secured Parties.
SECTION 8.03.Delegation of Duties. Any Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by such Agent. Such Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article VIII shall apply to any such sub-agent and to the Related Parties of

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each Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Agent. An Agent shall not be responsible for the negligence or misconduct of any of its sub-agents except to the extent that a court of competent jurisdiction determines in a final and nonappealable judgment that such Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
SECTION 8.04.Exculpatory Provisions. None of the Agents or Arrangers or their respective Affiliates or any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and non-appealable decision of a court of competent jurisdiction to have resulted from its or such person’s own gross negligence or willful misconduct) or (b) responsible in any manner to any of the Lenders or Issuing Banks for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by any Agent or Arranger under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party a party thereto to perform its obligations hereunder or thereunder. No Agent or Arranger shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party. No Agent or Arranger shall have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Agents, the Arrangers, their respective Affiliates and each of the foregoing’s respective officers, partners, directors, employees and agents (a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing, (b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that an Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that an Agent may seek clarification or direction from the Required Lenders prior to the exercise of any such instructed action and may refrain from acting until such clarification or direction has been provided; provided, further that an Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Laws or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Laws, (c) shall not have any duty or responsibility to disclose, and shall not be liable for the failure to disclose, to any Lender or any Issuing Bank any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any of the Loan Parties or any of their Affiliates that is communicated to, obtained or in the possession of, any Agent, any Arranger or any of their Related Parties in any capacity, except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent herein and (d) shall not be liable for any action taken or not taken by it or any of its Affiliates or any of the foregoing’s respective officers, partners, directors, employees or agents (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 7.01 and 9.08) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. No Agent shall be deemed to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the Administrative Agent in accordance with Section 8.06. No Agent shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the

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Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Administrative Agent shall not (x) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (y) have any liability with respect to or arising out of any assignment or participation of Loans and/or Commitments, or disclosure of confidential information, to any Disqualified Lender.
The parties hereto acknowledge that the Administrative Agent, together with its respective affiliated companies (collectively, the “MS Group”), is a member of a global financial services firm engaged in the securities, investment management, credit services businesses and individual wealth management businesses involving, without limitation, the provision of securities underwriting, hedging, trading, brokerage activities, foreign exchange, commodities and derivatives trading, as well as providing investment banking, financing and financial advisory services. As a result, members of the MS Group and their respective Related Parties may also at any time (i) invest on a principal basis or manage funds that invest on a principal basis, in the loans or debt or equity securities of the Parent, the other Loan Parties or any other company that may be involved in any of the transactions contemplated herein, or in any currency, commodity or instrument that may be involved in any of the transactions contemplated herein, or in any related derivative instrument, (ii) carry out ordinary course investment and wealth management or brokerage activities for any the Parent, the other Loan Parties or any other company (or their respective Related Parties) that may be involved in any of the transactions contemplated herein, and (iii) perform various investment banking, commercial banking and financial advisory services for other clients and customers who may have conflicting interests with respect to the Parent, the other Loan Parties and their respective Related Parties. The parties hereto therefore acknowledge that (i) in the course of such activities and relationships, one or more members of the MS Group, other than the Administrative Agent performing its duties and responsibilities expressly set forth in this Agreement, may acquire information about the Parent, the other Loan Parties, their respective Related Parties or other entities and persons which may be the subject of any transaction contemplated hereunder, and (ii) any such member of the MS Group are doing so in their respective capacities (including, without limitation, as investment manager, hedge counterparty, financial advisor, Lender or Arranger), which are separate from and independent of the function and duties of the Administrative Agent. The Lenders party hereto further acknowledge that no other member of the MS Group (or the Administrative Agent to the extent it receives any such information from another member of the MS Group) shall have any obligation to disclose (or any liability for failing to disclose) such information, or the fact that any of them are in possession of such information, to any Lender or to use such information on behalf of any of them.
SECTION 8.05.Reliance by Agents. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) or conversation believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to any Credit Event, that by its terms must be fulfilled to the satisfaction of a Lender or any Issuing Bank, each Agent may presume that such condition is satisfactory to such Lender or Issuing Bank unless such Agent shall have received notice to the contrary from such Lender or Issuing Bank prior to such Credit Event. Each Agent may consult with legal counsel (including counsel to the Parent), independent accountants and other experts selected by it, and shall not be liable for any action taken or

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not taken by it in accordance with the advice of any such counsel, accountants or experts. Each Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes unless a written notice of assignment, negotiation or transfer thereof shall have been filed with such Agent in accordance with Section 9.04. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.
SECTION 8.06.Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless such Agent has received written notice from a Lender or the Parent referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided, that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.
SECTION 8.07.Non-Reliance on Agents, Arrangers and Other Lenders. Each Lender and Issuing Bank expressly acknowledges that none of the Agents or Arrangers has made any representation or warranty to it, and that no act by any Agent or Arranger hereafter taken, including any consent to, and acceptance of any assignment or review of the affairs of any Loan Party of any Affiliate thereof, shall be deemed to constitute any representation or warranty by such Agent or Arranger to any Lender or each Issuing Bank as to any matter, including whether any Agent or Arranger has disclosed material information in their (or their Related Parties’) possession. Each Lender and each Issuing Bank represents to the Agents and Arrangers that it has, independently and without reliance upon the Agents, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis of, appraisal of, and investigation into, the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Subsidiaries, and all applicable bank or other regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to the Borrowers hereunder. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Agents, the Arrangers, any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Loan Parties. Each Lender and each Issuing Bank represents and warrants that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) it is engaged in making, acquiring, purchasing or holding commercial loans in the ordinary course and is entering into this Agreement and the other Loan Documents to which it is a party as a Lender or Issuing Bank for the purpose of making, acquiring, purchasing and/or holding commercial loans and providing other facilities set forth herein as may be applicable to such Lender or Issuing Bank, and not for the purpose of investing in the general performance or operations of the Parent and/or any Loan Party, or for the purpose of making, acquiring, purchasing or holding any other type of financial instrument such as security, and each Lender and each Issuing Bank agrees not to assert a claim under federal or state securities laws or otherwise in contravention of the foregoing. Each Lender and each Issuing Bank represents and warrants that it is sophisticated with respect to decisions to make, acquire and/or hold commercial loans and to

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provide other facilities set forth herein, as may be applicable to such Lender or such Issuing Bank, and either it, or the person exercising discretion in making its decision to make, acquire and/or hold such commercial loans or to provide such other facilities, is experienced in making, acquiring or holding such commercial loans or providing such other facilities.
SECTION 8.08.[Reserved].
SECTION 8.09.Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from, and generally engage in any kind of business with any Loan Party as though such Agent were not an agent hereunder. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued, or Letter of Credit participated in, by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an agent hereunder, and the terms “Lender” and “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each person servicing as an agent hereunder in its individual capacity. Such person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Parent or any Subsidiary or other Affiliate thereof as if such person were not an agent hereunder and without any duty to account therefor to the Lenders.
SECTION 8.10.Successor Agent. The Administrative Agent or the Collateral Agent may resign as Administrative Agent or Collateral Agent, as applicable, under this Agreement and the other Loan Documents upon 30 days’ written notice to the Lenders and the Parent. Any such resignation by an Agent hereunder shall also constitute its resignation as an Issuing Bank, in which case the resigning Agent (x) shall not be required to issue any further Letters of Credit and (y) shall maintain all of its rights as Issuing Bank with respect to any Letters of Credit issued by it prior to the date of such resignation. Upon any notice of such resignation, then the Required Lenders shall have the right, subject to the reasonable consent of the Parent (so long as no Event of Default under Section 7.01(b), 7.01(c), 7.01(h) or 7.01(i) shall have occurred and be continuing), to appoint a successor which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent or the Collateral Agent, as applicable, and the term “Administrative Agent” or “Collateral Agent”, as appliable, shall mean such successor agent effective upon such appointment and approval, and the former Agent’s rights, powers, obligations and duties as Administrative Agent or Collateral Agent, as applicable, shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent or Collateral Agent, as applicable, by the date that is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent or Collateral Agent, as applicable, hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Agent’s resignation as Administrative Agent or Collateral Agent, as applicable, the provisions of this Article VIII and Section 9.05 shall inure to its benefit as to any actions taken or omitted to be taken by it, its subagents and their respective Related Parties while it was an Agent under this Agreement and the other Loan Documents. Upon the acceptance of a successor’s appointment as Administrative Agent or Collateral Agent, as applicable, hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Agent (other than as provided in Section 2.17 and other than any rights to indemnity payments or other amounts owed to the retiring Agent as of the resignation effective date), and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section 8.10). Upon the appointment by the Parent of a successor Issuing Bank hereunder (which successor shall in all cases be a Lender other than a Defaulting Lender), (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

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SECTION 8.11.Arrangers, Etc. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each Arranger and each of the persons named on the cover page hereof as syndication agent, documentation agent or co-manager is named as such for recognition purposes only, and in its capacity as such shall have no rights, duties, responsibilities or liabilities with respect to this Agreement or any other Loan Document, except in its capacity, as applicable, as an Agent, Lender or Issuing Bank hereunder and except that each such person and its Affiliates shall be entitled to the rights expressly stated to be applicable to them in Section 9.05 (subject to the applicable obligations and limitations as set forth therein).
SECTION 8.12.Security Documents and Collateral Agent. The Lenders and the other Secured Parties authorize the Collateral Agent to release any Collateral in accordance with Section 9.18 or if approved, authorized or ratified in accordance with Section 9.08. The Lenders and the other Secured Parties hereby irrevocably authorize the Collateral Agent to, without any further consent of any Lender or any other Secured Party, enter into (or acknowledge and consent to) or, subject to Section 9.08(b)(ix), amend, renew, extend, supplement, restate, replace, waive or otherwise modify the Closing Date Intercreditor Agreement and any other Acceptable Intercreditor Agreement with the collateral agent or other representative of holders of Indebtedness secured (and permitted to be secured) by a Lien on assets constituting a portion of the Collateral under any provision of Section 6.02 so long as such Lien is junior or equal and ratable with the liens securing the Obligations (it being acknowledged and agreed that the Collateral Agent shall be under no obligation to execute any agreement pursuant to this sentence, and may elect to do so, or not do so, in its sole and absolute discretion). Furthermore, the Lenders and the other Secured Parties hereby authorize the Collateral Agent to (i) release or subordinate any Lien on any property granted to or held by the Collateral Agent under any Loan Document in favor of the holder of any Lien on such property that is permitted by clauses 6.02(c), 6.02(i), 6.02(j), 6.02(v) or 6.02(z) in each case to the extent the contract or agreement pursuant to which such Lien is granted prohibits, or requires the subordination of, any other Liens on such property or (ii) release any Lien on any property granted to or held by the Collateral Agent under any Loan Document that is or becomes Excluded Property; and the Collateral Agent shall do so upon request of the Parent; provided, that prior to any such request, the Parent shall have in each case delivered to the Administrative Agent a certificate of a Responsible Officer of the Parent certifying (x) in the case of a request pursuant to clause (i) of this sentence, that such Lien is permitted under this Agreement and that the contract or agreement pursuant to which such Lien is granted prohibits, or requires the subordination of, any other Lien on such property and (y) in the case of a request pursuant to clause (ii) of this sentence, that (A) such property is or has become Excluded Property and (B) if such property has become Excluded Property as a result of a contractual restriction, such restriction does not violate Section 6.09. Notwithstanding any of the foregoing or any other terms of the Loan Documents, (A) any release of Collateral relating to (i) the Closing Date Intercompany Loan and/or (ii) if granted, any Equity Interests in a Danish entity, and (B) following the occurrence of an Event of Default and solely to the extent that such Event of Default is continuing, any release of any Collateral, will, in each case, to the extent required under applicable law to ensure the maintained perfection, validity and enforceability of such Collateral, always be subject to the prior written consent of the Collateral Agent.
SECTION 8.13.Right to Realize on Collateral, Enforce Guarantees and Credit Bidding. In case of the pendency of any proceeding under any Debtor Relief Laws or other judicial proceeding relative to any Loan Party, (a) the Administrative Agent (irrespective of whether the principal of any Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Parent) shall be entitled and empowered, by intervention in such proceeding or otherwise (i) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of any or all of the Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Agents and any subagents allowed in such judicial proceeding, and (ii) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same, and (b) any custodian, receiver, examiner, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Agents any amount due for the reasonable compensation, expenses, disbursements and advances of the Agents and their agents and counsel, and any other amounts due the Agents under the Loan Documents. Nothing contained herein shall be deemed to authorize the

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Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or Issuing Bank or to authorize the Administrative Agent to vote in respect of the claim of any Lender or Issuing Bank in any such proceeding.
Anything contained in any of the Loan Documents to the contrary notwithstanding, the Parent, the Administrative Agent, the Collateral Agent and each Secured Party hereby agree that (a) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee set forth in any Loan Document, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent and the Collateral Agent, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by the Collateral Agent ; provided that, notwithstanding the foregoing, the Lenders may exercise the set-off rights contained in Section 9.06 in the manner set forth therein, and (b) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless the Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other Disposition.
The Secured Parties hereby irrevocably authorize each Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Obligations (including accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Loan Party is subject or (b) at any other sale or foreclosure or acceptance of Collateral in lieu of debt conducted by (or with the consent or at the direction of) an Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that would vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) in the asset or assets so purchased (or in the Equity Interests or debt instruments of the acquisition vehicle or vehicles that are used to consummate such purchase). In connection with any such bid (i) each Agent shall be authorized (x) to form one or more acquisition vehicles to make a bid, (y) to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by such Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or Equity Interests thereof shall be governed, directly or indirectly, by the vote of the Required Lenders, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in clauses (i) through (ix) of Section 9.08(b) of this Agreement), and (z) each Agent shall be authorized to assign the relevant Obligations to any such acquisition vehicle pro rata by the Lenders, as a result of which each of the Lenders shall be deemed to have received a pro rata portion of any Equity Interests and/or debt instruments issued by such an acquisition vehicle on account of the assignment of the Obligations to be credit bid, all without the need for any Secured Party or acquisition vehicle to take any further action, and (ii) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire

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Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of debt credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Lenders pro rata and the Equity Interests and/or debt instruments issued by any acquisition vehicle on account of the Obligations that had been assigned to the acquisition vehicle shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action.
SECTION 8.14.Withholding Tax. To the extent required by applicable law, the Administrative Agent may deduct or withhold from any payment to any Lender Party an amount equivalent to any applicable withholding Tax. If any taxing authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender Party for any reason (including, without limitation, because the appropriate documentation was not delivered or was not properly executed, or because such Lender Party failed to notify the Administrative Agent of a change in circumstances that rendered the applicable exemption from, or reduction of, withholding Tax ineffective), such Lender Party shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Loan Party and without limiting the obligation of any applicable Loan Party to do so) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including penalties, fines, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. A certificate as to the amount of such payment or liability delivered to any Lender Party by the Administrative Agent shall be conclusive absent manifest error. Each Lender Party hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender Party under this Agreement, any other Loan Document or otherwise against any amount due to the Administrative Agent under this Section 8.14.
SECTION 8.15.Secured Cash Management Agreements and Secured Hedge Agreements. No Cash Management Bank or Hedge Bank that obtains the benefits of Section 7.03, any Guarantee or any Collateral by virtue of the provisions hereof or of the Guarantee Agreement or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable Cash Management Bank or Hedge Bank, as the case may be.
SECTION 8.16.Certain ERISA Matters.
(a)Each Lender (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Parent or any other Loan Party, that at least one of the following is and will be true:
(i)such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments or this Agreement,
(ii)the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions

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involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,
(iii)(A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Section VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Section I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Section I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or
(iv)such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.
(b)In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such person became a Lender party hereto, to, and (y) covenants, from the date such person became a Lender party hereto to the date such person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Parent or any other Loan Party, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).
SECTION 8.17.Erroneous Payments.
(a)If the Administrative Agent (x) notifies a Lender, Issuing Bank or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (any such Lender, Issuing Bank, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Bank, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 8.17 and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Bank or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the applicable Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

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(b)Without limiting the immediately preceding clause (a), each Lender, Issuing Bank, Secured Party or any Person who has received funds on behalf of a Lender, Issuing Bank or Secured Party (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Bank or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Lender, Issuing Bank or Secured Party shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.17(b).
For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 8.17(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 8.17(a) or on whether or not an Erroneous Payment has been made.
(c)Each Lender, Issuing Bank or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Bank or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Bank or Secured Party under any Loan Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the Administrative Agent has demanded to be returned under Section 8.17(a).
(d)The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Issuing Bank or Secured Party, to the rights and interests of such Lender, Issuing Bank or Secured Party, as the case may be) under the Loan Documents with respect to such amount and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Parent or any other Loan Party; provided that this Section 8.17 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Parent or any other Loan Party relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from, or on behalf of (including through the exercise of remedies under any Loan Document), the Parent or the U.S. Co-Borrower for the purpose of making a payment on the Obligations.

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(e)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(f)Each party’s obligations, agreements and waivers under this Section 8.17 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Bank, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.
ARTICLE IX

Miscellaneous
SECTION 9.01.Notices; Communications.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or other electronic means as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)if to any Loan Party or the Administrative Agent or the Collateral Agent, any Issuing Banks as of the Closing Date to the address, telecopier number, electronic mail address or telephone number specified for such person on Schedule 9.01; and
(ii)if to any other Lender or Issuing Bank, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.
(b)Notices and other communications to the Lenders and the Issuing Bank hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided, that the foregoing shall not apply to notices to any Lender or Issuing Bank pursuant to Article II if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Parent may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by them, provided, that approval of such procedures may be limited to particular notices or communications.
(c)Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received. Notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in Section 9.01(b) above shall be effective as provided in such Section 9.01(b).
(d)Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.
(e)Documents required to be delivered pursuant to Section 5.04 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (including as set forth in Section 9.17) and if so delivered, shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto on the Parent’s website on the Internet at the website address listed on Schedule 9.01, or (ii) on which such documents are posted on the Parent’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative

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Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, that (A) the Parent shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests the Parent to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender, (B) the Parent shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents, and (C) if any financial statement, certificate or other information required to be delivered pursuant to Section 5.04 shall be required to be delivered on any date that is not a Business Day, such financial statement, certificate or other information may be delivered to the Administrative Agent on the next succeeding Business Day after such date. Except for such certificates required by Section 5.04(c), the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Parent with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.
SECTION 9.02.Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties herein, in the other Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the making by the Lenders of the Loans and the execution and delivery of the Loan Documents and the issuance of the Letters of Credit, regardless of any investigation made by such persons or on their behalf, and shall continue in full force and effect until the Termination Date. Without prejudice to the survival of any other agreements contained herein, the provisions of Sections 2.15, 2.16, 2.17 and 9.05 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the occurrence of the Termination Date, the termination of this Agreement or any other Loan Document or any provision hereof or thereof, the resignation of the Administrative Agent or the replacement of any Lender.
SECTION 9.03.Binding Effect. This Agreement shall become effective when it shall have been executed by the Parent and the Administrative Agent and when the Administrative Agent shall have received copies hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of Parent, the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender and their respective permitted successors and assigns.
SECTION 9.04.Successors and Assigns.
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) other than as permitted by Section 6.05, no Borrower may assign or otherwise transfer any of its respective rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Any transfer of rights or obligations under this Agreement or any other Loan Document shall be carried out as a transfer or assignment of the relevant rights and obligations and not as a novation. Each assignment or transfer shall include a proportionate part of the security interests granted under each Security Document. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section 9.04), and, to the extent expressly contemplated hereby, the Related Parties of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement or the other Loan Documents.
(b)(i) Subject to the conditions set forth in subclause (ii) below, any Lender may assign to one or more assignees (each, an “Assignee”) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) with the prior written consent of:

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(1)the Parent (such consent not to be unreasonably withheld, delayed or conditioned); provided that no consent of the Parent shall be required (x) for (I) an assignment of a Term B Loan to a Lender or an Affiliate or Approved Fund thereof, (II) an assignment of a Term A Loan to a Term A Lender or an Affiliate or Approved Fund thereof or (III) an assignment of a Revolving Commitment or Revolving Loan to a Revolving Lender or an Affiliate or Approved Fund thereof or (y) if an Event of Default under Section 7.01(b), 7.01(c), 7.01(h) or 7.01(i) has occurred and is continuing, for an assignment to any person; provided, further, that the Parent shall be deemed to have consented to an assignment of Term Loans if the Parent has not responded within ten (10) Business Days after the delivery of a written request for such consent;
(2)the Administrative Agent (such consent not to be unreasonably withheld or delayed); provided that no consent of the Administrative Agent shall be required (x) for (I) an assignment of a Term B Loan to a Lender or an Affiliate or Approved Fund thereof, (II) an assignment of a Term A Loan to a Term A Lender or an Affiliate or Approved Fund thereof or (III) an assignment of a Revolving Commitment or Revolving Loan to a Revolving Lender or an Affiliate or Approved Fund thereof or (y) for an assignment of all or any portion of a Term Loan to the Parent or an Affiliate of the Parent made in accordance with Section 2.25; and
(3)each Issuing Bank (such consent not to be unreasonably withheld or delayed); provided that no consent of each Issuing Bank shall be required for an assignment of all or any portion of a Term Loan.
(i)Assignments (other than pursuant to Section 2.25) shall be subject to the following additional conditions:
(1)except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitments or Loans under any Facility, the amount of the applicable Commitments or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than (x) the Dollar Equivalent of $1,000,000 or an integral multiple of the Dollar Equivalent of $1,000,000 in excess thereof in the case of Term Loans and (y) the Dollar Equivalent of $5,000,000 or an integral multiple of the Dollar Equivalent of $1,000,000 in excess thereof in the case of Revolving Loans or Revolving Commitments, unless each of the Parent and the Administrative Agent otherwise consent; provided, that no such consent of the Parent shall be required if an Event of Default under Section 7.01(b), 7.01(c), 7.01(h) or 7.01(i) has occurred and is continuing; provided, further, that such amounts shall be aggregated in respect of each Lender and its Affiliates or Approved Funds (with simultaneous assignments to or by two or more Related Funds being treated as one assignment), if any;
(2)each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided, that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;
(3)the parties to each assignment shall (I) execute and deliver to the Administrative Agent an Assignment and Acceptance and any form required to be delivered pursuant to Section 2.17 via an electronic settlement system acceptable to the Administrative Agent or (II) if previously agreed with the Administrative Agent, manually execute and deliver to the Administrative Agent an Assignment and Acceptance, in each case together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent);

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(4)the Assignee, if it is not an existing Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain Private Side Information) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws; and
(5)the Assignee shall not be (i) the Parent or any of the Parent’s Affiliates or Subsidiaries except with respect to assignments to a Borrower in accordance with Section 2.25, (ii) any Disqualified Lender subject to Section 9.04(i), (iii) a natural person (or a holding company, investment vehicle or trust for, owned and operated by or for the primary benefit of one or more natural persons) or (iv) a Defaulting Lender.
For the purposes of this Section 9.04, “Approved Fund” means any person (other than a natural person) that is engaged in making, purchasing or holding bank loans and similar extensions of credit in the ordinary course and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
Any assigning Lender shall, in connection with any potential assignment, provide to the Parent a copy of its request (including the name of the prospective assignee) concurrently with its delivery of the same request to the Administrative Agent irrespective of whether or not a Default or an Event of Default has occurred and is continuing.
(ii) Subject to acceptance and recording thereof pursuant to subclause (v) below, from and after the effective date specified in each Assignment and Acceptance, the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.05 (subject to the limitations and requirements of those Sections)). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 9.04 (except to the extent such participation is not permitted by such clause (c) of this Section 9.04, in which case such assignment or transfer shall be null and void).
(iii)The Administrative Agent, acting solely for this purpose as a non-fiduciary agent of the Parent, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal and interest amounts of the Loans and Revolving L/C Exposure owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Parent, the Administrative Agent, each Issuing Bank and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by each Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(iv)Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an Assignee, the Assignee’s completed Administrative Questionnaire (unless the Assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b)(ii)(3) of this Section 9.04, if applicable, and any written consent to such assignment required by clause (b) of this Section 9.04, the Administrative Agent shall accept such

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Assignment and Acceptance and promptly record the information contained therein in the Register; provided, that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.05(c), 2.05(d), 2.06 or 2.18(c), the Administrative Agent shall have no obligation to accept such Assignment and Acceptance and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subclause (v).
(c)(i) Any Lender may, without the consent of, or notice to, the Parent, the Administrative Agent or any Issuing Bank, sell participations in Loans and Commitments to one or more banks or other entities other than any person that, at the time of such participation, is (I) a natural person (or a holding company, investment vehicle or trust for, owned and operated by or for the primary benefit of one or more natural persons), (II) the Parent or any of the Subsidiaries or any of their respective Affiliates, (III) a Disqualified Lender subject to Section 9.04(i) or (IV) a Defaulting Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Parent, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and the other Loan Documents; provided, that (x) such agreement may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that both (1) requires the consent of each Lender directly and adversely affected thereby, adversely affected thereby or the consent of each Lender pursuant to the first proviso to Section 9.08(b) and (2) directly affects such Participant (but, for the avoidance of doubt, not any waiver of any Default or Event of Default) and (y) no other agreement with respect to amendment, modification or waiver may exist between such Lender and such Participant. Subject to clause (c)(iii) of this Section 9.04, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the limitations and requirements of those Sections and Section 2.19 (it being understood that the documentation required under Section 2.17 shall be delivered to the Lender who sells the participation on or before the date on which such sale occurs)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.06 as though it were a Lender; provided, that such Participant shall be subject to Section 2.18(c) as though it were a Lender.
(i)Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Parent, maintain a register on which it enters the name and address of each Participant to which it sells a participation and the principal amounts and interest amounts of each such Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. Without limitation of the requirements of this Section 9.04(c), no Lender shall have any obligation to disclose all or any portion of a Participant Register to any person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or other Loan Obligations under any Loan Document), except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other Loan Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(ii)A Participant shall not be entitled to receive any greater payment under Section 2.15, 2.16 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is

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made with the Parent’s prior written consent (not to be unreasonably withheld or delayed; provided, that each potential Participant shall provide such information as is reasonably requested by the Parent in order for the Parent to determine whether to provide its consent) or the right to receive a greater payment results from a Change in Law after such participant becomes a Participant.
(d)Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank and in the case of any Lender that is an Approved Fund, any pledge or assignment to any holders of obligations owed, or securities issued, by such Lender, including to any trustee for, or any other representative of, such holders, and this Section 9.04 shall not apply to any such pledge or assignment of a security interest; provided, that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or Assignee for such Lender as a party hereto.
(e)The Borrowers, upon receipt of written notice from the relevant Lender, agree to issue Notes to any Lender requiring Notes to facilitate transactions of the type described in clause (d) above.
(f)[Reserved].
(g)Each purchase of Term Loans pursuant to Section 2.25 shall, for purposes of this Agreement, be deemed to be an automatic and immediate cancellation and extinguishment of such Term Loans and the Parent shall, upon consummation of any such purchase, notify the Administrative Agent that the Register should be updated to record such event as if it were a prepayment of such Loans.
(h)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Parent and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, each Issuing Bank or any other Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Revolving Facility Percentage; provided, that notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(i)Disqualified Lenders.
(i)No assignment or, to the extent the DQ List has been posted on the Platform for all Lenders, participation shall be made to any person that was a Disqualified Lender as of the date (the “Trade Date”) on which the applicable Lender entered into a binding agreement to sell and assign or participate all or a portion of its rights and obligations under this Agreement to such person (unless the Parent has consented to such assignment as otherwise contemplated by this Section 9.04, in which case such person will not be considered a Disqualified Lender for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee or participant that becomes a Disqualified Lender after the applicable Trade Date (as a result of the delivery of a notice in accordance with the definition of “Disqualified Lender”), (x) such assignee shall not retroactively be disqualified from becoming a Lender or participant and (y) the execution by the Parent of an Assignment and Acceptance with respect to such assignee will not by itself result in such assignee no longer being considered a Disqualified Lender. Any assignment in violation of this clause (i)(i) shall not be void, but the other provisions of this clause (i) shall apply.

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(ii)If any assignment or participation is made to any Disqualified Lender without the Parent’s prior written consent in violation of clause (i) above, or if any person becomes a Disqualified Lender after the applicable Trade Date, the Parent may, at its sole expense and effort, upon notice to the applicable Disqualified Lender and the Administrative Agent, (A) terminate any Revolving Commitment of such Disqualified Lender and repay all obligations of the Borrowers owing to such Disqualified Lender in connection with such Revolving Commitment; provided that proceeds of Revolving Loans may not be used for such purpose, (B) in the case of outstanding Term Loans held by Disqualified Lenders, purchase or prepay such Term Loan by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder; provided that proceeds of Revolving Loans may not be used for such purpose, and/or (C) require such Disqualified Lender to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 9.04) all of its interest, rights and obligations under this Agreement to one or more eligible assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Lender paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder; provided that, in the case of clause (C) such assignment does not conflict with applicable laws.
(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Lenders (A) will not (x) have the right to receive information, reports or other materials provided to Lenders by the Parent, the Administrative Agent or any other Lender, (y) attend or participate in meetings attended by the Lenders and the Administrative Agent, or (z) access any electronic site established for the Lenders or confidential communications from counsel to or financial advisors of the Administrative Agent or the Lenders and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the Administrative Agent or any Lender to undertake any action (or refrain from taking any action) under this Agreement or any other Loan Document, each Disqualified Lender will be deemed to have consented in the same proportion as the Lenders that are not Disqualified Lenders consented to such matter, and (y) for purposes of voting on any plan of reorganization or plan of liquidation pursuant to any Bankruptcy Laws (a “Bankruptcy Plan”), each Disqualified Lender party hereto hereby agrees (1) not to vote on such Bankruptcy Plan, (2) if such Disqualified Lender does vote on such Bankruptcy Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Bankruptcy Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Bankruptcy Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Bankruptcy Laws) and (3) not to contest any request by any party for a determination by the court hearing such proceeding (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)The Administrative Agent shall have the right, and the Parent hereby expressly authorizes the Administrative Agent, to (A) post the list of Disqualified Lenders provided by the Parent and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Lenders and/or (B) provide the DQ List to each Lender requesting the same.
SECTION 9.05.Expenses; Limitation of Liability; Indemnity.
(a)Each Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses (including, subject to Section 9.05(f), Other Taxes) incurred by the Administrative Agent, the Collateral Agent, the Arrangers and their respective Affiliates in connection with the syndication and distribution (including, without limitation, via the internet or through a service such as Intralinks) of the credit facilities provided for herein, the preparation and administration (other than routine administrative procedures and excluding costs and expenses relating to assignments and participations of lenders) of this Agreement and the other Loan Documents, or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be

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consummated), including the reasonable fees, charges and disbursements of one primary counsel for the Administrative Agent, the Collateral Agent and the Arrangers, and, if deemed reasonably necessary by such parties, the reasonable fees, charges and disbursements of one firm of local counsel per appropriate jurisdiction, (ii) all reasonable and documented out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses (including Other Taxes) incurred by the Agents, any Issuing Bank or any Lender in connection with the enforcement of their rights in connection with this Agreement and any other Loan Document, in connection with the Loans made or the Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit and including the fees, charges and disbursements of a single counsel for all such persons, taken as a whole, and, if deemed reasonably necessary by such persons, a single local counsel in each appropriate jurisdiction and/or (if appropriate) a single regulatory counsel for all such persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where such person affected by such conflict informs the Parent of such conflict and thereafter retains its own counsel, of another firm of such for such affected person, and, if deemed reasonably necessary by such affected person, a single local counsel in each appropriate jurisdiction and/or (if appropriate) a single regulatory counsel).
(b)Each Borrower agrees to indemnify the Administrative Agent, the Collateral Agent, the Arrangers, each Issuing Bank, each Lender, each of their respective Affiliates, successors and assigns, and each of their respective Related Parties, (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all Liabilities and reasonable and documented out-of-pocket expenses reasonably related thereto, including reasonable counsel fees, charges and disbursements (but limited, in the case of legal fees and expenses, to not more than one counsel for all such Indemnitees, taken as a whole, and, if deemed reasonably necessary by such parties, a single local counsel in each appropriate jurisdiction and/or a single regulatory counsel for all such Indemnitees, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict informs the Parent of such conflict and thereafter retains its own counsel, of another firm of counsel for such affected Indemnitee, and, if deemed reasonably necessary by such Indemnitee, a single local counsel in each appropriate jurisdiction and/or a single regulatory counsel for such Indemnitee)), incurred by or asserted against any Indemnitee arising out of, in connection with or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated hereby or thereby, (ii) the performance by the parties hereto and thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated hereby, (iii) the use of the proceeds of the Loans or the use of any Letter of Credit (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iv) any Proceeding relating to any of the foregoing (whether or not any Indemnitee is a party thereto and regardless of whether such matter is initiated by a third party or by the Parent or Merus or any of their respective subsidiaries or Affiliates; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such Liabilities and/or related costs or expenses (x) are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties or a material breach of this Agreement or any of the Loan Documents by such Indemnitee or any of its Related Parties or (y) arose from any Proceeding that does not involve an act or omission of the Parent or any of its Affiliates and is brought by an Indemnitee against another Indemnitee (other than any Proceeding against any Agent or an Arranger in its capacity as such)).
(c)Each Borrower agrees that (i) in no event shall any Arranger, the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender, their respective Affiliates and their respective officers, directors, employees, advisors, and agents (each, and including, without limitation, each Arranger, the Administrative Agent, the Collateral Agent, each Issuing Bank and each Lender, a “Lender-Related Person”) or any Borrower (or any of their subsidiaries or Affiliates) have any Liabilities, on any theory of liability, for any special, indirect, consequential or punitive damages arising out of, in connection with, or as a result of, this Agreement, any other Loan Document, or any other agreement or instrument contemplated hereby or thereby and (ii) no Lender-Related Person shall have any Liabilities arising from, or be responsible for, the use by others of information or other materials (including, without limitation, any personal data) obtained through electronic, telecommunications or other information

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transmission systems, including an electronic platform or otherwise via the internet (except to the extent such damages are determined by a final, non-appealable judgment of a court of competent jurisdiction to have resulted from the willful misconduct or gross negligence, of any Lender-Related Person or any of its Related Parties); provided that, nothing in this clause (c) shall relieve the Borrowers of any obligation they may have to indemnify an Indemnitee, as provided in the immediately preceding clause (b), against any special, indirect, consequential or punitive damages asserted against such Indemnitee by a third party. Each Borrower agrees, to the extent permitted by applicable law, to not assert any claims against any Lender-Related Person with respect to any of the foregoing.
(d)Each Lender severally agrees to pay any amount required to be paid by any Loan Party under clauses (a), (b) or (c) of this Section 9.05 to the Administrative Agent, the Collateral Agent and each Issuing Bank, and each Related Party of any of the foregoing persons (each, an “Agent-Related Person”) (to the extent not reimbursed by such Loan Party and without limiting the obligation of such Loan Party to do so), ratably according to their respective Applicable Percentage in effect on the date on which such payment is sought under this Section 9.05 (or, if such payment is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Applicable Percentage immediately prior to such date), from and against any and all Liabilities and related expenses, including the fees, charges and disbursements of any kind whatsoever that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against such Agent-Related Person in any way relating to or arising out of the Commitments, the Loans, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent-Related Person under or in connection with any of the foregoing; provided that the unreimbursed expense or Liability or related expense, as the case may be, was incurred by or asserted against such Agent-Related Person in its capacity as such; provided further that no Lender shall be liable for the payment of any portion of such Liabilities, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted primarily from such Agent-Related Person’s gross negligence or willful misconduct. The failure of any Lender to reimburse any Agent-Related Person promptly upon demand for its Applicable Percentage of any amount required to be paid by the Lenders to such Agent-Related Person as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse such Agent-Related Person for its Applicable Percentage of such amount, but no Lender shall be responsible for the failure of any other Lender to reimburse such Agent-Related Person for such other Lender’s Applicable Percentage of such amount.
(e)The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the occurrence of the Termination Date, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender. All amounts due under this Section 9.05 shall be payable within 15 days after written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.
(f)Except as expressly provided in Section 9.05(a) with respect to Other Taxes, which shall not be duplicative with any amounts paid pursuant to Section 2.17, this Section 9.05 shall not apply to any Taxes (other than Taxes that represent Liabilities, etc. resulting from a non-Tax claim).
(g)[Reserved]
(h)The agreements in this Section 9.05 shall survive the resignation or removal of the Administrative Agent, the Collateral Agent or any Issuing Bank, the replacement of any Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations, the occurrence of the Termination Date and the termination of this Agreement, any other Loan Document or any provision hereof or thereof.
SECTION 9.06.Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all

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deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or such Issuing Bank to or for the credit or the account of the Parent or any Subsidiary against any of and all the obligations of the Parent and the other Loan Parties now or hereafter existing under this Agreement or any other Loan Document held by such Lender or such Issuing Bank, irrespective of whether or not such Lender or such Issuing Bank shall have made any demand under this Agreement or such other Loan Document and although the obligations may be unmatured; provided, that any recovery by any Lender or any Affiliate pursuant to its setoff rights under this Section 9.06 is subject to the provisions of Section 2.18(c); provided, further, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.24 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and each Issuing Bank under this Section 9.06 are in addition to other rights and remedies (including other rights of set-off) that such Lender or such Issuing Bank may have.
SECTION 9.07.Applicable Law. THIS AGREEMENT AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK; provided that (a) the interpretation of the definition of “Company Material Adverse Effect” (as defined in the Transaction Agreement as in effect on the Transaction Agreement Date) and whether or not there shall have occurred a Company Material Adverse Effect since the Transaction Agreement Date (in each case solely for purposes of the conditions to the availability and funding of the Initial Facilities on the Closing Date), (b) the determination of the accuracy of the Transaction Agreement Representations and whether as a result of any inaccuracy thereof the Parent or its applicable Affiliate has a right to terminate its obligations under the Transaction Agreement or a right to refuse to consummate the Offer (as defined in the Transaction Agreement) as a result of a breach of any such representations in the Transaction Agreement and (c) whether the Offer (as defined in the Transaction Agreement) or the Acquisition has been consummated on the terms described in the Transaction Agreement shall, in each case, be governed by and construed in accordance with the law governing the Transaction Agreement, regardless of laws that might otherwise govern under applicable principles of conflicts of laws thereof.
SECTION 9.08.Waivers; Amendment.
(a)No failure or delay of the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by the Parent or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by clause (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Parent or any other Loan Party in any case shall entitle such person to any other or further notice or demand in similar or other circumstances. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
(b)Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except (x) as provided in Section 2.21, 2.22, 2.23 or 2.28, (y) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Parent and the Required Lenders (except that any waiver, amendment or modification of the Financial

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Covenants or of any defined term (or component defined term) used therein (but only to the extent as used therein) (or any Default or Event of Default or exercise of remedies by the Required TLA/RCF Lenders in respect or as a result thereof) shall require the consent of the Required TLA/RCF Lenders, rather than the Required Lenders) and (z) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by each Loan Party party thereto and the Administrative Agent and consented to by the Required Lenders; provided, however, that no such agreement shall:
(i)decrease or forgive the principal amount of, or extend the final maturity of, or decrease the rate of interest on, any Loan or any reimbursement obligation with respect to any L/C Disbursement, or extend the stated expiration of any Letter of Credit beyond the Maturity Date for the applicable Revolving Facility, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification); provided that (x) any amendment to the financial definitions in this Agreement shall not constitute a reduction in the rate of interest for purposes of this clause (i) even if the effect of such amendment would be to reduce the rate of interest on any Loan or any reimbursement obligation with respect to any L/C Disbursement or to reduce any fee payable hereunder and (y) only the consent of the Required Lenders shall be necessary to reduce or waive any obligation of the Borrowers to pay interest or Fees at the applicable default rate set forth in Section 2.13(c);
(ii)increase or extend the Commitment of any Lender, or decrease the Commitment Fees, L/C Participation Fees or any other Fees of any Lender without the prior written consent of such Lender (which, notwithstanding the foregoing, with respect to any such extension or decrease, such consent of such Lender shall be the only consent required hereunder to make such modification); provided that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default, mandatory prepayments or of a mandatory reduction in the aggregate Commitments shall not constitute an increase or extension of the Commitments of any Lender for purposes of this clause (ii);
(iii)extend or waive any Term Loan Installment Date or reduce the amount due on any Term Loan Installment Date, extend or waive any Maturity Date or reduce the amount due on any Maturity Date or extend any date on which payment of interest (other than interest payable at the applicable default rate of interest set forth in Section 2.13(c)) on any Loan or any L/C Disbursement or any Fees is due, without the prior written consent of each Lender directly adversely affected thereby (which, notwithstanding the foregoing, such consent of such Lender directly adversely affected thereby shall be the only consent required hereunder to make such modification);
(iv)amend the provisions of Section 2.18(c) in a manner that would by its terms alter the pro rata sharing of payments required thereby or Section 7.03 without the prior written consent of each Lender adversely affected thereby;
(v)amend or modify the provisions of this Section 9.08 or the definition of the terms “Required Lenders,” “Required Facility Lenders”, “Required TLA/RCF Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Loans and Commitments are included on the Closing Date);
(vi)except as provided in Section 9.18, release all or substantially all of the Collateral or all or substantially all of the Guarantors from their respective Guarantees without the prior written consent of each Lender;
(vii)effect any waiver, amendment or modification that by its terms adversely affects the rights in respect of payments or collateral of Lenders participating in any Facility differently

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from those of Lenders participating in another Facility, without the consent of the Required Facility Lenders under the affected Facility (it being agreed that the Required Lenders may waive, in whole or in part, any prepayment or Commitment reduction required by Section 2.11 so long as the application of any prepayment or Commitment reduction still required to be made is not changed);
(viii)effect any waiver of the provisions of Section 4.02 with respect to the funding of Revolving Loans of any Class without the prior consent of the Required Facility Lenders of such Class; or
(ix)expressly subordinate the Obligations or any Guarantee (or Liens on the Collateral securing the Obligations or any Guarantee) to any other Indebtedness of any Borrower or Guarantor (or the Liens on the Collateral securing any such Indebtedness) without the prior written consent of each Lender adversely affected thereby;
provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent or the Issuing Banks hereunder without the prior written consent of the Administrative Agent, the Collateral Agent or each Issuing Bank affected thereby, as applicable. Each Lender shall be bound by any waiver, amendment or modification authorized by this Section 9.08 and any consent by any Lender pursuant to this Section 9.08 shall bind any Assignee of such Lender.
Notwithstanding anything to the contrary herein, no Defaulting Lender shall have the right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be affected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
(c)Without the consent of any Lender or Issuing Bank, the Loan Parties and the Administrative Agent and the Collateral Agent may (in their respective sole discretion, or shall, to the extent required or contemplated by any Loan Document) enter into any amendment, modification, supplement or waiver of any Loan Document, or enter into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, to include holders of Other First Liens or Junior Liens (to the extent necessary or advisable under applicable local law) in the benefit of the Security Documents in connection with the incurrence of any Other First Lien Debt or Indebtedness permitted to be secured by Junior Liens and to give effect to any Intercreditor Agreement associated therewith, or as required by local law to give effect to, or protect, any security interest for the benefit of the Secured Parties in any property or so that the security interests therein comply with applicable law or this Agreement or in each case to otherwise enhance the rights or benefits of any Lender under any Loan Document.
(d)Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Parent (i) to permit additional extensions of credit to be outstanding hereunder from time to time and the accrued interest and fees and other obligations in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and the Revolving Loans and the accrued interest and fees and other obligations in respect thereof and (ii) to include appropriately the holders of such extensions of credit in any determination of the requisite lenders required hereunder, including the Required Lenders, the Required Facility Lenders and the Required TLA/RCF Lenders, and for purposes of the relevant provisions of Section 7.03.

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(e)Notwithstanding the foregoing, technical and conforming modifications to the Loan Documents may be made with the consent of the Parent and the Administrative Agent (but without the consent of any Lender) to the extent necessary (A) to give effect to the provisions of Sections 2.21, 2.22 and 2.23, including (x) to establish such Other Term Commitments, Other Revolving Commitments, Other Term Loans or Other Revolving Loans as a separate Class or tranche from the existing Term Commitments, Revolving Commitments, Term Loans or Revolving Loans, as applicable, (y) in the case of any Term Loans incurred or established pursuant to any such Section that are intended to be “fungible” with any then-existing Class of Term Loans, providing scheduled amortization in such other percentages or amounts as may be agreed by the Parent and the Administrative Agent to ensure that such Term Loans are “fungible” with such then-existing Class of Term Loans and (z) in the case of Extended Term Loans, to reduce the amortization schedule of the related existing Class of Term Loans proportionately, (B) to integrate any Other First Lien Debt or (C) to cure any ambiguity, omission, error, defect or inconsistency. In addition, notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Parent and the Administrative Agent (but without the consent of any Lender or Issuing Bank) to include any additional financial maintenance covenant (or any financial maintenance covenant that is already included in this Agreement but with covenant levels and component definitions that are more restrictive to the Parent) for the benefit of the Lenders of all of the Facilities (but not fewer than all of the Facilities) then existing.
(f)Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be necessary to ensure that all Term Loans established pursuant to Section 2.21 after the Closing Date that will be included in an existing Class of Term Loans outstanding on such date (an “Applicable Date”), when originally made, are included in each Borrowing of outstanding Term Loans of such Class (the “Existing Class Loans”), on a pro rata basis, and/or to ensure that, immediately after giving effect to such new Term Loans (the “New Class Loans” and, together with the Existing Class Loans, the “Class Loans”), each Lender holding Class Loans will be deemed to hold its Pro Rata Share of each Class Loan on the Applicable Date (but without changing the amount of any such Lender’s Term Loans), and each such Lender shall be deemed to have effectuated such assignments as shall be required to ensure the foregoing. The “Pro Rata Share” of any Lender on the Applicable Date is the ratio of (1) the sum of such Lender’s Existing Class Loans immediately prior to the Applicable Date plus the amount of New Class Loans made by such Lender on the Applicable Date over (2) the aggregate principal amount of all Class Loans on the Applicable Date.
(g)Notwithstanding anything to the contrary contained in this Section 9.08, guarantees, collateral or security documents and related documents executed by Foreign Subsidiaries in connection with this Agreement may be, together with this Agreement, amended or modified (and any provisions therein may be waived) with the consent of the Administrative Agent at the request of the Parent without the need to obtain the consent of any other Lender if such amendment, modification or waiver is intended (i) to comply with the local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral or security document or other document to be consistent with this Agreement and the other Loan Documents (including, without limitation, the Agreed Guarantee and Security Principles).
(h)Notwithstanding anything to the contrary contained in this Section 9.08, any amendment, waiver or modification of any term or provision of this Agreement or any other Loan Document that by its terms directly affects Lenders under one or more Classes and does not directly and adversely affect Lenders under one or more other Classes, including any waiver of any condition precedent set forth in Section 4.02, may be effected by an agreement or agreements in writing entered into by the Parent and the requisite number or percentage in interest of each affected Class of Lenders that would be required to consent thereto under Section 9.08(b) if such Class of Lenders were the only Class of Lenders hereunder at the time.
SECTION 9.09.Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the applicable interest rate, together with all fees and charges that are treated as interest under applicable law (collectively, the “Charges”), as provided for herein or in any other document executed in connection herewith, or otherwise contracted for, charged, received, taken or reserved by any Lender or any Issuing Bank, shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by such Lender or Issuing Bank in

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accordance with applicable law, the rate of interest payable hereunder, together with all Charges payable to such Lender or such Issuing Bank, shall be limited to the Maximum Rate; provided, that such excess amount shall be paid to such Lender or such Issuing Bank on subsequent payment dates to the extent not exceeding the legal limitation. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 9.10.Entire Agreement. This Agreement, the other Loan Documents and the agreements regarding certain Fees referred to herein constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among or representations from the parties or their Affiliates with respect to the subject matter hereof is superseded by this Agreement, the other Loan Documents and such agreements regarding Fees. Notwithstanding the foregoing, the Fee Letters shall survive the execution and delivery of this Agreement and remain in full force and effect. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any party other than the parties hereto and thereto (and the Indemnitees, the Agent-Related Persons, the Cash Management Banks under any Secured Cash Management Agreement and the Hedge Banks under any Secured Hedge Agreement) rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.
SECTION 9.11.WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.
SECTION 9.12.Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect in any jurisdiction, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby as to such jurisdiction, and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 9.13.Counterparts; Electronic Execution of Assignments and Certain Other Documents. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute but one contract, and shall become effective as provided in Section 9.03. Delivery of an executed counterpart to this Agreement by facsimile transmission (or other electronic transmission pursuant to procedures approved by the Administrative Agent) shall be as effective as delivery of a manually signed original. This Agreement and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. Each of the Loan Parties agrees that any Electronic Signature on or associated with any Communication shall be valid and binding on each of the Loan Parties to the same extent as a manual, original signature, and that any Communication entered into by Electronic Signature, will constitute the legal, valid and binding obligation of each of the Loan Parties enforceable against such in accordance with the terms thereof to the same extent as if a manually executed original signature was delivered. Any

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Communication may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Communication. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Loan Parties, the Administrative Agent and each of the Secured Parties of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. Each of the Loan Parties, the Administrative Agent and each of the Secured Parties may, at its option, create one or more copies of any Communication in the form of an imaged Electronic Record (“Electronic Copy”), which shall be deemed created in the ordinary course of the such person’s business, and destroy the original paper document. All Communications in the form of an Electronic Record, including an Electronic Copy, shall be considered an original for all purposes, and shall have the same legal effect, validity and enforceability as a paper record. Neither the Administrative Agent nor the Collateral Agent shall have any duty to confirm that the person sending any notice, instruction or other communication (a “Notice”) by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) is, in fact, a person authorized to do so. Each other party assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Administrative Agent or Collateral Agent, including without limitation the risk of the Administrative Agent or Collateral Agent acting on an unauthorized Notice, and the risk of interception or misuse by third parties. Notwithstanding anything contained herein to the contrary, neither the Administrative Agent nor the Collateral Agent is under any obligation to accept an Electronic Signature in any form or in any format unless expressly agreed to by the Administrative Agent or the Collateral Agent, as applicable, pursuant to procedures approved by it; provided, further, without limiting the foregoing, (a) to the extent the Administrative Agent or the Collateral Agent, as applicable, has agreed to accept such Electronic Signature, the Administrative Agent, the Collateral Agent and each of the Secured Parties shall be entitled to rely on any such Electronic Signature purportedly given by or on behalf of any Loan Party without further verification and (b) upon the request of the Administrative Agent, the Collateral Agent or any Lender, any Electronic Signature shall be promptly followed by such manually executed counterpart. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.
SECTION 9.14.Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
SECTION 9.15.Jurisdiction; Consent to Service of Process.
(a)The Parent and each other Loan Party irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against the Administrative Agent, the Collateral Agent, any Lender, any Arranger or any Affiliate of the foregoing in any way relating to this Agreement or any other Loan Document or the transactions relating hereto or thereto, in any forum other than the courts of the State of New York sitting in New York County, Borough of Manhattan, and of the United States District Court of the Southern District of New York, sitting in New York County, Borough of Manhattan, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by applicable law, in such federal court (unless otherwise provided in any Loan Documents that are not governed by the federal law of the United States or the law of any State of the United States or the District of Columbia). Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, the Collateral Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Parent or any other Loan Party or its properties in the courts of any jurisdiction.
(b)Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other

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Loan Documents in any court referred to in clause (a) of this Section 9.15. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(c)Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. The Borrowers hereby agree to appoint and maintain Genmab US, Inc. as its agent for service of process with respect to all of the Loan Documents and all other related agreements to which it is a party. Nothing in this Agreement will affect the right of any party to this Agreement or any other Loan Document to serve process in any other manner permitted by law.
SECTION 9.16.Confidentiality. Each of the Lenders, each Issuing Bank and each of the Agents agrees that it shall maintain in confidence any information relating to the Parent and any Subsidiary or their respective businesses furnished to it by or on behalf of the Parent or any Subsidiary (other than information that (a) has become generally available to the public other than as a result of a disclosure by such party in breach of this Section 9.16, (b) has been independently developed by such Lender, such Issuing Bank or such Agent without violating this Section 9.16 or (c) was available to such Lender, such Issuing Bank or such Agent from a third party having, to such person’s knowledge, no obligations of confidentiality to the Parent or any other Loan Party) and shall not reveal the same other than to its Related Parties and any numbering, administration or settlement service providers or to any person that approves or administers the Loans on behalf of such Lender (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), except: (A) to the extent compelled by legal process in, or reasonably necessary to, the defense of any legal, judicial or administrative proceeding or otherwise as required by applicable laws or the requirements of any Governmental Authority purporting to have jurisdiction over such person or its Related Parties, the National Association of Insurance Commissioners or of any securities exchange on which securities of the disclosing party or any Affiliate of the disclosing party are listed or traded, (B) as part of reporting or review procedures to, or examinations by, Governmental Authorities or self-regulatory authorities, including the National Association of Insurance Commissioners or the Financial Industry Regulatory Authority, Inc., (C) to its parent companies, Affiliates and their Related Parties including auditors, accountants, legal counsel and other advisors (so long as each such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (D) to the extent applicable to establish a due diligence defense, (E) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (F) to any pledgee under Section 9.04(d) or any other prospective assignee of, or prospective Participant in, any of its rights under this Agreement (so long as such person shall have been instructed to keep the same confidential in accordance with this Section 9.16), (G) to any direct or indirect contractual counterparty (or its Related Parties) in Hedging Agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section 9.16), (H) on a confidential basis to (i) any rating agency in connection with rating the Parent or its Subsidiaries or the facilities evidenced by this Agreement, (ii) the provider of any Platform or other electronic delivery service used by the Administrative Agent, any Issuing Bank to deliver the Borrower Materials or notices to the Lenders or (iii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the facilities evidenced by this Agreement, (I) with the prior written consent of the Parent, (J) to any other party to this Agreement and (K) to the extent required by a potential or actual insurer or reinsurer in connection with providing insurance, reinsurance or credit risk mitigation coverage under which payments are to be made or may be made by reference to this Agreement. In addition, the Administrative Agent, the Issuing Banks and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agents or any Issuing Bank or Lender in connection with the administration and management of this Agreement, the other Loan Documents, and the Commitments. For the avoidance of doubt, nothing herein prohibits any person from voluntarily disclosing or providing any information within the scope of such confidentiality provisions to any governmental, regulatory or self-regulatory organization, in each case without any notification to any person, to the extent that any such prohibition on disclosure set forth in such confidentiality provisions shall be prohibited by the laws or regulations applicable to such organization.

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SECTION 9.17.Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE ADMINISTRATIVE AGENT, ITS RELATED PARTIES AND THE ARRANGERS DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE ADMINISTRATIVE AGENT, ANY OF ITS RELATED PARTIES OR ANY ARRANGER IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM.
SECTION 9.18.Release of Liens and Guarantees.
(a)The Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that the Liens granted to the Collateral Agent by the Loan Parties on any Collateral shall (1) be automatically released: (i) in full upon the occurrence of the Termination Date as set forth in Section 9.18(d) below, (ii) (x) upon the Disposition (other than any lease or license) of such Collateral by any Loan Party in a transaction permitted by this Agreement, provided that if the Collateral is Disposed of to another Loan Party or a person that is required to become a Loan Party, such other Loan Party or person grants a Lien on such Collateral in favor of the Collateral Agent, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, substantially concurrently (or at such later time as may be agreed by the Administrative Agent) with receipt of such Collateral, (y) in order to effect a merger, amalgamation, consolidation, liquidation, dissolution or change in form conducted in compliance with Section 6.05 to the extent such assets no longer constitute (and are no longer required to constitute) Collateral after giving effect to such merger, amalgamation, consolidation, liquidation, dissolution or change in form (unless the applicable Loan Party or person grants a Lien on such Collateral in favor of the Collateral Agent in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, substantially concurrently (or at such later time as may be agreed by the Administrative Agent) with such merger, amalgamation, consolidation, liquidation, dissolution or change in form), or (z) with respect to any such Lien on Equity Interests of a Subsidiary, upon the repurchase, termination or cancellation of such Equity Interests (including any reduction of the share capital) in a transaction permitted by this Agreement provided that the Collateral Agent has a lien (in form and substance reasonably satisfactory to the Administrative Agent) on any remaining Equity Interests after giving effect to such repurchase, termination or cancellation or the applicable Loan Party grants a Lien on such remaining Equity Interests in favor of the Collateral Agent, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, substantially concurrently (or at such later time as may be agreed by the Administrative Agent) with such repurchase, termination or cancellation (and, in the case of each of clauses (x), (y) and (z), the Administrative Agent and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iii) to the extent that such Collateral comprises property leased to a Loan Party, upon termination or expiration of such lease (and the Administrative Agent and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with Section 9.08), (v) to the extent that the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the Guarantee in accordance with clause (b) below (and the Administrative Agent and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without further inquiry), (vi) as required by the Collateral Agent to effect any Disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents or (vii) in the case of Permitted Receivables Facility Assets, upon the Disposition thereof permitted under this Agreement by any Loan Party to a Receivables Entity of such Permitted Receivables Facility Assets pursuant to a Qualified Receivables Facility and (2) be released in the circumstances, and subject to the terms and conditions, provided in Section 8.12 (and the Administrative Agent and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Loan Party upon its reasonable request without any further inquiry). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those

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being released) upon (or obligations (other than those being released) of the Loan Parties in respect of) any interests retained by the Loan Parties, including the proceeds of any Disposition, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Loan Documents. Notwithstanding any of the foregoing or any other terms of the Loan Documents, (A) any release of Collateral relating to (i) the Closing Date Intercompany Loan and/or (ii) if granted, any Equity Interests in a Danish entity, and (B) following the occurrence of an Event of Default and solely to the extent that such Event of Default is continuing, any release of any Collateral, will, in each case, to the extent required under applicable law to ensure the maintained perfection, validity and enforceability of such Collateral, always be subject to the prior written consent of the Collateral Agent.
(b)In addition, the Lenders, the Issuing Banks and the other Secured Parties hereby irrevocably agree that any Guarantor (other than the Parent or the U.S. Co-Borrower) shall be released from its Guarantee (i) upon consummation of any transaction permitted hereunder (x) resulting in such Subsidiary ceasing to constitute a Subsidiary (including because such Subsidiary is designated an “Unrestricted Subsidiary”) or (y) in the case of any Guarantor which would not be required to be a Guarantor because it is or has become an Excluded Subsidiary, in each case following a written request by the Parent to the Administrative Agent requesting that such person no longer constitute a Guarantor and certifying its entitlement to the requested release (and the Administrative Agent may rely conclusively on a certificate to the foregoing effect without further inquiry); provided that any such release pursuant to preceding clause (y) shall only be effective if (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) at the time of such release (and after giving effect thereto), all outstanding Indebtedness of such Subsidiary would then be permitted to be made in accordance with the relevant provisions of Sections 6.01 and 6.04 (for this purpose, with the Parent being required to reclassify any such items made in reliance upon the respective Subsidiary being a Guarantor on another basis as would be permitted by such applicable Section), and any previous Dispositions thereto pursuant to Section 6.05 shall be re-characterized and would then be permitted as if same were made to a Subsidiary that was not a Guarantor (and all items described above in this clause (B) shall thereafter be deemed recharacterized as provided above in this clause (B)), (C) such Subsidiary shall not be (or shall simultaneously be released as) a guarantor (if applicable) with respect to any Permitted Debt or any Permitted Refinancing Indebtedness with respect to the foregoing and (D) such Subsidiary does not own or exclusively license any Material Intellectual Property (in the case of this clause (D), unless the transaction giving rise to the release of such Subsidiary is a bona fide transaction with a person that is not an Affiliate of the Parent or any of its subsidiaries and the purpose of which is not the incurrence of Indebtedness) or (ii) if the release of such Guarantor is approved, authorized or ratified by the Required Lenders (or such other percentage of Lenders whose consent is required in accordance with Section 9.08).
(c)The Lenders, the Issuing Banks and the other Secured Parties hereby authorize the Administrative Agent and the Collateral Agent, as applicable, to execute and deliver any instruments, documents, and agreements necessary or desirable to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this Section 9.18, all without the further consent or joinder of any Lender or any other Secured Party. Upon the effectiveness of any such release, any representation, warranty or covenant contained in any Loan Document relating to any such Collateral or Guarantor shall no longer be deemed to be made. The Administrative Agent and the Collateral Agent shall promptly (and the Secured Parties hereby authorize the Administrative Agent and the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Parent and at the Parent’s expense in connection with the release of any Lien on the Collateral or Guarantor under the Loan Documents pursuant to the foregoing provisions of this Section 9.18; provided that (i) the Administrative Agent shall have received a certificate of a Responsible Officer of the Parent containing such certifications as the Administrative Agent shall reasonably request, (ii) the Administrative Agent or the Collateral Agent shall not be required to execute any such document on terms which, in the applicable Agent’s reasonable opinion, would expose such Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (iii) such release shall not in any manner discharge, affect or impair the Obligations. Any execution and delivery of documents pursuant to this Section 9.18(c) shall be without recourse to or warranty by the Administrative Agent or Collateral Agent.
(d)Notwithstanding anything to the contrary contained herein or any other Loan Document, on the Termination Date, upon request of the Parent, the Administrative Agent and/or the

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Collateral Agent, as applicable, shall (without notice to, or vote or consent of, any Secured Party) take such actions as shall be required to release its security interest in all Collateral, and to release all obligations under any Loan Document, whether or not on the date of such release there may be any (i) obligations in respect of any Secured Hedge Agreements or any Secured Cash Management Agreements and (ii) contingent indemnification obligations or expense reimbursement claims not then due; provided, that the Administrative Agent shall have received a certificate of a Responsible Officer of the Parent containing such certifications as the Administrative Agent shall reasonably request. Any such release of obligations shall be deemed subject to the provision that such obligations shall be reinstated if after such release any portion of any payment in respect of the obligations guaranteed thereby shall be rescinded, avoided or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Parent, the U.S. Co-Borrower or any Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Parent, the U.S. Co-Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made. The Parent agrees to pay all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or the Collateral Agent (and their respective representatives) in connection with taking such actions to release security interests in all Collateral and all obligations under the Loan Documents as contemplated by this Section 9.18(d).
(e)Obligations of the Parent or any of its Subsidiaries under any Secured Cash Management Agreement or Secured Hedge Agreement (after giving effect to all netting arrangements relating to such Secured Hedge Agreements) shall be secured and guaranteed pursuant to the Security Documents only to the extent that, and for so long as, the other Obligations are so secured and guaranteed. No person shall have any voting rights under any Loan Document solely as a result of the existence of obligations owed to it under any such Secured Hedge Agreement or Secured Cash Management Agreement. For the avoidance of doubt, no release of Collateral or Guarantors effected in the manner permitted by this Agreement shall require the consent of any holder of obligations under Secured Hedge Agreements or any Secured Cash Management Agreements.
SECTION 9.19.USA PATRIOT Act and Beneficial Ownership Regulation Notice. Each Lender that is subject to the USA PATRIOT Act and/or the Beneficial Ownership Regulation and the Administrative Agent and the Collateral Agent (for themselves and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender or the Administrative Agent or the Collateral Agent, as applicable, to identify each Loan Party in accordance with the USA PATRIOT Act and the Beneficial Ownership Regulation. Each of the other Loan Parties hereby appoints the Parent as its agent for all purposes relevant to this Agreement and the other Loan Documents, including the giving and receipt of notices and the execution and delivery of all documents, instruments and certificates contemplated herein and therein and all modifications hereto and thereto. This notice is given in accordance with the requirements of the USA PATRIOT Act and the Beneficial Ownership Regulation and is effective as to the Lenders and the Administrative Agent.
SECTION 9.20.No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) (the “Applicable Transactions”), each Loan Party acknowledges and agrees that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Collateral Agent, the Arrangers, the Issuing Banks and the Lenders are arm’s-length commercial transactions between the Loan Parties, on the one hand, and the Administrative Agent, the Collateral Agent, the Arrangers, the Lenders and the Issuing Banks, on the other hand, (ii) the Loan Parties have consulted their own legal, accounting, regulatory and tax advisors to the extent they have deemed appropriate, and (iii) the Loan Parties are capable of evaluating, and understand and accept, the terms, risks and conditions of the Applicable Transactions; (b) (i) each of the Administrative Agent, the Collateral Agent, the Arrangers, the Issuing Banks and the Lenders is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Loan Parties, or any other person and (ii) neither the Administrative Agent nor the Collateral Agent nor the Arrangers nor the Issuing Banks nor any of the Lenders has any obligation to the Loan Parties with respect to the Applicable Transactions except those obligations expressly set forth herein and in the other Loan Documents; and (c) the Administrative Agent,

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the Collateral Agent, the Arrangers, the Issuing Banks, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their Affiliates, and neither the Administrative Agent nor the Collateral Agent nor the Arrangers nor any of the Issuing Banks nor any of the Lenders has any obligation to disclose any of such interests to the Loan Parties or their Affiliates. To the fullest extent permitted by law, the Loan Parties hereby agree and covenant that they will not assert any claims that it may have against the Administrative Agent, the Collateral Agent, the Arrangers, the Issuing Banks and the Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of the Applicable Transactions.
SECTION 9.21.Payments Set Aside. To the extent that any payment by or on behalf of a Borrower is made to the Administrative Agent, any Issuing Bank or any Lender, or the Administrative Agent, any Issuing Bank or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, such Issuing Bank or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and each Issuing Bank severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuing Banks under clause (b) of the preceding sentence shall survive the payment in full of the Loan Obligations and the termination of this Agreement.
SECTION 9.22.Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender or Issuing Bank that is an Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-in Action on any such liability, including, if applicable:
(1)a reduction in full or in part or cancellation of any such liability;
(2)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(3)the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion powers of the applicable Resolution Authority.
SECTION 9.23.Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for any Swap Contracts or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit

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Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
(a)In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.
(b)As used in this Section 9.23, the following terms have the following meanings:
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8) (D).
SECTION 9.24.[Reserved].
SECTION 9.25.Judgment Currency.
(a)The obligations of the Loan Parties hereunder and under the other Loan Documents to make payments in a specified currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by a Secured Party of the full amount of the Obligation Currency expressed to be payable to it under this Agreement or another Loan Document. If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the Business Day immediately preceding the date on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

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(b)If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, or remit, or cause to be remitted, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.
(c)For purposes of determining any rate of exchange or currency equivalent for this Section 9.25, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
SECTION 9.26.Borrowers’ Obligations.
(a)Each Borrower accepts joint and several liability hereunder and under the other Loan Documents, in consideration of the financial accommodation to be provided by the Agents, the Lenders and the Issuing Banks under this Agreement and the other Loan Documents, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of each Borrower to accept joint and several liability for the obligations of the other Borrower.
(b)Each Borrower shall be jointly and severally liable for the Obligations of the Borrowers or any Borrower, including any Obligations in respect of the principal of or interest on any Loans, any Letters of Credit and any fees, in each case, regardless of which Borrower actually receives the Loans hereunder or the amount of the Obligations received or the manner in which any Agent, any Lender or any Issuing Bank accounts for the Obligations on its books and records. Each Borrower’s obligations with respect to Loans funded to it or Letters of Credit issued on its behalf, and each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to, Letters of Credit issued on behalf of and other Obligations owing by the Borrowers hereunder, shall be separate and distinct obligations, but all such obligations shall be primary obligations of each Borrower.
(c)Each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to, Letters of Credit issued on behalf of, and other Obligations owing by the Borrowers hereunder shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrower, (ii) the absence of any attempt to collect the Obligations from the other Borrower, any other Guarantor, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by any Agent, any Lender or any Issuing Bank with respect to any provision of any instrument evidencing the obligations of the other Borrower, or any part thereof, or any other agreement now or hereafter executed by the other Borrower and delivered to any Agent, any Lender or any Issuing Bank, (iv) the failure by any Agent, any Lender or any Issuing Bank to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Obligations of the other Borrower, (v) any Agent’s, any Lender’s or any Issuing Bank’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code of the United States, (vi) any borrowing or grant of a security interest by the other Borrower, as Debtor In Possession under Section 364 of the Bankruptcy Code of the United States, (vii) the disallowance of all or any portion of any Agent’s, any Lender’s or any Issuing Bank’s claim(s) for the repayment of the Obligations of the other Borrower under Section 502 of the Bankruptcy Code of the United States, or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a Guarantor or of the other Borrower. With respect to each Borrower’s obligations arising as a result of the joint and several liability of such Borrower hereunder with respect to Loans made to, Letters of Credit issued on behalf of or other Obligations owing by the Borrowers hereunder, such Borrower waives, until the Termination Date, any right to enforce any right of subrogation or any remedy which the Administrative Agent, any Lender or any Issuing Bank now has or may hereafter have against such Borrower, any endorser or any Guarantor of all or any part of the Obligations, and any benefit of, and any right to participate in, any

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security or collateral given to any Agent, any Lender or any Issuing Bank to secure payment of the Obligations or any other liability of either Borrower to any Agent, any Lender or any Issuing Bank.
(d)Upon the occurrence and during the continuation of any Event of Default, any Agent, the Lenders and the Issuing Banks may proceed in accordance with the Loan Documents directly and at once, without notice (except as otherwise expressly required hereunder or under any other Loan Document), against any Borrower to collect and recover the full amount, or any portion, of the Obligations, without first proceeding against the other Borrower or any other Person, or against any security or collateral for the Obligations. Each Borrower consents and agrees that the Agents, the Lenders and the Issuing Banks shall be under no obligation to marshal any assets in favor of any Borrower or against or in payment of any or all of the Obligations.
(e)Each Borrower hereby designates the other Borrower as its representative and agent for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, receipt and payment of Obligations, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings any Agent, any Lender or any Issuing Bank. Each Borrower hereby accepts such appointment. The Agents, the Lenders and the Issuing Banks shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any telephonic notice or communication) delivered by a Borrower on behalf of the other Borrower, including any Borrowing Request and any Letter of Credit Request. The Agents, the Lenders and the Issuing Banks may give any notice or communication to a Borrower on behalf of the other Borrower. Each of the Agents, the Lenders and the Issuing Banks shall have the right, in its discretion, to deal exclusively with either Borrower for any or all purposes under the Loan Documents. Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the other Borrower shall be binding upon and enforceable against such Borrower.
SECTION 9.27.Intercreditor Agreements. Reference is made to the Closing Date Intercreditor Agreement and each other Acceptable Intercreditor Agreement (if any). Each Lender and Issuing Bank hereunder agrees that it will be bound by and will take no actions contrary to the provisions of the Closing Date Intercreditor Agreement and any Acceptable Intercreditor Agreement and authorizes and instructs the Collateral Agent to enter into the Closing Date Intercreditor Agreement and any Acceptable Intercreditor Agreement in the capacity otherwise permitted hereunder and on behalf of such Lender or Issuing Bank. The provisions of this Section 9.20 are not intended to summarize all relevant provisions of the Closing Date Intercreditor Agreement or any Acceptable Intercreditor Agreement. Reference must be made to the Closing Date Intercreditor Agreement and such Acceptable Intercreditor Agreement to understand all terms and conditions thereof. Each Lender and Issuing Bank is responsible for making its own analysis and review of the Closing Date Intercreditor Agreement and any such Acceptable Intercreditor Agreement and the terms and provisions thereof, and neither the Collateral Agent nor any of its Affiliates makes any representation to any Lender or Issuing Bank as to the sufficiency or advisability of the provisions contained in the Closing Date Intercreditor Agreement and any Acceptable Intercreditor Agreement.
[Signature Pages Follow]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized signatories as of the day and year first above written.

GENMAB A/S,
as the Parent

By:    /s/ Jan van de Winkel
Name: Jan van de Winkel
Title: President and Chief Executive Officer
By:    /s/ Anthony Pagano
Name: Anthony Pagano
Title: Executive Vice President and Chief Financial Officer
By:    /s/ Greg Mueller
Name: Greg Mueller
Title: Executive Vice President, General Counsel and Chief Legal Officer

GENMAB FINANCE LLC,
as the U.S. Co-Borrower

By:    /s/ Anthony Pagano
Name: Anthony Pagano
Title: Vice President and Chief Financial Officer

[Signature Page to Genmab A/S Credit Agreement]

MORGAN STANLEY SENIOR FUNDING, INC., as the Administrative Agent and the Collateral Agent

By:    /s/ Jennifer DeFazio
Name: Jennifer DeFazio
Title: Authorized Signatory

[Signature Page to Genmab A/S Credit Agreement]

MORGAN STANLEY BANK, N.A., as an Initial Term A Lender, an Initial Term B Lender, an Initial Revolving Lender and an Issuing Bank

By:    /s/ Mark Scioscia
Name: Mark Scioscia
Title: Authorized Signatory

[Signature Page to Genmab A/S Credit Agreement]

BANK OF AMERICA EUROPE DESIGNATED ACTIVITY COMPANY, as an Initial Term A Lender, an Initial Revolving Lender and an Issuing Bank

By:    /s/ Riddhima Khanna
Name: Riddhima Khanna
Title: Managing Director

[Signature Page to Genmab A/S Credit Agreement]

GOLDMAN SACHS BANK USA, as an Initial Term A Lender, an Initial Revolving Lender and an Issuing Bank

By:    /s/ Robert Ehudin
Name: Robert Ehudin
Title: Authorized Signatory

[Signature Page to Genmab A/S Credit Agreement]

DANSKE BANK A/S, as an Initial Term A Lender, an Initial Revolving Lender and an Issuing Bank

By:    /s/ Andreas Langfeldt
Name: Andreas Langfeldt
Title: Managing Director

By:    /s/ Morten Søegård
Name: Morten Søegård
Title: Managing Director

[Signature Page to Genmab A/S Credit Agreement]

DNB CAPITAL LLC, as an Initial Term A Lender, an Initial Revolving Lender

By:    /s/ Dania Hinedi
Name: Dania Hinedi
Title: Senior Vice President

By:    /s/ Bret Douglas
Name: Bret Douglas
Title: Senior Vice President

DNB BANK ASA, NEW YORK BRANCH, as an Issuing Bank and as an affiliate of DNB Capital LLC

By:    /s/ Dania Hinedi
Name: Dania Hinedi
Title: Senior Vice President

By:    /s/ Bret Douglas
Name: Bret Douglas
Title: Senior Vice President

[Signature Page to Genmab A/S Credit Agreement]

NORDEA DANMARK, FILIAL AF NORDEA BANK ABP, FINLAND, as an Initial Term A Lender, an Initial Revolving Lender and an Issuing Bank

By:    /s/ Thomas Skovboe
Name: Thomas Skovboe
Title: Managing Director

By:    /s/ Heidi Hammer
Name: Heidi Hammer
Title: Associate Director

[Signature Page to Genmab A/S Credit Agreement]

PNC BANK, NATIONAL ASSOCIATION, as an Initial Term A Lender, an Initial Revolving Lender and an Issuing Bank

By:    /s/ Robert Novak
Name: Robert Novak
Title: Senior Vice President

[Signature Page to Genmab A/S Credit Agreement]

TRUIST BANK, as an Initial Term A Lender, an Initial Revolving Lender and an Issuing Bank

By:    /s/ Katie Lundin
Name: Katie Lundin
Title: Managing Director

[Signature Page to Genmab A/S Credit Agreement]

JPMORGAN CHASE BANK, N.A., LONDON BRANCH, as an Initial Term A Lender and an Initial Revolving Lender

By:    /s/ Wayomi Hemantha
Name: Wayomi Hemantha
Title: Vice President

[Signature Page to Genmab A/S Credit Agreement]

JYSKE BANK A/S, as an Initial Term A Lender

By:    /s/ Knud Jacobsen
Name: Knud Jacobsen
Title: Director
By:    /s/ Mads Mouritzen
Name: Mads Mouritzen
Title: Vice President

[Signature Page to Genmab A/S Credit Agreement]